As filed with the Securities and Exchange Commission on November 14, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Seminis Vegetable Seeds, Inc.

(Exact name of registrant as specified in its charter)

California	0100	95-2252858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2700 Camino del Sol, Oxnard, California 93030-7967

(805) 647-1572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seminis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0100	36-0769130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2700 Camino del Sol, Oxnard, California 93030-7967

(805) 647-1572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Petoseed International, Inc.

(Exact name of registrant as specified in its charter)

California	0100	77-0388028
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2700 Camino del Sol, Oxnard, California 93030-7967
(805) 647-1572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PGI Alfalfa, Inc.

(Exact name of registrant as specified in its charter)

Iowa	0100	42-0888575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2700 Camino del Sol, Oxnard, California 93030-7967

(805) 647-1572
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Baxter Seed Co., Inc.

(Exact name of registrant as specified in its charter)

Texas	0100	74-2576381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

416 S. Missouri Avenue, Weslaco TX 78596

(956) 968-3187
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Juliet L. Ream, Esq.
General Counsel
Seminis Vegetable Seeds, Inc.
2700 Camino del Sol
Oxnard, California 93030-7967
(805) 647-1572
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copy to: Howard S. Kelberg, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities To Be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee

10.25% Senior Subordinated Notes due 2013	$190,000,000	100%	$190,000,000	$15,371

Guarantees of the 10.25% Senior Subordinated Notes due 2013	$190,000,000	100%	$190,000,000	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2003

Seminis Vegetable Seeds, Inc.

Offer to Exchange $190,000,000 Aggregate

Principal Amount of Its Registered
10 1/4% Senior Subordinated Notes due 2013
for
Any and All of Its Outstanding Unregistered
10 1/4% Senior Subordinated Notes due 2013

          This is an offer to exchange any of our 10 1/4% Senior Subordinated Notes due 2013 that you now hold for newly issued 10 1/4% Senior Subordinated Notes due 2013, which will be freely transferable. This offer will expire at 5:00 p.m. New York City time on                     , 2004, unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes.

      There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

      The new notes have the same financial terms and covenants as the original notes and are subject to the same business and financial risks.

      We may redeem some or all of the new notes at any time at our option on the terms set forth in this prospectus.

       Investing in the notes involves risks. See “Risk Factors” beginning on page 18.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each of the registrants has agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, it will make this prospectus available, as amended or supplemented, to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2004

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
DESCRIPTION OF THE ACQUISITION TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE PIK PREFERRED STOCK
DESCRIPTION OF THE NOTES
THE EXCHANGE OFFER
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Item 21. Exhibits and Financial Statement Schedules
Item 22. Undertakings
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 2.3
EXHIBIT 2.4
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 10.1
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.9
EXHIBIT 10.10
EXHIBIT 23.1
EXHIBIT 25.1

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Prospectus Summary	1
Risk Factors	18
Forward-Looking Statements	29
Description of the Acquisition Transactions	30
Use of Proceeds	34
Capitalization	36
Pro Forma Condensed Consolidated Financial Statements	37
Selected Historical Consolidated Financial Data	48
Management’s Discussion and Analysis of Financial Condition and Results of Operations	53
Business	68
Management	84
Certain Relationships and Related Party Transactions	93
Security Ownership and Certain Beneficial Owners and Management	98
Description of Other Indebtedness	99
Description of the PIK Preferred Stock	102
Description of the Notes	104
The Exchange Offer	149
Book-Entry; Delivery and Form	158
Certain U.S. Federal Income Tax Considerations	161
ERISA Considerations	164
Plan of Distribution	165
Validity of the Notes	166
Experts	166
Where You Can Find More Information	166
Index to Consolidated Financial Statements	F-1

      Unless we indicate differently, when we use the term “notes” in this prospectus, we mean the new notes and the related guarantees that we will issue to you if you exchange your original notes and related guarantees.

      Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

i

PROSPECTUS SUMMARY

      The following summary contains information about Seminis and this exchange but may not contain all of the information that may be important to you in making a decision to exchange your original notes for new notes. For a more complete understanding of Seminis and this exchange, we urge you to read carefully this entire prospectus, including the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and the notes to those statements. Unless the context otherwise indicates, “Seminis Vegetable” refers to Seminis Vegetable Seeds, Inc.; “Holdings” refers to Seminis, Inc.; and “Seminis,” “we,” “our” and “us” as used in this prospectus refer to Holdings, Seminis Vegetable and its consolidated subsidiaries. Seminis Vegetable is the only direct subsidiary of, and is wholly-owned by, Holdings. When we refer to EBITDA, we are referring to EBITDA as defined in “— Summary Historical and Pro Forma Consolidated Financial Data.” We generally operate on a 13 week quarter closing on the Friday closest to the natural calendar quarter, except for our fiscal year end, which closes on September 30.

Our Business

      We are the leading worldwide developer, producer, and marketer of vegetable and fruit seeds. We produce more than 60 species of vegetable and fruit seeds and more than 4,000 vegetable and fruit seed products (which do not include tree and citrus fruits). We market our seeds through four full-line brands — Asgrow, Petoseed, Royal Sluis and Seminis — and five specialty and regional brands. Our 2002 net seed sales represented approximately 19% of the estimated $2.3 billion worldwide market for vegetable and fruit seeds (excluding tree and citrus fruits) in 2002.

      We develop seeds designed to reduce the need for agrochemicals, increase crop yield, reduce spoilage, offer longer shelf life products and create better tasting vegetables and fruits with greater nutritional value for consumers. We have what we believe is the largest vegetable and fruit germplasm bank in the world. Germplasm is the library of seeds carrying genes that determine the characteristics of vegetables and fruits grown from these seeds. Our germplasm bank is our key strategic asset and has been developed through decades of cross-breeding to produce seeds known as hybrids that yield plants with enhanced characteristics.

      We have established a worldwide presence and global distribution system. We market seeds in over 150 countries, have 48 research and development facilities in 17 countries and territories and production sites in 24 countries. Our worldwide presence allows us to remain close to local markets around the world, adapt our products to distinct, regional microclimates and meet the preferences of local consumers.

      For the twelve months ended June 27, 2003, we achieved net sales of $466.4 million, net income of $14.4 million and EBITDA of $80.0 million.

Industry Overview

      We believe that demand for our seeds will increase based on increasing global consumption of vegetables and fruits and the favorable value proposition to farmers of growing vegetables and fruits relative to agronomic crops such as corn and soybeans. According to data provided by the Food and Agriculture Organization of the United Nations (the “FAO”), during the period from 1990 to 2000, vegetable and fruit production (excluding tree and citrus fruits) grew at approximately 3.3 times the rate of global population expansion. This growth has been driven by increased awareness of the health benefits of vegetables and fruits, greater per capita income, and enhanced product characteristics and product choices. According to additional data provided by the FAO, the harvested acreage dedicated to vegetables and fruits (excluding tree and citrus fruits) has increased approximately 3.2% annually during the period from 1990 to 2000, while overall agricultural harvested acreage has increased less than 0.3% annually during the same period. In addition, we believe the favorable value proposition of growing vegetables and fruits relative to agronomic crops is contributing to the greater growth in production by farmers of vegetables and fruits. Vegetables and fruits are among the most valuable agricultural crops. According to U.S. Department of Agriculture (the “USDA”) data, the average farmgate value per hectare for vegetables and fruits (excluding tree and citrus fruits) was approximately 11 times greater than the average farmgate value per hectare for corn in the United States in 2000. Farmgate value refers to the revenue generated by farmers selling their crops to distributors and retailers. As a result of these and other factors, worldwide vegetable and fruit seed revenue is projected to increase at a 4.8% compounded annual growth rate from 2000 through 2006.

      In addition to an overall increase in the demand for vegetables and fruits, we believe there will be a further increase in demand for hybrid seeds for which growers will pay substantially higher prices. Unlike commodity-oriented, open-pollinated seeds, hybrid seeds combine the favorable attributes of specific seed varieties through cross-breeding, delivering enhanced characteristics, including:

•	higher yields per acre

•	greater uniformity

•	greater resistance to pests, diseases and environmental conditions

•	improved quality, flavor and nutrition

      Seminis is the worldwide leader in hybrid seed sales and hybrid seed sales comprised approximately three-quarters of our net seed sales in fiscal year 2002.

      Successful participation in the global seed industry requires an extensive germplasm bank, significant research and development capabilities, global distribution, brand identity and economies of scale in production and processing. The development of a broad germplasm bank requires the accumulation of hereditary materials and extensive cross-breeding over a period of many years. Germplasm is scarce, expensive and must be refined to properly serve different markets. Product development cycles can last five to 12 years prior to launching a commercially viable product. Seed companies invest considerable resources in research and development to maintain a full product pipeline and require a broad distribution network and established brands to facilitate the successful introduction of new products.

Competitive Strengths

      Leading Market Position. We are the global leader in vegetable and fruit seed sales, with approximately 19% of the $2.3 billion worldwide market in 2002, according to our estimates. Furthermore, we believe that we are the leading provider of vegetable and fruit seeds in key regions including North America, Europe, Latin America, the Middle East and South Korea. In 2001 and 2002, we held a leading position in many of the regional markets for each of a wide variety of vegetable and fruit seeds, including tomatoes, beans, onions, watermelons, cucumbers, radishes, sweet peppers, lettuce, cabbage, spinach, cauliflower, squash and peas.

      Global Presence and Worldwide Distribution. We have built a global presence through a series of ten acquisitions occurring between 1994 and 1998, enabling us to:

•	gain access to key technologies, patents and germplasm collections

•	add developed and proven products to our portfolio

•	enter new and established markets

      We believe that through economies of scale in our global production and distribution system, we will be able to leverage our brands and product lines to increase sales and streamline costs. We currently market over 4,000 varieties of vegetable and fruit seeds in over 150 countries with production sites in 24 countries. By geographically diversifying, we can develop and produce seed varieties on a year-round basis, maximize yield, reduce inventory requirements and better ensure adequate supplies of our products.

      Diverse Revenue Stream. We have approximately 16,000 customers in over 150 countries and territories. No customer accounted for more than 3.3% of our net seed sales in fiscal year 2002. Our ten largest customers accounted for approximately 14.0% of our net seed sales in fiscal year 2002. Furthermore, our customer base includes growers, distributors and dealers and is geographically diverse, with North and Central America representing 38.3% of our net seed sales in fiscal year 2002, and Europe, the Middle East and Africa representing 39.7% of our net seed sales during the same period. Our product portfolio is also diverse, with no seed variety accounting for more than 1.3% of our net seed sales in fiscal year 2002.

      Strength in Research and Development. We are a leading innovator in the global vegetable and fruit seed industry. We employ a staff of more than 620 research professionals, including 120 individuals with Ph.D. and M.S. degrees, who conduct a global research effort from 48 locations around the world. Many of these research professionals are located in the same offices as our marketing and production staff to facilitate collaboration between our research teams and our sales, marketing and manufacturing departments and allow us to tailor our development efforts to meet the unique needs of local markets. Over the past four fiscal years, we have averaged approximately $54 million in annual research and development spending, which we believe is significantly higher than the research and development spending of other companies that compete in the vegetable and fruit seed industry.

      Strength of Germplasm Bank. We own what we believe is the largest vegetable and fruit germplasm bank in the world. We view our collection of germplasm as our key strategic asset. It includes over 1.5 million breeding lines developed from a combined 600 years of worldwide breeding activity. We believe that the combination of our germplasm bank and our research and development capabilities is a competitive advantage in developing and marketing better products.

      Brand Strength and Long Operating History. We market full lines of seeds under the Asgrow, Petoseed, Royal Sluis and Seminis brands. The Asgrow, Petoseed and Royal Sluis brands have each been in existence for over 50 years. We believe that Asgrow, Petoseed and Royal Sluis are well recognized in the industry and in their markets for consistently developing and marketing high quality seeds for most major vegetable and fruit species. We also market seeds through five regional or specialty brands, which are targeted to respond to the demands of local markets. We believe that our brands rank among the leading brands worldwide in the vegetable and fruit seed markets.

Business Strategy

      Our business strategy is to focus on the following key initiatives:

      Continue Leadership in Product Development. We intend to continue to produce innovative and value-added products to increase revenue and improve cash flows. We plan to achieve this goal by leveraging our germplasm bank and our research and development capabilities to develop products that are profitable and that cater to local tastes and preferences. We intend to continue to develop products that will meet the demand for a growing population under the constraints of a declining amount of arable land. In fiscal year 2002, we launched over 80 new products.

      Increase Revenue and Profitability by Capturing Value. We estimate that the worldwide market for vegetable and fruit seeds (which excludes tree and citrus fruits) was $2.3 billion in 2002, which represented only 3.6% of the total worldwide farmgate value of approximately $65.3 billion in 2002, according to our estimates. In 2001, corn and soybean revenue represented approximately 13% and 11% of farmgate value in the United States, respectively. The greater percentage of farmgate value represented by corn and soybean revenue is primarily due to the significant consolidation of agronomic seed producers and their substantial investment in biotechnology to deliver differentiated products. We believe there is significant opportunity for vegetable and fruit seeds to capture a greater percentage of farmgate and retail value by employing the pricing strategies described below and by continuing to develop differentiated new products.

      We are implementing the following product development and pricing strategies to capture additional farmgate and retail value:

      Existing Products

•	Comprehensive and detailed market and product analysis to fully understand existing product differentiation and market position

•	Price adjustments based on product traits and competitive characteristics

      New Products

•	Focused research and development on differentiated seed products targeting high-value end markets

•	New product launches at significant price premia to precursor products

      Consumer-Oriented Products

•	Development of new products that emphasize traits such as nutrition, convenience and taste in response to consumer demand

•	Marketing directly to vegetable and fruit distributors, processors and retailers highly differentiated products with consumer-oriented traits

•	Pricing model that includes a seed price increase to the farmers whose demand for the seed is dictated by the distributor, processor or retailer, and a contractual royalty agreement with the distributor, processor or retailer

      Leverage Our Global Production and Distribution System. Because we grow and produce seeds all over the world, our portfolio of production facilities and our network of growers reduce the effects of adverse conditions in a given geographic region. We have the ability to shift production to utilize different seasons/climates throughout the world to accelerate product development. In addition, our global distribution system enables us to learn about and understand distinct farming communities throughout the world. This specialized knowledge allows us to monitor and understand the local markets and to develop products on a global basis for local preferences. We intend to continue to gather market information for new product development and expand our distribution system into new markets.

Operating Improvement Initiatives

      We have instituted a number of initiatives during the last several years to improve our operating performance in areas such as research and development, sales and marketing, production and operations and inventory management.

          Research and Development

•	Consolidated our global research facilities and operations

•	Merged previously decentralized germplasm banks and developed a globally accessible proprietary database

•	Created cross-functional teams to manage global research and development activities by species

          Sales and Marketing

•	Designated market managers for various product markets and created a market intelligence center to launch more profitable, differentiated products

•	Redesigned our sales forecast processes and developed proprietary sales forecast tools

•	Restructured sales incentives for our employees to reward forecast accuracy

          Production and Operations

•	Significantly rationalized our product portfolio

•	Consolidated our global operating facilities

•	Implemented new proprietary seed supply management systems, such as a product location index, which we have integrated with our SAP reporting system

          Inventory Management

•	Optimized our product pipeline management in partnership with research and development

•	Created inventory management and forecast accuracy teams, proprietary forecasting analysis and streamlined production systems

•	Focused on quality assurance with improved field-level monitoring systems

These operating initiatives have resulted in a significant improvement in expense containment, margin expansion and increased profitability.

The Transactions

      On May 30, 2003, Holdings and certain other parties entered into an amended and restated exchange agreement, a contribution agreement, an agreement and plan of merger, a stock purchase agreement and other related agreements (the “Acquisition Transactions Agreements”) pursuant to which Holdings would become a private company through a cash-out merger transaction in which the public stockholders of Holdings would receive $3.78 in cash in exchange for each share of Holdings common stock that they owned at the effective time of the merger. The merger was completed on September 29, 2003, and the original notes were issued on that date.

      As a result of the merger, Fox Paine Seminis Holdings, LLC (an affiliate of Fox Paine & Company, LLC), together with its affiliates and co-investors, acquired approximately 75.1% of the outstanding shares of Holdings common stock. In addition, several entities affiliated with Mr. Alfonso Romo Garza (the current Chairman of the Board of Directors and Chief Executive Officer of Holdings) and nine other members of management of Seminis and Savia, S.A. de C.V., our former majority stockholder (together, the “Continuing Stockholders”), retained approximately 12.0% of the common stock of Holdings. Finally, certain entities (the “Additional Purchasers”) that are creditors of Pulsar Internacional, S.A. de C.V., an affiliate of Savia, acquired approximately 12.9% of the outstanding shares of Holdings common stock.

      Holdings also sold $50.0 million of paid in kind preferred stock (the “PIK Preferred Stock”) to three institutional investors immediately following the merger. The PIK Preferred Stock matures in 2014 and represents an obligation of Holdings, rather than Seminis Vegetable, the issuer of original notes and new notes. In connection with the sale of the PIK Preferred Stock, Holdings also issued warrants to purchase shares of Holdings common stock representing approximately 3.7% of the shares of Holdings common stock on a fully diluted basis. For a more detailed description of the PIK Preferred Stock, see “Description of the PIK Preferred Stock.”

      In connection with the merger and related transactions, we repaid substantially all of our indebtedness that was outstanding prior to the merger, repurchased the outstanding shares of Holdings Class B preferred stock, exchanged the outstanding shares of Holdings Class C preferred stock held by Savia and any obligations with respect to those shares for cash and shares of Holdings common stock, and purchased and retired certain shares of, and options with respect to shares of, Holdings common stock.

      Throughout this prospectus we refer to the merger, the transactions pursuant to which Fox Paine and others acquired shares of Holdings common stock following the merger, the PIK Preferred Stock investment, the repayments, purchases and exchanges of Holdings capital stock, and the related transactions contemplated by the Acquisition Transactions Agreements as the “Acquisition Transactions” and we refer to the Acquisition Transactions, together with the financing transactions that occurred in connection with the Acquisition Transactions, including the offering of the original notes, as the “Transactions.”

Ownership and Financing Structure

      The following chart illustrates our current common equity ownership and financing structure, without giving effect to the exercise of any co-investment rights or warrants to purchase shares of Holdings common stock, the exercise of outstanding options to purchase shares of Holdings common stock or the issuance of restricted stock units convertible into shares of Holdings common stock.

FLOW CHART

(1)	The Continuing Stockholders include the following: Banca Afirme, S.A., Institución de Banca Multiple, Afirme Grupo Financiero, as trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable Administración y Pago Número 167-5), a Mexican Trust (the “ARG Trust”), Conjunto Administrativo Integral, S.A. de C.V. (“CAI”), Park Financial Group, Ltd. (“Park”), Emprima, S.A. de C.V. (“Emprima”) and Mr. Romo and nine members of Seminis and Savia management.

(2)	Desarrollo Consolidado de Negocios, S.A. de C.V., a special purpose company that is an affiliate of Mr. Romo (“Mexican SPC”), has immediately exercisable co-investment rights to acquire approximately 13.8% of the fully-diluted shares of Holdings common stock, and unvested co-investment rights to acquire an additional approximately 15.8% of the fully-diluted shares of Holdings common stock. The second tranche of co-investment rights will become exercisable only if Fox Paine achieves a 26.0% rate of return on its initial investment in Holdings. Each co-investment right entitles the recipient to acquire one share of Holdings common stock at an exercise price of $3.40 per share. See “Certain Relationships and Related Party Transactions.” For purposes of determining the number of shares of Holdings common stock for which the co-investment rights are exercisable, references in this prospectus to the phrase “fully-diluted shares of Holdings common stock” mean the number of shares of Holdings common stock outstanding, after giving effect to the exercise of all of the co-investment rights, the exercise of outstanding options and warrants to purchase shares of Holdings common stock, the vesting of restricted stock units and the issuance of the PIK Preferred Stock.

(3)	Fox Paine also has unvested co-investment rights to acquire up to approximately 1.57% of the fully-diluted shares of Holdings common stock, which co-investment rights will become exercisable only if Fox Paine achieves a 26.0% rate of return on its initial investment in Holdings. Each co-investment right will entitle the recipient to acquire one share of Holdings common stock at an exercise price of $3.40 per share. See “Certain Relationships and Related Party Transactions.”

(4)	In connection with the Acquisition Transactions we entered into a new $250.0 million senior secured credit facility consisting of a $190.0 million term loan and a $60.0 million revolving line of credit. See “Description of Other Indebtedness — Description of Our New Senior Secured Credit Facility.”

(5)	Each of our current wholly-owned U.S. subsidiaries and each of our future U.S. subsidiaries that provide guarantees under our new senior secured credit facility will jointly and severally guarantee our new senior secured credit facility on a senior basis and the notes offered pursuant to this prospectus on a senior subordinated basis.

(6)	Our non-guarantor subsidiaries represented, in the aggregate, 58.1% of our consolidated total assets as at June 27, 2003 and 61.1% of our consolidated net sales, 78.1% of our consolidated net income and 40.9% of our consolidated EBITDA for the twelve months ended June 27, 2003.

Our Majority Stockholder

      Fox Paine & Company, LLC manages investment funds in excess of $1.5 billion that provide equity capital for (i) management buyouts, (ii) going private transactions, and (iii) company expansion and growth programs (referred to collectively as “MBOs”). Fox Paine engages exclusively in friendly transactions developed in cooperation with a company’s management, board of directors, and shareholders. Fox Paine was founded in 1997 by Saul A. Fox, a former general partner of Kohlberg Kravis Roberts & Co., and W. Dexter Paine, III, a former general partner of Kohlberg & Co., and includes 11 principal members with greater than a combined 100 years of experience in MBOs, private and public equity, corporate finance, business and tax law, commercial and investment banking, and mergers and acquisitions. The Fox Paine funds are managed on behalf of over 50 leading financial institutions. These institutions include public pension systems (providing for the health and welfare of state and municipal employees across the United States), Fortune 100 corporate pension plans, major life and property & casualty insurance companies, money center and super-regional commercial banks, investment banking firms, and university endowments.

Information About Seminis

      Seminis Vegetable Seeds, Inc., a California corporation, is the wholly-owned subsidiary of Seminis, Inc., a Delaware corporation. Our principal executive office is located at 2700 Camino del Sol, Oxnard, California, 93030-7967, and our telephone number is (805) 647-1572.

The Exchange Offer

Notes Offered for Exchange	We are offering $190,000,000 in principal amount of our new 10 1/4% Senior Subordinated Notes due 2013 in exchange for an equal aggregate principal amount of our original 10 1/4% Senior Subordinated Notes due 2013 on a one-for-one basis. The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and will be freely tradable.

Exchange and Registration Rights	At the time we sold investors the original notes, we entered into a registration rights agreement that requires us to make this exchange offer.

After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If the exchange offer is not consummated by May 27, 2004, we will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act of 1933 covering resales of your original notes and to use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act. We do not currently expect to have to file a shelf registration statement.

If either an exchange offer registration statement or a shelf registration statement, if required, is not completed within the specified time periods, we will be required to pay penalty interest on the original notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes	We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

• the notes issued in the exchange offer are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer; and

• you are not our affiliate.

By tendering your original notes as described below, you will be making representations to this effect. See “The Exchange Offer — Representations We Need From You Before You May Participate in the Exchange Offer.”

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activi-

ties or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Resales and transfers will continue to be subject to state securities laws and such transactions may be made only pursuant to an exemption from such laws.

People Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

• a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

• a holder of original notes who is an affiliate of ours.

Consequences of Failure to Exchange Your Original Notes	If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m. New York City time, on , 2004, the expiration date, unless we extend the offer.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes	If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, the exchange agent, on or before the expiration date of the exchange offer:

• a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

• for holders who hold their positions through The Depository Trust Company, referred to as DTC:

— an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

— your original notes by timely confirmation of book-entry transfer through DTC; and

— all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer — Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes	If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m. New York City time, on the expiration date.

U.S. Tax Considerations	The exchange of original notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. Federal income tax considerations, you should read the discussion under “Tax Considerations–United States Taxation of Holders.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer. For a description of the use of proceeds of the original notes, see “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent. Its address, telephone number and facsimile number are:

Wells Fargo Bank, National Association

MAC E2818-176

17th Floor

707 Wilshire Blvd.

Los Angeles, CA 90017
Attn: Corporate Trust Administration

Telephone: (213) 614-3349
Fax: (213) 614-3355

      Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

The Notes

      The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Notes” section of this prospectus for a more detailed description of the notes being offered.

Issuer	Seminis Vegetable Seeds, Inc.

Notes Offered	The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

Maturity Date	October 1, 2013.

Interest Payment Dates	April 1 and October 1.

Optional Redemption	On or prior to October 1, 2008, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a make-whole premium plus accrued and unpaid interest, if any, to but not including the date of redemption. See “Description of the Notes — Optional Redemption.”

After October 1, 2008, we may redeem all or part of the notes at any time at the redemption prices set forth in the section “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

On or prior to October 1, 2006, we may redeem up to 35% of the notes with the proceeds of certain sales of equity securities and the cash contribution of equity capital to us at 110.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, you will have the right, as a holder of notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. We may not have enough funds or the terms of our other debt may prevent us from purchasing the notes. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Guarantees	Holdings and each of our wholly-owned domestic subsidiaries will jointly and severally guarantee the notes on an unsecured senior subordinated basis. Each of our future domestic subsidiaries that provide guarantees under our new senior secured credit facility (other than those subsidiaries that we designate as unrestricted subsidiaries) will jointly and severally guarantee the notes on an unsecured senior subordinated basis. A substantial portion of our subsidiaries, consisting in large part of our foreign subsidiaries, will not guarantee the notes. Our non-guarantor subsidiaries represented, in the aggregate, 58.1% of our consolidated total assets as at June 27, 2003 and 61.1% of our consolidated net sales, 78.1% of our consolidated net income and 40.9% of our consolidated EBITDA for the twelve months ended June 27, 2003.

Ranking	The notes will rank junior to all of our existing and future senior indebtedness, will rank pari passu with all of our future senior subordinated indebtedness and will rank senior to all of our future indebtedness that is expressly subordinated to the notes. See “Description of the Notes — Subordination.”

The guarantees of the notes by Holdings and each subsidiary guarantor will rank junior to all existing and future senior indebtedness of Holdings and the subsidiary guarantors, respectively, will rank senior to all future indebtedness that is expressly subordinated to the guarantees and will rank pari passu with all existing and future senior subordinated unsecured indebtedness of Holdings and the subsidiary guarantors not so expressly subordinated. See “Description of the Notes — The Guarantees.”

As of June 27, 2003, assuming that the issuance of the original notes and the other Transactions had occurred on that date, we would have had $466.3 million of indebtedness on our consolidated balance sheet, approximately $237.0 million of which would have been senior to the notes. On the same date, as so adjusted, we would also have had an additional $54.0 million available for borrowings under our new senior secured credit facility.

Certain Covenants	The indenture governing the notes contains covenants that limit, among other things, Seminis Vegetable’s ability and the ability of its restricted subsidiaries to:

• incur additional debt;

• pay dividends on Seminis Vegetable’s capital stock or repurchase Seminis Vegetable’s capital stock;

• make certain investments;

• enter into transactions with affiliates;

• limit dividends or other payments by Seminis Vegetable’s restricted subsidiaries;

• use assets as security in other transactions;

• enter into sale and leaseback transactions;

• engage in other businesses; and

• sell assets or merge with or into other companies.

These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the Notes — Certain Covenants.”

Risk Factors

      You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the notes.

Summary Historical and Pro Forma Consolidated Financial Data

(Dollars in millions)

      The following summary historical and pro forma consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes, “Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

      The summary historical consolidated financial data as of and for each of the fiscal years ended September 30, 1998 through 2002 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the nine months ended June 28, 2002 and June 27, 2003 have been derived from our unaudited consolidated financial statements. The summary consolidated financial data for the twelve months ended June 27, 2003 have been derived from our annual and interim consolidated financial statements. The summary pro forma financial data as of and for the twelve months ended June 27, 2003 have been derived from our unaudited pro forma financial statements included elsewhere in this prospectus that give effect to the Transactions. In the opinion of our management, the unaudited historical consolidated financial statements from which the data below are derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. The pro forma financial data does not purport to represent what our results of operations or financial condition would actually have been had the Transactions in fact occurred on the dates indicated or to project our results of operations or financial condition for any future period or date.

      In February 2000, we initiated a Global Restructuring and Optimization Plan to streamline our operations, increase utilization of our facilities and improve efficiencies in our business. The key elements of this plan involved reorganizing our ten legacy seed companies into four geographical regions, selling and consolidating certain operation and production facilities, reducing headcount, rationalizing our product portfolio, implementing an advanced logistics management information system and divesting certain non-strategic assets. In connection with this plan we recorded pre-tax charges to our income from operations in fiscal years 2001 and 2002. These charges are noted below and are described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

								Twelve
								Months
						Nine Months Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Income Statement Data(1):
Net sales	$428.4	$530.6	$474.4	$449.9	$452.6	$338.9	$352.7	$466.4
Cost of goods sold(2)	162.8	202.3	237.1	232.1	171.9	128.3	130.4	174.0

Gross profit	265.6	328.3	237.3	217.8	280.7	210.6	222.3	292.4
Operating expenses:
Research and development expenses(3)	49.4	62.4	58.4	52.5	44.3	32.5	35.0	46.8
Selling, general and administrative expenses(4)	158.6	193.0	222.6	191.1	174.9	132.5	138.0	180.4
Management fees(5)	8.5	—	—	—	—	—	—	—
Amortization of intangible assets(6)	14.4	27.9	30.4	28.0	17.0	12.6	11.9	16.3

Total operating expenses	230.9	283.3	311.4	271.6	236.2	177.6	184.9	243.5
Gain (loss) on sale of assets	(0.1)	1.6	10.0	0.6	6.0	5.8	1.5	1.7

Income (loss) from operations	34.6	46.6	(64.1)	(53.2)	50.5	38.8	38.9	50.6
Other income (expense):
Interest expense, net	(27.1)	(41.9)	(33.4)	(39.1)	(27.7)	(21.2)	(23.7)	(30.2)
Foreign currency gain (loss)	3.2	1.0	(5.4)	1.7	(2.2)	(1.5)	0.2	(0.5)
Minority interest	(0.2)	(1.4)	(1.2)	(1.4)	(1.2)	(0.6)	(0.2)	(0.8)
Other income (loss), net	(0.3)	0.6	(1.3)	(2.5)	(0.8)	1.0	(0.3)	(2.1)
Income tax benefit (expense)	(3.4)	(2.5)	24.6	(40.0)	(2.5)	(5.9)	(6.0)	(2.6)
Extraordinary items	—	(6.8)	—	—	—	—	—	—

Net income (loss)(7)	$6.8	$(4.4)	$(80.8)	$(134.5)	$16.1	$10.6	$8.9	$14.4

								Twelve
								Months
						Nine Months Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Other Financial Data(1):
Cash flows from operating activities	$(25.7)	$(47.8)	$(68.5)	$(13.5)	$38.1	$2.4	$(3.6)	$32.1
Cash flows from investing activities	(184.3)	(107.2)	(22.2)	(0.6)	31.0	34.0	(0.6)	(3.6)
Cash flows from financing activities	208.5	146.0	95.6	12.7	(58.4)	(40.3)	(7.8)	(25.9)
Ratio of earnings to fixed charges(8)	—	—	—	—	—	—	—	—
Pro forma ratio of earnings to fixed charges(8)					1.0		1.0
EBITDA(9)	68.6	86.9	(21.9)	(8.5)	84.6	66.1	61.5	80.0

		Pro Forma
	June 27,	June 27,
	2003	2003(10)

Balance Sheet Data (at period end):
Cash and cash equivalents	$28.1	$—
Inventories	266.2	331.4
Total assets	814.7	717.1
Total debt	274.2	466.3
Mandatorily redeemable preferred stock	31.0	—
Total stockholders’ equity	369.1	131.8

(1)	The income statement data and the other data are based on financial information from the income statement, which includes the operating results for acquisitions and other transactions from the date thereof. The historical results include the following business acquisitions: in fiscal year 1998, we completed the acquisition of two South Korean companies, Hungnong Seed Co., Ltd. and Choong Ang Seed Co., Ltd., and in November 1998, we completed the acquisition of the vegetable seed business of Agroceres, a Brazilian company. As a result of these transactions, the results of operations and consolidated financial position reflect the effects of purchase accounting.

(2)	Cost of goods sold in fiscal years 2000 and 2001 included inventory write-downs related to our Global Restructuring and Optimization Plan that were in addition to the inventory provisions that we take in the ordinary course of our business. In fiscal year 2000, we recorded non-cash inventory write-downs of $18.4 million in connection with the consolidation of our facilities and additional non-cash, non-recurring inventory write-downs of $24.5 million as a result of revised sales forecasts. In fiscal year 2001, we recorded non-cash inventory write-downs of $58.2 million as a result of the rationalization of our product portfolio from over 6,000 to just over 4,000 varieties of seed products and the implementation of more stringent quality standards.

(3)	Research and development expenses in fiscal years 1999 and 2000 included special breeder bonuses in the amounts of $4.0 million and $2.1 million, respectively, designed to retain the services of breeder personnel.

(4)	Selling, general and administrative expenses included the following items:

(a)	asset impairment related to an intangible asset resulted in a charge of $6.4 million in fiscal year 2000;

(b)	restricted stock award plan charges related to a 2001 executive incentive program established for the specific purpose of incentivizing senior management to meet performance targets. The plan primarily awarded compensation in the form of shares of Holdings common stock when specific targets were met over a period of six quarters commencing March 31, 2001. The impact of this plan resulted in non-cash charges of $1.8 million, $5.8 million, $4.4 million and $1.4 million in fiscal years 2001 and 2002, the nine months ended June 28, 2002, and the twelve months ended June 27, 2003, respectively. The impact of this plan also resulted in cash charges of $0.8 million, $1.5 million, $1.1 million and $0.4 million in fiscal years 2001 and 2002, the nine months ended June 28, 2002, and the twelve months ended June 27, 2003, respectively. The restricted stock award plan was terminated at the end of fiscal year 2002;

(c)	severance charges related to our Global Restructuring and Optimization Plan impacted fiscal years 2000 and 2001 by $14.0 million and $12.0 million, respectively. A charge of $7.7 million associated with severance of an executive and other employees was recorded in the nine and twelve months ended June 27, 2003;

(d)	facility consolidation costs of $3.1 million and $4.3 million incurred in fiscal years 2000 and 2001, respectively, were associated with our Global Restructuring and Optimization Plan;

(e)	in fiscal year 2000, we recorded $2.0 million of consulting fees in connection with the development of a new management information and product analysis systems and software program that was terminated in that year as part of our Global Restructuring and Optimization Plan. In fiscal year 2001, we incurred $3.3 million in advisory and consulting fees. $2.0 million of these fees were paid to our lenders, their advisors and legal counsel and our advisors and legal counsel in connection with the restructuring of our credit facility, and $1.3 million of these fees were paid to several consultants who advised on certain aspects of our Global Restructuring and Optimization Plan. In fiscal year 2002 and the nine months ended June 28, 2002, we incurred $0.8 million of consulting fees related to our Global Restructuring and Optimization Plan; and

(f)	in the nine and twelve months ended June 27, 2003, we recorded $2.4 million of legal and professional fees related to the transactions detailed in this prospectus, the majority of which represented payments made by us to the advisors and legal counsel to the special committee of Holdings’ Board of Directors formed to evaluate the Acquisition Transactions.

(5)	This management fee was paid for services rendered to us by Savia and its employees. This management fee was discontinued effective October 1, 1998.

(6)	We have ceased the amortization of goodwill due to our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” for fiscal year 2002.

(7)	Net loss included an increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carryforwards. Net income included a decrease in income tax expense during fiscal year 2002 primarily related to a $5.9 million U.S. tax refund and the utilization of net operating loss carryforwards.

(8)	There was a deficiency of earnings to cover fixed charges for the years ended September 30, 1998, 1999, 2000, 2001 and 2002, for the nine months ended June 28, 2002 and the nine months ended June 27, 2003 and the twelve months ended June 27, 2003 of $200.9 million, $7.0 million, $114.7 million, $124.8 million, $1.8 million, $4.5 million, $8.0 million and $5.3 million, respectively. For purposes of calculating the earnings to fixed charges ratio, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges and less preference security dividend requirements. Fixed charges consist of:

•	interest, whether expensed or capitalized;

•	amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized;

•	one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense; and

•	preference security dividend requirements.

(9)	“EBITDA” is defined as net income (loss) before income tax expense (benefit), interest expense, net, depreciation and amortization and non-cash compensation charges. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present EBITDA because management believes that EBITDA could be useful for investors in assessing our operating performance. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by us, is not necessarily comparable to similarly titled measures of other companies, because all companies do not calculate EBITDA in the same fashion. The table below presents a reconciliation from net income (loss) to EBITDA.

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Net income (loss)	$6.8	$(4.4)	$(80.8)	$(134.5)	$16.1	$10.6	$8.9	$14.4
Income tax expense (benefit)	3.4	2.5	(24.6)	40.0	2.5	5.9	6.0	2.6
Interest expense, net	27.1	41.9	33.4	39.1	27.7	21.2	23.7	30.2
Depreciation & amortization	31.3	46.9	50.1	45.1	32.5	24.0	22.9	31.4
Non-cash charges relating to restricted stock award plan(a)	—	—	—	1.8	5.8	4.4	—	1.4

EBITDA	$68.6	$86.9	$(21.9)	$(8.5)	$84.6	$66.1	$61.5	$80.0

(a)	See footnote (4)(b) above.

Below is a table of certain significant items included in our historical operating results and their impact on EBITDA. These items are discussed in more detail in footnotes (2), (3), (4) and (5) above.

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Non-recurring inventory write-downs(a)	$—	$—	$(18.4)	$(58.2)	$—	$—	$—	$—
Impairment related to investment in a subsidiary(c)	—	—	(6.4)	—	—	—	—	—
Cash charges relating to restricted stock award plan(d)	—	—	—	(0.8)	(1.5)	(1.1)	—	(0.4)
Management fees(i)	(8.5)	—	—	—	—	—	—	—
Special breeder retention bonus payments(b)	—	(4.0)	(2.1)	—	—	—	—	—
Severance charges(e)	—	—	(14.0)	(12.0)	—	—	(7.7)	(7.7)
Facility consolidation costs(f)	—	—	(3.1)	(4.3)	—	—	—	—
Project-related professional and consulting fees(g)	—	—	(2.0)	(3.3)	(0.8)	(0.8)	—	—
Transaction charges(h)	—	—	—	—	—	—	(2.4)	(2.4)

Total	$(8.5)	$(4.0)	$(46.0)	$(78.6)	$(2.3)	$(1.9)	$(10.1)	$(10.5)

(a)	See footnote (2) above.

(b)	See footnote (3) above.

(c)	See footnote (4)(a) above.

(d)	See footnote (4)(b) above.

(e)	See footnote (4)(c) above.

(f)	See footnote (4)(d) above.

(g)	See footnote (4)(e) above.

(h)	See footnote (4)(f) above.

(i)	See footnote (5) above.

A substantial portion of our EBITDA comes from subsidiaries that operate in foreign countries. Because of restrictions imposed by law in certain of these countries, including laws relating to taxes on dividends and distributions, as well as U.S. taxes that may be imposed on dividends or deemed dividends, the cash flow from these subsidiaries may be subject to substantial taxes if these foreign subsidiaries distribute their earnings to us, and we could be subject to additional U.S. taxes. As a result, a substantial portion of the funds represented by EBITDA may not be available for our discretionary use.

RISK FACTORS

      An investment in the notes involves risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and information under “Forward-Looking Statements,” which appears elsewhere in this prospectus, before deciding whether to invest in the notes.

Risks Related to Our Indebtedness and the Notes

We will have substantial debt.

      As of June 27, 2003, after giving effect to the issuance of the original notes, borrowings under our new senior secured credit facility and the use of the proceeds therefrom and issuance of the mandatorily redeemable PIK Preferred Stock, we and our consolidated subsidiaries would have had approximately $466.3 million of outstanding debt (including the current portion of long-term debt and excluding obligations to trade creditors). Outstanding debt would have been approximately 78.0% of our total capitalization as of June 27, 2003. See “Capitalization.”

      Our substantial level of indebtedness could have important consequences to you, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as potential acquisitions and capital expenditures;

•	we are exposed to fluctuations in interest rates, because our new senior secured credit facility has a variable rate of interest;

•	we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition;

•	we are more vulnerable to general economic downturns and adverse developments in our business; and

•	our failure to comply with financial and other restrictive covenants in the indenture governing the notes and our other debt obligations, some of which require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

The indenture for the notes and our new senior secured credit facility impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

      The indenture for the notes and our new senior secured credit facility impose, and the terms of any future debt may impose, significant operating and financial restrictions on us. These restrictions, among other things, limit our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions;

•	repurchase our stock;

•	make investments;

•	make capital expenditures;

•	sell or otherwise dispose of assets including capital stock of subsidiaries;

•	create liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all of our assets.

      We cannot assure you that these covenants will not adversely affect our ability to finance our future operational or capital needs or to pursue available business opportunities.

      In addition, our new senior secured credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities or limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

      In addition, the terms of the PIK Preferred Stock impose operational and financial restrictions on us. See “Description of the PIK Preferred Stock.”

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our debt, including the notes, and to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes will depend on our ability to generate cash in the future. Similarly, the ability of the guarantors of the notes to make payments on and refinance their debt will depend on their ability to generate cash in the future. To some extent, this variable is subject to general and regional economic, financial, competitive, legislative, regulatory and other factors that are beyond our or the guarantors’ control. Neither Seminis Vegetable nor the guarantors can assure you that any of us will generate sufficient cash flows from operations, or that future borrowings will be available under our new senior secured credit facility, in an amount sufficient to enable any of us to pay our debt, including the notes, or to fund other liquidity needs. Seminis Vegetable and the guarantors may need to refinance all or a portion of our debt, including the notes, on or before maturity. If either Seminis Vegetable or the guarantors are unable to generate sufficient cash flows and are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions;

•	sell assets;

•	restructure debt; and/or

•	obtain additional debt or equity financing.

      We cannot assure you that we could effect or implement any of these alternatives on satisfactory terms, if at all.

      A substantial portion of our EBITDA comes from subsidiaries that operate in foreign countries. Because of restrictions imposed by law in certain of these countries, including laws relating to taxes on dividends and distributions, as well as U.S. taxes that may be imposed on dividends or deemed dividends, the cash flow from these subsidiaries may be subject to substantial taxes if these foreign subsidiaries distribute their earnings to us, and we could be subject to additional U.S. taxes. As a result, a significant portion of the funds represented by EBITDA may not be available for our discretionary use.

Despite current indebtedness levels, we may incur substantially more debt. Incurring additional debt could further exacerbate certain risks described above.

      We may incur substantial additional debt in the future, including additional debt under our new senior secured credit facility. As of June 27, 2003, assuming the completion of the Transactions, we would have had unused borrowing capacity of $54.0 million under the revolving credit portion of our new senior secured credit facility. Adding new debt to current debt levels could make it difficult for us to satisfy our obligations with respect to the notes.

The notes and the guarantees are subordinated obligations.

      The notes are subordinated in right of payment to all of our current and future senior debt. Senior indebtedness includes indebtedness under our new senior secured credit facility and all of our other indebtedness that is not expressly made subordinate to, or equal in right of payment to, the notes. The guarantees of the notes are subordinated in right of payment to all of the guarantors’ existing and future senior indebtedness. Subject to limitations in the indenture, we may incur additional indebtedness in the future, including senior indebtedness. By reason of the subordination of the notes and the guarantees, in the event of Seminis Vegetable’s or the guarantors’ bankruptcy, liquidation, reorganization, or other winding up of Seminis Vegetable’s or the guarantors’ business, or upon default in payment with respect to any of Seminis Vegetable’s or the guarantors’ senior indebtedness, or any event of default with respect to that indebtedness resulting in the acceleration thereof, Seminis Vegetable’s or the guarantors’ assets will be available to pay the amounts due on the notes only after all of Seminis Vegetable’s or the guarantors’ senior indebtedness has been paid in full. In these cases, Seminis Vegetable and the guarantors may not have sufficient funds to pay all of their creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. Furthermore, under certain circumstances, no cash payments with respect to the notes may be made if a payment default exists with respect to certain senior debt or for a period of up to 180 days (during each period of 360 days) if a non-payment default exists with respect to certain designated senior debt. As of June 27, 2003, after giving effect to the issuance of the original notes, borrowings under our new senior secured credit facility and the use of the proceeds therefrom, we would have had approximately $237.0 million of senior indebtedness outstanding on a consolidated basis.

The guarantee of the notes provided by Holdings is of limited practical value.

      Holdings has unconditionally guaranteed, on a senior subordinated basis, all payments of principal, premium, if any, and interest on the notes. However, since at present Holdings’ only significant asset is the capital stock of Seminis Vegetable (and that asset is pledged to the lenders under our new senior secured credit facility), if Seminis Vegetable should be unable to meet its payment obligations with respect to the notes, it is unlikely that Holdings would be able to do so.

The notes are effectively subordinated to obligations under our new senior secured credit facility to the extent those obligations are secured.

      Obligations under our new senior secured credit facility are secured by substantially all of our and our domestic subsidiaries’ assets, as well as by a pledge of the capital stock of Seminis Vegetable, the capital stock of our domestic subsidiaries and up to 65% of the capital stock of each of our first tier foreign subsidiaries. See “Description of Other Indebtedness — Description of Our New Senior Secured Credit Facility.” As a result, substantially all of our assets, together with the capital stock of Seminis Vegetable and the capital stock of a number of our subsidiaries, will only be available for payment of obligations with respect to the notes after outstanding obligations under our new senior secured credit facility have been paid in full. Accordingly, there may not be sufficient funds remaining to pay the notes.

The notes are effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

      You will not have any claim as a creditor against our foreign subsidiaries, which are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims. As of and for the twelve months ended June 27, 2003, the non-guarantor foreign subsidiaries represented in the aggregate approximately 61.1% of our consolidated net sales, 78.1% of our consolidated net income, 58.1% of our consolidated total assets and 40.9% of our consolidated EBITDA. As of June 27, 2003, the liabilities of the non-guarantor foreign subsidiaries on a consolidated basis were approximately $135.2 million and after giving effect to the issuance of the original notes, borrowings under our new senior secured credit facility and the use of the net proceeds therefrom, the liabilities of our non-guarantor foreign subsidiaries on a consolidated basis would have been approximately $91.9 million. Although our new senior secured credit facility and the indenture governing the notes impose limitations on our ability to incur debt, the non-guarantor foreign subsidiaries are able to incur debt in the future in addition to their existing debt. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor foreign subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Seminis Vegetable.

We may not be able to satisfy our obligations under our new senior secured credit facility, the notes or other indebtedness upon a change of control.

      If we experience specified change of control events, we will be required to offer to repurchase all outstanding notes. However, certain change of control events constitute an event of default under our new senior secured credit facility. An event of default under the new senior secured credit facility would entitle the lenders thereunder, among other things, to cause all outstanding debt obligations under our new senior secured credit facility to become due and payable and to proceed against their collateral. We cannot assure you that in those circumstances we would have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of our obligations under our new senior secured credit facility and the notes.

      In addition, future credit facilities or other agreements relating to indebtedness to which we may become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when Seminis Vegetable is prohibited from offering to repurchase the notes, Seminis Vegetable could seek consent to offer to repurchase the notes or attempt to refinance the borrowings that contain such a prohibition. If Seminis Vegetable does not obtain the consent or refinance the borrowings, Seminis Vegetable would remain prohibited from offering to repurchase the notes. In such case, Seminis Vegetable’s failure to offer to purchase the notes would constitute a default under the indenture, which, in turn, could result in amounts outstanding under our new senior secured credit facility or any future credit facility or other agreements relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to us and the holders of the notes.

      The provisions relating to a change of control included in the indenture may increase the difficulty for a potential acquiror to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture.

The guarantees of our subsidiary guarantors may be voided under specific legal circumstances.

      The notes are guaranteed by all of our existing wholly-owned domestic subsidiaries and all of our future domestic subsidiaries that provide a guarantee under our new senior secured credit facility. The guarantees of our subsidiary guarantors may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of Seminis Vegetable’s or a guarantor’s unpaid creditors. While the relevant laws may vary from state to state, under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any of our subsidiary guarantors that issued a guarantee of the notes, the guarantor:

•	incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors;

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment, the judgment is unsatisfied; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes, and that guarantor (a) was insolvent or was rendered insolvent by reason of issuing the guarantee; (b) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as the debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then a court could void the guarantee of the subsidiary guarantor or subordinate the amounts owing under the guarantee to the guarantor’s existing or future debt or take other actions detrimental to you.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if at the time it incurred the debt or issued the guarantee:

•	the sum of its debt (including contingent liabilities) was greater than the fair value of its property;

•	the present fair value of its assets was less than the amount required to pay its existing debts and liabilities (including contingent liabilities) as they become due; or

•	it cannot pay its debts as they become due.

      If the guarantees of the notes were challenged, we cannot be sure as to the standard that a court would use to determine whether any of our subsidiary guarantors was solvent at the relevant time. If a case of this type were to occur, the guarantor could also be subject to the claim that, since the guarantee was incurred for the benefit of Seminis Vegetable and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If the guarantor were also found to be insolvent, a court could void the obligation under the guarantee, subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes. If a guarantee of one of our subsidiary guarantors is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of Holdings, Seminis Vegetable or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

      The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption fro registration.

      To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

There has not been, and may not be, a public market for the notes.

      The notes are a new issue of securities for which there is currently no market. We cannot guarantee the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If the notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the original notes, depending upon prevailing interest rates, the market for similar securities and other factors. Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp. and Rabo Securities USA, Inc., the initial purchasers of the original notes, have informed us that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue. We do not intend to apply for listing of the notes on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system.

If you fail to follow the exchange offer procedures, your original notes will not be accepted for exchange and you will continue to own original notes subject to existing transfer restrictions, which may make them more difficult to sell.

      We will not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your original notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your original notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Risks Related to Our Business

We have experienced losses in the past and we may experience losses in the future.

      We have a history of net losses and we may continue to incur additional losses in the future. We had net losses of $4.4 million, $80.8 million and $134.5 million for the fiscal years ended September 30, 1999, 2000 and 2001, respectively. We had net income of $16.1 million for the fiscal year ended September 30, 2002. Our ability to achieve sustained profitability will depend, among other things, on our ability to increase our levels of sales, impose premium pricing for our seeds, continue our efforts to reduce expenses and manage our levels of inventory and accounts receivable. We cannot assure you that we will be able to create positive earnings in the future. Moreover, if we do achieve sustained profitability, the level of any profitability cannot be predicted and may vary significantly from quarter to quarter.

Our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of seeds which could harm our business.

      We monitor our inventory levels based on our own projections of future demand. Because of the length of time necessary to produce commercial quantities of seeds, we must make production decisions well in advance of sales. An inaccurate forecast of demand for any seed variety can result in the unavailability of seeds in high demand. This unavailability may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast can also result in an over-supply of seeds which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately create write-offs of inventory, any of which circumstances could have a material adverse effect on our business, results of operations and financial condition.

We are heavily dependent on the success of our research and development and the failure to develop new and improved products could adversely affect our business.

      We have in the past made, and intend to continue in the future to make, significant investments in research and development in order to enable us to identify and develop new products to meet consumer demands and keep pace with new product introductions by our competitors. Our investment in research and development represented 9.8% and 9.9% of our net sales for the fiscal year ended September 30, 2002, and the nine months ended June 27, 2003, respectively.

      The development process for new seeds is lengthy and costly. On average, it takes five to 12 years for a proprietary seed variety to reach commercial viability. Despite investments in this area, our research and development may not result in the discovery or successful development of new products. The success of our new product offerings will depend on several factors, including our ability to:

•	accurately anticipate and properly identify our customers’ needs and industry trends;

•	price our products competitively;

•	innovate, develop and commercialize new products and applications in a timely manner;

•	differentiate our products from our competitors’ products; and

•	use our research and development budget efficiently.

      The continuous introduction of new products is critical to our business. Our financial condition could deteriorate if we are unable to successfully develop and commercialize new products.

We may not be able to obtain intellectual property rights from third parties.

      Our ability to commercialize seed products may depend on whether we have the right to use applicable technologies. We often use a large number of technologies to develop a single product. Obtaining the rights to use these technologies can be complicated because:

•	technologies may be subject to proprietary intellectual property rights, many of which have been patented;

•	pending patent applications, overlapping patent claims and litigation over issued patents makes ownership of technologies uncertain; and

•	licenses for proprietary technologies may be unavailable on terms acceptable to us or because exclusive rights to use them are given to other companies.

      Failure to obtain the rights to use technologies that are important to our business could have a material adverse effect on our business, results of operations and financial condition.

Our operations are dependent upon our ability to protect our intellectual property, plant patents and plant varieties and changes in U.S. and foreign laws could result in the loss of this protection.

      A substantial portion of our products are hybrid seed varieties which may be copied through the acquisition of very small quantities of germplasm, the hereditary information contained in our seeds. A competitor could obtain our germplasm or information identifying the origin of our seeds and produce seeds with similar or identical characteristics to the traits embodied in our products. Attempting to protect our intellectual property, through litigation or otherwise, can be time consuming and expensive, have uncertain results and, in some countries, be ineffective.

      A change in U.S. law or foreign law protecting plant patents or plant varieties could take away protection for our patented seeds or protected plant varieties, which could have a material adverse effect on our business, results of operations and financial condition, and increase competition or reduce the value of our research and development efforts.

Increased competition may result in decreased demand or lower prices for our products. Our failure to effectively compete could reduce our profitability.

      We face substantial competition due to technological advances by competitors such as other seed companies, pharmaceutical and chemical companies, and biotechnology companies. Many of these companies have substantially greater resources than we do. If a competitor introduces a successful product, it could take years to develop a similar seed variety, which could have a material adverse effect on our business, results of operations and financial condition.

      In addition, we compete on the basis of pricing and financial terms. From time to time, our competitors may offer better pricing and financial terms causing our market share or profitability to decline, which could have a material adverse effect on our business, results of operations and financial condition.

We are controlled by Fox Paine and Mr. Romo, whose interests in our business may be different than yours.

      Fox Paine currently owns approximately 75.1% of Holdings common stock and Mr. Romo and his affiliates own approximately 12.0% of Holdings common stock. In addition, Mexican SPC and Fox Paine have co-investment rights to purchase approximately 29.5% and 1.57%, respectively, of additional shares of Holdings common stock. Currently, Mr. Romo has the right, subject to certain trigger events, to nominate a majority of the members of Holdings’ Board of Directors for a period of up to five years from the date of completion of the Acquisition Transactions. Subject to certain veto rights held by Fox Paine with respect to specified matters, Mr. Romo is able to control our affairs. So long as Mr. Romo has the right to nominate a majority of the members of Holdings’ Board of Directors, Fox Paine will have the right to nominate a number of directors equal to the number nominated by Mr. Romo minus one. If Mr. Romo loses the right to nominate a majority of Holdings’ Board of Directors, Fox Paine will thereafter have that right and the ability to control our affairs. See “Certain Relationships and Related Party Transactions — Arrangements Among Fox Paine, Mr. Romo and the Continuing Stockholders — Stockholders’ Agreement.”

      The interests of Fox Paine and Mr. Romo could conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Fox Paine and Mr. Romo as equity holders might conflict with your interests as a note holder. Fox Paine and Mr. Romo may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. In addition, Fox Paine or its affiliates and/or Mr. Romo and his affiliates may in the future own businesses that directly compete with ours.

We face other risks in connection with our international operations.

      Internationally, we provide seeds through subsidiaries in Argentina, Canada, Chile, France, Guatemala, Hungary, Italy, Mexico, New Zealand, Peru, South Africa, South Korea, Thailand and The Netherlands and through exclusive agents using our proprietary technology in Australia, China, the Czech Republic, Denmark, Ecuador, Germany, India, Israel, Italy, Japan, Latvia, New Zealand, Romania, Slovakia, South Africa, Taiwan, Tanzania, Turkey and Vietnam.

      Our operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations;

•	in some countries, our operations are dependent on leases and other agreements; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

We are exposed to fluctuations in foreign exchange rates, which may adversely affect our operating results and net income.

      We own production and processing facilities in numerous countries throughout the world and market our products worldwide. Although the majority of our sales are transacted in U.S. dollars, liabilities for non-U.S. operating expenses and income taxes are denominated in local currencies. In addition, fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in local currency. Accordingly, fluctuations in currency rates may affect our operating results and net income, which could have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to risks related to weather, disease and pests that could adversely affect our business and our business is seasonal.

      Seed production is subject to a variety of agricultural risks. Extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of seeds produced. We cannot assure you that these factors will not affect a substantial portion of our production in any year and have a material adverse effect on our business, results of operations and financial condition.

      The seed business is highly seasonal. Generally, net sales are highest in the second fiscal quarter due to increased demand from Northern Hemisphere growers who plant seed in the early spring. We recorded 33.7% of our fiscal year 2002 net sales during our second fiscal quarter. We have historically operated at a loss during the first and third fiscal quarters due to lower sales during these quarters. Our results in any particular quarter should not be considered indicative of the results for a full year. For these reasons, a sequential quarter to quarter comparison is not a good indication of our historical performance or of how we will perform in the future.

Defects in our manufacturing processes could adversely affect our business.

      Seeds may contain defective or undesired characteristics that are difficult to detect prior to their sale and use. The large number of seed varieties that we produce can result in deliveries of the wrong type of seed or contamination of one type of seed by another. Any defects that may be found in our seeds in the future could result in losses to growers. Losses claimed by growers may include the value of lost crops, which could greatly exceed the value of the seeds we sell. If we sell defective or contaminated seeds, large numbers of growers may experience crop failures during the same growing season. Further, growers may attribute poor crop yields or crop failure to perceived seed defects that may not exist, which could still result in claims against us. Any claims, whether valid or not, could result in negative publicity, which could have a material adverse effect on our business, results of operations and financial condition.

Insurance covering warranty claims may become unavailable or be inadequate.

      Defective seeds could result in warranty claims and negative publicity and the insurance covering warranty claims may become unavailable or be inadequate. We maintain third-party seedmen’s errors and omissions insurance covering warranty claims. However, these policies are subject to annual renewal and revision and have deductibles and coverage limits. As a result, we may not be offered continued coverage in the future. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

Genetically engineered products may not be accepted by the public.

      Less than 1% of our sales in fiscal year 2002 represented genetically engineered products. The commercial success of any genetically engineered products will depend, in part, on public acceptance of the growth and consumption of genetically engineered plants and plant products. There has been much-publicized opposition in European and other countries to the sale of genetically engineered products. Claims that genetically engineered plant products are unsafe or pose a danger to the environment may cause additional negative publicity and influence public attitudes and governmental regulation, which could have a material adverse effect on our business, results of operations and financial condition.

Genetically engineered products may become subject to additional future regulation.

      The field testing, production and marketing of genetically engineered seeds by us is subject to federal, state, local and foreign governmental regulation. Regulatory agencies administering existing or future laws may not allow us to produce and market our genetically engineered products in a timely manner or under technically or commercially feasible conditions. Regulatory action or private litigation could result in expenses, delays or other impediments to our product development programs or the commercial sale of resulting products, which could have a material adverse effect on our business, results of operations and financial condition.

Failure to comply with government regulations and controls could harm our business.

      Our products are subject to foreign, federal and state government regulations and controls such as:

•	national certification requirements;

•	import approval requirements;

•	plant or seed health certifications;

•	labeling regulations; and

•	trade regulations and changes in tariffs.

      Governmental agricultural programs that encourage or discourage the planting of crops may also affect seed demand. Failure to comply with these regulations could adversely affect our ability to deliver our products on a competitive and timely basis and have a material adverse effect on our business, results of operations and financial condition.

Our worldwide operations and products are highly regulated in the areas of safety and protection of human health and the environment.

      Our worldwide operations and products are subject to a broad range of environmental, health and safety laws and regulations. Among other things, these requirements regulate air emissions, wastewater and stormwater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes, product labeling, the cleanup of contamination and the use of chemicals in our agricultural growing operations. These requirements are complex, affect our day-to-day operations and tend to become more stringent over time. There can be no assurance that we have been or will be at all times in complete compliance with all environmental, health and safety requirements that apply to our operations or to our products. To maintain compliance with these requirements, we have been and may in the future be required to modify operations, purchase new equipment or make other capital improvements. Violations could result in penalties, the curtailment or cessation of operations or other sanctions, which could be material. Environmental laws also impose strict and, under certain circumstances, joint and several liability for the cleanup of contaminated property. The cleanup of contamination, including any potential contamination not yet discovered, could result in material costs or liabilities in the future.

      Enactment of new environmental, health and safety laws and regulations, stricter enforcement by regulatory authorities of existing or new laws and regulations, or the identification of new information could result in significant costs and other liabilities in the future, which could have a material adverse effect on our business, results of operations and financial condition.

      Our biotech products, which currently comprise a small portion of our net sales, are subject to additional health and safety regulations in the United States and other countries that allow the sale of biotech foods. Compliance with these additional health and safety regulations for biotech products can be costly. Sales of biotech products are currently not permitted in Europe and some other countries, and regulations allowing the sale of biotech products in these countries may not be implemented in the future.

We are subject to the risk of product liability claims.

      The sale of seed products may involve the risk of injury to growers and other customers. These injuries may result from tampering by unauthorized third parties, the presence of plant contamination and disease, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in product liability lawsuits, none of which were material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to these matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur liabilities for which we are not insured or that exceed the amount of our insurance coverage.

We are subject to transportation risks.

      An extended interruption in our ability to ship our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner.

The use of herbicides and other hazardous substances in our operations may lead to environmental damage and result in increased costs to us.

      We use herbicides and other hazardous materials in the operation of our business. We may have to pay for the costs or damages associated with the improper application, accidental release or the use or misuse of these substances. Our insurance may not be adequate to cover these costs or damages or may not continue to be available at a price or under terms that are satisfactory to us. In these cases, payment of costs or damages could have a material adverse effect on our business, results of operations and financial condition.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

      Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war in the United States or abroad may affect the markets in which we operate and our operations and profitability. Further terrorist attacks against the United States or operators of U.S.-owned businesses outside the United States may occur, or hostilities could develop based on the current international situation. The potential near-term and long-term effect these attacks may have on our business operations, our customers, the markets for our products, the U.S. economy and the economies of other places we source or sell our products is uncertain. We do not maintain insurance for terrorist attacks or similar events. The consequences of any terrorist attacks, or any armed conflicts, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws, including:

•	statements, including possible or assumed future results of operations, in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	any statements contained in this prospectus regarding the prospects for our business or any of our products;

•	any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans” or similar expressions; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

      Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and we caution investors not to place undue reliance on these statements, which speak only as of the date thereof.

      In addition to the specific risk factors described in the section entitled “Risk Factors,” important factors that could cause actual results to differ materially include, but are not limited to:

•	our future profitability;

•	our ability to successfully forecast the demand for our seeds;

•	volatility in the vegetable and fruit market due to market conditions and supply interruptions;

•	the success of our research and development efforts;

•	our ability to access intellectual property from third parties;

•	changes in U.S. and foreign patent laws;

•	competition and pricing in our market areas;

•	exposure to fluctuations in foreign exchange rates;

•	weather conditions;

•	our ability to manage our long-term indebtedness;

•	public acceptance of genetically engineered products;

•	government regulations and enforcement;

•	the favorable resolution of pending and future litigation; and

•	general economic conditions.

      All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

DESCRIPTION OF THE ACQUISITION TRANSACTIONS

Overview

      On May 30, 2003, Holdings and certain other parties entered into the Acquisition Transactions Agreements pursuant to which Holdings would become a private company through a cash-out merger transaction in which the public stockholders of Holdings would receive $3.78 in cash in exchange for each share of Holdings common stock that they owned at the effective time of the merger. On September 29, 2003, the Transactions were consummated.

      In connection with the merger:

•	Fox Paine, together with its affiliates and co-investors, acquired approximately 75.1% of the outstanding shares of Holdings common stock;

•	the Continuing Stockholders retained approximately 12.0% of the outstanding shares of Holdings common stock; and

•	the Additional Purchasers acquired approximately 12.9% of the outstanding shares of Holdings common stock.

      Holdings also sold $50.0 million of PIK Preferred Stock and warrants to purchase shares of Holdings common stock to certain institutional investors immediately following the merger. The PIK Preferred Stock matures in 2014 and represents an obligation of Holdings, rather than Seminis Vegetable. For a more detailed description of the PIK Preferred Stock, see “Description of the PIK Preferred Stock.”

      In connection with the Acquisition Transactions:

•	Savia exchanged all of the outstanding shares of Holdings Class C preferred stock (Savia owned 100% of the outstanding shares of Holdings Class C preferred stock) and all obligations with respect to those shares for 37,669,480 shares of Holdings Class A common stock and a cash payment to Savia equal to $13,965,443 (Savia ultimately received proceeds of approximately $266.2 million in respect of the 37,669,480 shares of Holdings Class A common stock that it received in the exchange and the additional 40,615,619 shares of Holdings Class B common stock that it owned prior to the exchange);

•	we refinanced existing indebtedness of approximately $274.2 million;

•	on the date that we consummated the Acquisition Transactions, Holdings purchased all of the outstanding shares of its Class B preferred stock and pay all accrued and unpaid dividends thereon for $23.75 million plus accrued and unpaid dividends of approximately $6.5 million;

•	Holdings purchased and retired 6,411,953 shares of Holdings common stock at a price of $3.40 per share; and

•	Holdings purchased and canceled certain options to purchase shares of Holdings common stock for aggregate consideration of approximately $4.3 million.

      Our current ownership, before and after giving effect to the exercise of co-investment rights that exist, is set forth under “— Equity Ownership.”

Detailed Description of the Acquisition Transactions

The Exchange

      Pursuant to the terms of the amended and restated exchange agreement that Holdings entered into with Savia, Holdings issued to Savia 37,669,480 shares of Holdings Class A common stock and also paid to Savia an amount in cash equal to $13,965,443 million in exchange for Savia’s right, title and interest in and to its 16,688 shares of Holdings Class C preferred stock (which represented 100% of Holdings outstanding shares of Class C preferred stock); any right, title or interest in or to any and all accrued and unpaid cash dividends on the shares of Holdings Class C preferred stock held by Savia; any right, title or interest in or to any and all accrued and unpaid cash obligations on additional paid in capital; and any other right or claim with respect to any of the foregoing. Following the Acquisition Transactions, Holdings Class C preferred stock was cancelled and ceased to exist.

The Contribution

      Pursuant to the terms of the contribution agreement among Savia, Mr. Romo, Mexican SPC, the Continuing Stockholders and Seminis Acquisition LLC (“Seminis Acquisition”), Savia contributed 37,669,480 shares of Holdings Class A common stock and 40,615,619 shares of Holdings Class B common stock to Seminis Acquisition in exchange for membership interests in Seminis Acquisition. Savia’s membership interests in Seminis Acquisition entitled Savia to receive proceeds of approximately $266.2 million as further described under “— The Stock Purchases and the Distributions,” which amount was paid when the Acquisition Transactions were consummated.

      In addition, pursuant to the terms of the contribution agreement, the Continuing Stockholders contributed all of their shares of Holdings common stock to Seminis Acquisition as follows:

•	the ARG Trust contributed to Seminis Acquisition 2,157,361 shares of Holdings Class A common stock and 2,207,896 shares of Holdings Class B common stock, in exchange for membership interests in Seminis Acquisition;

•	CAI contributed to Seminis Acquisition 42,000 shares of Holdings Class A common stock, in exchange for membership interests in Seminis Acquisition;

•	Park contributed to Seminis Acquisition 1,000,000 shares of Holdings Class A common stock, in exchange for membership interests in Seminis Acquisition; and

•	nine members of Seminis and Savia management (other than Mr. Romo) contributed to Seminis Acquisition an aggregate of 685,505 shares of Holdings Class A common stock, in exchange for membership interests in Seminis Acquisition.

      The membership interests in Seminis Acquisition entitled each of the Continuing Stockholders to receive shares of Holdings common stock upon completion of the Acquisition Transactions, as further described under “— The Stock Purchases and the Distributions.”

The Merger

      Pursuant to the terms of the agreement and plan of merger among Holdings, Seminis Acquisition and Seminis Acquisition’s wholly-owned subsidiary, Seminis Merger Corp. (“Seminis Merger”), Seminis Merger merged with and into Holdings. Following the merger, Holdings was the surviving corporation.

      In connection with the merger, each share of Holdings common stock issued and outstanding at the closing of the merger (other than shares held by Seminis Acquisition, Seminis Merger, Holdings and dissenting stockholders who have perfected their appraisal rights under Delaware law) converted into the right to receive $3.78 in cash. Holders of options to acquire shares of Holdings common stock (other than those persons permitted by Seminis Acquisition to retain their options) received, for each share of Holdings common stock underlying an option with a per share exercise price less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option. Options with a per share exercise price greater than or equal to $3.78 per share were cancelled without any consideration being paid for those options. As a result of the merger, the former public stockholders of Holdings common stock no longer have any interest in, and no longer are stockholders of, Holdings.

The Class B Preferred

      Pursuant to the terms of the merger agreement, immediately prior to the merger, holders of shares of Holdings Class B preferred stock received a dividend equal to all accrued and unpaid dividends as of the dividend payment date immediately preceding the closing of the merger. The aggregate redemption value of the shares of Holdings Class B preferred stock that were outstanding prior to the consummation of the

Acquisition Transactions was $25.0 million. Upon the consummation of the Acquisition Transactions, Holdings purchased all of the outstanding shares of its Class B preferred stock for $23.75 million plus accrued and unpaid dividends thereon of approximately $6.5 million.

The Stock Purchases and the Distributions

      Immediately following the merger, Holdings, Fox Paine, the Continuing Stockholders and the Additional Purchasers acquired shares of Holdings common stock as follows:

•	Holdings purchased from Seminis Acquisition 6,411,953 shares of Holdings common stock for a per share purchase price of $3.40 and an aggregate purchase price of $21,800,640 and retired the repurchased shares;

•	Fox Paine purchased from Seminis Acquisition 48,010,146 shares of Holdings common stock for a per share purchase price of $3.40 and an aggregate purchase price of $163,234,496;

•	the Additional Purchasers purchased from Seminis Acquisition up to 8,256,381 shares of Holdings common stock for a per share price of $3.40 and an aggregate purchase price of up to approximately $28,071,695;

•	the ARG Trust exercised an option to purchase from Seminis Acquisition 900,737 shares of Holdings common stock for a per share purchase price of $3.40 and an aggregate purchase price of approximately $3.1 million;

•	Seminis Acquisition distributed 6,092,762 shares of Holdings common stock to the Continuing Stockholders in amounts equal to the number of shares contributed to Seminis Acquisition by each Continuing Stockholder;

•	Emprima acquired the 4,365,257 shares of Holdings common stock initially distributed by Seminis Acquisition to the ARG Trust; and

•	Seminis Acquisition distributed to Savia aggregate proceeds of approximately $266.2 million in respect of the 78,285,099 shares of Holdings common stock contributed to Seminis Acquisition by Savia immediately prior to the merger.

•	Certain institutional investors purchased from Holdings 50,000 shares of PIK Preferred Stock and warrants to purchase 3,873,108 shares of Holdings common stock for an aggregate purchase price of $50,000,000.

      Fox Paine now owns a majority of the shares of Holdings common stock, Holdings is a privately-held company and Holdings common stock is no longer listed on The Nasdaq National Market.

Equity Ownership

      The ownership of Holdings common stock (expressed in percentage terms) prior to and following the Acquisition Transactions, before and after giving effect to the full exercise of co-investment rights, the exercise of outstanding options and warrants to purchase shares of Holdings common stock, the issuance of restricted stock units convertible into shares of Holdings common stock and the issuance of the PIK Preferred Stock is as set forth below.

				Following the
	Prior to the Acquisition		Following the	Acquisition
	Transactions		Acquisition	Transactions
			Transactions	(fully diluted)
	Class A	Class B
	Common Stock	Common Stock	Common Stock	Common Stock
Stockholder	Percentage	Percentage	Percentage(1)	Percentage(1)

Fox Paine(3)	—	—	75.1%	47.3%
Savia	0.0%	90.0%	0%	0%
Mexican SPC(2)	—	—	—	29.5%
Additional Purchasers	—	—	12.9%	7.9%
Romo Continuing Stockholders(4)	16.8%	4.9%	9.9%	6.0%
Management Continuing Stockholders(5)	3.6%	—	2.1%	5.6%
Warrants issued in connection with the PIK Preferred Stock	—	—	—	3.7%

(1)	Prior to the Acquisition Transactions, Holdings had outstanding two classes of common stock — Holdings Class A common stock and Holdings Class B common stock. Holdings now has only one class of common stock outstanding.

(2)	Mexican SPC has immediately exercisable co-investment rights to acquire approximately 13.8% of the fully-diluted shares of Holdings common stock, and unvested co-investment rights to acquire an additional approximately 15.8% of the fully-diluted shares of Holdings common stock. The second tranche of co-investment rights will be exercisable only if Fox Paine achieves a 26.0% rate of return on its initial investment in Holdings. Each co-investment right will entitle the recipient to acquire one share of Holdings common stock at an exercise price of $3.40 per share. See “Certain Relationships and Related Party Transactions.”

(3)	Fox Paine has unvested co-investment rights to acquire approximately 1.57% of the fully-diluted shares of Holdings common stock, which co-investment rights will be exercisable only if Fox Paine achieves a 26.0% rate of return on its initial investment in Holdings. Each co-investment right will entitle the recipient to acquire one share of Holdings common stock at an exercise price of $3.40 per share. See “Certain Relationships and Related Party Transactions.”

(4)	Includes Emprima, the ARG Trust, Park and CAI, which are entities affiliated with Mr. Romo.

(5)	Includes Mr. Romo and nine members of Seminis and Savia management.

For additional information regarding the equity ownership of Holdings following the Acquisition Transactions, see “Security Ownership and Certain Beneficial Owners and Management.”

      Holdings’ preferred stock capitalization is as follows:

•	25,000 shares of Class A redeemable preferred stock are authorized but none is outstanding;

•	25,000 shares of Class B redeemable preferred stock are authorized but none is outstanding; and

•	400,000 shares of a new class of PIK Preferred Stock is authorized, 50,000 shares of which is outstanding. See “Description of the PIK Preferred Stock.”

As described under “Description of the Acquisition Transactions,” in connection with the Acquisition Transactions, all shares of Holdings Class C preferred stock were cancelled and cease to exist.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the new notes in the exchange offer. The net proceeds from the offering of the original notes, after deducting estimated underwriting discounts, were approximately $184.8 million. The net proceeds from the offering of the original notes, together with borrowings under our new senior secured credit facility and equity investments made by the parties to the Acquisition Transactions, cash on hand and other incremental indebtedness, in the amounts more specifically described in the table below, were applied to the uses described in the table as of the closing date of the Acquisition Transactions, which was September 29, 2003. Our indebtedness that was repaid included a term loan and revolving credit facility, certain equipment leases and certain subsidiary borrowings. Both the term loan and revolving credit facility had a final maturity of December 31, 2003, and both bore interest at an annual rate equal to the greater of the sum of the base rate then in effect and 3.5% or an interest rate that ranged from 9.0% to 10.25%. The equipment leases were entered into between December 1999 and March 2001, were for terms of between 36 and 72 months and carried interest rates of between 11.75% and 13.85%. The majority of our subsidiary indebtedness that was repaid matured within twelve months of the closing date of the Acquisition Transactions and carried interest rates of between 3.1% and 4.8%.

Sources and Uses (in millions):

Sources:

Senior Secured Credit Facility:
Revolver(1)	$0.0
Term Loan(2)	190.0
Original Notes	190.0
Existing Subsidiary Indebtedness	27.6
Existing Mortgage Indebtedness	11.3
Incremental Mortgage Indebtedness	5.7
Cash Equity Investment(3)	241.3
Other Equity Investments(4)	24.7
Cash on Hand	38.0

Total Sources of Funds	$728.6

Uses:

Purchase of Holdings Equity(5)	$362.2
Retire Class B Preferred Stock(6)	30.3
Pay Cash Portion of Class C Preferred Stock Exchange(7)	14.0
Repay Existing Debt	236.8
Existing Subsidiary Indebtedness	27.6
Existing Mortgage Indebtedness	11.3
Repay Equipment Leases	6.4
Pay Transactions Fees and Expenses(8)	40.0

Total Uses of Funds	$728.6

(1)	The revolving credit portion of our new $250.0 million senior secured credit facility provides for borrowings of up to $60.0 million.

(2)	This amount was borrowed pursuant to the term portion of this credit facility.

(3)	This amount includes (a) aggregate proceeds of $163,234,496 in respect of the 48,010,146 shares of Holdings common stock that Fox Paine acquired, (b) aggregate proceeds of $28,071,695 in respect of the 8,256,381 shares of Holdings common stock that the Additional Purchasers acquired, and (c) aggregate proceeds of $50.0 million in respect of the PIK Preferred Stock and related warrants.

(4)	This amount represents the value of shares of Holdings common stock and options to purchase shares of Holdings common stock that the Continuing Stockholders and Mr. Romo will be retained following the Acquisition Transactions.

(5)	This amount represents the aggregate consideration required to purchase shares of Holdings common stock and options to purchase shares of Holdings common stock from the prior stockholders, including Savia, and includes the value of the shares of Holdings common stock and the options to purchase shares of Holdings common stock described in footnote (4) above.

(6)	The shares of Holdings Class B preferred stock outstanding prior to the Acquisition Transactions had an aggregate redemption value of $25.0 million. Holdings purchased these shares on the date that we consummated the Acquisition Transactions for $23.75 million plus accrued and unpaid dividends of approximately $6.5 million.

(7)	In connection with the exchange of the shares of Holdings Class C preferred stock held by Savia prior to the Acquisition Transactions and the obligations relating to those shares, Savia received $13,965,443 in cash.

(8)	This approximate amount includes all fees and expenses incurred in connection with the Transactions, including, but not limited to, fees and expenses related to the Acquisition Transactions, fees and expenses paid in connection with the establishment of our new senior secured credit facility, and the estimated underwriting discounts and commissions and fees and expenses paid to the initial purchasers in connection with the offering of the original notes.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 27, 2003 on an actual basis and on a pro forma basis giving effect to the Transactions. Since the exchange offer will involve an exchange of outstanding securities, it will have no effect on our capitalization. You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 27, 2003

	Actual	Pro Forma

	(In millions)
Cash and cash equivalents	$28.1	$—

Debt:
Existing credit facility	$216.6	$—
New senior secured credit facility:
Term loan	—	190.0
Revolving credit loan(1)	—	6.0
10 1/4% Senior Subordinated Notes	—	190.0
Subsidiary debt	45.7	24.0
Mortgage debt	11.9	17.0
Preferred shares subject to mandatory redemption(2)	—	39.3

Total	274.2	466.3
Class B mandatorily redeemable preferred stock	31.0	—
Total stockholders’ equity(3)	369.1	131.5

Total capitalization(4)	$674.3	$597.8

(1)	Assuming the completion of the Transactions on June 27, 2003, on a pro forma basis we would have had approximately $54.0 million of unused borrowing capacity under the revolving credit portion of this credit facility.

(2)	This item gives effect to the sale and issuance of the PIK Preferred Stock. $39.3 million of the $50.0 million proceeds of the PIK Preferred Stock and related warrants was allocated to the PIK Preferred Stock and $10.7 million was allocated to the warrants. The value of the warrants is included in stockholders’ equity.

(3)	Certain charges directly attributable to the Acquisition Transactions, including the pro forma effect of purchase accounting adjustments, are reflected as a reduction in the pro forma total stockholders’ equity. See note (3) to the unaudited pro forma condensed consolidated statements of operations.

(4)	Total capitalization equals total debt plus stockholders’ equity.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

      The following pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Summary — Summary Historical and Pro Forma Consolidated Financial Data,” “Description of the Acquisition Transactions,” “Use of Proceeds,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

      The following tables set forth pro forma consolidated financial information which have been derived by the application of pro forma adjustments to our historical audited and unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma financial statements have been prepared giving effect to the Transactions.

      The Acquisition Transactions will be accounted for under the purchase method of accounting. In accordance with applicable accounting guidelines, the purchase price paid by Fox Paine for the Holdings common stock plus related purchase accounting adjustments will be “pushed down” and recorded in Holdings’ financial statements. As a result, the purchase price and related costs will be allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates. Once we have completed the valuation studies necessary to finalize the required purchase price allocations, the unaudited pro forma condensed consolidated financial data will be subject to adjustment. Such adjustments may result in material changes to the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations to reflect, among other things, the final allocation of the purchase price. Accordingly, the financial information presented herein is preliminary and subject to change.

      The pro forma condensed consolidated balance sheet gives effect to the Transactions as of June 27, 2003. The pro forma condensed consolidated statement of operations give effect to the Transactions as if such transactions were completed as of October 1, 2001, the beginning of our 2002 fiscal year. In addition, the pro forma financial information set forth below presents combined financial and other data for the twelve-month period from June 29, 2002 through June 27, 2003. These results were derived by subtracting the historical condensed consolidated statements of operations and other data for the nine months ended June 28, 2002 from the condensed consolidated statements of operations and other data for the fiscal year ended September 30, 2002, adding the condensed consolidated statements of operations and other data for the nine months ended June 27, 2003 and then applying the pro forma adjustments as if the Transactions were completed as of October 1, 2001.

      The pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project our results of operations or financial condition for any future period or date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended September 30, 2002

		Pro Forma

	Historical	Adjustments(1)		As Adjusted

Net sales	$452.6	$—		$452.6
Cost of goods sold	171.9	(4.2	)(2)	167.7

Gross profit	280.7	4.2		284.9
Operating expenses:
Research and development expenses	44.3	—	(3)	44.3
Selling, general and administrative expenses	174.9	(2.2	)(4)	172.7
Amortization of intangible assets	17.0	(10.5	)(5)	6.5

Total operating expenses	236.2	(12.7)		223.5
Gain on sale of assets	6.0	—		6.0

Income from operations	50.5	16.9		67.4
Other income (expense):
Interest income	1.3	(1.3	)(6)	—
Interest expense	(29.0)	(6.0	)(7)	(35.0)
Interest expense from preferred shares subject to mandatory redemption	—	(7.1	)(8)	(7.1)
Foreign currency gain (loss)	(2.2)	—		(2.2)
Minority interest	(1.2)	—		(1.2)
Other income (loss), net	(0.8)	—		(0.8)

Income before income taxes	18.6	2.5		21.1
Income tax expense	(2.5)	—	(9)	(2.5)

Net income	$16.1	$2.5		$18.6

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended June 28, 2002

		Pro Forma

	Historical	Adjustments(1)		As Adjusted

Net sales	$338.9	$—		$338.9
Cost of goods sold	128.3	(3.2	)(2)	125.1

Gross profit	210.6	3.2		213.8
Operating expenses:
Research and development expenses	32.5	—	(3)	32.5
Selling, general and administrative expenses	132.5	(1.7	)(4)	130.8
Amortization of intangible assets	12.5	(7.5	)(5)	5.0

Total operating expenses	177.5	(9.2)		168.3
Gain on sale of assets	5.7	—		5.7

Income from operations	38.8	12.4		51.2
Other income (expense):
Interest income	0.3	(0.3	)(6)	—
Interest expense	(21.5)	(4.9	)(7)	(26.4)
Interest expense from preferred shares subject to mandatory redemption	—	(5.3	)(8)	(5.3)
Foreign currency gain (loss)	(1.5)	—		(1.5)
Minority interest	(0.6)	—		(0.6)
Other income, net	1.0	—		1.0

Income before income taxes	16.5	1.9		18.4
Income tax expense	(5.9)	—	(9)	(5.9)

Net income	$10.6	$1.9		$12.5

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended June 27, 2003

		Pro Forma

	Historical	Adjustments(1)		As Adjusted

Net sales	$352.7	$—		$352.7
Cost of goods sold	130.4	(3.0	)(2)	127.4

Gross profit	222.3	3.0		225.3
Operating expenses:
Research and development expenses	35.0	—	(3)	35.0
Selling, general and administrative expenses	138.0	(3.5	)(4)	134.5
Amortization of intangible assets	11.9	(6.8	)(5)	5.1

Total operating expenses	184.9	(10.3)		174.6
Gain on sale of assets	1.5	—		1.5

Income from operations	38.9	13.3		52.2
Other income (expense):
Interest income	0.6	(0.6	)(6)	—
Interest expense	(24.3)	(1.4	)(7)	(25.7)
Interest expense from preferred shares subject to mandatory redemption	—	(5.3	)(8)	(5.3)
Foreign currency gain (loss)	0.2	—		0.2
Minority interest	(0.2)	—		(0.2)
Other income (loss), net	(0.3)	—		(0.3)

Income before income taxes	14.9	6.0		20.9
Income tax expense	(6.0)	—	(9)	(6.0)

Net income	$8.9	$6.0		$14.9

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Twelve Months Ended June 27, 2003

		Pro Forma

	Historical	Adjustments(1)		As Adjusted

Net sales	$466.4	$—		$466.4
Cost of goods sold	174.0	(4.0	)(2)	170.0

Gross profit	292.4	4.0		296.4
Operating expenses:
Research and development expenses	46.8	—	(3)	46.8
Selling, general and administrative expenses	180.4	(4.0	)(4)	176.4
Amortization of intangible assets	16.4	(9.8	)(5)	6.6

Total operating expenses	243.6	(13.8)		229.8
Gain on sale of assets	1.7	—		1.7

Income from operations	50.5	17.8		68.3
Other income (expense):
Interest income	1.6	(1.6	)(6)	—
Interest expense	(31.8)	(2.5	)(7)	(34.3)
Interest expense from preferred shares subject to mandatory redemption	—	(7.1	)(8)	(7.1)
Foreign currency gain (loss)	(0.5)	—		(0.5)
Minority interest	(0.8)	—		(0.8)
Other income (loss), net	(2.1)	—		(2.1)

Income before income taxes	16.9	6.6		23.5
Income tax expense	(2.5)	—	(9)	(2.5)

Net income	$14.4	$6.6		$21.0

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

      (1) Reflects Fox Paine ownership percentage of 75.1% following the consummation of the Acquisition Transactions.

      (2) Reflects the net change in cost of goods sold attributable to the following:

				Twelve
				Months
	Year Ended	Nine Months Ended		Ended

	September 30,	June 28,	June 27,	June 27,
	2002	2002	2003	2003

Decrease in depreciation expense resulting from the fair value and remaining economic lives of depreciable assets acquired	$(3.7)	$(2.8)	$(2.8)	$(3.7)
Decrease in operating lease expense due to the purchase of leased assets	(0.8)	(0.6)	(0.6)	(0.8)
Increase in depreciation expense associated with the purchase of previously leased plant equipment	0.3	0.2	0.4	0.5

Total	$(4.2)	$(3.2)	$(3.0)	$(4.0)

      (3) Certain nonrecurring charges directly attributable to the Acquisition Transactions which will impact our statements of operations during the next 12 months have not been included in the pro forma statements of operations. These are, however, reflected in the pro forma balance sheet as a reduction to stockholders’ equity. See the notes to the unaudited pro forma condensed consolidated balance sheet. The charges are as follows:

Write-off of in-process research and development expenses	$2.3
Increase in cost of goods sold due to revaluation of inventory(a)	65.2
Write-off of deferred financing fees	4.4
Purchase of outstanding stock options	4.3
Transaction expenses	11.0

Total	$87.2

(a)	The increased basis in inventory will be reflected in the statement of operations as the related inventory is sold (expected to be approximately 16 months).

      (4) Reflects the net change in selling, general and administrative expenses attributable to the following:

				Twelve
				Months
	Year Ended	Nine Months Ended		Ended

	September 30,	June 28,	June 27,	June 27,
	2002	2002	2003	2003

Increase in expense due to management fees payable to Fox Paine and Mexican SPC	$4.5	$3.4	$3.6	$4.7
Decrease in expense due to $2.4 million of one-time costs directly attributable to the Transaction which are included in the historical financial results	—	—	(2.4)	(2.4)
Decrease in depreciation expense resulting from the fair value and remaining economic lives of depreciable assets acquired	(5.6)	(4.2)	(4.2)	(5.6)
Decrease in operating lease expense due to the purchase of leased assets	(1.8)	(1.4)	(1.4)	(1.8)
Increase in depreciation expense associated with the purchase of previously leased plant equipment	0.7	0.5	0.9	1.1

Total	$(2.2)	$(1.7)	$(3.5)	$(4.0)

      (5) Reflects a net decrease in amortization expense pertaining to the amortization of identifiable intangible assets related to the Acquisition Transactions on a straight-line basis as follows:

				Twelve
				Months
	Year Ended	Nine Months Ended		Ended

	September 30,	June 28,	June 27,	June 27,
	2002	2002	2003	2003

Elimination of pre-acquisition amortization	$(17.1)	$(12.5)	$(11.8)	$(16.4)
Acquisition amortization:(a)
Germplasm	0.8	0.6	0.6	0.8
Existing product technology	2.1	1.6	1.6	2.1
Software	0.6	0.5	0.5	0.6
Trademarks/trade names	0.5	0.4	0.4	0.5
Existing customer relationships	2.5	1.9	1.9	2.5
Non-compete agreements	0.1	—	—	0.1

Net decrease in amortization	$(10.5)	$(7.5)	$(6.8)	$(9.8)

(a)	Amortization expense may change upon completion of the final valuations of the net assets acquired.

      (6) Reflects the elimination of interest income due to the assumed use of all cash on hand.

      (7) Reflects the net increase in interest expense, including deferred financing cost amortization and commitment fees, as a result of the following:

				Twelve
				Months
	Year Ended	Nine Months Ended		Ended

	September 30,	June 28,	June 27,	June 27,
	2002	2002	2003	2003

Elimination of historical net interest expense:
Interest expense	$(24.6)	$(18.5)	$(18.9)	$(25.0)
Deferred financing cost amortization, commitment fees and expenses	(4.4)	(3.0)	(5.4)	(6.8)
Pro forma interest expense:(a)
Term loan(b)	9.9	7.5	7.5	9.9
Revolver(c)	0.4	0.3	0.3	0.4
Notes offered hereby	19.5	14.6	14.6	19.5
Mortgage(d)	1.0	0.7	0.7	1.0
Interest from continuing debt	2.1	1.7	1.0	1.4
Deferred financing cost amortization:
Term loan	1.2	0.9	0.9	1.2
Revolver	0.4	0.3	0.3	0.4
Notes offered hereby	0.5	0.4	0.4	0.5

Net increase in interest expense(e)	$6.0	$4.9	$1.4	$2.5

(a)	Pro forma as if the Acquisition Transactions had occurred on October 1, 2001.

(b)	Calculation based on LIBOR plus 3.25%. LIBOR is assumed to be 2.0%.

(c)	Calculation based on LIBOR plus 3.0%. LIBOR is assumed to be 2.0%.

(d)	Calculation based on LIBOR plus 4.0%. LIBOR is assumed to be 2.0%.

(e)	A 1/8% change in interest rates on variable rate debt would result in approximately a $0.3 million impact to net income for a twelve-month period.

      (8) Reflects interest expense related to dividends payable on the preferred shares subject to mandatory redemption at the annual rate of 12%, compounded quarterly, and interest expense related to the accretion of such shares to the liquidation value of $50.0 million on October 1, 2014.

      (9) The adjusted income tax expense does not change because offsetting valuation allowances are established against the resulting deferred tax assets.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 27, 2003

		Pro Forma

	Historical	Adjustments(1)		As Adjusted

Assets:
Current Assets:
Cash and cash equivalents	$28.1	$(28.1	)(2)	$—
Accounts receivable, net	175.3	—		175.3
Inventories	266.2	65.2	(3)	331.4
Prepaid expenses and other current assets	4.3	—		4.3

Total current assets	473.9	37.1		511.0
Property, plant and equipment, net	163.6	(87.1	)(4)	76.5
Goodwill, net	102.7	(102.7)		—
Intangible assets, net	54.5	57.9	(5)	112.4
Other assets	20.0	(2.8	)(6)	17.2

	$814.7	$(97.6)		$717.1

Liabilities, Mandatorily Redeemable Stock and Stockholders’ Equity:
Current Liabilities:
Short-term borrowings	$39.8	$(20.3	)(7)	$19.5
Current maturities of long-term debt	219.4	(217.3	)(8)	2.1
Accounts payable	22.8	—		22.8
Accrued liabilities	97.2	(26.6	)(9)	70.6

Total current liabilities	379.2	(264.2)		115.0
Long-term debt	15.0	5.8	(10)	20.8
Term loan	—	188.6	(11)	188.6
Revolver	—	6.0	(11)	6.0
Notes offered hereby	—	190.0	(11)	190.0
Deferred income taxes	18.7	5.2	(12)	23.9
Preferred shares subject to mandatory redemption	—	39.3	(13)	39.3
Minority interest in subsidiaries	1.7	—		1.7

Total liabilities	414.6	170.7		585.3
Mandatorily redeemable stock	31.0	(31.0	)(14)	—
Total stockholders’ equity	369.1	(237.3)		131.8

	$814.7	$(97.6)		$717.1

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

      (1) Reflects Fox Paine ownership percentage of 75.1% following the consummation of the Acquisition Transactions.

      (2) Reflects the cash required to consummate the Acquisition Transactions.

      (3) Reflects the increase in inventory to fair value less costs to complete and sell, and a reasonable profit thereon.

      (4) The allocation of the excess fair value of the net assets over the purchase price results in a pro rata reduction of non-current assets. See note (5) below for the allocation of excess fair value over purchase price. The reduction to fixed assets is partially offset by a $6.3 million acquisition of certain plant, office and computer equipment formerly leased by us. The allocation is preliminary and may change upon the completion of the final valuations of the net assets acquired.

      (5) The Acquisition Transactions will be accounted for using the purchase method of accounting and, as a result, the purchase price and related costs will be allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates as follows:

		Allocation
		of excess
		fair value
		over
	Fair	purchase	Adjusted
	Value(a)	price	Value

Value of tangible net assets	$222.6	$(101.0)	$121.6
In-process research and development	11.3	(9.0)	2.3
Germplasm	106.6	(81.1)	25.5
Existing product technology	119.3	(90.8)	28.5
Software	2.2	(1.7)	0.5
Trademarks/trade names	26.3	(20.0)	6.3
Existing customer relationships	157.6	(119.9)	37.7
Non-compete agreements	1.5	(1.1)	0.4

	$647.4	$(424.6)	$222.8

(a)	Represents the fair value of 75.1% of Holdings’ net assets (corresponding to Fox Paine’s expected ownership percentage at closing. The remaining 24.9% of Holdings’ net assets is accounted for using carryover basis.)

      (6) The allocation of the excess fair value of the net assets over the purchase price results in a pro rata reduction of non-current assets. The allocation is preliminary and may change upon the completion of the final valuations of the net assets acquired. Adjustments to other assets include the following:

Allocation of excess fair value over purchase price(a)	$(7.5)
Write-off of costs associated with the exchange	(4.4)
Write-off of deferred financing fees	(2.5)
Additional deferred financing fees related to new debt	11.6

Total	$(2.8)

(a)	Included in allocation of excess fair value over purchase price in note (5) above.

      (7) Reflects the repayment of short-term borrowings (other than by our Korean subsidiary).

      (8) Reflects the repayment of the current portion of long-term debt (other than certain subsidiary indebtedness) and the mortgage on our global headquarters in Oxnard, California.

      (9) Reflects the elimination of accrued dividends as a result of the exchange transaction in which Savia will exchange all of its Holdings Class C preferred stock for shares of Holdings common stock and a cash payment equal to $15.0 million plus interest through the closing date, less $3.0 million.

      (10) Reflects an increase in our mortgage to acquire certain plant, office and computer equipment assets previously leased by us.

      (11) Reflects the long-term portion of our new senior secured credit facility borrowings and the notes offered hereby.

      (12) Reflects the adjustment to deferred tax liabilities as a result of the revaluation of net assets in purchase accounting.

      (13) Represents the fair value of the preferred shares subject to mandatory redemption (the PIK Preferred Stock) issued in connection with certain warrants. The preferred shares subject to mandatory redemption have an aggregate liquidation value of $50.0 million on October 1, 2014. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” mandatorily redeemable financial instruments, with certain exceptions, entered into after May 31, 2003 are classified as liabilities. Prior year presentations have not been restated.

      (14) Represents the retirement of Holdings Class B preferred stock and the payment of accrued dividends thereon.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollars in millions)

      The following selected consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

      The selected consolidated financial data as of and for each of the fiscal years ended September 30, 1998 through 2002 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the nine months ended June 28, 2002 and June 27, 2003 and for the twelve months ended June 27, 2003 have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited consolidated financial statements from which the data below are derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

      In February 2000, we initiated a Global Restructuring and Optimization Plan to streamline our operations, increase utilization of our facilities and improve efficiencies in our business. The key elements of this plan involved reorganizing our ten legacy seed companies into four geographical regions, selling and consolidating certain operation and production facilities, reducing headcount, rationalizing our product portfolio, implementing an advanced logistics management information system and divesting certain non-strategic assets. In connection with this plan we recorded pre-tax charges to our income from operations in fiscal years 2001 and 2002. These charges are noted below and are described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Income Statement Data(1):
Net sales	$428.4	$530.6	$474.4	$449.9	$452.6	$338.9	$352.7	$466.4
Cost of goods sold(2)	162.8	202.3	237.1	232.1	171.9	128.3	130.4	174.0

Gross profit	265.6	328.3	237.3	217.8	280.7	210.6	222.3	292.4
Operating expenses:
Research and development expenses(3)	49.4	62.4	58.4	52.5	44.3	32.5	35.0	46.8
Selling, general and administrative expenses(4)	158.6	193.0	222.6	191.1	174.9	132.5	138.0	180.4
Management fees(5)	8.5	—	—	—	—	—	—	—
Amortization of intangible assets(6)	14.4	27.9	30.4	28.0	17.0	12.6	11.9	16.3

Total operating expenses	230.9	283.3	311.4	271.6	236.2	177.6	184.9	243.5
Gain (loss) on sale of assets	(0.1)	1.6	10.0	0.6	6.0	5.8	1.5	1.7

Income (loss) from operations	34.6	46.6	(64.1)	(53.2)	50.5	38.8	38.9	50.6
Other income (expense):
Interest expense, net	(27.1)	(41.9)	(33.4)	(39.1)	(27.7)	(21.2)	(23.7)	(30.2)
Foreign currency gain (loss)	3.2	1.0	(5.4)	1.7	(2.2)	(1.5)	0.2	(0.5)
Minority interest	(0.2)	(1.4)	(1.2)	(1.4)	(1.2)	(0.6)	(0.2)	(0.8)
Other income (loss), net	(0.3)	0.6	(1.3)	(2.5)	(0.8)	1.0	(0.3)	(2.1)
Income tax benefit (expense)	(3.4)	(2.5)	24.6	(40.0)	(2.5)	(5.9)	(6.0)	(2.6)

Income (loss) before extraordinary items	6.8	2.4	(80.8)	(134.5)	16.1	10.6	8.9	14.4
Extraordinary items	—	(6.8)	—	—	—	—	—	—

Net income (loss)(7)	$6.8	$(4.4)	$(80.8)	$(134.5)	$16.1	$10.6	$8.9	$14.4

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Other Financial Data(1):
Cash flows from operating activities	$(25.7)	$(47.8)	$(68.5)	$(13.5)	$38.1	$2.4	$(3.6)	$32.1
Cash flows from investing activities	(184.3)	(107.2)	(22.2)	(0.6)	31.0	34.0	(0.6)	(3.6)
Cash flows from financing activities	208.5	146.0	95.6	12.7	(58.4)	(40.3)	(7.8)	(25.9)
Ratio of earnings to fixed charges(8)	—	—	—	—	—	—	—	—
Pro forma ratio of earnings to fixed charges(8)					1.0		1.0
EBITDA(9)	68.6	86.9	(21.9)	(8.5)	84.6	66.1	61.5	80.0
Capital expenditures	61.1	71.1	41.5	14.3	14.8	8.8	9.5	15.5

	September 30,					June 28,	June 27,

	1998	1999	2000	2001	2002	2002	2003

Balance Sheet Data (at period end):
Cash and cash equivalents	$28.9	$19.1	$22.5	$22.3	$36.8	$20.8	$28.1
Inventory	245.3	301.7	333.3	279.7	272.5	268.5	266.2
Total assets	862.2	993.4	998.0	835.4	800.0	815.6	814.7
Total debt	456.9	342.6	369.3	336.1	278.5	297.7	274.2
Mandatorily redeemable stock:
Common	48.4	—	—	—	—	—	—
Preferred stock	25.0	25.0	25.5	27.5	29.5	29.0	31.0
Total stockholders’ equity	160.4	470.7	450.9	319.7	337.5	344.8	369.1

(1)	The income statement data and the other data are based on financial information from the income statement, which includes the operating results for acquisitions and other transactions from the date thereof. The historical results include the following business acquisitions: in fiscal year 1998, we completed the acquisition of two South Korean companies, Hungnong Seed Co., Ltd. and Choong Ang Seed Co., Ltd., and in November 1998, we completed the acquisition of the vegetable seed business of Agroceres, a Brazilian company. As a result of these transactions, the results of operations and consolidated financial position reflect the effects of purchase accounting.

(2)	Cost of goods sold in fiscal years 2000 and 2001 included inventory write-downs related to our Global Restructuring and Optimization Plan that were in addition to the inventory provisions that we take in the ordinary course of our business. In fiscal year 2000, we recorded non-cash inventory write-downs of $18.4 million in connection with the consolidation of our facilities and additional non-cash, non-recurring inventory write-downs of $24.5 million as a result of revised sales forecasts. In fiscal year 2001, we recorded non-cash inventory write-downs of $58.2 million as a result of the rationalization of our product portfolio from over 6,000 to just over 4,000 varieties of seed products and the implementation of more stringent quality standards.

(3)	Research and development expenses in fiscal years 1999 and 2000 included special breeder bonuses in the amounts of $4.0 million and $2.1 million, respectively, designed to retain the services of breeder personnel.

(4)	Selling, general and administrative expenses included the following items:

(a)	asset impairment related to an intangible asset resulted in a charge of $6.4 million in fiscal year 2000;

(b)	restricted stock award plan charges related to a 2001 executive incentive program established for the specific purpose of incentivizing senior management to meet performance targets. The plan primarily awarded compensation in the form of shares of Holdings common stock when specific targets were met over a period of six quarters commencing March 31, 2001. The impact of this plan resulted in non-cash charges of $1.8 million, $5.8 million, $4.4 million and $1.4 million in fiscal years 2001 and 2002, the nine months ended June 28, 2002, and the twelve months ended June 27, 2003, respectively. The impact of this plan also resulted in cash charges of $0.8 million, $1.5 million, $1.1 million and $0.4 million in fiscal years 2001 and 2002, the nine months ended June 28, 2002 and the twelve months ended June 27, 2003, respectively. The restricted stock award plan was terminated at the end of fiscal year 2002;

(c)	severance charges related to our Global Restructuring and Optimization Plan impacted fiscal years 2000 and 2001 by $14.0 million and $12.0 million, respectively. A charge of $7.7 million associated with severance of an executive and other employees was recorded in the nine and twelve months ended June 27, 2003;

(d)	facility consolidation costs of $3.1 million and $4.3 million incurred in fiscal years 2000 and 2001, respectively, were associated with our Global Restructuring and Optimization Plan;

(e)	in fiscal year 2000, we recorded $2.0 million of consulting fees in connection with the development of a new management information and product analysis systems and software program that was terminated in that year as part of our Global Restructuring and Optimization Plan. In fiscal year 2001, we incurred $3.3 million in advisory and consulting fees. $2.0 million of these fees were paid to our lenders, their advisors and legal counsel and our advisors and legal counsel in connection with the restructuring of our credit facility, and $1.3 million of these fees were paid to several consultants who advised on certain aspects of our Global Restructuring and Optimization Plan. In fiscal year 2002 and the nine months ended June 28, 2002, we incurred $0.8 million of consulting fees related to our Global Restructuring and Optimization Plan; and

(f)	in the nine and twelve months ended June 27, 2003, we recorded $2.4 million of legal and professional fees related to the transactions detailed in this prospectus, the majority of which represented payments made by us to the advisors and legal counsel to the special committee of Holdings’ Board of Directors formed to evaluate the Acquisition Transactions.

(5)	This management fee was paid for services rendered to us by Savia and its employees. This management fee was discontinued effective October 1, 1998.

(6)	We have ceased the amortization of goodwill due to our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” for fiscal year 2002.

(7)	Net loss included an increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carryforwards. Net income included a decrease in income tax expense during fiscal year 2002 primarily related to a $5.9 million U.S. tax refund and the utilization of net operating loss carryforwards.

(8)	There was a deficiency of earnings to cover fixed charges for the years ended September 30, 1998, 1999, 2000, 2001 and 2002, for the nine months ended June 28, 2002 and the nine months ended June 27, 2003 and the twelve months ended June 27, 2003 of $200.9 million, $7.0 million, $114.7 million, $124.8 million, $1.8 million, $4.5 million, $8.0 million and $5.3 million, respectively. For purposes of calculating the earnings to fixed charges ratio, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges and less preference security dividend requirements. Fixed charges consist of:

•	interest, whether expensed or capitalized;

•	amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized;

•	one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense; and

•	preference security dividend requirements.

(9)	“EBITDA” is defined as net income (loss) before income tax expense (benefit), interest expense, net, depreciation and amortization and non-cash compensation charges. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present EBITDA because management believes that EBITDA could be useful for investors in assessing our operating performance. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by us, is not necessarily comparable to similarly titled measures of other companies, because all companies do not calculate EBITDA in the same fashion. The table below presents a reconciliation from net income (loss) to EBITDA.

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Net income (loss)	$6.8	$(4.4)	$(80.8)	$(134.5)	$16.1	$10.6	$8.9	$14.4
Income tax expense (benefit)	3.4	2.5	(24.6)	40.0	2.5	5.9	6.0	2.6
Interest expense, net	27.1	41.9	33.4	39.1	27.7	21.2	23.7	30.2
Depreciation & amortization	31.3	46.9	50.1	45.1	32.5	24.0	22.9	31.4
Non-cash charges relating to restricted stock award plan(a)	—	—	—	1.8	5.8	4.4	0.0	1.4

EBITDA	$68.6	$86.9	$(21.9)	$(8.5)	$84.6	$66.1	$61.5	$80.0

      (a) See footnote (4)(b) above.

      Below is a table of certain significant items included in our historical operating results and their impact on EBITDA. These items are discussed in more detail in footnotes (2), (3), (4) and (5) above.

								Twelve
						Nine Months		Months
						Ended		Ended
	Fiscal Year Ended September 30,
						June 28,	June 27,	June 27,
	1998	1999	2000	2001	2002	2002	2003	2003

Non-recurring inventory write-downs(a)	$—	$—	$(18.4)	$(58.2)	$—	$—	$—	$—
Impairment related to investment in a subsidiary(c)	—	—	(6.4)	—	—	—	—	—
Cash charges relating to restricted stock award plan(d)	—	—	—	(0.8)	(1.5)	(1.1)	—	(0.4)
Management fees(i)	(8.5)	—	—	—	—	—	—	—
Special breeder retention bonus payments(b)	—	(4.0)	(2.1)	—	—	—	—	—
Severance charges(e)	—	—	(14.0)	(12.0)	—	—	(7.7)	(7.7)
Facility consolidation costs(f)	—	—	(3.1)	(4.3)	—	—	—	—
Project-related professional and consulting fees(g)	—	—	(2.0)	(3.3)	(0.8)	(0.8)	—	—
Transaction charges(h)	—	—	—	—	—	—	(2.4)	(2.4)

Total	$(8.5)	$(4.0)	$(46.0)	$(78.6)	$(2.3)	$(1.9)	$(10.1)	$(10.5)

(a)	See footnote (2) above.

(b)	See footnote (3) above.

(c)	See footnote (4)(a) above.

(d)	See footnote (4)(b) above.

(e)	See footnote (4)(c) above.

(f)	See footnote (4)(d) above.

(g)	See footnote (4)(e) above.

(h)	See footnote (4)(f) above.

(i)	See footnote (5) above.

A substantial portion of our EBITDA comes from subsidiaries that operate in foreign countries. Because of restrictions imposed by law in certain of these countries, including laws relating to taxes on dividends and distributions, as well as U.S. taxes that may be imposed on dividends or deemed dividends, the cash flow from these subsidiaries may be subject to substantial taxes if these foreign subsidiaries distribute their earnings to us, and we could be subject to additional U.S. taxes. As a result, a substantial portion of the funds represented by EBITDA may not be available for our discretionary use.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following discussion and analysis contain forward-looking statements which are subject to risks, uncertainties and contingencies which could cause our actual business, results of operations or financial condition to differ materially from those expressed in or implied by, such statements. See “Risk Factors” and “Forward-Looking Statements.”

Overview

      Seminis was formed in 1994 to consolidate various industry-leading vegetable and fruit seed brands into one consumer-oriented producer and marketer of vegetable and fruit seeds. Our core business was created through the acquisition of the Asgrow seed business in December 1994 and the subsequent combination of the Asgrow business with the Petoseed and Royal Sluis seed businesses in October 1995. Since our formation, we have been at the forefront of the consolidation of the vegetable and fruit seed industry and have completed ten acquisitions.

      Our rapid growth through acquisitions created a highly complex operation that impacted our results. An increasing level of inventory as well as production and quality assurance difficulties resulted in severe financial difficulties over the past several years.

Global Restructuring and Optimization Plan

      In February 2000, we announced a cost-saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000 and focused on our North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase of the initiative, which initially targeted our global operations and subsequently expanded to cover additional headcount reductions and to consolidate our facilities in Holland. The key elements of the Global Restructuring and Optimization Plan included:

•	reorganizing our ten legacy seed companies into four geographical regions;

•	selling or consolidating certain operation and production facilities;

•	reducing headcount in connection with the reorganization and facility consolidation;

•	rationalizing our product portfolio;

•	implementing an advanced logistics management information system; and

•	divesting non-strategic assets.

      In connection with phase one of the Global Restructuring and Optimization Plan, we recorded pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our product portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

      In connection with the implementation of the expanded second phase of our Global Restructuring and Optimization Plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge primarily related to severance and associated costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. In fiscal year 2001, we also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our Global Restructuring and Optimization Plan.

      The remaining components of the restructuring accruals are as follows:

		Amounts	Balance at	Additional	Amounts	Balance at	Additional	Amounts	Balance at	Amounts	Balance at
	Charges	Incurred	Sept. 30,	Charges	Incurred	Sept. 30,	Charges	Incurred	Sept. 30,	Incurred	June 27,
	2000	2000	2000	2001	2001	2001	2002	2002	2002	2003	2003

	(In millions)
Severance and related expenses	$14.0	$(1.8)	$12.2	$12.0	$(12.3)	$11.9	$—	$(8.6)	$3.3	$(2.7)	$0.6
Inventory write-downs	18.4	(18.4)	—	58.2	(58.2)	—	—	—	—	—	—
Other	2.0	(2.0)	—	—	—	—	—	—	—	—	—

Total	$34.4	$(22.2)	$12.2	$70.2	$(70.5)	$11.9	$—	$(8.6)	$3.3	$(2.7)	$0.6

      To date, there have been no material adjustments to amounts accrued under our Global Restructuring and Optimization Plan. The remaining $0.6 million reserve balance is expected to be utilized in fiscal year 2003.

Improved Financial Performance

      As a result of the implementation of the Global Restructuring and Optimization Plan, we have significantly improved our cash flows and established the basis for future profitable operations through:

•	decreased operating expenses primarily achieved by reducing global headcount and consolidating production and operations facilities;

•	improved collections of accounts receivable;

•	reduced inventory purchases resulting from improved forecasting and inventory controls; and

•	the sale of non-core assets.

      Together with price increases that we implemented in April 2001, during fiscal year 2002, we:

•	reduced our debt by $57.6 million;

•	reduced operating expenses as a percentage of sales by 7.8%; and

•	generated positive cash flows from operations of approximately $38.1 million.

Impact of the Transactions

      The Acquisition Transactions are accounted for under the purchase method of accounting. In accordance with applicable accounting guidelines, the purchase price paid by Fox Paine for the Holdings common stock plus related purchase accounting adjustments are “pushed down” and recorded in Holdings’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day after the Transactions were consummated. As a result, the purchase price and related costs were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates.

      More specifically, the assets and liabilities of Holdings were adjusted to fair value as of the closing date of the Acquisition Transactions. Holdings increased its aggregate borrowings in connection with the financing arrangements that Holdings entered into in connection with the Transactions. Accordingly, our interest expense is expected to be higher in periods following the Transactions. The excess of the fair value of Holdings’ net assets over the total purchase price will be allocated to our non-current assets. The increased basis in our inventory is currently $65.2 million (which amount is preliminary and subject to change once final purchase accounting adjustments are made). This increased basis in our inventory will be reflected in our statements of operations through increased cost of goods sold and corresponding decreased gross profit during the period the related inventory is sold (expected to be approximately 16 months).

Results of Operations

      The table below sets forth Seminis’ results of operations data expressed as a percentage of net sales.

	Fiscal Years Ended			Nine Months Ended
	September 30,
				June 27,	June 28,
	2002	2001	2000	2003	2002

	(In millions)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	62.0	48.4	50.0	63.0	62.1
Research and development expenses	9.8	11.7	12.3	9.9	9.6
Selling, general and administrative expenses	38.6	42.4	46.9	39.1	39.1
Amortization of intangible assets	3.8	6.2	6.4	3.4	3.7

Gain(loss) on sale of assets	1.3	0.1	2.1	0.4	1.7
Income (loss) from operations	11.1	(11.8)	(13.5)	11.0	11.4
Interest expense, net	(6.1)	(8.7)	(7.1)	(6.7)	(6.2)
Other non-operating income (expense), net	(0.9)	(0.5)	(1.6)	(0.1)	(0.3)

Income (loss) from continuing operations before income taxes	4.1	(21.0)	(22.2)	4.2	4.9
Income tax benefit (expense)	(0.5)	(8.9)	5.2	(1.7)	(1.8)

Net income (loss)	3.6%	(29.9)%	(17.0)%	2.5%	3.1%

Nine Months Ended June 27, 2003 Compared with Nine Months Ended June 28, 2002

Net Sales

      Net sales increased 4.1% to $352.7 million for the nine months ended June 27, 2003 from $339.0 million for the same period ended June 28, 2002. This increase was primarily due to $21.0 million of favorable currency fluctuations relating to the strengthening of the Euro and South Korean Won versus the U.S. Dollar during the nine months ended June 27, 2003, compared to the same period in the prior fiscal year, partially offset by a $2.0 million decrease reflecting the divestiture of a non-core business in January 2002. In constant dollars, stated at monthly average exchange rates of fiscal year 2002, and excluding the sales of the divested and phased out non-core businesses, sales would have decreased 1.5% from the nine months ended June 28, 2002 to the nine months ended June 27, 2003. Despite a general seed price increase in all the regions, sales were affected by volume decrease and product mix. This decrease was primarily due to weaker sales in the Far East that were attributable to a reduction of acreage for hot pepper varieties and demand for watermelon varieties and the decrease of certain carrot and hot pepper sales in the NAFTA region. Our business is subject to seasonal fluctuations and, therefore, the sales for the first nine months of a fiscal year are not necessarily indicative of those to be expected in any other interim period or for an entire fiscal year.

Gross Profit

      Gross profit increased 5.6% to $222.4 million for the nine months ended June 27, 2003 from $210.6 million for the nine months ended June 28, 2002. Gross margin increased to 63.0% for the nine months ended June 27, 2003 from 62.1% for the nine months ended June 28, 2002. The increase was primarily due to general seed price increases in all regions as well as an improved product mix.

Research and Development Expenses

      Research and development expenses increased 7.6% to $34.9 million for the nine months ended June 27, 2003 from $32.5 million for the nine months ended June 28, 2002. The increase was primarily due to the currency fluctuation impact on research and development expenses denominated in the Euro and South Korean Won, and general increases from year to year.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased 4.2% to $138.0 million for the nine months ended June 27, 2003 from $132.5 million for the nine months ended June 28, 2002. The increase was primarily attributable to an expense of $4.4 million related to an executive severance package, the impact of an additional $3.3 million in severance expenses, the incurrence of $2.4 million of legal and financial advisory expenses related to the Acquisition Transactions and currency fluctuation impact during fiscal year 2003. The increases were partially offset by decreases of $2.9 million of expenses related to a divested non-core business, $5.5 million of restricted stock award expenses and $0.8 million of consulting fees related to restructuring during the same period during the last fiscal year.

Amortization of Intangible Assets

      Amortization of intangible assets decreased 5.0% to $11.9 million for the nine months ended June 27, 2003 from $12.5 million for the nine months ended June 28, 2002. The decrease was primarily due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. The decrease was partially offset by the currency impact from the fluctuation of the South Korean Won on South Korean based intangible assets.

Gain on Sale of Assets

      The gain on sale of assets of $1.5 million for the nine months ended June 27, 2003 was primarily due to the sale of certain South Korean assets, a Salinas, California property and a company-owned house. The gain on sale of assets of $5.7 million for the nine months ended June 28, 2002 was primarily due to the sale of a non-core business and asset sales of our South Korean subsidiary.

Interest Expense, Net

      Interest expense, net, increased 12.0% to $23.7 million for the nine months ended June 27, 2003 from $21.2 million for the nine months ended June 28, 2002. The increase was primarily due to amortization of increased deferred financing fees and higher interest rates resulting from the amendment of our existing syndicated credit facility in January 2003, offset by the effect of lower average debt balances.

Other Non-Operating Income (Expense), Net

      We had other non-operating expense, net, including foreign currency gain (loss), net, of $0.3 million for the nine months ended June 27, 2003, as compared to other non-operating expense, net, of $1.1 million for the nine months ended June 28, 2002. Other non-operating expense, net, for the nine months ended June 27, 2003 primarily consisted of non-operating losses from subsidiaries in the United States, Guatemala, Chile, Brazil and Italy. Other non-operating expense, net, for the nine months ended June 28, 2002 primarily consisted of foreign currency losses of $1.5 million resulting from currency fluctuations in South America and a U.S. dollar denominated loan in The Netherlands.

Income Tax Expense

      Income tax expense was $6.0 million for the nine months ended June 27, 2003 compared to income tax expense of $5.9 million for the nine months ended June 28, 2002. The effective tax rate during the first nine months of fiscal year 2003 increased to 40.2% compared to 35.9% for the nine months of fiscal year 2002 and 13.3% for the fiscal year 2002. The increase in the period was due to the mix of worldwide income and the receipt of a $5.9 million income tax refund, for which no benefit was previously recorded.

Year Ended September 30, 2002 Compared with Year Ended September 30, 2001

Net Sales

      Net sales increased 0.6% to $452.6 million for the year ended September 30, 2002 from $449.9 million for the year ended September 30, 2001. The result was impacted by $4.8 million of negative currency fluctuations relating to weakness in the European Monetary Union Euro, Argentinean Peso and Brazilian Real versus the U.S. Dollar during the year ended September 30, 2002, compared to the same period in the prior fiscal year. In addition, the year ended September 30, 2001 included incremental net sales of $10.7 million from a non-core business divested in January 2002. In constant dollars, stated at monthly average exchange rates for fiscal year 2001 and excluding the sales of the non-core businesses, net seed sales would have increased 4.0%. This increase was primarily attributable to higher sales of spinach, onion, cucumber, tomato, white cabbage, peas and bean varieties in the Europe, Middle East and Africa region. Also, the North and Central America sales regions benefited from increased sales of lettuce, spinach and sweet and hot pepper varieties. The sales increases were primarily attributable to price increases implemented in these respective regions. Overall sales increases were partially offset by decreases in the Far East region sales due to weak economic and poor weather conditions and in South American sales due to the economic instability in Argentina, which also affected other countries in the region.

Gross Profit

      Gross profit increased 28.9% to $280.7 million for the year ended September 30, 2002 from $217.8 million for the year ended September 30, 2001. Gross margin increased to 62.0% for the year ended September 30, 2002 from 48.4% for the year ended September 30, 2001. The improvement in both gross profit and gross margin was primarily due to a non-cash inventory write-down of $58.2 million taken during fiscal year 2001, related to the Global Restructuring and Optimization Plan. Excluding the non-cash inventory write-down, gross margin for the period ended September 30, 2001 would have been 61.4%. The increase was also due to seed price increases within the Europe, Middle East and Africa and the North and Central America sales regions as well as an improved product mix. Additionally, there was approximately $3.1 million of freight and handling charge revenue that was recognized in net sales during the year ended September 30, 2002 in compliance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” with the corresponding expense recorded in selling, general and administrative expenses. In the prior year, through June 29, 2001, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses, other than $1.3 million that was recognized in net sales in the fourth quarter of fiscal year 2001.

Research and Development Expenses

      Research and development expenses decreased 15.5% to $44.3 million for the year ended September 30, 2002 from $52.4 million for the year ended September 30, 2001. $4.2 million of the decrease was due to personnel reductions and $1.3 million of other expenses resulted from initiatives of the Global Restructuring and Optimization Plan. The decrease was also attributable to an approximate $0.9 million research grant received in Europe which offset research and development expenses during the year ended September 30, 2002. In addition, expenses decreased by approximately $1.6 million due to the impact of the divestiture of a non-core business.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased 8.5% to $174.9 million for the year ended September 30, 2002 from $191.1 million for the year ended September 30, 2001. The decrease was primarily the result of approximately $12.0 million of severance provision, $4.3 million of facility consolidating costs and $3.3 million of consulting fees due to restructuring initiatives incurred in fiscal year 2001 compared to $0.8 million of consulting fees for restructuring initiatives in fiscal year 2002. Additionally, the decrease was attributable to the elimination of approximately $8.9 million of expenses from a non-core business divested in January 2002, combined with the impact of further headcount reductions following the implementation of the Global Restructuring and Optimization Plan. The decrease in expenses was partially offset by a compensation charge of $7.3 million related to an employee restricted stock award plan recorded during the year ended September 30, 2002, compared to $2.6 million recorded during the prior fiscal year. Additionally, the decrease in expenses was offset by approximately $3.1 million of freight and handling charge revenue that was recognized in net sales during the year ended September 30, 2002. In the prior year, such freight and handling charge revenue was netted against the corresponding selling, general and administrative expenses, other than $1.3 million that was recognized in the fourth quarter of fiscal year 2001.

Amortization of Intangible Assets

      Amortization of intangible assets decreased 39.1% to $17.1 million for the year ended September 30, 2002 from $28.0 million for the year ended September 30, 2001. The decrease was primarily due to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” The pronouncement requires that periodic amortization of goodwill be ceased and that annual reviews of the fair value of the goodwill need to be performed to determine if an impairment of the goodwill asset value exists. Upon completing our analyses, no impairment adjustments in goodwill and other intangible assets were required. Therefore, we recorded no goodwill amortization in accordance with SFAS No. 142 in fiscal year 2002, whereas approximately $9.0 million of goodwill amortization was recorded during fiscal year 2001. The decrease was also due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. The decrease was partially offset by the currency impact from the fluctuation of the South Korean Won on South Korean based intangible assets.

Interest Expense, Net

      Interest expense, net, decreased 29.1% to $27.7 million for the year ended September 30, 2002 from $39.1 million for the year ended September 30, 2001. The decrease was primarily due to lower average debt balances and interest rates during fiscal year 2002 compared to the prior fiscal year. During the twelve months ended September 30, 2002, our bank debt balance decreased by approximately $57.6 million.

Other Non-Operating Income (Expense), Net

      We had other non-operating income, including foreign currency gain (loss), net, of $1.8 million for the year ended September 30, 2002 as compared to other non-operating expense, net, of $1.6 million for the year ended September 30, 2001. Other non-operating income, net, for the year ended September 30, 2002 primarily consists of an approximate $3.9 million gain from the sale of a non-core business in January 2002, offset by foreign currency losses of $2.2 million resulting from currency fluctuations in South America and a U.S. dollar denominated loan in The Netherlands and a minority interest provision of $1.2 million. Other income, net, also includes gains from non-strategic asset sales in South Korea. Other non-operating expense, net, for the year ended September 30, 2001, primarily resulted from the loss on sale of fixed assets of $1.9 million and a minority interest provision of $1.4 million. The expense was partially offset by a foreign currency gain of $1.7 million.

Income Tax Benefit (Expense)

      Income tax expense was $2.5 million and $40.0 million for the years ended September 30, 2002 and September 30, 2001, respectively. The decrease in income tax expense was the result of utilization of net operating loss carryforwards in fiscal year 2002, the receipt of a $5.9 million tax refund in July 2002 in the United States due to certain changes in the U.S. tax law for net operating loss carrybacks, the mix of worldwide income tax rates and the establishment of valuation allowances for certain deferred tax assets in fiscal year 2001.

Year Ended September 30, 2001 Compared with Year Ended September 30, 2000

Net Sales

      Total net sales at actual currency rates decreased 5.2% to $449.9 million for the year ended September 30, 2001, from $474.4 million for the year ended September 30, 2000. The decrease was primarily due to currency fluctuation and the divestiture of certain businesses. The weakness of the European Monetary Union Euro, the South Korean Won and Brazilian Real accounted for the majority of the $20.9 million decrease in sales from currency fluctuation in comparison to fiscal year 2000. The divestiture of the garden and soybean businesses impacted sales with a further decrease of $17.3 million. At a constant currency rate with fiscal year 2000, net seed sales increased 2.4% to $439.5 million for the year ended September 30, 2001, from $429.2 million for the year ended September 30, 2000. North America had the largest increase of $8.4 million with significant improvements in Mexico. At a constant currency rate with fiscal year 2000, South America had a sales increase of $2.8 million, despite unfavorable economic conditions in Argentina and Colombia; the Far East also recorded a net seed increase in sales of $0.6 million, even though Korea was negatively impacted by heavy snowfall and an economic downturn; Europe, the Middle East and Africa sales decreased by $1.5 million, mainly due to weather conditions in Southern Europe. Non-core business also increased sales by $3.4 million, at constant currency rates with fiscal year 2000, with Incotec, a non-core subsidiary that we have since sold, being the major contributor.

Gross Profit

      Gross profit decreased 8.2% to $217.8 million for the year ended September 30, 2001, from $237.3 million for the year ended September 30, 2000. Gross margin decreased to 48.4% for the year ended September 30, 2001, from 50.0% for the year ended September 30, 2000. Both gross profit and gross margin reflected total non-cash inventory writedowns of $73.9 million and $58.9 million taken during fiscal year 2001 and 2000, respectively. The writedowns in fiscal year 2001 included approximately $58.2 million of charges taken in conjunction with our Global Restructuring and Optimization Plan, whereby we rationalized our product line from 6,000 to 4,000 varieties and imposed more stringent quality standards. Gross margins in fiscal year 2001 were also positively impacted by price increases resulting from efforts of the Global Restructuring and Optimization Plan.

Research and Development Expenses

      Research and development expenses decreased 10.1% to $52.4 million for the year ended September 30, 2001 from $58.4 million for the year ended September 30, 2000. The decrease was due to an approximate $2.0 million charge related to Seminis’ research incentive program recorded in the first half of fiscal year 2000, with no corresponding charges in fiscal year 2001. The decrease in expenses was also a result of headcount reduction from the Global Restructuring and Optimization Plan and currency fluctuations from research and development operations in Europe during fiscal year 2001.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased 14.2% to $191.1 million for the year ended September 30, 2001 from $222.6 million for the year ended September 30, 2000. The decrease was primarily the result of headcount reductions following the implementation of the Global Restructuring and Optimization Plan and, in part, the impact of currency fluctuations. Furthermore, the decrease was the result of the divestiture of certain non-core businesses totaling $6.9 million, the absence of a $6.4 million impairment charge recorded in fiscal year 2000 associated with our investment in LSL PlantScience, a joint venture engaged in the sale of long shelf life tomatoes in North America, and a restructuring charge primarily for severances of $12.0 million in fiscal year 2001 compared to $14.0 million in fiscal year 2000. The decrease was partially offset by facility moving costs of $4.3 million compared to $3.1 million and consulting fees for restructuring of $3.3 million compared to $2.0 million in fiscal years 2001 and 2000, respectively. Additionally, a compensation charge of $2.6 million for a newly established employee stock plan was taken in fiscal year 2001.

Amortization of Intangible Assets

      Amortization of intangible assets decreased 7.9% to $28.0 million for the year ended September 30, 2001 from $30.5 million for the year ended September 30, 2000. The decrease was primarily due to the effect of latter stages of accelerated amortization of intangible assets related to purchase accounting. Furthermore, the decrease was attributable to the currency impact from the devaluation of the South Korean Won on Korean based intangible assets. The decrease was partially offset by an increase in intangible asset amortization in a U.S. subsidiary.

Interest Expense, Net

      Interest expense, net, increased 17.1% to $39.1 million for the year ended September 30, 2001 from $33.4 million for the year ended September 30, 2000. The increase was primarily due to higher effective interest rates in the fiscal year ended September 30, 2001 compared to the prior fiscal year. Furthermore, the increase was due to the acceleration of deferred financing cost amortization related to our credit facility. The acceleration was a result of the advancement of the maturity date of the term loan.

Other Non-Operating Income (Expense), Net

      Seminis had other non-operating expense, net of $1.6 million for the year ended September 30, 2001, as compared to other non-operating income, net of $2.2 million for the year ended September 30, 2000. Other non-operating expense, net, for the year ended September 30, 2001 included other expense, net of $1.9 million, primarily from the loss on the sale of fixed assets, offset by a foreign currency gain of $1.7 million and a minority interest provision of $1.4 million. Other income in fiscal year 2000 included a $10.0 million gain on the asset sales of MBS, a soybean subsidiary, a currency loss of $5.4 million, primarily associated with Seminis Vegetable Seeds Holland on its U.S. dollar denominated loan and a minority interest provision of $1.2 million.

Income Tax Benefit (Expense)

      We had an income tax expense of $40.0 million for the year ended September 30, 2001, as compared to an income tax benefit of $24.6 million for the year ended September 30, 2000. The increase in income tax expense during fiscal year 2001 primarily related to a provision of a valuation allowance against the deferred tax assets arising from net operating loss carryforwards. As of September 30, 2001, our tax assets for net operating loss carryforwards primarily consisted of a Netherlands carryforward of $45.7 million that has an indefinite life and a U.S. carryforward of $94.5 million, which will begin to expire in 2020. Although a valuation allowance has been established on these tax assets, we have commenced certain initiatives in order to utilize these loss carryforwards before they expire.

Contractual Obligations and Commercial Commitments

      The following tables summarizes the scheduled maturities of financial obligations and commitments on a pro forma basis giving effect to the Transactions as if they occurred as of June 27, 2003:

	Payments Due by Period

	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

	(In millions)
Contractual obligations
Debt(1)	$466.3	$23.3	$8.7	$8.2	$426.1
Operating leases(2)	8.7	3.4	3.6	1.4	0.3

Total contractual cash obligations	475.0	26.7	12.3	9.6	426.4

	Amount of Commitment Expiration Per Period

	Total Amounts
	Committed	1 Year	2-3 Years	4-5 Years	After 5 Years

	(In millions)
Commercial commitments
Guarantees	$1.5	$0.3	$—	$—	$1.2

Total commercial commitments	1.5	0.3	—	—	1.2

(1)	See Note 8 to our consolidated financial statements included elsewhere in this prospectus for information on our long-term debt obligations as of September 30, 2002.

(2)	See Note 12 to our consolidated financial statements included elsewhere in this prospectus for information on our non-cancelable operating leases as of September 30, 2002.

      Our contractual obligations and commercial commitments are discussed in the “— Liquidity and Capital Resources” section below and in the footnotes to our consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Cash Flows from Operating Activities

      Operating activities utilized $3.6 million in cash flow during the nine months ended June 27, 2003 compared to $2.4 million in cash flow provided during the same period in the prior fiscal year. The operating cash flow of this interim period was negatively impacted by approximately $5.2 million of restructuring fees, $4.5 million of severance and consulting fees paid to an executive, $2.4 million of fees associated with the Acquisition Transactions, additional interest incurred due to restructuring of our syndicated credit facility and other additional severance incurred.

      As a result of our Global Restructuring and Optimization Plan, we made significant strides in the enhancement of our cash flow in fiscal year 2002. Operating activities provided $38.1 million in cash flow in fiscal year 2002 compared to $13.5 million of cash utilized in fiscal year 2001. These improvements in cash flows were primarily due to the positive impacts of: a decrease in the levels of seed purchases for inventory reflecting improved production planning over our inventory level; a decrease in both production overhead and operating expenses resulting from the successful implementation of the Global Restructuring and Optimization Plan; and an improvement in collections of accounts receivable. These working capital improvements were partially offset by severance costs in connection with the Global Restructuring and Optimization Plan and a reduction in the level of accounts payable.

Cash Flows from Investing Activities

      Investing activities utilized $0.6 million in cash flow during the nine months ended June 27, 2003 compared to $34.0 million in cash flow provided in the same period in the prior fiscal year. This reduction was primarily due to $17.6 million of proceeds from the sale of a non-core business and $24.3 million of proceeds from the disposition of assets primarily related to an office building in Seoul, South Korea during the last fiscal year. Capital expenditures remained consistent between the two fiscal periods.

      Capital expenditures increased to $14.8 million for the year ended September 30, 2002, from $14.3 million in the prior fiscal year. The increase was partly due to a $5.2 million investment that primarily related to a production facility, which is being utilized to consolidate our South Korean operations and to enhance our growth strategy in the Far East market. Additionally, $2.3 million of capital expenditure was attributable to the expansion of our Hungarian facility in order to consolidate large seed operations in Europe. Other investing activities for the year ended September 30, 2002 included approximately $28.5 million in proceeds from the sale of assets, primarily relating to the sale of an office building in Seoul, South Korea and $17.6 million from the sale of a non-core business.

      During fiscal year 2001, we sold our properties in Saticoy (California), Filer (Idaho) and Vineland (New Jersey) as part of our efforts to reduce and consolidate our operation and production facilities. Other investing activities for the year ended September 30, 2001 included approximately $14.1 million in proceeds from the sale of non-operating assets.

Cash Flows from Financing Activities

      Financing activities utilized $7.8 million and $40.3 million during the nine months ended June 27, 2003 and June 28, 2002, respectively. The reduction was primarily due to principal payment requirements of our old syndicated credit facility in the respective periods.

      Our total indebtedness as of June 27, 2003 was $274.2 million, of which $216.6 million were borrowings under our old syndicated credit facility. We had $12.5 million, $10.1 million, $7.5 million and $21.4 million of borrowings by our U.S., Italian, Spanish and South Korean subsidiaries, respectively, and $6.1 million of borrowings by other foreign subsidiaries.

      As of September 30, 2000, we were not in compliance with certain covenants of our old syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the syndicated credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of Holdings.

      On May 31, 2001, our lenders consented to the financial plan that we submitted and agreed to restructure our old syndicated credit facility. Upon receipt of the amended syndicated credit facility, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed upon date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001 and $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were to be due in the first quarter of fiscal year 2003.

      In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the syndicated credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our old syndicated credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

      We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under our old syndicated credit facility at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amendments to our old syndicated credit facility; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the syndicated credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the syndicated credit facility from the previously agreed upon date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. We met all required principal and interest payments during the first six months of fiscal year 2003 and were in compliance with all of our financial covenants at June 27, 2003. As all remaining amounts under the amended syndicated credit facility were due within one year, the $216.6 million of outstanding borrowings under the syndicated credit facility were classified as a current liability as of June 27, 2003.

      On May 30, 2003, Holdings and/or certain other parties entered into the amended and restated exchange agreement, the contribution agreement, the merger agreement, the stock purchase agreement and certain other related agreements pursuant to which Fox Paine, the Continuing Stockholders and the Additional Purchasers acquired all outstanding shares of Holdings common stock.

      Prior to the consummation of the merger and pursuant to the terms of the amended and restated exchange agreement, Savia exchanged all of its outstanding shares of Holdings Class C preferred stock (including accrued paid in kind or PIK dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid dividends for 37.7 million shares of Holdings Class A common stock and cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million.

      On September 29, 2003, we consummated the Transactions, which included a number of financing activities, including the repayment of our old syndicated credit facility, the issuance of the original notes and the borrowing under our new senior secured credit facility. For a more detailed description of the Transactions, see “Description of the Acquisition Transactions.”

      Our exposure to foreign currency fluctuations is primarily due to foreign currency gains or losses that occur from intercompany receivables and payables between Seminis Vegetable and its foreign subsidiaries. We did not have any material outstanding hedging contracts as of June 27, 2003.

      Going forward, our principal source of liquidity will be cash flow generated from operations and borrowings under our new senior secured credit facility. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures and provide working capital. Based on our current level of operations, we believe that remaining cash on hand, cash flow from operations and available borrowings under the revolving credit portion of our new senior secured credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.

Critical Accounting Policies and Estimates

      Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, inventories, intangible assets, income taxes, restructuring costs and contingencies and litigation, on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe that the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our consolidated financial statements.

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Many of our customers are located in foreign jurisdictions where payment terms and the timing of collections can differ from domestic transactions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Our inventory is recorded at the lower of cost or market. The value of each seed variety in inventory is dependent upon various quality characteristics, which deteriorate over time. Write-downs of inventory to market value are based upon assumptions about future demand and market conditions, the success of our sales programs and the shelf life of the seeds. If actual market conditions and sales results are less favorable than those projected by management, additional inventory write-downs may be required.

      We are subject to proceedings, lawsuits, other claims related to seedmen’s errors and omissions, environmental, labor and other matters. We assess the likelihood of adverse judgments or outcomes to these matters as well as the range of potential losses. A determination of the reserves required, if any, is made after careful analysis. The required reserves may change in the future due to new developments.

      We have recorded reserves in connection with restructuring our business. These reserves principally include estimates related to employee separation costs, the consolidation or closing of facilities and the valuation of certain assets, including inventory. Actual costs could be different from those estimated.

      In assessing the recoverability of our goodwill and long-lived assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy and/or market conditions, we may be required to record impairment charges not previously recorded for these assets. On October 1, 2001, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which required us to analyze our goodwill for impairment issues during fiscal year 2002 and on a periodic basis thereafter.

      The carrying value of our deferred tax assets is dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. We established a valuation allowance against certain of our deferred tax assets due to uncertainties related to the ability to utilize these assets, primarily consisting of net operating losses carried forward and foreign tax credits, before they expire. The valuation allowance is based on our estimates of taxable income by each jurisdiction in which we operate and the period over which the assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, the valuation allowance would change and could materially impact our financial position and results of operations.

Recent Accounting Pronouncements

      SFAS No. 141, “Business Combinations,” was effective for us on July 1, 2001. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations,” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method.

      SFAS No. 142, “Goodwill and Other Intangible Assets,” was effective for us for fiscal years beginning after December 15, 2001, but was adopted early as of the beginning of fiscal year 2002. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. We have ceased the amortization of goodwill due to our adoption of SFAS No. 142 and no impairment was required in fiscal year 2002.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Management has not yet determined the impact, if any, of the adoption of this standard on our financial position or our results of operation.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002. We do not expect SFAS No. 144 to have a material effect on our consolidated financial position, results of operations or cash flows.

      In May 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. We believe this new standard will not have an impact on our business, consolidated financial position, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of our commitment to an exit plan.

      The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We believe SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

      In January 2003, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. As we have elected not to change to the fair value based method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 will not have an impact upon our financial condition or results of operations.

      In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) used for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The provisions of this Statement are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have a significant impact on our financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. Upon adoption of this Statement, we will have to restate the carrying value of Holdings’ outstanding mandatorily redeemable preferred stock to the present value of the obligation and reclassify the amount into liabilities on the balance sheet. Additionally, amounts previously accrued as dividends on the mandatorily redeemable preferred stock will be expensed in the statement of operation as interest expense.

      On November 25, 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies the requirements of FASB Statement No. 5, “Accounting for Contingencies” relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin (“ARB”) No. 51.” This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of this Interpretation are effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. The adoption of this Interpretation did not have a significant impact on our financial condition or results of operations.

Market Risk Disclosures

      We do not have any financial instruments held for trading purposes and do not hedge any of our market risks with derivative instruments.

      The currencies that experienced significant fluctuations in fiscal year 2002 were the European Monetary Union Euro, Argentinean Peso and Brazilian Real. Our primary market risk exposure relates to foreign currency fluctuations in connection with foreign currency gains or losses that occur from intercompany receivables and payables between us and our foreign subsidiaries and from the U.S. dollar denominated loan under our existing credit facility originated by SVS Holland, B.V., one of our foreign subsidiaries.

      The fair value of short-term borrowings approximates cost due to the short period of time to maturity. The fair value of long-term debt was estimated based on current interest rates available to Seminis for debt instruments with similar terms, degrees of risk and remaining maturities. The interest expense would be impacted by $2.5 million with a fluctuation of 100 basis points. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Seminis could realize in a current market exchange.

      The fair value of Seminis’ borrowing arrangements and other financial instruments is as follows:

	At September 30, 2002		At September 30, 2001
	Asset (Liability)		Asset (Liability)

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

(In millions)
Short-term borrowings	$(28,532)	$(28,532)	$(19,665)	$(19,665)

      Principal amount by expected maturity as of September 30, 2002:

							Total
						There-	Carrying	Fair Value
	2003	2004	2005	2006	2007	after	Value	9/30/02

	(In millions)
Long-term debt (including current maturities)	$(21,709)	$(214,930)	$(2,713)	$(2,719)	$(2,397)	$(5,534)	$(250,002)	$(250,002)

      Principal amount by expected maturity as of September 30, 2001:

							Total
						There-	Carrying	Fair Value
	2003	2004	2005	2006	2007	after	Value	9/30/02

				(In millions)
Long-term debt (including current maturities)	(67,527)	(233,242)	(2,703)	(2,807)	(2,801)	(7,345)	(316,425)	(316,425)

BUSINESS

Company Overview

      We are the leading worldwide developer, producer and marketer of vegetable and fruit seeds. We produce more than 60 species of vegetable and fruit seeds and more than 4,000 vegetable and fruit seed products (which do not include tree and citrus fruits). We market our seeds through four full-line brands — Seminis, Asgrow, Petoseed and Royal Sluis — and five specialty and regional brands. Our 2002 net seed sales represented approximately 19% of the $2.3 billion worldwide market for vegetable and fruit seeds (excluding tree and citrus fruits) in 2002, according to our estimates.

      Since our formation in 1994, we have built a global presence through a series of ten acquisitions. Through these acquisitions, we gained access to or ownership of key technologies, patents and germplasm that have enabled us to add developed and proven products to our portfolio and to enter new and established markets.

      We use seeds as the delivery vehicle for innovative agricultural technology. We develop seeds designed to reduce the need for agrochemicals, increase crop yield, reduce spoilage, offer longer shelf life products, create better tasting foods and provide vegetables and fruits with better nutritional value for consumers. We have what we believe is the largest vegetable and fruit germplasm bank in the world. Our germplasm bank contains the hereditary information that determines the characteristics of vegetables and fruits grown from our seeds. This collection of seed characteristics is our key strategic asset and has been developed through decades of cross-breeding to produce seeds known as hybrids that yield plants with enhanced characteristics.

      We are creating the foundation to capture value from all participants in the vegetable and fruit production and distribution chain, including growers, distributors, processors, and retailers. Our strategy is to capture value by marketing premium-priced seeds with quantifiable benefits and superior traits directly to the parties along the distribution chain that can derive the most value from these seeds. Participants in the field crop industry have successfully implemented this strategy with respect to crops such as corn, soy and cotton. In April 2001, we became the first vegetable and fruit seed provider to employ the value capture strategy at the grower level by successfully implementing price increases for our seeds.

      We have established a worldwide presence and global distribution system. We market seeds in over 150 countries, have 48 research and development facilities in 17 countries and territories and production sites in 24 countries. Our worldwide presence allows us to remain close to local markets around the world, adapt our products to distinct, local microclimates and meet the preferences of local consumers.

Industry Overview

Global Demand

      We believe a fundamental driver of the increase in demand for vegetables and fruits is global population growth. The United Nations projects that world population will increase from 6.1 billion people in 2002 to 7.2 billion people in 2015. In developing countries, which will experience much of the growth, vegetable and fruit consumption increased 228% from 1980 to 2001. During the same period, worldwide consumption of vegetables and fruits increased 138%. According to data provided by the FAO, (i) during the period from 1990 to 2000, vegetable and fruit production (excluding tree and citrus fruits) grew at approximately 3.3 times the rate of global population expansion and (ii) the harvested acreage dedicated to vegetables and fruits (excluding tree and citrus fruits) has increased approximately 3.2% annually during the period from 1990 to 2000, while overall agricultural harvested acreage has increased less than 0.3% annually during the same period. As the global demand for vegetables and fruits increases, the demand for seeds to grow these crops is expected to increase as well. Vegetables and fruits are among the most valuable agricultural crops. According to USDA data, the average farmgate value per hectare for vegetables and fruits (excluding tree and citrus fruits) was approximately 11 times greater than the average farmgate value per hectare for corn in the United States in 2000. Farmgate value refers to the revenue generated by farmers selling their crops to distributors and retailers. Worldwide vegetable seed revenue is projected to grow at a 4.8% compounded annual growth rate from 2002 through 2006.

      The health and nutritional benefits that vegetables and fruits offer further drive the demand for these products. Vegetables and fruits are valuable in meeting basic nutritional needs and in preventing disease. Vegetables and fruits have very little fat, are low in calories and contain vitamins and other nutritional components. It is believed that diets high in vegetables and fruits can protect against the risk of cardiovascular disease, stroke, diabetes, iron-deficiency anemia and cataracts and can significantly reduce the risk of cancer. Vegetable and fruit consumption has grown at a 4.2% compounded annual growth rate from 1980 to 2001, and we expect the demand for vegetables and fruits to continue to increase as consumers become more concerned with their own health and more aware of the health and nutritional benefits of vegetables and fruits.

Hybridization

      The development of seed crops takes place in several steps. The process begins with trait selection — choosing plants that have desirable characteristics such as high yield, nutritional content, flavor, size or natural resistance to a certain disease. Trait selection requires an extensive pool of germplasm and significant research and development.

      Seed companies produce both hybrid and open-pollinated seeds. Open-pollinated seeds are pollinated by natural means and produce progeny with no significant variation from their parent lines. These types of seeds maintain traits indigenous to a specific parent line. In contrast, hybrid seeds are the first generation progeny of two different parent lines. The progeny of hybrid seeds possess hereditary characteristics of the parent lines and also contain enhanced performance characteristics superior to the parent lines. However, second generation seed produced by a hybrid will not inherit the enhanced performance characteristics of its hybrid parent. Therefore, hybrid crop growers generally purchase their seasonal seed requirements from seed companies in order to maintain the benefits of hybridization. In fiscal year 2002, 80% of our net seed sales were hybrid seeds.

      Because growers can realize increased yields and enhanced performance from hybrid seeds and because seed companies are the only source of hybrid seeds, seed companies can typically demand a premium for the hybrid seeds they produce. Virtually all vegetable seeds planted in the United States and Europe are hybrids. Moreover, developing countries are beginning to recognize the value of hybrids (including high yields and disease resistance) and are beginning to plant hybrid seeds as opposed to open-pollinated seeds.

New Opportunities

      In addition to an overall increase in the demand for vegetables and fruits, we believe there will be an increase in demand for hybrid seeds for which growers will pay a substantially higher price due to the increasing number of benefits that hybridization can produce. These benefits include:

•	higher yields per acre,

•	greater uniformity,

•	greater resistance to pests, diseases and environmental conditions, and

•	improved quality, flavor and nutrition.

      We believe all participants within the production and distribution chain, including growers, distributors, processors, and retailers, will drive demand for hybrid seeds.

      Growers: As the amount of arable land in the world decreases and the demand for vegetables and fruits increases, we believe growers will pay a premium for seeds that increase productivity. The vegetable and fruit growers’ input-intensive cost structure makes growers particularly receptive to new products like hybrid seeds that can reduce input costs such as fertilizer, pesticides, and labor.

      Distributors: In the production process, products move from the grower to the packer/shipper to the distributor and to the retailer, or products move directly from the grower to the processor. Costs are added at each stage in the distribution chain, reflecting both profit margin and product shrinkage due primarily to spoilage. Reducing spoilage presents a clear opportunity for seed companies to achieve premium pricing.

Through traditional breeding and biotechnology, we have developed new seed varieties with enhanced shelf-life characteristics. Because these product enhancements can increase profitability at each step in the distribution chain, all distribution chain participants drive demand for these products.

      Processors: Vegetable and fruit processors freeze, dehydrate, make into paste or can fresh vegetables and fruits into shelf-stable containers. Processors either produce their own vegetables and fruits or contract for their production with growers. A large portion of the costs associated with processing fresh vegetables and fruits is the vegetable and fruit itself and the energy required to freeze or heat the vegetable or fruit or to evaporate water. In addition, processing can result in the loss or neutralization of flavor components.

      Accordingly, developing varieties of vegetable and fruit seeds with higher yields and reduced processing requirements while maintaining flavor components are important objectives for seed companies.

      Retailers: Direct consumption by the end consumer of vegetables and fruits in the form that the farmer produces them facilitates premium pricing for higher quality products. Consequently, retailers continuously seek new vegetable and fruit products with desirable consumer qualities, including enhanced color, texture, sweetness, taste and nutritional benefits, which may command a premium price on the grocery store shelf.

Industry Complexities

      In order to develop products in the seed industry, companies need access to a broad germplasm bank and adequate capital to develop products over long periods of time. The development of a broad germplasm bank requires the accumulation of hereditary materials over a period of years. Germplasm is scarce, expensive and must be refined to properly serve different markets. Furthermore, development cycles can last five to 12 years prior to launching a commercially viable product. Seed companies invest a considerable amount of capital in research and development to maintain a full product pipeline. Additional complexities in the seed industry include the need for global distribution, the difficulty of building established brands and the challenge of achieving economies of scale in mass production.

Competitive Strengths

Leading Market Position

      We are the global leader in vegetable and fruit seed sales, with approximately 19% of the $2.3 billion worldwide market in 2002, according to our estimates. We believe that we are the leading provider of vegetable and fruit seeds in key regions including North America, Europe, Latin America, the Middle East and South Korea. In 2001 and 2002, we held a leading position in many of the regional markets for each of a wide variety of vegetable and fruit seeds, including tomatoes, beans, onions, watermelons, cucumbers, radishes, sweet peppers, lettuce, cabbage, spinach, cauliflower, squash and peas.

Global Presence and Worldwide Distribution

      We have built a global presence through a series of ten acquisitions occurring between 1994 and 1998, enabling us to:

•	gain access to key technologies, patents and germplasm collections,

•	add developed and proven products to our portfolio, and

•	enter new and established markets.

We believe that through economies of scale in our global production and distribution system, we will be able to leverage our brands and product lines to increase sales and streamline costs. We currently market over 4,000 varieties of vegetable and fruit seeds in over 150 countries with production sites in 24 countries. By geographically diversifying, we can develop and produce seed varieties on a year-round basis, maximize yield, reduce inventory requirements and better ensure adequate supplies of our products.

Diverse Revenue Stream

      We have approximately 16,000 customers in over 150 countries and territories. No customer accounted for more than 3.3% of our net seed sales in fiscal year 2002. Our ten largest customers accounted for approximately 14.0% of our net seed sales in fiscal year 2002. Furthermore, our customer base includes growers, distributors and dealers and is geographically diverse, with North and Central America representing 38.3% of our net seed sales in fiscal year 2002, and Europe, the Middle East and Africa representing 39.7% of our net seed sales during the same period. Our product portfolio is also diverse, with no seed variety accounting for more than 1.3% of our net seed sales in fiscal year 2002.

Strength in Research and Development

      We are a leading innovator in the global vegetable and fruit seed industry. We employ a staff of more than 620 research professionals, including 120 individuals with Ph.D. and M.S. degrees, who conduct a global research effort from 48 locations around the world. Many of these research professionals are located in the same offices as our marketing and production staff to facilitate collaboration between our research teams and our sales, marketing and manufacturing departments and allow us to tailor our development efforts to meet the unique needs of local markets. Over the past four fiscal years, we have averaged approximately $54 million in annual research and development spending, which we believe is significantly higher than the research and development spending of other companies who compete in the vegetable and fruit seed industry.

Strength of Germplasm Bank

      We own what we believe is the largest vegetable and fruit germplasm bank in the world. We view our collection of germplasm as our key strategic asset. Germplasm is the hereditary information contained in our seeds that determines the characteristics of vegetables and fruits, including:

•	input traits, such as resistance to pests and adverse weather conditions;

•	system traits, such as long shelf life, reduced spoilage and enhanced processing capability; and

•	output traits, such as crop yield, color, texture, flavor, ready-to-eat convenience and nutrition.

Our germplasm bank includes over 1.5 million breeding lines developed from a combined 600 years of worldwide breeding activity. We believe that the combination of our germplasm bank and our research and development capabilities is a competitive advantage in developing and marketing better products.

Brand Strength and Long Operating History

      We market full lines of seeds under the Asgrow, Petoseed, Royal Sluis and Seminis brands. The Asgrow, Petoseed and Royal Sluis brands have each been in existence for over 50 years. We believe that Asgrow, Petoseed and Royal Sluis are well recognized in the industry and in their markets for consistently developing and marketing high quality seeds for most major vegetable and fruit species. We also market seeds through five regional or specialty brands, which are targeted to respond to the demands of local markets. We believe that our brands rank among the leading brands worldwide in the vegetable and fruit seed markets.

Growing Demand for Our Products

      We believe that demand for our products will increase as world population and health awareness grow. The United Nations projects that world population will increase by 19.0% to 7.2 billion from 2000 to 2015. In addition, we believe that increased awareness of the nutritional benefits of vegetables and fruits will have a positive impact on the demand for our products. Vegetables and fruits are valuable in meeting basic nutritional needs and in preventing disease. We expect that the growing worldwide population and increasing health awareness will drive continued growth in the vegetable and fruit market.

Business Strategy

      Our business strategy is to focus on the following key initiatives:

Continue Leadership in Product Development

      We intend to continue to produce innovative and value-added products to increase revenue and improve cash flows. We plan to achieve this goal by leveraging our germplasm bank and our research and development capabilities to develop products that are profitable and that cater to local tastes and preferences. We intend to continue to develop products that will meet the demand for a growing population under the constraints of a declining amount of arable land. In fiscal year 2002, we launched over 80 new products.

Increase Revenue and Profitability Through Value Capture

      We estimate that the worldwide market for vegetable and fruit seeds (which excludes tree and citrus fruits) was $2.3 billion in 2002, which represented only 3.6% of the total worldwide farmgate value of approximately $65.3 billion in 2002, according to our estimates. In 2001, corn and soybean revenue represented approximately 13% and 11% of farmgate value in the United States, respectively. The greater percentage of farmgate value represented by corn and soybean revenue is primarily due to the significant consolidation of agronomic seed producers and their substantial investment in biotechnology to deliver differentiated products. We believe there is significant opportunity for vegetable and fruit seeds to capture a greater percentage of farmgate and retail value by employing the pricing strategy described below and by continuing to develop differentiated new products.

      We are implementing the following product development and pricing strategies to capture additional farmgate and retail value:

      Existing Products

•	Comprehensive and detailed market and product analysis to fully understand existing product differentiation and market position

•	Price adjustments based on product traits and competitive characteristics

      New Products

•	Focused research and development on differentiated seed products targeting high-value end markets

•	New product launches at significant price premia to precursor products

      Consumer-Oriented Products

•	Development of new products that emphasize traits such as nutrition, convenience and taste in response to consumer demand

•	Marketing directly to vegetable and fruit distributors, processors and retailers highly differentiated products with consumer-oriented traits

•	Pricing model that includes a seed price increase to the farmers whose demand for the seed is dictated by the distributor, processor or retailer, and a contractual royalty agreement with the distributor, processor or retailer

Leverage Our Global Production and Distribution System

      Because we grow and produce seeds all over the world, our portfolio of production facilities and our network of growers reduce the effects of adverse conditions in a given geographic region. We have the ability to shift production to utilize different seasons/ climates throughout the world to accelerate product development. Our global distribution system enables us to learn about and understand distinct farming communities throughout the world. This specialized knowledge allows us to monitor and understand the local markets and to develop products on a global basis for local preferences. We will continue to gather market information for new product development and expand our distribution system into new markets.

Operating Improvement Initiatives

      We have instituted a number of initiatives to improve our operating performance:

Optimize Global Research and Development

      In 2001, we focused on optimizing our global research and development organization by consolidating our research based on categories of breeding families. To implement this initiative, we:

•	eliminated product redundancies,

•	aggregated and leveraged our previously decentralized global germplasm bank,

•	developed a single product pipeline per market,

•	enhanced regional and global teamwork,

•	eliminated brand-based internal competition, and

•	strengthened linkage to market opportunities by enhancing cross-functional collaboration within our company from the development of new products to the marketing of these products.

      These changes have enabled us to better align our research and development efforts with the needs of customers in our end markets and to implement our value capture strategy.

Enhance Seed Supply and Inventory Control Management

      Inventory surplus resulting from competition and market changes, shelf life expiration and overproduction represents an intrinsic risk in our business. In 1998, we began to design and implement proprietary systems and processes to minimize surpluses and shortages, including the development of an in-house forecasting program that we have implemented at the salesperson level. Over the next several years we continued this design and implementation effort. In 2002, we initiated a seed supply management program in order to minimize both stock-outs and inventory surplus, and to optimize the location of world production based on quality, time, cost and volume. We have also hired inventory risk managers and a forecast accuracy team to ensure that our sales and production forces meet their seed supply management objectives. We believe these new tools and procedures have helped to reduce the forecasting volatility inherent in our business and will minimize the level of normalized annual inventory write-offs.

Products

Brands

      Through our customer-focused, brand strategy, we provide choices to growers with respect to product, price, promotion and service. We also provide information to enable growers to anticipate changes in consumer trends rather than reacting to them. We have four full-line brands, Asgrow, Petoseed, Royal Sluis and Seminis, each with its own identity and positioning. Each of Asgrow, Petoseed and Royal Sluis features important products in different regions and market segments, establishing highly valued brand identity, which we leverage through the introduction of new products. In North and Central America, we are marketing Asgrow, Petoseed and Royal Sluis under the Seminis brand. We also market seeds through regional and specialty brands, which are targeted to respond to local market needs. These needs are driven by dietary preferences, desire for local products, specialized farm growing practices and local environmental and climatic conditions. We believe that our brands rank among the leading brands worldwide in the vegetable and fruit seed market.

      The table below summarizes each of our brands in fiscal year 2002:

				Percentage of
				Fiscal Year
				2002 Net Seed
	Date of			Sales by
Brand	Acquisition	Principal Products	Principal Regions	Brand

Asgrow & Bruinsma*	1994	Lettuce, peas, beans, carrots, onions, glass house cucumbers, peppers and tomatoes	North America, Central America, Northern and Southern Europe	33.6%
Petoseed & California*	1995	Tomatoes, peppers, melons, squash, onions and cucumbers	North America, Central America, South America, Southern Europe and Middle East	35.9
Royal Sluis*	1995	Broccoli, cabbage, cauliflower, leeks, lettuce, spinach and beans	Europe and Middle East	18.0
Horticeres	1998	Lettuce, okra, tomatoes and tropical cauliflower	Brazil	—
Hungnong & Choong Ang	1998	Watermelons, Chinese cabbage, hot peppers and oriental radishes	South Korea	10.0
Other non-branded sales				2.5

Total				100.0%

*	Includes seeds that are now being sold under the Seminis brand that had been previously sold under the Asgrow, Petoseed and Royal Sluis brands, respectively.

      We reinforce the market positions of our brands and products through strategic planning, pricing and communications. We believe that strong brands provide an advantage in the marketplace when introducing new varieties. The reputation, reliability and trust associated with our existing brands can lend credibility to representations made regarding new products sold under these brand names.

      Over the last year, we have reviewed our regional brand strategy in order to leverage our brand recognition and reputation, while optimizing our infrastructure in sales teams and breeding programs. This review resulted in the following:

•	rationalization of our product portfolio from over 6,000 varieties to just over 4,000,

•	consolidation of sales teams around the world to meet market needs, and

•	establishment of teams of breeders focused on specialized lines of products and elimination of breeder redundancies in target markets.

These changes have enabled us to continue to provide new products that are responsive to market opportunities in a manner that leverages existing brand identity.

Products

      We currently market approximately 4,000 varieties of seeds within 60 species. In fiscal year 2002, we produced approximately 80.0% hybrid seed and 20.0% open-pollinated seed. The table below summarizes our 2002 net seed sales by product family:

Fiscal Year 2002 Net Seed Sales by Product Family

Percentage of
Fiscal Year 2002
Product Family	Net Seed Sales

Solanaceous (tomato, pepper, eggplant, okra)	30.0%
Cucurbits (melon, cucumber, pumpkin, squash)	23.2
Large Seed (beans, peas, sweet corn)	15.0
Brassica (broccoli, brussel sprouts, cabbage, cauliflower, bok choy, Chinese cabbage)	11.8
Root and Bulb (onion, leek, beet, carrot, radish)	10.6
Leafy and Other (lettuce, spinach, celery)	9.4

Total	100.0%

      The following are several examples of our strongest performing products:

•	Hybrid Hot Pepper (North and Central America) — Represented 1.3% of our net seed sales in fiscal year 2002 ($5.5 million). This product is attractive to growers because of its resistance to disease and its propensity for higher yield and size uniformity.

•	Hybrid Broccoli (North and Central America and Southern Europe) — Represented 1.2% of our net seed sales in fiscal year 2002 ($5.2 million). This product is attractive to growers because of its propensity for higher yield and size uniformity.

•	Hybrid Tomato, Fresh Market (Northern and Eastern Europe, Middle East and Africa) — Represented 1.1% of our net seed sales in fiscal year 2002 ($4.6 million). This product is attractive to growers because of its resistance to disease and its propensity for higher yield.

Sales and Marketing

      We sell our products worldwide using a wide range of distribution strategies involving direct sales, dealers, distributors and importers. Largely driven by local market needs, our distribution strategy for each geographic region is designed to maximize the sales penetration of our products.

      Our product sales are widely diversified geographically, with Europe representing the largest percentage of total sales outside of North and Central America. The table below illustrates the geographic diversification of our worldwide seed sales during fiscal year 2002.

Fiscal Year 2002 Net Seed Sales by Region

	Fiscal Year 2002	As a Percentage of
Geographic Region	Net Seed Sales	Total Net Seed Sales

	(In millions)
North and Central America	$165.7	38.3%
Southern Europe	86.1	19.9
Northern and Eastern Europe	46.3	10.7
Middle East and Africa	39.4	9.1
South America/ Australia & New Zealand	37.7	8.7
Asia	57.1	13.3

Total	$432.3	100.0%

      While approximately 20.0% of our net seed sales in fiscal year 2002 were made directly to growers, we also foster close relationships with dealers and distributors. Where there is a market need, we use these dealers and distributors as an outside direct sales force. Dealers and distributors enable our products to reach growers in areas where there are geographic or other constraints on direct sales efforts. We are highly selective in choosing the dealers and distributors that represent our brands. We select dealers and distributors based on shared vision, technical expertise, local market knowledge and financial stability. In addition, we build dealer/ distributor loyalty through an emphasis on service, access to breeders, joint trials, ongoing training and extensive promotional material support. No single dealer or distributor accounted for greater than 3.0% of our total sales in fiscal year 2002.

Product Development

      We rely heavily on plant breeding supplemented with molecular and cellular technology to create new product innovations. We focus our internal product development activities on products that are likely to have practical market applications, create significant market value, command premium pricing and increase local sales penetration. Over the last several years, we have improved our new product pipeline management, resulting in fewer new product launches based on demonstrated end-market demand. This focus has allowed us to charge higher prices for new products as part of our value capture strategy.

      We currently own 51 patents and have 81 patents pending in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes. A total of seven patents were issued and 14 new patent applications were filed in fiscal year 2002. In addition, we have protected more than 382 plant varieties under plant variety protection laws and we have applications pending on an additional 196 plant varieties.

      Our new product development efforts utilize plant breeding, proprietary technology, biotechnology, molecular and cell biology and plant pathology to introduce innovative products to the marketplace in an efficient and cost-effective manner. We augment our internal product development efforts through technological alliances with leading companies, research institutions and universities. We believe that our internal research and development capability and access to innovative technology, coupled with our extensive germplasm resources, position us to best meet the changing demands and preferences of growers and end-consumers and increase our penetration in the value chain in the vegetable and fruit industry.

      During fiscal year 2002, new product sales represented approximately 5.0% of our net seed sales and existing products introduced into new countries or new markets over the last three years represented over 25.0% of our net seed sales during this period.

Product Development Platform

      We conduct research and development activities in 48 locations throughout the world, including 16 in North America, ten in Europe, two in the Middle East, four in South and Central America and 16 in Asia. By diversifying our research and development geographically, we are able to take advantage of local breeding resources and many different microclimates. We are also better able to tailor our products to local tastes and preferences.

      Each region of the world has particular requirements for the production of vegetables and fruits. These requirements are driven by local environmental conditions such as temperature or rainfall as well as local consumer preferences such as very sweet pink tomatoes in Japan or more acidic red tomatoes in Italy. We maintain an internally developed, proprietary database that contains information on local production and local consumer needs. We have compiled the information in this database to enable our plant breeders and marketing and sales personnel to more effectively design new products to meet the needs of local markets.

      We incurred $44.3 million, $52.5 million and $58.4 million of expenses related to research and development during fiscal years 2002, 2001 and 2000, respectively. We have an extensive research and development staff with over 620 full-time people employed in research and development functions, including over 120 professionals with Ph.D. or M.S. degrees, including 79 plant breeders, 16 biotechnologists and 16 pathologists. Our plant breeding staff is structured by groups of related crops (families). Within each family, breeding is further structured by species to enhance product development efficiencies and effectively respond to changing consumer demands and preferences. All plant breeders have access to technology developed from our biotechnology, biochemistry and pathology laboratories. We provide incentives to our breeders to ensure that our new products are targeted at viable markets.

Germplasm

      We own what we believe is the largest vegetable and fruit germplasm bank in the world, comprised of millions of our seeds. Our germplasm bank is our key strategic asset. Our seeds capture the characteristics of vegetables and fruits grown for our customers in different regions of the world, including input traits, such as resistance to pests and adverse weather conditions, and output traits, such as crop yield, color, texture, flavor and ready-to-eat convenience. Our extensive germplasm resource is difficult to replicate, having been developed through more than 150 years of research and development efforts.

      The merger of the Petoseed, Asgrow and Royal Sluis germplasm catalogs, in combination with the germplasm from Bruinsma, Hungnong, Choong Ang and other acquired vegetable and fruit seed businesses, has created a very diverse germplasm resource. The strength of our germplasm is the extensive diversity of materials available and the wide variety of hereditary characteristics contained in these materials. Our breeders utilize our germplasm, as well as our proprietary technologies, to develop innovative products suitable to the needs of different markets and conditions. Our extensive germplasm catalog facilitates the continued development of innovative products and future growth.

Technology

      Our product development technology positions us as one of the leaders in agricultural innovation. The time and capital required for the development of new products represent significant challenges in the vegetable and fruit seed industry. On average, it takes five to 12 years for a proprietary variety to reach commercial viability. We employ biotechnology, biochemistry and other technological processes to enhance our plant breeding programs and improve the efficiency of our new product development efforts.

      Breeding: We maintain significant breeding programs for 28 major vegetable and fruit species that yielded more than 80 commercial varieties and more than 150 pre-commercial products in fiscal year 2002. Our breeding strategy is to create vegetable and fruit hybrids and varieties with combinations of traits that are superior to competitors’ hybrids and varieties and that meet or anticipate the changing demands of the market. These improved traits include more economical production, improved yields, superior disease resistance, environmental tolerance, longer shelf lives, superior processing characteristics and consumer benefits such as improved taste, appearance, nutrition, ready-to-eat convenience and health benefits.

      Plant and Genetic Technology: Through the use of our proprietary processes, we enhance the efficiency of our breeding programs by enabling our breeders to identify and incorporate important plant traits into breeding lines, while significantly reducing the lead-time necessary to introduce commercially viable products. These proprietary processes include the use of tissue culture, dihaploid breeding, cytoplasmic male sterility, molecular markers, genomics and biotechnology.

      Plant Pathology: Vegetables and fruits are susceptible to diseases that can affect yield and quality of the final product. In order for our plant breeders to identify and understand diseases that affect vegetables and fruits and to develop vegetable and fruit varieties resistant to these diseases, we believe we have established the largest plant pathology group in the industry. With 16 scientists in a network of laboratories throughout the world, we are currently working on more than 100 different diseases, targeting those that have the greatest impact on commercial vegetable and fruit production.

      As a result of these efforts, we believe we lead the industry in providing the widest range of disease-resistant hybrids that require reduced chemical applications or no chemical applications while enhancing growers’ yield potential. Our plant pathology resources also enable us to maintain rigorous quality control standards. All seed-lots are screened for a wide variety of diseases. Lots that may be contaminated are treated to destroy the disease organisms or are destroyed altogether.

Strategic Relationships

      We actively seek access to technology applicable to vegetables and fruits from, and actively develop collaborations with, companies, research institutions and leading universities. We have over 100 technology agreements with leading universities, research institutions and private corporations that provide us with additional access to germplasm, genes, technology, patents and proprietary knowledge. We believe that our investment in technology agreements and collaborations reduces the cost and risk normally associated with new product development, as we utilize collaborators for most of our basic research. We typically share the value created as a result of our agreements and collaborations with our partners once a product reaches commercialization.

Production and Operations

      We typically contract with seed growers to produce 80-85% of our seeds. The balance of our seeds is produced on company-owned farms. We provide the producer with male and female “parent” lines for hybrid varieties and basic stock seed for open-pollination varieties, which are multiplied into commercial quantities. The grower returns the seeds to one of our operations facilities for cleaning, quality control, packaging and climate-controlled storage prior to sale to the customer. This process generally ranges from 9 to 36 months, underscoring the importance of a comprehensive and accurate forecasting system.

      Our seeds are produced both domestically and internationally in 25 countries in the Northern and Southern Hemispheres to mitigate growing risks associated with weather or disease in any one region and to replicate local growing conditions. In the United States, we produce seeds in Arizona, California, Idaho, Oregon and Washington through contract production with high-quality, dependable growers. Seeds are produced internationally through subsidiaries in Argentina, Canada, Chile, France, Guatemala, Hungary, Italy, Mexico, New Zealand, Peru, South Africa, South Korea, Thailand and The Netherlands and through exclusive agents using our proprietary technology in Australia, China, Czech Republic, Denmark, Ecuador, Germany, India, Israel, Italy, Japan, Latvia, New Zealand, Romania, Slovakia, South Africa, Taiwan, Tanzania, Turkey and Vietnam.

      By geographically diversifying our production facilities, we can schedule planting on a year-round basis, maximize yield, reduce inventory requirements and better ensure adequate supplies. In addition, we manage the availability of quality products throughout the world by maintaining production capabilities for each variety in at least two locations in each hemisphere. For example, a new variety with strong, unanticipated demand in the Northern Hemisphere can be supplied by using additional production from the Southern Hemisphere.

      We control contract production globally by providing on-site management and technical personnel to oversee the production process. We supply producers with stock seed, specialized hybridizing techniques and specialized sowing and harvesting equipment to ensure product quality. Production is divided among numerous species, ranging from hand-labor-intensive hybrid crops such as peppers and tomatoes, to machine-planted and harvested seed crops such as peas, beans and sweet corn. Our planning department utilizes a specially designed logistics system, which integrates the planning functions in production, operations and sales. Product quantities are determined by considering a combination of factors, including long-term sales forecasts, product safety stock in inventory and production history for the region and product. The implementation of this system has provided real-time information about inventory at various stages of the production and distribution channel over a four-year time horizon.

      We have main processing facilities in California, Idaho, Washington, Chile, Italy, Hungary, The Netherlands and South Korea and auxiliary processing centers in Brazil, New Zealand and India. The location of our seed processing centers is intended to facilitate the flow of seeds from production areas to major markets.

Quality Assurance

      Our quality assurance (“QA”) group oversees an extensive program that is designed to build quality into the seed, beginning at the breeder level and continuing through production, processing and sale of the commercial seed. This group conducts extensive testing of our seed to confirm genetic purity and identity, both in the field and through molecular techniques, hybridity and identity analysis, as well as germination and physical purity evaluations. We also test the general health of the seed.

      QA sets guidelines for the production and operations process, and monitors the correct application of procedures. In addition, this group interfaces with our customers to ensure their satisfaction with our products and services and gathers, analyzes and disseminates quality-related information to all our internal areas involved in the supply chain. As a result, we capitalize on the experience and historical information available to us across regions and functions.

Competition

      We face direct competition from technological advances by competitors such as other seed companies, chemical and pharmaceutical companies and biotechnology companies, many of which have substantially greater resources than we do. To remain competitive, we expend approximately 10.0% of our revenue from net seed sales in research and development and strive to maintain technological alliances.

      Our principal global competitors are Syngenta Seeds Inc., Sakata Seed Corp. and Groupe Limagrain. We also face local competition in each of the geographic regions in which we operate. These regional competitors tend to focus on fewer species and tend to concentrate on regional distribution only. We believe that the key competitive drivers in the industry are proven performance, customer support in the field, price and service. We believe that our global and local presence gives us a leading role in the industry and a competitive advantage. The economies of scale that we have and our ability to quickly introduce new products to market provide us with a superior advantage in the marketplace.

Intellectual Property

      We use a wide array of technological and proprietary processes to enhance our germplasm and product development programs. These technologies and proprietary processes enable us to create novel product concepts and reduce the time to market by, in many cases, two to five years. In certain circumstances we file for patents on technology that is patentable. We currently own, co-own or have pending utility, utility model and design patents in such areas as virus resistance, product quality, breeding technology, gene expression, cell selection and resistance genes, including 204 issued, allowed and pending patents in Argentina, Australia, Brazil, Canada, Chile, China, the European Union, France, Germany, Hungary, India, Indonesia, Israel, Italy, Japan, Mexico, The Netherlands, New Zealand, Romania, South Africa, South Korea, Saudi Arabia, Spain, Thailand, Turkey, Ukraine, the United Kingdom, and the United States.

      Intellectual property rights protect our products and technologies from use by competitors and others. Intellectual property rights of importance to us include utility patents, plant variety protection (“PVP”) certificates under plant variety protection laws, trademarks and trade secrets. The protection of our germplasm and varieties through patents and PVP certificates is focused on open-pollinated varieties, parental lines, traits and gene technologies related to hybrid varieties, novel traits, novel breeding technologies, molecular markers and disease resistance.

      In the United States, the European Union, Japan and many other countries, plant varieties can be protected under laws which grant rights to plant breeders to protect their seeds, including the right to prevent third parties from importing or exporting, storing, processing, reproducing or selling protected varieties within the territory of protection. As of June 27, 2003, we have protected more than 365 separate plant varieties under issued plant variety protection certificates or plant variety right certificates in the United States, the European Union and other countries, with a total of more than 400 PVP certificates granted. As of this same date, we have another 194 applications for plant variety protection pending, mostly in the United States and the European Union.

      Apart from obtaining patent and PVP protection, we have developed a corporate policy to protect our proprietary and confidential information such as trade secrets. New corporate policies specifically addressed to each functional area of Seminis and concerning the protection of our intellectual property are being implemented in each of the different functional areas. The objectives of the trade secret policy are to prevent disclosure of sensitive information and to protect our legal interests if our trade secrets are appropriated.

      We have recently consolidated the registration and maintenance of trademark functions in our legal department. We own a large portfolio of trademarks, including 446 registrations and applications in more than 75 countries throughout the world.

      We intend to continue developing comprehensive intellectual property and protection through utility and design patents (including with respect to key varieties and parent lines), PVP certificates, trademarks and trade secrets. We will also aggressively expand protection of our varieties and parent lines through plant variety rights. We will continue to aggressively enforce all of our intellectual property rights.

Regulation

      The development, testing and commercialization of seed products are subject to legislation and regulation in various countries. These regulations may govern genetic exclusivity, environmental concerns, product viability, performance and labeling. While regulation adds a cost of doing business to the industry, it also provides protection for research and development investment in new products, thereby encouraging continued new product development.

Registration Process

      Variety registration varies from country to country, but generally each variety must be phenotypically unique. That is, the size, color, maturity and quality must be verifiably different from the varieties that already exist in the market. Once a variety is registered it cannot be changed. In the United States, the registration process is voluntary and determination that a variety is unique is left to the breeder. In Europe and many other countries, the registration process is regulated and determination of uniqueness is made in official trials.

Phytosanitary Certification

      The purpose of phytosanitary requirements is to prevent the spread of plant diseases that can be carried on seeds or other plant tissue. Each seed-producing country has agricultural inspectors that check seed crops for the presence of specified diseases. After these crops are harvested, laboratory tests are also conducted to ensure that the seeds are clean and free of impurities. Having passed the inspection and lab tests, the department or ministry of agriculture of the producing country issues a phytosanitary certificate stating that the seeds are free of specified diseases. Importing countries then allow the seeds to cross their borders on the basis of these certificates.

Labeling of Genetically Engineered Products

      There are no worldwide, accepted regulations for genetically engineered products. Consequently, we are required to seek and obtain regulatory approvals in each country where such seeds will be sold or where the harvested produce will be exported. In the European Union and Switzerland, labeling of genetically engineered products is mandatory, whereas in other countries, such as Canada and the United States, labeling is required only if there is a compositional change or a health risk associated with the product. Japan, Australia and New Zealand now also require labeling. Other regions where we sell products either have labeling requirements similar to the United States or have no labeling requirements. We believe we comply with the labeling requirements of each country in which we conduct business. Less than 1% of our net seed sales for fiscal year 2002 were from genetically engineered seeds.

Environmental Regulation

      Our worldwide operations and products are subject to a broad range of environmental, health and safety laws and regulations. Among other things, these requirements regulate air emissions, wastewater and stormwater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes, product labeling, the cleanup of contamination and the use of chemicals in our agricultural growing operations. These requirements are complex, affect our day-to-day operations and tend to become more stringent over time. There can be no assurance that we have been or will be at all times in complete compliance with all environmental, health and safety requirements that apply to our operations or to our products. To maintain compliance with these requirements, we have been and may in the future be required to modify operations, purchase new equipment or make other capital improvements. Violations could result in penalties, the curtailment or cessation of operations or other sanctions, which could be material. Capital expenditures for property, plant and equipment for environmental control activities were not material during our 2001 and 2002 fiscal years and are not expected to be material in 2003 or 2004. Environmental laws also impose strict and, under certain circumstances, joint and several liability for the cleanup of contaminated property. The cleanup of contamination, including any potential contamination not yet discovered, could result in material costs or liabilities in the future.

      Based on current information, we do not believe that environmental, health or safety laws and regulations will result in material costs or other liabilities in the future; however, enactment of new laws and regulations, stricter enforcement by regulatory authorities of existing or new laws and regulations, or the identification of new information could result in significant costs and other liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

      Although we are unable to predict which environmental legal requirements may be adopted in the future, we have not made and do not anticipate making material expenditures with respect to environmental protection. The compliance cost associated with environmental legal requirements, however, could result in future additional costs to operations.

Employees

      As of June 27, 2003, we had approximately 2,800 employees. We believe we have good relations with our employees.

Properties

      In fiscal year 2000, we relocated to our new worldwide headquarters and processing facility located in Oxnard, California. This facility is equipped with some of the highest quality, state-of-the-art, seed processing equipment and has been specifically designed for optimum storage conditions for vegetable and fruit seeds, to further ensure high quality seed inventory. Within the production process, we directly control significant, open-field production capacity in Chile, Mexico and Peru on land predominantly owned by us. Our main greenhouse production facilities are located in Mexico, on sites owned by us and in Chile, The Netherlands and France, on sites owned by us, but contracted out to third parties that grow seeds exclusively for us.

      We maintain 25 facilities throughout the world, equipped to handle activities such as seed harvesting, cleaning, sizing, treating, testing and packaging. In addition to our worldwide headquarters, we own and operate production and processing facilities in Idaho, Washington, Chile, France, New Zealand, South Africa, South Korea, Thailand, The Netherlands, Brazil, Italy, India and Hungary.

Legal Proceedings

      As part of the formation of LSL PlantScience, a joint venture between Seminis and LSL Biotechnologies, LSL Biotechnologies contributed certain agreements between LSL Biotechnologies and a third party. These agreements contain provisions that permanently restrict the third party from engaging in the development or marketing of open field tomato seeds having long-shelf-life characteristics in certain areas in the world, including North America. In September 2000, the Antitrust Division of the U.S. Department of

Justice filed suit in the U.S. District Court for the District of Arizona against LSL PlantScience, LSL Biotechnologies and Seminis to delete these restrictive provisions. On March 29, 2002, the U.S. District Court dismissed without prejudice the action against LSL PlantScience, LSL Biotechnologies and Seminis. The U.S. Department of Justice has appealed this ruling and the appeal is pending in the Ninth Circuit Court of Appeals.

      In January 2002, melon growers in Costa Rica notified us that our Dorado melon seeds were infected with Watermelon Fruit Blotch. Growers who purchased the infected Seminis seeds and growers whose crops were infected by the bacteria that spread from crops grown with the infected Seminis seeds have claimed damages against us. The claims related to those growers who purchased Seminis seeds have been settled for approximately $5.8 million, of which approximately $2.6 million was recovered under our errors and omissions insurance policy and the remainder of the settlement was paid by us by July 2002. The claims related to the growers with infected crops total approximately $4.7 million and we believe these claims are covered under our general liability insurance policy. We have finalized settlement of nearly all of these claims. Our general liability insurance carrier continues to deny coverage, and we are continuing to negotiate with them on this matter. In the event we cannot finalize the settlement with our general liability insurance carrier, we will seek all legal remedies and redress available to us against that carrier.

      In early 2000, we filed a suit against Dietrich Schmidt, the former president of Seminis and the current president of United Genetics, a competitor of ours, United Genetics and two former Seminis breeders, Ken Owen and Wei Ouyang, for trade secret misappropriation and breach of contract. Mr. Schmidt filed a counterclaim for defamation against us. We were unsuccessful on our claims for trade secret misappropriation and breach of contract and Mr. Schmidt was successful on his counterclaim with the court awarding him $1 in nominal damages. The court subsequently awarded Messrs. Schmidt, Owen and Ouyang their attorneys’ fees. We have appealed certain aspects of the judgment, including the fee award. The appeal is still pending and is not expected to be decided until the fourth quarter of 2003.

      On December 17, 2002 and January 4, 2003, four purported class action lawsuits were filed relating to the Acquisition Transactions. Three of these actions — Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097 and Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105 — were filed in the Delaware Court of Chancery (New Castle County), while the fourth, Mark Rosales v. Seminis, Inc., Case No. CIV216255, was filed in California Superior Court (Ventura County). Since that time, a fifth case, Haven Capital Management v. Alfonso Romo Garza, et al., Civil Action No. 20140 has also been filed in Delaware. In February 2003, the Firth, Pozniak, Herranz and Haven Capital cases were consolidated into one proceeding entitled In re Seminis, Inc. Shareholders’ Litigation, Consolidated C.A. No. 20140-NC, and the Haven Capital complaint was designated as the operative complaint in the consolidated lawsuit. That complaint names as defendants Savia, Holdings and its Directors. The Rosales (California) complaint names as defendants Holdings and its Directors. Both the Delaware consolidated action and the Rosales action purport to be brought on behalf of Holdings common stockholders or their successors. Both of these actions — which were brought prior to the public announcement of Holdings entering into the Acquisition Transactions Agreements — allege that the Acquisition Transactions, when consummated, would provide insufficient consideration to Holdings’ common stockholders and allege that the defendants breached their fiduciary duties in connection with the Acquisition Transactions. The complaints sought a preliminary and permanent injunction to enjoin the Acquisition Transactions and, since the Acquisition Transactions have been consummated, rescission and damages. No provision for loss has been made in the accompanying consolidated financial statements, as the probability of an unfavorable outcome and the amount of loss, if any, are not determinable at this time. On September 24, 2003, the parties reached a memorandum of understanding that settled all of the alleged claims. At this time, the parties are preparing final settlement papers and will submit them for court approval in the near future. The proposed settlement does not affect the terms of the Acquisition Transactions set forth herein.

      During the last months of fiscal year 2002, Seminis’ subsidiary in Spain sold Boludo tomato seed to growers in the Canary Islands of Spain. Subsequently, some fields planted with this seed showed symptoms of the bacteria, Clavibacter michiganses, which can be seed borne, among other possible sources. Seminis has been conducting an investigation of the seeds and until July 31, 2003, all Seminis seed used in these fields that had been tested, tested negative for the presence of the bacteria. Spanish authorities requested an analysis of all seed lots sold in the Canary Islands. On July 31, 2003, Seminis was notified that after analyzing 89 lots of Boludo seed, a single seed lot tested positive for the presence of the bacteria. Seminis believes that other factors that may cause the disease were present at the time of the infection, and could be responsible for, or contributing factors to, the presence of the bacteria and damage to the crops. These factors include, but are not limited to: poor sanitary practices in the growers’ fields (failure to remove debris from prior harvests); bacteria from sources other than Seminis that remained in the fields from prior seasons; the practice of grafting, which can magnify the effects of small outbreaks and weaken the crops; failure to properly rotate crops from season to season; and third-party isolates (different strains) of the disease that may have been present. Seminis continues to investigate this matter vigorously, in particular investigating the single positive test result, which is inconsistent with the findings of all of the other independent laboratories’ test results for Seminis seed lots. Seminis does not believe that its Boludo tomato seeds sold in the Canary Islands caused any bacterial damage. Notwithstanding the foregoing, tomato growers may initiate legal claims against Seminis alleging that Seminis seeds were the source of the bacteria and claiming significant damages and Seminis cannot predict the outcome of any such claim, if initiated.

      We are involved from time to time as a defendant in various other lawsuits arising in the normal course of business. We believe that no current claims, individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth the names, ages and positions for each of Holdings’ Directors and executive officers as of the date of this prospectus.

Name	Age	Position

Alfonso Romo	53	Chairman of the Board of Directors, President and Chief Executive Officer
W. Dexter Paine, III	42	Vice Chairman of the Board of Directors
Bruno Ferrari	42	Director and Executive Senior Vice President, Worldwide Commercial
Saul A. Fox	50	Director
Eugenio Garza	47	Director
Bernardo Jimenez	50	Director, Executive Senior Vice President and Chief Financial Officer
Kevin Schwartz	29	Director
Charles Edward Green	60	Senior Vice President, Research and Development
Mateo Mazal	52	Senior Vice President, Human Resources and IT
Gaspar Alvarez	48	Vice President, Finance and Worldwide Corporate Comptroller
Jose Manuel Madero	35	Vice President, Supply-Delivery Chain

Alfonso Romo, Chairman of the Board of Directors, President and Chief Executive Officer.

      Alfonso Romo is the Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Romo has been the Chairman of Holdings’ Board of Directors since October 1995, Chief Executive Officer of Holdings since January 1, 2000 and President since April 1, 2003. Mr. Romo has been Chairman of the Board of Directors of Pulsar, a private holding company and an affiliate of Holdings, since 1984. Mr. Romo has also been the Chairman of the Board of Directors and Chief Executive Officer of Savia, a holding company and the majority stockholder of Holdings, since 1988, and the Chairman of the Board of Directors of Seguros Comercial America, S.A. de C.V. since 1989. Mr. Romo is also a Director of Cementos Mexicanos, S.A. de C.V., a cement company, and Gruma S.A. de C.V., a corn flour and tortilla producer.

W. Dexter Paine, III, Director.

      W.     Dexter Paine, III became Vice Chairman of the Board of Directors of Holdings upon the consummation of the Transactions. Mr. Paine was a co-founder of Fox Paine & Company, LLC and has served as President since its inception in 1997. From 1994 until founding Fox Paine & Company, Mr. Paine served as a senior partner of Kohlberg & Company. Prior to joining Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens & Company. Mr. Paine has served as Chairman of the Board of Directors of WJ Communications, Inc. since January 2000 and as a Director of Alaska Communications Systems Group, Inc. since May 1999.

Bruno Ferrari, Director and Executive Senior Vice President, Worldwide Commercial.

      Bruno Ferrari became a Director of Holdings upon the consummation of the Transactions and continues to serve as the Executive Senior Vice President, Worldwide Commercial. Mr. Ferrari has been Executive Senior Vice President, Worldwide Commercial since March 2003, and was Executive Senior Vice President, Europe, Middle East and Africa of Holdings from November 2000 until March 2003. Mr. Ferrari was Senior Vice President of Legal and Human Resources of Holdings from January 1997 until November 2000.

Saul A. Fox, Director.

      Saul Fox became a Director of Holdings upon the consummation of the Transactions. Mr. Fox was a co-founder of Fox Paine & Company and has served as Chief Executive Officer since its inception in 1997. From 1984 until founding Fox Paine & Company, Mr. Fox was at Kohlberg Kravis Roberts & Co. or KKR. Mr. Fox was a senior general partner of KKR prior to retiring from the firm to form Fox Paine & Company. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins, a law firm headquartered in Los Angeles, California. Mr. Fox has served as a Director of WJ Communications, Inc. since January 2000 and as a Director of Alaska Communications Systems Group, Inc. since May 1999.

Eugenio Garza, Director.

      Eugenio Garza has been a Director of Holdings since August 2002 and continues to serve as a Director. He is the Chairman of the Board of Directors and Chief Executive Officer of Xignux, a private group of companies specializing in manufacturing and distribution of electrical, automotive, metal works, chemical and food products. Mr. Garza is also Chairman of the Board of Directors of Xignux Yazaki, Grupo Primex, Qualtia Alimentos (a joint venture with Sara Lee Corporation), Prolec-GE (a joint venture with General Electric Company) and Tisamatic Internacional (a joint venture with Auburn Foundry, Inc.). Mr. Garza also serves on the Board of Directors of ING Mexico, Grupo Lamosa, Grupo IMSA, the regional board of directors of Banco Nacional de Mexico (BANAMEX), the Instituto Tecnologico y de Estudios Superiores de Monterrey and the Universidad de Monterrey. He is also a member of Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council).

Bernardo Jimenez, Director, Executive Senior Vice President and Chief Financial Officer.

      Bernardo Jimenez continues to serve as a Director of Holdings and became our Chief Financial Officer upon the consummation of the Transactions. Mr. Jimenez has been a Director of Holdings since October 1995. He has also been a Director of Savia and Chief Financial Officer of Savia since April 2000 and Chairman of the Board and Chief Executive Officer of Bionova from October 1996 until November 2002.

Kevin Schwartz, Director.

      Kevin Schwartz became a Director of Holdings upon the consummation of the Transactions. Mr. Schwartz has been a vice president of Fox Paine & Company since 2002. Prior to joining Fox Paine & Company, Mr. Schwartz worked at Fremont Partners, a private equity investment firm, from 2000 until 2002; American Industrial Partners, a private equity investment firm, from 1999 until 2000 and Goldman Sachs & Co., an investment banking firm, from 1997 until 2000.

Dr. Charles Edward Green, Senior Vice President, Research and Development.

      Dr. Charles Edward Green continues to serve as Senior Vice President, Research and Development. Dr. Green has been Senior Vice President, Research and Development since November 1999. He previously directed new technology development at Holdings from 1996 to 1999.

Mateo Mazal, Senior Vice President, Human Resources and IT.

      Mateo Mazal continues to serve as our Senior Vice President, Human Resources and IT. Mr. Mazal has been Vice President, Human Resources and Information Technology since April 2003. He has been a Director since January 2002. He has also been a Director of Savia since 1985; was the Corporate Director of Marketing of Pulsar from 1995 to 2001; and was the Corporate Director of Marketing and Human Resources of Pulsar from 2001 to 2003.

Gaspar Alvarez, Vice President, Finance and Worldwide Corporate Comptroller.

      Gaspar Alvarez continue to serve as Vice President, Finance and Worldwide Corporate Comptroller. Mr. Alvarez has been Vice President, Finance and Worldwide Corporate Comptroller since December 2000 and was Worldwide Finance Director of Holdings from January 2000 to November 2000. Prior to joining Holdings, Mr. Alvarez served as a Director of Controlling and Financial Planning at Savia from 1997 to 1999 and Finance General Manager at Savia from 1995 to 1997.

Jose Manuel Madero, Vice President, Supply-Delivery Chain.

      Jose Manuel Madero continues to serve as Vice President, Supply-Delivery Chain. Mr. Madero has been Vice President, Supply-Delivery Chain since April 2003, and was Vice President of Holdings from August 2002 to April 2003. Mr. Madero was Managing Director of Pastelerias Monterrey, a food services company, from April 2001 to August 2002. He has also served in various management and project coordination positions for Pulsar since January 1997. Mr. Madero is the first cousin of Mr. Romo, our Chairman and Chief Executive Officer.

Board of Directors

      Our Board of Directors will direct the management of our business and affairs and will conduct its business through meetings of the Board of Directors and committees. The Board of Directors of Holdings has an audit committee, a compensation committee and an executive committee. In addition, from time to time, other committees may be established under the direction of the Board when necessary to address specific issues.

      Seminis Merger, Mr. Romo, the Continuing Stockholders, Mexican SPC and Fox Paine have entered into a stockholders’ agreement that sets forth the terms of their relationship as stockholders of Holdings following the Acquisition Transactions. The stockholders’ agreement provides that Mr. Romo will have the right to appoint a majority of Holdings’ Board of Directors. The stockholders’ agreement further provides, among other things, that if Holdings fails to satisfy pre-defined financial targets over specified periods of time, or Mr. Romo is no longer employed as Holdings’ Chief Executive Officer or is no longer performing for Holdings the customary functions of a chief executive officer, Fox Paine will have the right to appoint a majority of Holdings’ Board of Directors; provided that Mr. Romo will continue to have the right to nominate at least three members of the Board of Directors of Holdings. In addition, at any time that Fox Paine does not have the right to nominate a majority of the Board of Directors of Holdings, Fox Paine will possess veto rights with respect to a significant number of corporate governance matters and business operations matters. See “Certain Relationships and Related Party Transactions — Arrangements Among Fox Paine, Mr. Romo and the Continuing Stockholders — Stockholders’ Agreement.”

Committees of the Board of Directors

      Audit Committee. Following the consummation of the Acquisition Transactions, we formed a new audit committee. The audit committee will review our various accounting, financial reporting and internal control functions and make recommendations to the Board of Directors for the selection of independent public accountants. The audit committee will participate in the review of certain plans and the results of any selected independent public accountants, will approve the scope of professional services provided by such independent public accountants and will review the independence of the independent public accountants. The audit committee also will review the adequacy of our internal accounting controls.

      Compensation Committee. Following the consummation of the Acquisition Transactions, we formed a new compensation committee. The compensation committee will be responsible for approving the compensation strategies for Holdings and for determining the compensation of its executive officers. The compensation committee will also administer Holdings’ equity-based compensation plan.

      Executive Committee. Following the consummation of the Acquisition Transactions, we formed a new executive committee. The executive committee, while the Board of Directors is not in session, will generally have all of the powers and authority of the Board of Directors in the management of the business and affairs of Holdings.

Compensation of Directors

      Our outside Directors receive an annual fee of $25,000 and additional fees of $2,500 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended. Committee chairmen, in addition, receive a fee of $2,000 and a fee of $250 for each committee meeting attended.

Compensation of Executive Officers

Summary Compensation Table

      The following table provides a summary of compensation earned by Holdings’ Chief Executive Officer and Holdings’ four other highest-paid executives during the last fiscal year, for services rendered in all capacities to Holdings and its subsidiaries for each of the last three fiscal years:

					Long-Term Compensation Awards
		Annual Compensation
						Securities
	Fiscal			Other	Restricted Stock	Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation(6)	Awards(7)	Options(8)

Alfonso Romo(1)	2002	$818,120	$0	$358,667	$3,050,998	460,715
Chairman of the Board	2001	800,233	0	148,667	842,290	176,000
and Chief Executive Officer	2000	690,797	0	0	0	80,000
Eugenio Najera(2)	2002	568,060	0	768,748	1,961,358	316,730
President and Chief	2001	309,452	0	466,940	541,472	110,000
Operating Officer	2000	0	0	0	0	3,000
Bruno Ferrari(3)	2002	495,872	267,568	758,096	435,855	241,875
Executive Senior Vice	2001	104,221	0	0	120,328	40,000
President — World Wide	2000	0	0	0	0	43,743
Commercial
Oscar Velasco(4)	2002	338,663	214,500	392,283	323,778	190,045
Senior Vice President, Asia	2001	185,419	0	207,641	89,386	40,000
	2000	0	0	0	0	2,100
Gaspar Alvarez(5)	2002	250,469	94,000	167,151	51,057	141,540
Vice President — Finance	2001	228,507	0	180,391	14,096	19,000
and World Wide	2000	146,876	0	136,670	0	1,200
Corporate Comptroller

(1)	Chief Executive Officer since November 1999.

(2)	President and Chief Operating Officer from August 2000 to March 2003.

(3)	Executive Senior Vice President, World Wide Commercial since March 2003. Prior to March 2003, Mr. Ferrari was Executive Senior Vice President, Europe, Middle East and Africa from November 2000 until March 2003. Prior to July 2001, Mr. Ferrari was employed by Savia.

(4)	Senior Vice President, Asia from June 2001 to October 2003.

(5)	Vice President, Finance and World Wide Corporate Comptroller since December 2000.

(6)	Includes housing allowance, expatriate housing rental, other expatriate benefits and, with respect to Mr. Najera, the fair rental value of a home provided to Mr. Najera by us. Includes cash payments of $358,667, $627,667, $419,191 and $327,283, to Messrs. Romo, Najera, Ferrari and Velasco, respectively, related to the Restricted Stock Awards. Includes $130,387 in expatriate benefits for Mr. Alvarez.

(7)	Restricted Stock Awards under the Seminis, Inc. Restricted Stock Award Plan of 2001 vested over an 18 month period, from April 1, 2001 to September 30, 2002, and were based upon a level of achievement of performance goals related to EBITDA and reduction of inventory.

(8)	The Seminis, Inc. 1998 Stock Option Plan provided for grants of options at fair market value of Holdings Class A Common Stock on the date of grant and will become fully vested (if not already vested) immediately prior to the consummation of the Acquisition Transactions.

Option Grants

      In April 2002, options to purchase shares of Holdings Class A common stock were granted to various individuals for services rendered during the 2002 fiscal year pursuant to the terms of the Seminis, Inc. 1998 Stock Option Plan. Awards of options made to the named executive officers, all of which became fully vested immediately prior to the consummation of the Acquisition Transactions, are set forth below.

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates
		Percent of			of Stock
		Total Options			Price for
	Number of	Granted to			Appreciation
	Securities	Employees in	Exercise or		for Option Term
	Underlying	April 2002	Base Price
Name	Options	Grant	Per Share	Expiration Date	5%	10%

Alfonso Romo	460,715	18.0%	$1.28	April 8, 2012	$370,869	$939,854
Eugenio Najera	316,730	12.4	1.28	April 8, 2012	254,963	646,126
Bruno Ferrari	241,875	9.4	1.28	April 8, 2012	194,706	493,423
Oscar Velasco	190,045	7.4	1.28	April 8, 2012	152,983	387,690
Gaspar Alvarez	141,540	5.5	1.28	April 8, 2012	113,938	288,740

Option Exercises

      No exercises of options to purchase shares of Holdings Class A common stock were made during fiscal year 2002 by our Chief Executive Officer or any other of our named executive officers.

Fiscal 2002 Year End Option Values

      The following table sets forth information concerning unexercised options held by the named executive officers as of September 30, 2002. Based on the closing price per share of Holdings Class A common stock on the Nasdaq National Market on September 30, 2002, certain exercisable and unexercisable options are in-the-money.

	Number of Securities		Value of Unexercised in-the-
	Underlying Unexercised		Money Options at Fiscal
	Options at Fiscal Year End		Year End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfonso Romo	84,000	632,715	$128,200	$655,090
Eugenio Najera	29,000	400,730	45,875	398,927
Bruno Ferrari	45,972	293,746	18,264	268,683
Oscar Velasco	11,050	221,095	8,955	208,701
Gaspar Alvarez	5,350	156,930	35,486	141,990

Compensation Committee Interlocks and Insider Participation

      Prior to the consummation of the Acquisition Transactions, the members of the Compensation Committee of Holdings’ Board of Directors for the 2003 fiscal year have been Frank J. Pipp, Chairman, Christopher J. Steffen and Dr. Roger Beachy. No member of this Committee was at any time during the 2003 fiscal year or at any other time an officer or employee of Seminis.

Treatment of Existing Options in the Acquisition Transactions

      Prior to the Acquisition Transactions, the officers, Directors and employees of Holdings held options to purchase an aggregate of 3,638,685 shares of Holdings common stock, all of which will become fully vested immediately prior to the effective time of the Acquisition Transactions. Holders of options to purchase shares of Holdings common stock (other than those persons permitted by Seminis Acquisition to retain their options) will receive, for each share of Holdings common stock underlying an option with a per share exercise price of less than $3.78, an amount in cash equal to the difference between $3.78 and the per share exercise price for the option, less applicable tax withholding amounts. Options with a per share exercise price of $3.78 or greater will be cancelled without any consideration being paid for those options. The aggregate amount to be paid to the officers, Directors and employees in connection with the cancellation of options to purchase shares of Holdings common stock will be approximately $4.3 million. Mr. Romo and the Continuing Stockholders will retain options to purchase 1,738,072 shares of Holdings common stock following the Acquisition Transactions. For more information about the Acquisition Transactions and the treatment of existing options to purchase shares of Holdings common stock, see “Description of the Acquisition Transactions — Detailed Description of the Acquisition Transactions — The Merger.”

Restricted Stock Units

      Upon completion of the Acquisition Transactions, we will grant restricted stock units to a group of Holdings’ senior executives, including Bruno Ferrari, Bernardo Jimenez, Mateo Mazal, Ed Green, Gaspar Alvarez, Jose Manuel Madero and other key executives. The restricted stock units will, upon the events described below, be paid in shares of Holdings common stock on a one-for-one basis and will vest over a five-year period depending on the continued employment of the executive and on Holdings’ performance and the performance of our executives relative to specified goals and objectives.

      Upon completion of the Acquisition Transactions, each of the senior executives will be granted an aggregate number of restricted stock units calculated as 2.25 times the initial base salary of the applicable senior executive divided by $3.40. Each of the other key executives will be granted an aggregate number of restricted stock units calculated as 1.0 times the initial base salary of the applicable executive divided by $3.40.

      If the specified goals and objectives are achieved and the executive is actively employed by us at each applicable vesting date, the restricted stock units will vest with respect to 10.0% of the aggregate award in each of the first two years, 20.0% of the aggregate award in the third year and 30.0% of the aggregate award in each of the fourth and fifth years following the time of grant. To the extent that conditions to vesting are not met and some of the restricted stock units do not vest, the portion of restricted stock units that do not vest will be permanently forfeited and will not be reallocated.

      In the event that Fox Paine achieves a 26.0% internal rate of return on its initial investment in Holdings prior to the fifth anniversary of the completion of the Acquisition Transactions, all restricted stock units, other than those permanently forfeited due to a failure to meet specified goals and objectives, will vest.

      Vested restricted stock units would be payable in shares of Holdings common stock upon the first to occur of:

•	a change in control of Seminis;

•	the executive’s termination of employment;

•	the termination of the stockholders’ agreement among Seminis Merger, the Continuing Stockholders, Mexican SPC and Fox Paine; and

•	upon vesting of the units, if the executive elects, on the date of grant or pursuant to another election, to receive shares upon vesting.

Employment Agreements

      Seven key executives have entered into employment agreements with Seminis Merger (which became Holdings after the merger) that became effective upon completion of the Acquisition Transactions. The following is a summary of the material terms of the employment agreements and related benefits.

      The employment agreements provide that each executive will generally retain his existing shares of Holdings common stock and options to purchase shares of Holdings common stock. The retained options will be 100% vested and exercisable as of the completion of the merger. Under the terms of the employment agreements, the executives will have the right, exercisable during a window period each year, to require Holdings to repurchase retained shares of Holdings common stock and retained options to purchase shares of Holdings common stock, subject to the satisfaction of established performance criteria. The executives who currently have employment agreements with Holdings have waived, as of the date of execution of the new employment agreements, certain rights to receive severance payments under those prior agreements and have agreed that the new employment agreements with Seminis Merger will supercede the prior agreements as of the completion of the merger.

      Mr. Romo has entered into an employment agreement that will become effective upon completion of the merger and have a five-year term with automatic one-year renewals unless timely notice is provided by either party. Pursuant to the employment agreement, Mr. Romo will serve as President and Chief Executive Officer of Holdings. Mr. Romo will receive an initial base salary of $1,000,000, which will be reviewed no less frequently than annually and may be increased, but not decreased, throughout the term of the agreement. Mr. Romo will be eligible to receive an annual bonus that will be based on Holdings achieving performance objectives, with a target bonus set at 100% of base salary and a maximum bonus at 200% of base salary.

      Under the terms of his employment agreement, Mr. Romo will be entitled to participate in Holdings’ benefit plans and programs, and will be entitled to the perquisites and other fringe benefits generally made available to Holdings’ senior executives and commensurate with Mr. Romo’s position. Specifically, Mr. Romo will be entitled to receive benefits reasonably comparable to those provided to him prior to the Acquisition Transactions, including, but not limited to, membership in a social club, reimbursement of security and non-leisure travel expenses in an annual amount not to exceed approximately $2.4 million, use of company automobiles, and certain expatriate and other benefits and allowances.

      In the event Mr. Romo’s employment with Holdings

•	is terminated during the term of the employment agreement as a result of Mr. Romo’s death or permanent disability, or

•	following a change of control of Holdings or following Fox Paine obtaining majority control of the Board of Directors, is terminated by Mr. Romo for “good reason” or by Holdings without “cause,”

      Mr. Romo or his estate, as applicable, will receive, within 30 days following the termination, a cash lump sum payment equal to five times the sum of his base salary and the average annual bonus paid or payable to Mr. Romo with respect to the two fiscal years immediately prior to the date of termination (less any applicable insurance benefits payable during the severance period). In addition, Mr. Romo or his estate, as applicable, will be entitled to receive such other payments, if any, to which he is entitled under any applicable plans or programs, a payment in respect of accrued but unused vacation days, and continued coverage under any employee medical plans or programs provided to him and his family until the earlier of the fifth anniversary of his termination of employment or the date on which he becomes entitled to receive medical coverage under another employer’s medical benefits program.

      Pursuant to the employment agreement, Mr. Romo will be bound by non-competition and non-solicitation restrictions during the term of the agreement and for a period of two years after the termination of his employment.

      Messrs. Mazal, Ferrari and Jimenez have also entered into employment agreements that will become effective upon completion of the Acquisition Transactions and that will have a term of three years, and will be renewed automatically unless timely notice is provided by either party. Mr. Mazal will receive an initial base salary of $400,000 and will be eligible to receive an annual bonus that will be based on the achievement of Holdings and executive performance objectives, with a target bonus set at 65.0% of his base salary and a maximum bonus set at 81.25% of his base salary. Mr. Ferrari will receive an initial base salary of $500,000 and will be eligible to receive an annual bonus based on the achievement of Holdings and executive performance objectives, with a target bonus set at 75.0% of his base salary and a maximum bonus set at 93.75% of his base salary. Mr. Jimenez will receive an initial base salary of $636,000 and will be eligible to receive an annual bonus based on the achievement of Holdings and executive performance objectives with a target bonus set at 65.0% of his base salary and a maximum bonus set at 81.25% of his base salary. Pursuant to the employment agreements, the foregoing base salaries will be reviewed no less frequently than annually and may be increased but not decreased.

      During the employment period, each of Messrs. Mazal, Ferrari and Jimenez will be entitled to other benefits on terms and conditions no less favorable in the aggregate than those in effect prior to the Acquisition Transactions, including, but not limited to, membership in a social club, use of company automobiles, and certain expatriate and other benefits and allowances.

      In addition, Messrs. Mazal, Ferrari and Jimenez will be entitled to receive restricted stock units that will vest over a period of five years and will be conditioned on the satisfaction of Holdings and executive performance criteria. For a more detailed description of the restricted stock units that Holdings will grant following completion of the Acquisition Transactions, see “— Restricted Stock Units.”

      Mr. Ferrari will receive an award of 1,091,577 shares of Holdings common stock on the effective date of his employment agreement, subject to all applicable withholding taxes.

      The employment agreements for each of Messrs. Mazal, Ferrari and Jimenez provide that if the executive’s employment is terminated during the employment period as a result of death or permanent disability, is terminated by us without “cause” or terminated by the executive for “good reason,” the executive or his estate, as applicable, will receive a cash lump sum payment equal to three times the sum of the base salary and the average annual bonus paid or payable to the executive with respect to the two fiscal years immediately prior to the executive’s date of termination of employment, less applicable insurance benefits. In addition, upon any termination of employment described in the previous sentence, the executive or his estate, as applicable, will receive such other payments, if any, to which he is entitled under any applicable plans or programs, a cash lump sum payment in respect of accrued but unused vacation days, and continued coverage under any employee medical plans or programs provided to the executive and his family until the earlier of the third anniversary of the executive’s termination of employment or the date on which the executive becomes entitled to receive medical coverage under another employer’s medical benefits program.

      Messrs. Mazal, Ferrari and Jimenez will be bound by non-competition and non-solicitation restrictions during the term of the agreement and for a period of two years after any termination of employment.

      Messrs. Green, Alvarez and Madero have also entered into employment agreements with terms substantially similar to the agreements between Seminis Merger (which will become Seminis after the Acquisition Transactions) and Messrs. Mazal, Ferrari and Jimenez, except that the base salaries, bonuses and benefits provided to Messrs. Green, Alvarez and Madero are less than those provided to Messrs. Mazal, Ferrari and Jimenez, in accordance with each executive’s position. Under their respective employment agreements, Mr. Green will receive a base salary of $265,921, Mr. Alvarez will receive a base salary of $262,051, and Mr. Madero will receive a base salary of $200,000, in each case with a target bonus set at 55.0% of base salary and a maximum bonus set at 68.75% of base salary. In addition, severance benefits that may become payable to Messrs. Green, Alvarez or Madero will be based on a multiple of two times the sum of base salary and bonus instead of three.

      During the employment period, each of Messrs. Green, Alvarez and Madero will be entitled to participate in the employee benefit plans made available to similarly situated executives of Holdings, and will be entitled to other benefits on terms and conditions similar to those in effect prior to the Acquisition Transactions, including, but not limited to, membership in a social club, use of company automobiles, and certain expatriate and other benefits and allowances.

      Each of Messrs. Green, Alvarez and Madero will be entitled to receive restricted stock units that will vest over a period of five years and will be conditioned on each individual’s satisfaction of Holdings and executive performance criteria. For a more detailed description of the restricted stock units that Holdings will grant following completion of the Acquisition Transactions, see “— Restricted Stock Units.”

      On May 9, 2001, we entered into an employment agreement with Oscar Velasco Martinez to serve as Senior Vice President, Asia. The term of the agreement is for two years beginning June 2001 and is subject to automatic one-year extensions unless either party provides notice of termination not less than 90 days prior to the termination date. The seniority rights date of Mr. Velasco as set forth in his contract is May 1, 1999. Pursuant to the agreement, Mr. Velasco receives annual compensation of $330,000 and an annual performance bonus in an amount equal to at least 65% of Mr. Velasco’s annual base salary if he achieves certain performance objectives in each fiscal year. Mr. Velasco also receives other compensation including a housing allowance, one automobile, a social/sports club membership and other expatriate benefits. Upon termination of the contract, Mr. Velasco is entitled to receive at such time an amount equal to two years of base salary, plus the equivalent percentage of bonuses paid to Mr. Velasco in the previous two years. In the event of Mr. Velasco’s retirement following two years of employment, we will also be obligated to pay an amount equal to two years of base salary and bonus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Co-Investment Rights to Purchase Additional Shares of Holdings Common Stock

      In connection with the Acquisition Transactions, Mexican SPC received immediately exercisable rights to acquire 13.8% of the outstanding shares of Holdings common stock on a fully-diluted basis. In addition, Mexican SPC and Fox Paine received a second tranche of co-investment rights to acquire up to 15.8% and 1.57%, respectively, of the outstanding shares of Holdings common stock on a fully-diluted basis. The Fox Paine co-investment rights and the second tranche of co-investment rights owned by Mexican SPC will become exercisable only if Fox Paine achieves a 26.0% internal rate of return on its investment in Holdings. Each co-investment right entitles the recipient to acquire one share of Holdings common stock at an exercise price of $3.40 per share. All of the co-investment rights expire on the tenth anniversary of the date of the consummation of the Acquisition Transactions.

Arrangements Among Fox Paine, Mr. Romo and the Continuing Stockholders

      Stockholders’ Agreement. Seminis Merger, Mr. Romo, the Continuing Stockholders, Mexican SPC and Fox Paine have entered into a stockholders’ agreement that sets forth the terms of their relationship as stockholders of Holdings. Material items covered by the stockholders’ agreement include the following:

•	Transfer Restrictions. The stockholders’ agreement contains general restrictions on the rights of stockholders to transfer equity of Holdings. The restrictions apply during the first three years following the completion of the Acquisition Transactions.

•	Sale Initiatives.

•	The stockholders’ agreement establishes procedures, effective following the three-year anniversary of the completion of the Acquisition Transactions, for Fox Paine to offer for sale to Mr. Romo or to Holdings the shares of Holdings common stock that Fox Paine controls. In the event that Mr. Romo and Holdings decline the opportunity to purchase the shares of Holdings common stock that Fox Paine controls, Fox Paine and Mr. Romo will work together to sell 100% of the equity of Holdings at a price per share equal to the per share sale price proposed by Fox Paine to Mr. Romo and Holdings.

•	The stockholders’ agreement establishes procedures, effective following the three-year anniversary of the Acquisition Transactions, for Mr. Romo to offer for sale to Fox Paine or to Holdings the shares of Holdings common stock that Mr. Romo controls at a price per share satisfying a 26.0% internal rate of return on Fox Paine’s initial investment in Holdings. In the event that Fox Paine and Holdings decline the opportunity to purchase the shares of Holdings common stock that Mr. Romo controls, Fox Paine and Mr. Romo will work together to sell 100% of the equity of Holdings at a price per share equal to the per share sale price proposed by Mr. Romo to Fox Paine and Holdings.

•	If Mr. Romo and Fox Paine agree to sell 100% of the equity of Holdings, the stockholders’ agreement contains provisions requiring all of Holdings’ equityholders to participate in the sale.

•	Fox Paine Drag Sale. If Fox Paine has the right to nominate a majority of the members of Holdings’ Board of Directors, Fox Paine may require a sale of 100% of Holdings’ equity:

•	prior to the three-year anniversary of the Acquisition Transactions, if:

•	Mr. Romo is no longer Holdings’ Chief Executive Officer or is no longer performing for Holdings the customary functions of a chief executive officer, and

•	Fox Paine agrees to vest all of the performance-based co-investment rights.

•	on or after the three-year anniversary of the Acquisition Transactions, if Fox Paine agrees to vest the greatest percentage of the performance-based co-investment rights as would result in Fox Paine achieving a 26.0% internal rate of return on its initial investment in Holdings.

      For a description of the co-investment rights, see “— Co-Investment Rights to Purchase Additional Shares of Holdings Common Stock.”

•	Registration Rights. Following the three-year anniversary of the Acquisition Transactions:

•	If Holdings proposes to register for sale under the Securities Act of 1933, as amended, any of its equity securities, Holdings will use reasonable best efforts to include in the proposed offering shares of Holdings common stock requested by its stockholders.

•	Fox Paine will have the right, on six separate occasions, to require Holdings to register under the Securities Act, shares of its common stock held by Fox Paine, so long as the aggregate value of the offering is equal to or greater than $50.0 million (or in the case of an initial public offering, $100.0 million).

•	Mr. Romo will have the right, on four separate occasions, to require Holdings to register under the Securities Act, shares of its common stock held by Mr. Romo and his affiliates, so long as the aggregate value of the offering is equal to or greater than $50.0 million (or in the case of an initial public offering, $100.0 million).

•	Stockholder Tag-Along Rights. Subject to exceptions for sales to affiliates, registered public offerings and the sale initiatives and Fox Paine drag sale described above, on or after the three-year anniversary of the Acquisition Transactions, if Fox Paine sells a majority of the shares of Holdings common stock that it owns on the date of the Acquisition Transactions, Holdings’ other stockholders will generally have the right to participate in sales of their shares of Holdings common stock on a pro rata basis.

•	Management Put and Call Rights.

•	The stockholders’ agreement entitles Holdings to repurchase shares of Holdings common stock from its employees upon the termination of employment.

•	The stockholders’ agreement entitles Holdings’ employees to require Holdings to repurchase their shares of Holdings common stock and options to purchase shares of Holdings common stock upon the termination of employment.

•	Initial Composition of the Board of Directors.

•	Subject to specified trigger events, Mr. Romo will generally have the right to nominate a majority of the members of the Board of Directors of Holdings for a period of up to five years following the Acquisition Transactions.

•	So long as Mr. Romo has the right to nominate a majority of the members of the Board of Directors of Holdings, Fox Paine will have the right to nominate a number of Directors equal to the number nominated by Mr. Romo minus one.

•	Default Composition of the Board of Directors. If:

•	Mr. Romo or Holdings materially breaches the stockholders’ agreement;

•	Holdings fails to satisfy pre-defined financial targets over specified periods of time;

•	Mr. Romo is no longer employed as Holdings’ Chief Executive Officer or is no longer performing for Holdings the customary functions of a chief executive officer; or

•	the members of Holdings’ Board of Directors selected by Mr. Romo or Holdings’ senior executive management fail to enforce in good faith Holdings’ corporate policies and procedures,

      Fox Paine will thereafter have the right to appoint a majority of Holdings’ Board of Directors; provided that Mr. Romo will continue to have the right to nominate at least three members of the Board of Directors of Holdings.

•	Fox Paine Veto Rights. At any time that Fox Paine does not have the right to nominate a majority of the Board of Directors of Holdings, Fox Paine will possess veto rights with respect to a significant number of corporate governance matters and business operations matters.

•	Romo Veto Rights. During any time that Fox Paine controls a majority of the Board of Directors of Holdings, Mr. Romo will possess veto rights with respect to fundamental corporate governance matters. In addition, if Fox Paine controls a majority of the Board of Directors of Holdings and Holdings has not failed to satisfy pre-defined financial targets, Mr. Romo will possess veto rights with respect to additional corporate governance matters.

      Indemnification Agreement. Fox Paine, the ARG Trust, Mexican SPC, Desarrollo Empresarial Regiomontano, S.A. de C.V., an affiliate of Mr. Romo, Emprima, Park, Savia, Mr. Romo and Seminis Acquisition entered into an indemnification agreement relating to the transactions contemplated by the contribution agreement and the stock purchase agreement. Pursuant to the terms of the indemnification agreement, Mr. Romo and certain of his affiliates have agreed to indemnify Fox Paine for breaches of their representations, warranties and covenants contained in the contribution agreement and stock purchase agreement and for any liabilities relating to restructuring transactions involving Savia and certain of its affiliates. Fox Paine has agreed to indemnify Seminis Acquisition and its affiliates for breaches of Fox Paine’s representations, warranties and covenants contained in the stock purchase agreement.

Management Agreement

      In connection with the Transactions, Seminis Merger has entered into a management agreement that will become an obligation of Holdings following the Acquisition Transactions with Fox Paine & Company, LLC and Mexican SPC. Pursuant to the management agreement, following the Acquisition Transactions, each of Fox Paine and Mexican SPC will receive an annual advisory services fee of 0.5% of the revenue of Holdings during the prior fiscal year, in addition to reimbursement of reasonable, out-of-pocket expenses incurred in connection with the provision of advisory services. Fiscal year 2002 net sales of Holdings were approximately $452.6 million.

Transaction Fees and Expense Reimbursement

      Upon consummation of the Transactions, we paid Fox Paine a transaction fee equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million. We also reimbursed Fox Paine’s expenses incurred in connection with the Acquisition Transactions. In addition, we reimbursed Savia for certain expenses incurred in connection with the Acquisition Transactions.

Employment Agreements

      In connection with the Transactions, Seminis Merger has entered into employment agreements that became obligations of Holdings following the Acquisition Transactions with certain of our executive officers as described under “Management — Employment Agreements.”

Other Relationships and Related Party Transactions

      Certain Relationships with Savia and Affiliates. Pursuant to an agreement between Seminis Vegetable and Bionova, a biotechnology and fresh produce company and a majority-owned subsidiary of Savia, we paid Bionova for access to the results of Bionova’s biotechnology research. This agreement was terminated during the third quarter of fiscal year 2002. Research and development expenses included $662,000, $2,255,000 and $2,500,000 in fiscal year 2002, 2001 and 2000, respectively, in biotechnology research fees.

      In August 2002, we also entered into two non-exclusive sales/royalty agreements with Bionova Produce, Inc., an affiliate of Savia, that provide Bionova Produce with the non-exclusive license to grow certain seedless watermelon and specialty sweet peppers varieties. The agreement for the watermelon varieties is for a period of three years, with an option to renew. The agreement for the sweet pepper varieties is for a period of two years, with an option to renew. The agreements provide us with payments for the sale of the seeds and royalties from Bionova’s fresh produce sales.

      In fiscal year 2002 and 2001, we had sales of $793,000 and $944,000, respectively, to Agrobionova, an affiliate of Savia, and a receivable of $355,000 and $617,000 at September 30, 2002 and 2001, respectively. We also had sales of $296,000 to Bionova in fiscal year 2001 and corresponding receivables of $296,000 at September 30, 2001. We had no sales to Bionova in fiscal year 2002 and no receivable from Bionova as of September 30, 2002.

      In August 2002, we entered into a patent and technology license agreement with DNA Plant Technology Corporation (DNAP), an affiliate of Savia, that provides us with a license for the non-exclusive production of DNAP products worldwide and an exclusive license to commercially distribute certain DNAP products in Europe and Asia. The agreement is for a term of seven years, subject to a three year renewal provision. Seminis has the option to terminate the agreement at any time after the second year. We are required to pay a royalty advance of $2.0 million to be applied against our obligation to pay an amount per each one thousand seeds sold or a percentage of net revenue from seed sales for each quarter, and a percentage of the net royalty that we collect for the DNAP products (excluding seeds) for each quarter during the term of the agreement. The royalty advance is secured by the patent rights to the germplasm in the DNAP products in the event that we terminate the contract and DNAP is unable to repay a portion of the royalty advance.

      Holdings issued 10,830 shares of its Class C preferred stock to Savia for a total purchase price of $108.3 million. These shares accrue dividends quarterly at a rate of 10.0% per year. In October and November 2000, Holdings received an additional $31.9 million and $14.0 million, respectively, of capital contributions from Savia. Holdings agreed to pay dividends on these contributions at the same rate as the Holdings Class C preferred stock. Through July 1, 2002, there were $25.0 million of accrued and unpaid dividends on the outstanding shares of Holdings Class C preferred stock and additional capital contributions. Holdings has also paid dividends of $12.7 million in the form of additional shares of Holdings Class C preferred stock, which are classified as additional paid in capital. On October 1, 2002, the Board of Directors of Holdings approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million into 4,670 shares of Holdings Class C preferred stock. Concurrently, the Board also adopted a resolution authorizing and directing an increase in the number of shares designated as Holdings Class C Redeemable PIK Preferred Stock from 14,400 shares to 16,688 shares. In connection with the Acquisition Transactions, Savia will exchange all of the outstanding shares of Holdings Class C preferred stock (Savia owns 100% of the outstanding shares of Holdings Class C preferred stock) and all obligations with respect to those shares for 37,669,480 shares of Holdings Class A common stock and a cash payment to Savia equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million (Savia will ultimately receive proceeds of approximately $266.2 million in respect of the 37,669,480 shares of Holdings Class A common stock that it receives in the exchange and an additional 40,615,619 shares of Holdings Class B common stock that it currently owns).

      Certain Loans to Management. In June 2000, Seminis Vegetable sold residential real property, originally acquired on December 12, 1999 for $862,000, to Mr. Bruno Ferrari, our current Executive Senior Vice President, World Wide Commercial, for a loan at the appraised value of $875,000. The loan is evidenced by a promissory note signed by Mr. Ferrari and secured by a deed of trust for the purchase price. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, including interest accrued thereon, commencing December 15, 2000, and annually thereafter. Under a separate agreement, we pay a bonus to Mr. Ferrari that covers the interest on the loan. Since the beginning of fiscal year 2003, the largest aggregate amount of indebtedness outstanding was $700,000 and the amount outstanding as of June 27, 2003 was $612,500. All installments that are due have been paid in full.

      In April 2000, we loaned $100,000 to Mr. Gaspar Alvarez, our current Vice President, World Wide Corporate Comptroller, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by Mr. Alvarez and is secured by a second deed of trust. The note has an interest rate of 7.75%

per annum and is payable in ten equal annual installments of principal, including interest accrued thereon, commencing December 15, 2000, and annually thereafter. Since the beginning of fiscal year 2003, the largest aggregate amount of indebtedness outstanding was $79,083 and the amount outstanding as of June 27, 2003 was $69,083. All installments that are due have been paid in full.

      In October 2001, we loaned $69,734 to Mr. Salvador Alanis, our current Vice President, Strategic Support, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by Mr. Alanis and is secured by a second deed of trust. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, plus interest accrued thereon, commencing December 15, 2002, and annually thereafter. Since the beginning of fiscal year 2003, the largest aggregate amount of indebtedness outstanding was $69,734 and the amount outstanding as of June 27, 2003 was $62,760. All installments that are due have been paid in full.

      In December 2001, we loaned $135,136 to Mr. Enrique Osorio, our Vice President, Treasury and Investor Relations, to assist in the purchase of a family residence. The loan is evidenced by a promissory note signed by Mr. Osorio and is secured by a second deed of trust. The note has an interest rate of 7.75% per annum and is payable in ten equal annual installments of principal, plus interest accrued thereon, commencing December 15, 2002, and annually thereafter. Since the beginning of fiscal year 2003, the largest aggregate amount of indebtedness outstanding was $135,136 and the amount outstanding as of June 27, 2003 was $121,622. All installments that are due have been paid in full.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The ownership of Holdings common stock (expressed in number of shares and percentage terms) following the Acquisition Transactions, before and after giving effect to the full exercise of the co-investment rights, the exercise of outstanding options and warrants to purchase shares of Holdings common stock, the issuance of restricted stock units convertible into shares of Holdings common stock and the issuance of the PIK Preferred Stock, is set forth in the table below.

	Following the Acquisition		Following the Acquisition
	Transactions (before		Transactions (after
	co-investment rights, exercise		co-investment rights, exercise
	of options and warrants and		of options and warrants and
	the vesting of restricted		the vesting of restricted
	stock units)		stock units)

	Shares of	Ownership	Shares of	Ownership
Stockholder	Common Stock	Percentage	Common Stock	Percentage

Fox Paine(2)	48,010,146	75.1%	49,661,275	47.3%
Mexican SPC(1)	—	—	31,013,127	29.5
ARG Trust	900,737	1.4	900,737	*
Additional Purchasers	8,256,381	12.9	8,256,381	7.9
CAI	42,000	*	42,000	*
Emprima	4,365,257	6.8	4,365,257	4.2
Park	1,000,000	1.6	1,000,000	*
Alfonso Romo Garza	—	—	716,715	*
Gaspar Alvarez Martinez	36,103	*	197,843	*
Franco Campana	13,208	*	126,221	*
Bruno Ferrari	1,010,047	1.6	1,349,765	1.3
Charles Edward Green	31,608	*	245,991	*
Luis Alberto Maiz	195,000	*	195,000	*
Mateo Mazal	53,000	*	68,000	*
Bernardo Jimenez	8,000	*	35,000	*
Jean Pierre Posa	22,014	*	151,517	*
Adrian Rodriguez	18,378	*	39,378	*
Warrants issued in connection with the PIK Preferred Stock	—	—	3,873,108	3.7

Total	63,961,879	100%	105,037,315	100%

*	Represents less than 1%.

(1)	Mexican SPC has co-investment rights to acquire up to 31,013,127 shares (approximately 29.5% of the fully diluted shares of Holdings common stock). Mexican SPC has immediately exercisable co-investment rights to acquire 14,453,036 shares (approximately 13.8% of the fully diluted shares of Holdings common stock), and rights to acquire an additional 16,560,091 shares (approximately 15.8% of the fully diluted shares of Holdings common stock), that will become exercisable only if Fox Paine achieves a 26.0% internal rate of return on its initial investment in Holdings.

(2)	Fox Paine has co-investment rights to acquire up to 1,651,129 shares (approximately 1.57% of the fully diluted shares of Holdings common stock).

DESCRIPTION OF OTHER INDEBTEDNESS

Description of Our New Senior Secured Credit Facility

      Concurrently with the offering of the original notes, we entered into a new senior secured credit facility with Citicorp North America, Inc., CIBC World Markets Corp., Rabobank International, Harris Trust and Savings Bank and Citigroup Global Markets Inc. The information relating to the new senior secured credit facility is qualified in its entirety by reference to the complete text of the documents to be entered in connection therewith. The following is a description of the general terms of the new senior secured credit facility.

      Structure. Our new senior secured credit facility consists of a $60.0 million revolving loan ($                    of which is currently drawn) and a $190.0 million term loan.

      We used the proceeds of the term loan to finance the Transactions. See “Description of the Acquisition Transactions.”

      Guarantees and Security. Our obligations under our new senior secured credit facility are guaranteed by Holdings and each of our current and future domestic subsidiaries. The borrowings under our new senior secured credit facility are secured by a perfected lien on, and pledge of, all of our capital stock and intercompany notes and, subject to exceptions relating to foreign subsidiaries, all capital stock held by Holdings or any of our subsidiaries, and a perfected lien on, and security interest in, all of the tangible and intangible properties and assets, including intellectual property, of Holdings and its domestic subsidiaries (other than any property or assets with respect to which the lenders decline to obtain a lien or security interest).

      Availability. The availability of our new senior secured credit facility is subject to various conditions precedent typical of bank loans including, among other things, the absence of any material adverse change in our business.

      Interest Rate. In general, borrowings under our new senior secured credit facility bear interest based, at our option, on either a London inter-bank offered rate (LIBOR) or an alternate rate, in each case plus an applicable rate. The alternate base rate is equal to the highest of Citicorp North America, Inc.’s base rate, the three month certificate of deposit rate plus 0.5% and the federal funds effective rate plus 0.5%. The applicable rate for the term loan is 2.25% per annum in the case of an alternate rate loan and 3.25% per annum in the case of a LIBOR loan. The applicable rate for the revolving credit facility is initially 2.0% per annum in the case of alternate rate loans and initially 3.0% per annum in the case of LIBOR loans, subject, in each case, to adjustments based on our leverage ratio at the time. Subsequent to an event of default under our new senior secured credit facility, borrowings will bear interest at 2.0% over the rate of interest otherwise applicable and the LIBOR rate will not be available.

      Maturity. The $190.0 million term loan matures six years from the closing date of the Acquisition Transactions and amortizes in quarterly installments equal to 1.0% per annum for the first five and  3/4 years. The first quarterly installment is due on December 31, 2003, and the balance of the term loan will be due in a single bullet payment at the end of year six. The $60.0 million senior revolving credit facility matures five years from the closing date of the Acquisition Transactions and does not amortize. The term loan facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty.

      Mandatory Prepayments. Based upon formulas stated in the new senior secured credit facility and subject to certain exceptions, all or a portion of the proceeds from the issuance of equity interests or equity rights, debt issuances, asset sales, proceeds from insurance or condemnation recoveries and excess cash flow must be used to pay down the outstanding balance under the term loan facility of our new senior secured credit facility.

      Fees. We will be required to pay the lenders under the revolving credit facility of our new senior secured credit facility a quarterly commitment fee based on the average daily unused portion of the revolving credit facility. We will also be obligated to pay letter of credit participation fees based on the aggregate stated amount of outstanding letters of credit.

      Covenants. Our new senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

•	minimum interest expense coverage ratio; and

•	maximum total leverage ratio.

      Our new senior secured credit facility also contains a number of other customary covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	create liens on assets;

•	engage in mergers or consolidations;

•	make investments, loans, advances, guarantees or acquisitions;

•	sell, transfer, lease or dispose of assets;

•	enter into sale and leaseback transactions and operating leases;

•	pay dividends, purchase shares of our outstanding common stock or make other restricted payments;

•	engage in transactions with affiliates;

•	enter into agreements that restrict the creation of liens or payment of dividends;

•	prepay subordinated debt, subject to specified exceptions, or amend subordinated debt instruments or other corporate documents;

•	designate any indebtedness as designated senior indebtedness;

•	make capital expenditures; and

•	otherwise undertake various corporate activities.

      Events of Default. Our new senior secured credit facility contains customary events of default, including defaults based on:

•	nonpayment of principal, interest or fees when due, subject, in the case of interest or fees, to specified grace periods;

•	material inaccuracy of representations and warranties;

•	breach of specified covenants;

•	certain other defaults under the credit documents;

•	cross-defaults to other debt;

•	material judgments;

•	Employee Retirement Income Security Act of 1974 matters;

•	changes in control;

•	events of bankruptcy and insolvency;

•	dissolution and liquidation;

•	invalidity of any guaranty or security interest; and

•	certain occurrences relating to subordinated debt.

Mortgage and Subsidiary Indebtedness

Mortgage on Oxnard Facility

      We have a mortgage on our global headquarters in Oxnard, California. In March 2000, Holdings issued a promissory note, secured by the Oxnard facility, to General Electric Capital Business Asset Funding Corporation. The variable rate of interest on the note is based on LIBOR plus 2.5%, adjustable as of the last business day of each month. As of June 27, 2003, the outstanding principal amount of this note was $11.9 million. In connection with the Acquisition Transactions, we repaid this mortgage, with the proceeds of a new mortgage on our Oxnard facility. The principal amount of this new mortgage is $17.0 million. The promissory note was issued by Seminis Vegetable to Wells Fargo Bank, National Association, and was secured by the Oxnard facility. The interest on the note is based on LIBOR plus 2%, adjustable on the first business day of each month. Simultaneously with entering into the new mortgage, Seminis Vegetable Seeds Inc. entered into an interest rate swap agreement with Wells Fargo to swap the floating interest rate paid on the mortgage for a fixed one. If prevailing interest rates exceed a certain fixed percentage, Wells Fargo pays a defined amount to Seminis, and if the fixed percentage exceeds prevailing interest rates, Seminis pays Wells Fargo a defined amount. The loan amortizes in scheduled annual payments of approximately $24,000 to $36,000, with a payment of the final remaining balance due on October 1, 2010. The new mortgage contains a number of customary covenants that, among other things, require us to provide copies of our Forms 10-Q and 10-K to Wells Fargo Bank on a quarterly and annual basis, respectively, maintain all licenses, permits and governmental approvals, rights, privileges and franchises reasonably necessary for the conduct of our business, maintain and keep in force insurance customarily carried by others in our line of business, maintain in good repair the facilities necessary to our business and promptly notify Wells Fargo Bank of any litigation pending against us with a claim in excess of $1.0 million.

South Korean Subsidiary Indebtedness

      Our South Korean subsidiary, Seminis Korea, has borrowings of approximately $                    million, as of                     , under numerous loan facilities maturing from the end of fiscal year 2003 to 2012 and carrying interest rates of between 4.0% and 5.9%.

Other Subsidiary Indebtedness

      We will continue to have other subsidiary indebtedness outstanding. As of                     , we had outstanding indebtedness of approximately €           million, €           million and $           million under borrowings by Seminis Vegetable Seeds Iberica, S.A., Seminis Vegetable Seeds France, S.a.r.l. and Baxter Seed Company. The loans carry interest rates of between 0% and 13.0% and mature between 2006 and 2012.

DESCRIPTION OF THE PIK PREFERRED STOCK

      Holdings issued shares of PIK Preferred Stock with an aggregate liquidation preference of $50.0 million concurrently with the offering of the original notes.

      Below is a summary of terms of the PIK Preferred Stock.

      Issuer. The PIK Preferred Stock is an obligation of Holdings.

      Liquidation Preference. Holdings issued shares of PIK Preferred Stock with an aggregate liquidation preference of $50.0 million.

      Dividends. Holders of shares of the PIK Preferred Stock are entitled to receive paid in kind dividends (or in the sole discretion of Holdings, cash dividends) at the annual rate of 12.0% of liquidation preference per share, compounded quarterly, provided that after the occurrence of, and during the continuance of, specified events of default, holders of shares of the PIK Preferred Stock are entitled to receive paid in kind dividends (or in the sole discretion of Holdings, cash dividends) at the annual rate of 14.0% of liquidation preference per share, compounded quarterly.

      Mandatory Redemption. The shares of PIK Preferred Stock are mandatorily redeemable on October 1, 2014.

      Optional Redemption. In general, the PIK Preferred Stock is not redeemable at the option of Holdings prior to October 1, 2006. For the period from October 1, 2006 to and including October 1, 2008, the PIK Preferred Stock is redeemable by Holdings at a per share redemption price payable in cash equal to 102% of the liquidation preference, plus an amount in cash equal to accrued and unpaid dividends. After October 1, 2008, the shares of PIK Preferred Stock are redeemable by Holdings at a per share redemption price payable in cash equal to 100% of the liquidation preference, plus an amount in cash equal to accrued and unpaid dividends.

      Change of Control Redemption. At any time prior to October 1, 2014, following a change of control or an initial public offering of Holdings, Holdings has the right to redeem the shares of PIK Preferred Stock at a per share redemption price payable in cash equal to 102% of the liquidation preference, plus an amount in cash equal to accrued and unpaid dividends. “Change of Control” is defined in a manner similar to the comparable term used in the indenture for the notes.

      Change of Control Put Right. Unless the holders of a majority of the then outstanding shares of PIK Preferred Stock otherwise consent, Holdings may not approve a change of control unless, in connection with the change of control, Holdings is permitted to make and consummate a change of control offer. Upon the occurrence of a change of control, holders of shares of PIK Preferred Stock would have the right to require Holdings to repurchase their shares of PIK Preferred Stock at a purchase price equal to 101% of the liquidation preference, plus an amount in cash equal to accrued and unpaid dividends.

      Default Event Put Rights. Upon the occurrence of

•	certain events of bankruptcy relating to Holdings (or the principal borrower of the material indebtedness of Seminis); and

•	the acceleration and satisfaction of certain material indebtedness of Seminis,

holders of shares of the PIK Preferred Stock have the right to require Holdings to repurchase their shares of PIK Preferred Stock at a purchase price equal to 102% (if the applicable event occurred prior to October 1, 2008) or 100% (if the applicable event occurred following October 1, 2008) of the liquidation preference, plus an amount in cash equal to accrued and unpaid dividends, provided, however, that Holdings’ repurchase obligation would be subject to the prior satisfaction of any and all obligations pursuant to Seminis’ senior secured credit facility (and any replacement financing) and the notes (and any replacement financing).

      Negative Covenants. The PIK Preferred Stock contains restrictions substantially similar to the restrictions set forth under “Description of the Notes — Transactions with Affiliates,” “Description of the Notes —

Certain Covenants — Restricted Payments,” and “Description of the Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that the debt incurrence restriction governing the PIK Preferred Stock is based upon a ratio of consolidated cash flow to fixed charges instead of a ratio of indebtedness to consolidated cash flow.

      Warrants. In connection with the sale of PIK Preferred Stock, Holdings issued warrants to purchase shares of Holdings common stock representing approximately 3.7% of the shares of Holdings common stock on a fully diluted basis.

* * *

      The ability of Holdings to pay cash dividends on the PIK Preferred Stock or to redeem the PIK Preferred Stock is dependent on the ability of Seminis Vegetable to dividend funds to Holdings, which ability is limited by the terms of our new senior secured facility and the notes.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Seminis Vegetable Seeds, Inc. and not to any of its subsidiaries and the word “Holdings” refers only to Seminis, Inc., the parent of the Company, and not to any of its subsidiaries.

      The Company will issue the notes under the indenture, dated September 29, 2003, among itself, the Guarantors and Wells Fargo Bank, National Association as trustee, in a transaction registered pursuant to the requirements of the Securities Act. See “Notice to Investors.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture will be available upon request to the Company and has been filed as an exhibit to the registration statement on form S-4 of which this prospectus is a part.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Holders of the notes. Copies of the indenture are available as set forth under “— Additional Information.” Certain defined terms used in this description but not defined under “— Certain Definitions” have the meanings assigned to them in the indenture.

      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Principal, Maturity and Interest

      The Company may issue notes with an unlimited maximum aggregate principal amount under the indenture, of which $190.0 million will be issued in this offering. The Company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000.

      Interest on the notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on April 1 and October 1. The Company will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on October 1, 2013.

Subordination

      The notes will be:

•	senior subordinated, unsecured obligations of the Company;

•	guaranteed on a senior subordinated, unsecured basis by the Guarantors;

•	equal in right of payment (“pari passu”) with each other and with all other existing and future senior subordinated Indebtedness of the Company and the Guarantors; and

•	senior to all existing and future Subordinated Indebtedness of the Company and the Guarantors which by its terms is expressly subordinated in right of payment to the notes.

      The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Company (including all Obligations with respect to the Credit Agreement). Notwithstanding the foregoing, payments and distributions made relating to the notes pursuant to the trust described under “— Legal Defeasance and Covenant Defeasance” shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under “— Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.

      The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes (other than a payment or distribution of Permitted Junior Securities) in the event of any distribution to creditors of the Company:

(1) in a total or partial liquidation, dissolution or winding up of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshalling of the Company’s assets and liabilities.

      The Company also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or property or otherwise (other than Permitted Junior Securities) if:

(1) a payment default on any Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Debt.

      Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earliest of (x) the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received, or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated and such acceleration has not been waived. For the purpose of this clause (2), discharge or payment in full of Designated Senior Debt in accordance with its terms shall be the equivalent of a cure of an underlying default.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

      The Company must promptly notify holders of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors — The notes and the guarantees are subordinated obligations.”

      As of June 27, 2003, after giving pro forma effect to the Transactions, the notes would have been subordinated to $238.1 million of Senior Debt, excluding unused commitments made by lenders under our new senior secured credit facility. On the same date, as so adjusted, we would also have had an additional $52.9 million available to be borrowed under our new senior secured credit facility. As of the date of this prospectus, we have approximately $           million of unused capacity under the revolving credit portion of this credit facility.

The Guarantees

      The original notes are and the new notes will be guaranteed by Holdings and all of the Company’s current wholly-owned Domestic Subsidiaries and future Domestic Subsidiaries (the “Subsidiary Guarantors”) that guarantee Indebtedness under the Credit Agreement. Since Holdings is a holding company with no significant operations, the guarantee by Holdings provides little, if any, additional credit support for the notes, and investors should not rely on the guarantee by Holdings in evaluating an investment in the notes.

      Each guarantee of the notes:

•	will be a general senior subordinated unsecured obligation of the Guarantors;

•	will be senior in right of payment with any future Subordinated Indebtedness of that Guarantor which by its terms is expressly subordinated in right of payment to the notes; and

•	will be equal in right of payment to all existing and future senior subordinated unsecured Indebtedness of that Guarantor not so expressly subordinated.

      A substantial portion of the Company’s subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of and for the 12 months ended June 27, 2003, the non-Guarantor Subsidiaries of the Company represented in the aggregate approximately 61.1% of our consolidated net sales, 78.1% of our consolidated net income, 58.1% of our consolidated total assets and 40.9% of our consolidated EBITDA.

      The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s non-Guarantor Subsidiaries. Any right of the Company to receive assets of any of its non-Guarantor Subsidiaries upon the non-Guarantor Subsidiary’s liquidation or reorganization (and the consequent right of the Holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any indebtedness of the Subsidiary senior to that held by the Company. As of June 27, 2003, the liabilities of the Company’s non-Guarantor Subsidiaries on a consolidated basis were approximately $135.2 million and, after giving effect to the offering, the liabilities of the Company’s non-Guarantor Subsidiaries on a consolidated basis would have been approximately $91.9 million.

      As of the Issue Date, all of the Company’s Subsidiaries became “Restricted Subsidiaries.” However, under the circumstances described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. The Company’s Unrestricted Subsidiaries will not guarantee the notes.

      These Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The guarantees may be voided under specific legal circumstances.”

      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) except in the event such Subsidiary Guarantor is the surviving Person, immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the provisions described under “— Repurchase at the Option of Holders — Asset Sales;”

(2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the provisions described under “— Repurchase at the Option of Holders — Asset Sales;”

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) in connection with any Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

(5) if the applicable Guarantor no longer guarantees Indebtedness under the Credit Agreement. See “— Repurchase at the Option of Holders — Asset Sales.”

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

      At any time prior to October 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of all notes issued under the indenture at a redemption price of 110.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

      The notes will be redeemable, in whole or in part, at the Company’s option at any time or from time to time, prior to October 1, 2008, at the Make-Whole Price (as defined below), in accordance with the provisions of the indenture.

      “Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) as determined by an Independent Investment Banker, the sum of the present values of (A) the redemption price of the notes at October 1, 2008 (as set forth below) and (B) the remaining scheduled payments of interest from the redemption date to October 1, 2008 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest and Additional Interest, if any, to the redemption date. Unless the Company defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

      “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to October 1, 2008, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

      “Independent Investment Banker” means Salomon Smith Barney Inc. or CIBC World Markets Corp. and their respective successors, at the Company’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

      “Reference Treasury Dealer” means Salomon Smith Barney Inc. or CIBC World Markets Corp., at the Company’s option, and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Company shall substitute therefor another Primary Treasury Dealer).

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

      The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

      Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to October 1, 2008.

      After October 1, 2008, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the years indicated below:

Year	Percentage

2008	105.125%
2009	103.417%
2010	101.708%
2011 and thereafter	100.000%

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under “— Repurchase at the Option of the Holders — Change of Control” and “— Asset Sales.” The Company may at any time or from time to time purchase the notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of notes will have the right to require the Company to offer to repurchase (a “Change of Control Offer”) all or any part (equal to $1,000 or an integral multiple of $1,000)

of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

      The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption pursuant to the indenture as described under “— Optional Redemption” is delivered, unless and until there is a default in payment of the applicable redemption price.

      A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

      The Credit Agreement will prohibit the Company from repurchasing any notes pursuant to a Change of Control Offer prior to repayment in full of the Senior Debt under the Credit Agreement. Accordingly, if a Change of Control were to occur, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the Credit Agreement or, thereafter, to purchase any of the notes. Any additional credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the Credit Agreement will contain a “change of control” provision that is similar to the provision in the indenture relating to a Change of Control, and the occurrence of such a “change of control” would constitute a default under the Credit Agreement.

      In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing the notes by the Credit Agreement or any other agreement governing Senior Debt of the Company, the Company will seek either to repay such Senior Debt or to obtain the requisite consents of the holders of such Senior Debt to commence a Change of Control Offer to repurchase the notes in accordance with the terms of the indenture. If the Company is unable to obtain such consents and/or repay all such Senior Debt, the Company would remain prohibited from repurchasing any notes and, as a result, the Company could not commence a Change of Control Offer to repurchase the notes within 30 days of the occurrence of the Change of Control, which would constitute an Event of Default under the indenture. The Company’s failure to commence such a Change of Control Offer would also constitute an event of default under the Credit Agreement which would permit the lenders thereunder to accelerate all of the Company’s Senior Debt under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the Credit Agreement or other agreements relating to Senior Debt, if accelerated, and then to repurchase all of the notes that might be delivered by Holders seeking to accept a Change of Control Offer. See “Risk Factors — We may not be able to satisfy our obligations under our new senior secured credit facility, the notes or other indebtedness upon a change of control.”

Asset Sales

      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the Fair Market Value is determined by the Company and evidenced by an officers’ certificate delivered to the trustee, provided, however, that with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $15.0 million, such determination shall be made by the Company’s Board of Directors and evidenced by a resolution of the Company’s Board of Directors; and

(3) at least 75% (50% in the case of Specified Assets) of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of their receipt, to the extent of the cash received in that conversion;

(c) any Capital Stock or assets of the kind referred to in clause (3) or (4) of the next paragraph of this covenant; and

(d) accounts receivable of a business, retained by the Company or one of its Restricted Subsidiaries following the sale of such business; provided that (x) such accounts receivable are not past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.

      Within 360 days after the receipt of Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay outstanding Senior Debt of the Company or any Restricted Subsidiary of the Company (including Indebtedness or other obligations under any Credit Facility) and, thereafter, repay any other outstanding Indebtedness of the Company or any Restricted Subsidiary of the Company, and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to make one or more capital expenditures to be used in a Permitted Business;

(3) to acquire all or substantially all of the assets of, or a majority of the Capital Stock of, another Permitted Business; and

(4) to acquire other assets that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary of the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis in proportion to the respective principal amounts (or accreted values, as applicable) of the notes and such pari passu Indebtedness then outstanding. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset to zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      Certain agreements governing the Company’s other Indebtedness, including the Credit Agreement, contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — We may not be able to satisfy our obligations under our new senior secured credit facility, the notes or other indebtedness upon a change of control.”

Redemption; Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption and notice thereof pursuant to the indenture may in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding any intercompany Indebtedness between the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (9) and (10)(y) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of Marketable Securities and other assets used or useful in a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business received by the Company since the Issue Date as a contribution to its common equity capital or from or in respect of the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or the issue or sale of Equity Interests of Holdings (to the extent the proceeds thereof are contributed to the Company by Holdings) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (including such cash proceeds received in connection with any such conversion or exchange) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) the net reduction in any Restricted Investment that was made after the Issue Date resulting from cash payments of interest on Indebtedness, dividends, repayments of loans or advances, in each case to the Company or any of its Restricted Subsidiaries; plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary of the Company after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; plus

(e) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Restricted Investments that were made after the Issue Date, provided that the sum of all amounts added pursuant to this clause (e) shall not exceed the aggregate initial amount of all such Restricted Investments that have been made since the Issue Date; plus

(f) the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness incurred after the Issue Date into or for Capital Stock (other than Disqualified Stock); plus

(g) the initial amount of any Restricted Investment that was made after the Issue Date in a Person that becomes a Restricted Subsidiary.

      So long as no Default has occurred and is continuing or would be caused thereby (except as to clauses (1), (2), (4), (10), (11) and (12), where such restriction does not apply), the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption of notes within 60 days after the date of declaration of the dividend or giving of any such redemption notice, as the case may be, if at the date of declaration or notice the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, or capital contribution relating to, Equity Interests of the Company (other than Disqualified Stock) or the issue or sale of Equity Interests of Holdings (to the extent the proceeds thereof are contributed to the Company by Holdings); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) (x) the repurchase of Equity Interests of the Company or Holdings deemed to occur upon the cashless exercise of stock options, warrants, convertible or exchangeable securities or other similar Equity Interests if such Equity Interests represent a portion of the exercise or exchange price of such options, warrants, convertible or exchangeable securities or other similar Equity Interests; and (y) payments to fund the purchase by the Company or Holdings of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(5) the repurchase of any subordinated Indebtedness or Disqualified Stock of the Company or any securities of Holdings (including, with respect to the repurchase of securities of Holdings, by means of a dividend or distribution of cash by the Company to Holdings) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness or Disqualified Stock of the Company or such securities of Holdings in the event of a Change of Control pursuant to a provision similar to the “Repurchase at the Option of Holders — Change of Control” covenant; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(6) the repurchase of any subordinated Indebtedness or Disqualified Stock of the Company or any securities of Holdings (including, with respect to the repurchase of securities of Holdings, by means of a dividend or distribution of cash by the Company to Holdings) at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness or Disqualified Stock of the Company or such securities of Holdings in the event of an Asset Sale pursuant to a provision similar to the “Repurchase at the Option of Holders — Asset Sales” covenant; provided that prior to consummating any such repurchase, the Company has made the Asset Sale Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Asset Sale Offer;

(7) payments to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or the Company held by any current or former director, officer, employee or consultant of Holdings, the Company or any Restricted Subsidiary of the Company (a) upon the death, disability or termination of employment of such director, officer, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or (b) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any fiscal year exceed the lesser of (i) the sum of (x) $2.0 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (7) in prior fiscal years following the Issue Date and (ii) $5.0 million; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed (A) the cash proceeds from the issue or sale of Equity Interests of the Company (or from the issue or sale of Equity Interests of Holdings to the extent the proceeds thereof are contributed to the Company by Holdings) to any such directors, officers, employees or consultants that occurs after the Issue Date (to the extent that the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued on or after the Issue Date in accordance with the Leverage Ratio test described under “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9) payments to fund any payments that are made to consummate the Acquisition Transactions pursuant to or contemplated by the Acquisition Transactions Agreements (including, without limitation, payments made in connection with the exercise of appraisal rights under Section 262 of the Delaware General Corporation law);

(10) the making of distributions, loans or advances in an amount not to exceed (x) $1.0 million in any fiscal year to pay the ordinary operating costs of Holdings (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses) plus (y) any other amounts of corporate overhead expenses payable by Holdings which were deducted in calculating Consolidated Net Income of the Company in accordance with the indenture;

(11) the payment by the Company of cash dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash dividends paid pursuant to this clause (11) to enable Holdings to pay federal, state, local and foreign income taxes at any time shall not exceed the lesser of (A) the amount of such federal, state and foreign income taxes owing by Holdings at such time for the respective period and (B) the amount of such federal, state, local and foreign income taxes that would be owing by the Company and its Subsidiaries on a consolidated basis for such period if determined without regard to Holdings’ ownership of the Company and (y) any refunds shall promptly be returned by Holdings to the Company; and

(12) additional Restricted Payments not to exceed $15.0 million in the aggregate.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries of the Company (other than Seminis Korea or any of its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available (the “Reference Period”) immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would not have exceeded the Leverage Test in effect on and as of the last day of the applicable Reference Period, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

      Notwithstanding any other provision of this covenant, in no event will the non-Guarantor Restricted Subsidiaries (other than Seminis Korea or any of its Restricted Subsidiaries) be permitted to incur Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding in excess of the greater of (x) $30.0 million (or the U.S. dollar equivalent thereof) and (y) the sum of 15% of the book value of the accounts receivable and inventory of all of the non-Guarantor Restricted Subsidiaries (other than Seminis Korea or any of its Restricted Subsidiaries) as set forth at the end of the most recently completed fiscal period for which internal balance sheets of such non-Guarantor Restricted Subsidiaries are available.

      The first paragraph of this covenant will not prohibit the incurrence or existence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Subsidiary Guarantors of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the aggregate maximum amount then available to be drawn thereunder) not to exceed $260.0 million (or the U.S. dollar equivalent thereof) (provided that such aggregate amount shall be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction), less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility incurred under this clause (1) or to repay any revolving credit Indebtedness under a Credit Facility incurred under this clause (1) and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness (other than any Indebtedness between or among the Company and any Subsidiary Guarantor), such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by the Company of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

(7) the guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, as the case may be, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under (or constituting reimbursement obligations with respect to) letters of credit, surety, performance or appeal bonds, completion guarantees, escrow agreements or similar instruments issued in connection with the ordinary course of business, including letters of credit or similar instruments in respect of self-insurance and workers’ compensation obligations;

(10) Indebtedness of the Company or of any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within five business days;

(11) the incurrence of the South Korean Loans in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $30.0 million (or the U.S. dollar equivalent thereof);

(12) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company;

(13) the issuance by any of the Company’s Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries of shares of preferred stock, provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an issuance of preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (13);

(14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to the Company or to any Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (14) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (14) remains outstanding) the aggregate amount permitted to be incurred under clause (1) above to the extent set forth therein;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, not to exceed $12.5 million at any time outstanding; and

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25.0 million.

      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (1) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, and (2) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company in its sole discretion will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later classify, reclassify or divide all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness incurred under the Credit Agreement on the Issue Date will be deemed to have been incurred on such date in reliance on clause (1) of Permitted Debt described above and may not be reclassified.

Liens

      The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt or Guarantor Senior Debt) upon any of its property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(a) if such Lien secures senior subordinated Indebtedness, the notes or the applicable Subsidiary Guarantee are secured on an equal and ratable basis with such Debt; and

(b) if such Lien secures Subordinated Indebtedness, such Lien shall be subordinated to a Lien securing the notes or the applicable Subsidiary Guarantee in the same property as that securing such Lien to the same extent as such subordinated obligations are subordinated to the notes and the Subsidiary Guarantees, in each case until such time as the applicable Indebtedness is no longer secured by such Lien.

Prohibition on Incurrence of Senior Subordinated Debt

      The Company will not, and will not permit any Restricted Subsidiary of the Company that is a Subsidiary Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, provided that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments (including agreements or instruments governing Existing Indebtedness and Credit Facilities) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(2) Credit Facilities, provided that the encumbrances or restrictions contained therein are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the Issue Date;

(3) the indenture, the notes and the Subsidiary Guarantees;

(4) applicable law, rule, regulation or order;

(5) Hedging Obligations entered into from time to time;

(6) any instrument of a Person acquired or assumed by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumption (except to the extent such instrument was created, executed, incurred or assumed, as the case may be, in connection with or in contemplation of such acquisition) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such instrument at the time of such acquisition or assumption, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(7) customary non-assignment provisions in leases, licenses or other contracts and agreements entered into in the ordinary course of business;

(8) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described under “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) Indebtedness or other contractual requirements of a Receivables Subsidiary governing a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

(15) any Permitted Investment;

(16) any mortgage financing or mortgage refinancing that imposes restrictions on the real property securing such Indebtedness; and

(17) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that (a) the provisions relating to such Indebtedness, taken as a whole, are not materially more restrictive as determined by the Board of Directors of the Company than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date and (b) such encumbrance or restriction is not expected to make the Company unable to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company.

Merger, Consolidation or Sale of Assets

      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to the merger or consolidation of any Restricted Subsidiary of the Company with or into the Company or any Guarantor or to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.

      Notwithstanding the foregoing clauses (3) and (4), the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in any state of the United States or the District of Columbia.

Transactions with Affiliates

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and if in the good faith judgment of the Board of Directors of the Company no comparable transaction is available with which to compare such Affiliate Transaction, and such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million or with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million as to which there are no disinterested members of the Board of Directors of the Company or as to which the Company or such Restricted Subsidiary otherwise chooses, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or employee benefit plan (including any incentive plan) or similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business with officers, directors or employees of Holdings, the Company or any such Restricted Subsidiary, including any issuance of securities (including stock options or similar rights), or other payments, awards or grants in cash, securities (including stock options or similar rights) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings or the Company, as the case may be, in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable compensation, fees (including director’s fees and benefits), and indemnities and insurance provided for by Holdings’ or the Company’s charter, by-laws and written agreements, to employees, consultants, stockholders, officers and directors of Holdings, the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(5) issuances and sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(6) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described under “— Restricted Payments;”

(7) any transaction pursuant to any agreement in existence on the Issue Date, as such agreement is in effect on the Issue Date;

(8) transactions (i) between the Company or any of its Restricted Subsidiaries and a Receivables Subsidiary and (ii) between a Receivables Subsidiary and any Person in which such Receivables

Subsidiary has an Investment that in the case of (i) or (ii) above, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect the Qualified Receivables Transaction;

(9) payments, advances or loans to employees, officers and directors of Holdings, the Company, and its Restricted Subsidiaries that are approved by a majority of the Board of Directors of the Company or Holdings, as the case may be, in good faith in an aggregate amount not to exceed $3.0 million in an aggregate principal amount at any time outstanding;

(10) provision of administrative or management services by Holdings, the Company or its Subsidiaries or any of their directors, officers or employees to any of their respective Subsidiaries in the ordinary course of business;

(11) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(12) consummation of the Acquisition Transactions, including but not limited to execution and consummation of the Acquisition Transactions Agreements and the payment of all fees, expenses, consideration and other amounts paid or to be paid in connection therewith;

(13) payments by the Company or any of its Restricted Subsidiaries to Fox Paine and its Affiliates for any financial advisory, financing, underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company, and payments pursuant to the Management Fee Letter and any amendment or supplement thereto that is no less favorable to the Company than such management agreement as in effect on the Issue Date; and

(14) the existence of, or the performance by Holdings, the Company or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by Holdings, the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (14) to the extent that the terms of the amendment or new agreement are not otherwise disadvantageous to the Holders of notes in any material respect.

Additional Subsidiary Guarantees

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) after the Issue Date, excluding all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries, and that newly acquired or created Domestic Subsidiary guarantees Indebtedness under the Credit Agreement, then that newly acquired or created Domestic Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described under “— Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” requires that all Indebtedness of an Unrestricted Subsidiary, whether in existence at the time of designation as an Unrestricted Subsidiary, or incurred thereafter, be Non-Recourse Debt. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Payments for Consent

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission, so long as any notes are outstanding, Holdings will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports.

      In addition, following the consummation of this exchange offer, whether or not required by the Commission, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company, Holdings and the Subsidiary Guarantors have agreed that, for so long as the notes are not freely transferable under the Securities Act, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

(2) default in payment when due of the principal of, or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

(3) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice from the trustee or the Holders of at least 25% in principal amount of the then outstanding notes to comply with the provisions described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets” (whether or not prohibited by the subordination provisions of the indenture);

(4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice to the Company specifying such failure from the trustee or Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal at final maturity on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million to the extent such judgment is not covered by insurance or is in excess of insurance coverage, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any of its Significant Subsidiaries, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to the Company (and to the trustee if given by the Holders) (an “Acceleration Notice”); provided, however, that if any Senior Debt is outstanding pursuant to the Credit Facility, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after sending the Company and the representative under such Credit Facility such Acceleration Notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under such Credit Facility.

      In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the Payment Default or other default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

      The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any senior officer of the Company obtaining actual knowledge of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

      However, the opinion of counsel required by clause (2) above will not be required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on their maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the Company’s name, and at the Company’s expense.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described under “— Repurchase at the Option of Holders”);

(8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change to the subordination provisions of the indenture that adversely affects the Holders; or

(10) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to comply with the rules of any applicable securities depository;

(5) to comply with the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(6) to add to the agreements and covenants of Holdings, the Company and its Restricted Subsidiaries for the benefit of the Holders or surrender any right or power conferred upon Holdings, the Company or any of its Restricted Subsidiaries;

(7) to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(8) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder (including, but not limited to, adding a Guarantor under the indenture);

(9) to provide for the issuance of the exchange notes and the related Guarantees or additional notes and the related Guarantees; and

(10) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

      The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Seminis, Inc., 2700 Camino del Sol, Oxnard, CA 93030-7967, Attention: Vice President, Treasury and Investor Relations.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and in each case such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Acquisition Transactions” means the acquisition by the Principals, Alfonso Romo Garza and certain of his Affiliates, certain members of management of the Company and Holdings and certain other parties of Equity Interests in Holdings and the other transactions, payments (including the repayment of indebtedness) and agreements set forth in or contemplated by the Acquisition Transactions Agreements and as described in the offering memorandum relating to the issuance of the notes (including, without limitation, the repurchase or redemption of the Class B Redeemable Preferred Stock of Holdings and the payment of accrued dividends thereon through the date of repurchase or redemption, it being understood that if the Class B Redeemable Preferred Stock has not been redeemed or repurchased on or prior to the Issue Date, Holdings will mail a notice of redemption with respect to the Class B Redeemable Preferred Stock to the holders of the Class B Redeemable Preferred Stock on the Issue Date).

      “Acquisition Transactions Agreements” means the amended and restated exchange agreement, an agreement and plan of merger, the contribution agreement, the stock purchase agreement, the stockholders’ agreement, the co-investment rights agreements contemplated by the stock purchase agreement and the stockholders’ agreement, the indemnification agreement, the voting agreement, the management fee letter agreement, the employment agreements and any other agreement implementing the Acquisition Transactions, between or among, as the case may be, Holdings, Seminis Merger Corp., Seminis Acquisition LLC, Fox Paine and certain of its Affiliates, Alfonso Romo Garza and certain of his Affiliates, certain creditors of an Affiliate of Savia S.A. de C.V., certain individuals that are or will become members of management of the Company and Holdings, and the other parties thereto, as in effect on the Issue Date or, if any such agreement is not in effect on the Issue Date, as such agreement may become in effect in accordance with the terms of the other Acquisition Transactions Agreements that are in effect on the Issue Date.

      “Additional Interest” means amounts payable under the Registration Rights Agreement as described under “Exchange Offer.”

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such investment.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales or other transfers of inventory or germplasm in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described under “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described under “— Certain

Covenants — Merger, Consolidation or Sale of Assets,” to the extent applicable, and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals to the extent mandated by applicable law).

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or lease of equipment, products, services, inventory or accounts receivable in the ordinary course of business;

(5) the creation of Liens permitted by the indenture;

(6) transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) the exchange of assets held by the Company or a Restricted Subsidiary for assets held by any Person or entity, provided that (i) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used in a Permitted Business by the Company or such Restricted Subsidiary; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged as determined in good faith by the Company;

(9) a Restricted Payment that does not violate, or a Permitted Investment that is permitted by, the covenant described under “— Certain Covenants — Restricted Payments;”

(10) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(11) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor, know-how and other intellectual property; and

(12) any disposition of obsolete, worn-out or surplus property.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(2) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition; and

(6) in the case of any Restricted Subsidiary organized or having its principal place of business outside of the United States, investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1), (2), (3), and (4).

      “Change of Control” means the occurrence of any of the following:

(1) prior to such time as there shall have been consummated a Qualified IPO of Holdings, the occurrence of any of the following: (i) the Permitted Holders shall cease to control the largest percentage of the voting power of the Voting Stock of Holdings (as compared to any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and counting Alfonso Romo Garza (“Mr. Romo”) and his Affiliates as a single “group” as used in Sections 13(d) and 14(d) of the Exchange Act)) or (ii) the Permitted Holders shall cease to control at least 40% of the voting power of the Voting Stock of Holdings;

(2) from and after the time that there shall have been consummated a Qualified IPO of Holdings, the occurrence of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of Holdings (counting Mr. Romo and his Affiliates as a “group” as used in Sections 13(d) and 14(d) of the Exchange Act) and the Permitted Holders cease to control the largest percentage of the voting power of the Voting Stock of Holdings; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of at least 66 2/3% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Holdings;

(3) at any time, Holdings ceases to own, beneficially, 100% of the Voting Stock of the Company;

(4) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Permitted Holders; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period adjusted as follows:

(1) plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(2) plus consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

(3) plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(4) plus all one-time fees, costs, expenses (including cash compensation payments), in each case incurred by the Company and its Restricted Subsidiaries (or the company or business being acquired) (x) in connection with the Acquisition Transactions and (y) incurred in connection with or resulting from any other merger, consolidation or acquisition occurring after the Issue Date in an aggregate amount not to exceed seven percent of the total enterprise value of such merger, consolidation or acquisition;

(5) plus unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income;

(6) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

(7) plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of severance packages payable in connection with the termination of any officer, director or employee of Holdings or any of its Subsidiaries;

(8) plus in the case of non-cash minority interest loss and minus in the case of non-cash minority interest income;

(9) plus, in any fiscal year, payments of the advisory fees (but not expense reimbursement) required to be paid by Holdings pursuant to the Management Fee Letter, plus (ii) reasonable out-of-pocket expenses of Fox Paine (as defined in the Management Fee Letter) required to be paid by Holdings pursuant to the terms of the Management Fee Letter;

(10) plus, to the extent included in Consolidated Net Income, non-cash restricted stock award charges incurred in Holdings’ fiscal year ended September 30, 2002;

in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow shall not include the impact of any purchase accounting adjustments which may be allocated to (x) in-process research and development in such Person’s income statement and (y) inventory in such Person’s balance sheet to the extent such adjustments reflect differences between the historical carrying amounts and the fair market value of the inventory, and, consistent with such treatment, when the affected inventory is sold, Consolidated Cash Flow shall be calculated as if such purchase accounting adjustments had not been made.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person and the loss of any such Person will only be included to the extent the Company or a Restricted Subsidiary funds such loss;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that the Net Income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution which could have been paid to another Restricted Subsidiary, to the limitations contained in this clause (2) with respect to such Restricted Subsidiary);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) the non-cash impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible asset will be excluded; and

(5) corporate overhead expenses payable by Holdings described in clause (10)(y) of the second paragraph of the covenant described under “— Certain Covenants — Restricted Payments,” the funds for which are provided by the Company and/or its Restricted Subsidiaries shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

      “Credit Agreement” means that certain Credit Agreement entered into in September 2003, by and among the Company, as borrower, the guarantors party thereto, Citicorp North America, Inc., as administrative agent, Harris Trust and Savings Bank as syndication agent, and the other agents and lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional and other investors) from time to time.

      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or debt investors providing for revolving credit loans, term loans, receivables or inventory financings (including through the sale of receivables or inventory to such lenders) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional and other investors) in whole or in part from time to time, whether by the same or any other lender or group of lenders; provided, however, that “Credit Facilities” will not include the South Korean Loans.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt” by the Company.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings, the Company or its Restricted Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or upon or related to termination of employment, death or disability (or which right was otherwise created in connection with an employment arrangement) will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means a public or private sale or issuance of Capital Stock (other than Disqualified Stock) of the Company or Holdings or any capital contribution to Holdings; provided that, in the event of an Equity Offering by Holdings or any capital contribution to Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering or capital contribution necessary to pay the aggregate redemption price of the notes to be redeemed pursuant to “Optional Redemption.”

      “Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the South Korean Loans) in existence on the Issue Date until such amounts are permanently repaid and Indebtedness under the Oxnard Mortgage in an aggregate amount not to exceed $20.0 million.

      “Fair Market Value” means, with respect to any asset or property, the price which would have been negotiated in an arm’s-length transaction, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

      “Fox Paine” means Fox Paine & Company, LLC, a Delaware limited liability company.

      “GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means Holdings and the Subsidiary Guarantors.

      “Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of, or guaranteed by, a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(x) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(y) all Hedging Obligations (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of Holdings or a Subsidiary Guarantor to the Company or a Subsidiary of such Subsidiary Guarantor;

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of the indenture provisions described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor or the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange values;

(3) commodity swap agreements, commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable (other than any contingent payment obligations of a Person based on the performance of a business or asset or Capital Stock purchased by such Person); or

(6) representing the net loss value of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in connection with any Qualified Receivables Transaction, the Securitization Financing Amount; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” will not be considered incremental Indebtedness.

      Indebtedness will not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection or deposit in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents or (C) resulting from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding advances made to customers and suppliers with respect to current or anticipated purchases of inventory in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Restricted Payments.”

      “Issue Date” means September 29, 2003.

      “Leverage Ratio” means with respect to any specified Person for any period, the ratio of Total Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the applicable Reference Period to the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the “Calculation Date”), then the Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Leverage Ratio:

(1) (x) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Reference Period, and for purposes of determining the pro forma effects of such acquisition, Consolidated Cash Flow will be calculated to give pro forma effect to cost savings and operating expense reductions related to such acquisition that have occurred or are reasonably expected to occur within the 12 months following such acquisition, in the reasonable judgment of the chief financial officer of the specified Person; and (y) in addition, with respect to any acquisition made by the specified Person or any of its Restricted Subsidiaries during either of the two fiscal quarters immediately preceding such Reference Period, Consolidated Cash Flow will also be calculated to give pro forma effect to cost savings and operating expense reductions expected to result from steps taken during such Reference Period (but on or prior to the first anniversary of such acquisition) as if such steps were taken on the first day of such Reference Period (regardless, with respect to each of clauses (x) and (y) hereof, of whether those cost savings or operating expense reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto); provided, that in either such case, adjustments are set forth in an officers’ certificate signed by the specified Person’s chief executive officer and chief financial officer which states (i) the amounts of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the indenture;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) if, since the beginning of the applicable four quarter period, any Person that became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such four quarter period shall have made any acquisition, disposition, merger or consolidation or has been determined to be a discontinued operation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger or consolidation or determination of a discontinued operation had occurred at the beginning of the applicable four-quarter period;

(4) any Person that is a Restricted Subsidiary of the Company on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period;

(5) any Person that is not a Restricted Subsidiary of the Company on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire applicable four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Leverage Test” means, for any date during each period set forth below, the ratio set forth opposite such period:

Period	Ratio

Issue Date through September 30, 2004	5.25 to 1
October 1, 2004 through September 30, 2005	4.75 to 1
October 1, 2005 through September 30, 2006	4.25 to 1
October 1, 2006 and thereafter	4.00 to 1

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Management Fee Letter” means that certain letter agreement dated as of May 30, 2003 among Fox Paine & Company, LLC, Desarrollo Consolidado de Negocios, S.A. de C.V. and Seminis Merger Corp. as in effect on the Issue Date.

      “Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange or NASDAQ and that were issued by a corporation whose debt securities are rated in one of the three highest categories by either S&P or Moody’s.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the $2.5 million limitation set forth in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss as determined in the good faith judgment of the chief financial officer of Holdings.

      “Net Proceeds” means the aggregate cash proceeds received (when actually received) by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, appraiser fees, cost of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Oxnard Mortgage” means a mortgage, whether arising before or after the Issue Date, on the Company’s headquarters located in Oxnard, California.

      “Permitted Business” means any business in which the Company and its Subsidiaries were engaged on the Issue Date, and any business incidental, reasonably related, complementary or ancillary thereto, or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company.

      “Permitted Holders” means the Principals and their Related Parties.

      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment or acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Holdings or out of the proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock) of the Company or Holdings;

(6) any Investments received in compromise of obligations of (A) trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or other foreclosure with respect to, any trade creditor or customer or (B) litigation, arbitration or other similar disputes;

(7) Hedging Obligations;

(8) repurchases of the notes;

(9) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete, worn out or surplus assets or property permitted pursuant to the indenture;

(10) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(11) Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of the Company; provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of the Company;

(12) any Investment consisting of a guarantee permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(14) advances to employees for moving, travel and entertainment, payroll advances and other similar advances to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15) loans and advances to employees, officers and directors of Holdings, the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $3.0 million in aggregate principal amount at any time outstanding;

(16) any Investment existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable to the Holders of the notes than the terms of the Investment being replaced;

(17) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(18) purchases of shares of any non-wholly owned Subsidiary of the Company from any Person other than Holdings, the Company or any Subsidiary of the Company;

(19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19), that are at the time outstanding not to exceed $15.0 million; and

(20) any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction; and provided further, that the foregoing Investment is, in the good faith determination of the Board of Directors of the Company, necessary or advisable to effect the applicable Qualified Receivables Transaction.

      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the indenture.

      “Permitted Liens” means:

(1) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations under Credit Facilities or other Senior Debt or Guarantor Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens securing Acquired Debt that was permitted to be incurred pursuant to the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such Liens were not created in connection with or in contemplation of such acquisition or merger transaction pursuant to which the Acquired Debt was incurred and do not extend to any assets other than those acquired or those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3) (a) Liens securing Indebtedness that was incurred pursuant to clause (11) of the third paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) Liens securing Indebtedness that was incurred by non-Guarantor Restricted Subsidiaries (other than Seminis Korea or any of its Restricted Subsidiaries) pursuant to such covenant;

(4) Liens in favor of the Company and its Restricted Subsidiaries;

(5) Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, covering only the assets acquired with or financed by such Indebtedness;

(6) Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(7) Liens on property or shares of Capital Stock existing at the time of acquisition of the property or shares of Capital Stock by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens existing on the Issue Date;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(12) Liens securing Indebtedness under Hedging Obligations;

(13) Liens securing Indebtedness of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(14) Liens on goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of business;

(15) Liens securing Permitted Refinancing Indebtedness permitted to be incurred under the indenture to refinance Indebtedness secured by a Lien permitted under the indenture; provided, however, that such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on or replacements of such property) and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount, of the Indebtedness at the time the original Lien became a Permitted Lien under the indenture, and (ii) an amount necessary to pay any fees, commissions and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(16) (a) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(b) easements, rights of way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property;

(c) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(d) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(f) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(g) any interest or title of a lessor in the property subject to any lease other than a capital lease;

(h) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(i) Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases; and

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17) Liens on the assets of Unrestricted Subsidiaries, or on the Equity Interests of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(18) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

(19) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (18) and this clause (19); provided, however that, based on a good faith determination of an officer of the Company, the Fair Market Value of the assets encumbered under any such substitute or replacement Lien is not greater than the Fair Market Value of the assets encumbered by the otherwise permitted Lien which is being replaced.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, fees, commissions, and premiums incurred in connection therewith) except that the principal amount of such Permitted Refinancing Indebtedness in respect of the Oxnard Mortgage may be increased to up to $20.0 million;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by any Restricted Subsidiary of the Company who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means investment entities managed or controlled by Fox Paine or its Affiliates.

      “Qualified IPO” means one or more underwritten public offerings of common equity securities of Holdings pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8, or any similar successor form) which offerings generate at least $100.0 million of gross proceeds to Holdings and which results in the listing of the common equity securities of Holdings on a national securities exchange or authorization for quotation on the Nasdaq National Market System.

      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries in which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      “Receivables Subsidiary” means a Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Company’s Board of Directors (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, or

(c) subjects any property or asset of the Company or of any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

      Any such designation by the Company’s Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

      “Related Party” means:

(1) any controlling stockholder, majority-owned Subsidiary or immediate family member (in the case of an individual) of any one or more Principals; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning a majority controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      “Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

      “Securitization Financing Amount” means, as of any date, with respect to a Qualified Receivables Transaction, that portion of the Indebtedness of the related Receivables Subsidiary that is attributable to the accounts receivable and related assets of the type described in the definition of “Qualified Receivables Transaction” transferred to such Receivables Subsidiary by or on behalf of the Company and its Restricted Subsidiaries.

      “Seminis Korea” means Seminis Korea, Inc., a corporation organized under the laws of South Korea.

      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Company to a Subsidiary of the Company;

(2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities;

(3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(4) Indebtedness represented by Disqualified Stock;

(5) any liability for federal, foreign, state, local or other taxes owed or owing by the Company;

(6) that portion of any Indebtedness incurred in violation of the indenture provisions described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

      “Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

      “South Korean Loans” means Indebtedness at any time outstanding incurred by Seminis Korea and its Restricted Subsidiaries.

      “Specified Assets” means those certain assets located in South Korea and The Netherlands which as of the Issue Date are specified in a schedule to the Credit Agreement.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

(3) any other Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

      “Subsidiary Guarantees” means the Guarantees of the Subsidiary Guarantors.

      “Subsidiary Guarantors” means each of:

(1) the Domestic Subsidiaries of the Company as of the Issue Date; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the indenture.

      “Total Indebtedness” means, at a particular date, the sum of (a) the aggregate stated balance sheet amount of all Indebtedness of such Person and its Restricted Subsidiaries and (b) to the extent not included in clause (a), the aggregate redemption price of any Disqualified Stock, in each case as determined on a consolidated basis in accordance with GAAP at such date.

      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

      On September 29, 2003 we sold the original notes to Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp. and Rabo Securities USA, Inc., together the initial purchasers. In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers. This agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange the new notes for your original notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. This means that, unlike your original notes, which contain restrictions on their transfer, the new notes may be reoffered and resold by you to any potential buyer freely without further registration under the Securities Act of 1933. This is beneficial to you since in order to sell your original notes you must find an available exemption from the registration requirements of the Securities Act of 1933.

      The registration rights agreement further provides that we must use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to May 27, 2004, or we will owe liquidated damages, in the form of a higher rate of interest, to the original note holders. Except as discussed below, upon the completion of the exchange offer we will have no further obligation to register your original notes.

      A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement.

      In accordance with the registration rights agreement, we are also required to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement if:

•	we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not for any reason consummated on or prior to May 27, 2004; or

•	any holder of notes notifies us prior to the 20th business day following the consummation of the exchange offer that:

•	it is an initial purchaser holding original notes following the consummation of the exchange offer that are not eligible to be exchanged for new notes in the exchange offer;

•	it is an initial purchaser that participated in the exchange offer that did not received freely tradeable new notes for original notes constituting any portion of an unsold allotment;

•	it is not an initial purchaser and is not eligible to participate in the exchange offer (other than by reason of such holder being an affiliate of ours).

      In the event that we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to two years from the date of effectiveness. Other than as described above, no holder will have the right to participate in the shelf registration or require that we register his or her original notes in accordance with the Securities Act of 1933. If you participate in the exchange offer, you will be able to sell or transfer freely your new notes if:

•	the notes issued in the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer; and

•	you are not an affiliate of ours, as defined under the Securities Act of 1933.

      We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you make the representations that we discuss above.

      Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

      The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

      A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 180 days after the date of expiration of this exchange offer.

      Unless you are required to do so because you are a broker-dealer or if you do not meet the conditions described above, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

      You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth above and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Representations We Need From You Before You May Participate in the Exchange Offer

      We need representations from you before you can participate in the exchange offer.

      These representations are:

•	the notes you acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of the notes;

•	neither you nor any person you are acting for is our “affiliate”, as defined under Rule 405 of the Securities Act of 1933;

•	you acknowledge and agree that if you are a broker-dealer registered under the Securities Exchange Act of 1934, as amended, or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the

Securities Act of 1933 in connection with a secondary resale of the notes, including the requirement that any secondary resale transaction be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933, and you cannot rely on the position of the SEC staff in its no-action letters; and

•	if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such notes.

Terms of the Exchange Offer

      We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

      The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•	interest on the new notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest was paid, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

      The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

      This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

      We will have accepted your validly tendered original notes when we have given oral or written notice to Wells Fargo. Wells Fargo will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

      You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m. New York City time, on                     unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m. New York City time on the last day of the extension. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

      We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

      If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

      Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “— Book-Entry Transfer,” to tender in the exchange offer:

•	if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by Wells Fargo along with the letter of transmittal;

•	if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes; and you must in turn follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal; or

•	if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

      If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

      Neither we, nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

      Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

      In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any other agent of ours other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

      Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

      To be tendered effectively, a letter of transmittal or, as described below under “— Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo at its address set forth under “— Exchange Agent” below prior to the expiration date.

      If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

      The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies, or nominees to effect these transactions on your behalf.

Procedure If the Original Notes Are Not Registered in Your Name

      If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs.

      Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Wells Fargo nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Wells Fargo that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

      In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

      These conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

      In all cases, issuance of notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into Wells Fargo’s account at DTC,

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

      If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message and all other required documents specified in the letter of transmittal.

      The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m. New York time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

      As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

      If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes and other required documents to reach Wells Fargo before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made by or through an eligible institution;

•	before the expiration date, Wells Fargo has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of original notes at any time prior to 5:00 p.m. New York City time, on the expiration date.

      For a withdrawal of tendered notes to be effective, a written or, for a DTC participant, electronic, notice of withdrawal must be received by Wells Fargo, at its address set forth in the next section of this prospectus entitled “— Exchange Agent”, prior to 5:00 p.m. New York City time, on the expiration date.

      Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

      All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “– Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

      All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent at its offices at Wells Fargo Bank, National Association, MAC E2818-176, 17th Floor, 707 Wilshire Boulevard, Los Angeles, CA 90017, Attn: Corporate Trust Administration. The exchange agent’s telephone number is (213) 614-3349 and facsimile number is (213) 614-3355.

Fees and Expenses

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

      The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $                    , which includes fees and expenses of Wells Fargo, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

      If you tender original notes for exchange you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

      We will issue the new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

      Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “— Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•	holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

      To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

Payment of Additional Interest Upon Registration Default

      We will be required to pay additional interest on the original notes in the event that:

•	the exchange offer registration statement is not declared effective by the SEC on or prior to April 28, 2004;

•	the exchange offer is not consummated on or prior to May 27, 2004; or

•	a shelf registration statement, if it has been required to be filed, is not declared effective within 360 calendar days after it was required to be filed.

      Each of these events is a registration default. We will be required to pay additional interest in respect of the notes following the occurrence of a registration default at a rate equal to 0.25% per annum, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such registration default continues up to a maximum of 1.00% per annum.

      All accrued additional interest will be paid to the holders in the same manner as interest is paid under the notes. Following the cure of all registration defaults, the accrual of additional interest will cease.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

      The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

      We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, societe anonyme, Luxembourg (Clearstream Luxembourg).

Certain Book-Entry Procedures for the Global Notes

      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”).

      DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

      We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the initial purchasers with an interest in the Global Note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

      Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in the Global Notes by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

      If:

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the registrar has received a request from DTC to issue Certificated Notes,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

      Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material U.S. federal tax consequences of the ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase the notes from the initial purchasers and who hold the notes as capital assets under Section 1221 of the Internal Revenue Code. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, U.S. expatriates and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors. This discussion does not address the tax consequences to persons that have a “functional currency” other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon current U.S. federal income tax laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect.

Prospective purchasers of the notes are urged to consult their own tax advisors concerning the specific U.S. federal income tax consequences to them of owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

Tax Consequences to U.S. Holders

      For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of a note and are a U.S. citizen or resident, a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

      Taxation of Interest. If you are a U.S. holder, interest on your notes generally will be taxable as ordinary interest income at the time it is accrued or received in accordance with your regular method of tax accounting.

      In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. In certain circumstances, you could receive payments on the notes in excess of stated principal or interest. Under circumstances described elsewhere in this prospectus, we will be required to pay additional amounts on the notes as additional interest if we fail to comply with our obligations under the registration rights agreement. In addition, if a Change of Control occurs, you may require us to redeem your notes at a premium. We believe the possibility that we will pay these additional amounts is “remote or incidental” within the meaning of the applicable Treasury regulations. On that basis, we believe the possibility that these additional amounts may be paid should not be taken into account in computing original issue discount and should not cause the notes to be treated as contingent payment debt instruments. Our determination that the possibility that these additional amounts may be paid is “remote or incidental” is binding on you, unless you explicitly disclose that you are taking a different position to the Internal Revenue Service on your tax return for the year during which you acquire the notes. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income recognition relating to the additional amounts you may receive on the notes may be different. Additional interest, if paid, should be taxable to you as ordinary income at the time the amounts are accrued or received in accordance with your regular method of tax accounting.

Exchange of Original Notes

      The exchange of original notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the original notes. Rather, the new notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. As a result, you will not have any material U.S. Federal income tax consequences if you exchange your original notes for new notes.

      If you are thinking about exchanging your original notes for new notes, you should consult your own tax advisors concerning the tax consequences of the exchange arising under state, local or foreign laws.

      Sale, Exchange, Retirement or Other Taxable Disposition of the Notes. Upon the sale, exchange, retirement or other taxable disposition of a note you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest which will be taxable as ordinary income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be the purchase price of the note less any principal payments you receive.

      The gain or loss you recognize on the sale, exchange, retirement or other taxable disposition of the notes generally will be capital gain or loss. The gain or loss generally will be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to limitation.

Tax Consequences to Non-U.S. Holders

      A “non-U.S. holder” is any beneficial owner of a note other than a U.S. holder.

      Taxation of Interest. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States, and, in the case of the withholding tax:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Internal Revenue Code; and

•	either (A) you certify to us or our payment agent, under penalties of perjury, that you are not a U.S. person and provide your name and address on IRS Form W-8BEN (or a suitable substitute form), or (B) a financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of a non-U.S. holder, certifies under penalties of perjury that IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner and provides a copy of the form to us or our payment agent.

      If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty and you provide us with a properly completed and executed IRS Form W-8BEN (or a suitable substitute form) claiming benefits under such treaty.

      Sale, Exchange, Retirement or Other Taxable Disposition of the Notes. Any gain you recognize on the sale, exchange, retirement or other taxable disposition of a note generally will be exempt from U.S. federal income and withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States; or

•	if you are an individual, you are present in the United States for 183 days or more during the taxable year of such disposition and certain other conditions are present.

      Effectively Connected Income. If the interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed IRS

Form W-8ECI (or a suitable substitute form), but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, corporations may be subject to a branch profits tax equal to 30% of their effectively connected earnings and profits, as adjusted for specific items, unless they qualify for a lower rate under an applicable tax treaty.

      Federal Estate Taxes. A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and that the interest accrued on the notes was not effectively connected with that holder’s conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

      We will, where required, report to you and to the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding with respect to payments of interest made on a note, or proceeds of the disposition of a note before maturity, unless the U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

      In the case of payments of interest to non-U.S. holders, current Treasury regulations provide that the backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury as described above or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

      Information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. holder establishes that it qualifies for an exemption. Information reporting requirements, but not backup withholding, will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the United States unless the broker has documentary evidence in its file that the holder of the notes is not a U.S. person and the broker has no actual knowledge to the contrary, or the holder establishes that it qualifies for an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or other agreement.

ERISA CONSIDERATIONS

      The new notes, subject to satisfaction of certain conditions, may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or employee benefit plan subject to section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the acquisition and holding of a new note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to section 4975 of the Code, must also determine that its acquisition and holding of new notes does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Each purchaser and transferee of new notes subject to ERISA and/or Section 4975 of the Code will be deemed to have made certain representations with respect to its acquisition and holding of the new notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for Securities where such Securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.

      Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Act, and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date of the exchange offer, We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

      The validity of the notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

      The financial statements as of September 30, 2002 and 2001 and for each of the three years in the period ended September 30, 2002 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s liquidity as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit. You may inspect a copy of the registration statement, including exhibits thereto, without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the Public Reference Room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      Additionally, under the terms of the indenture, Holdings has agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holdings will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if Holdings were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual financial statements only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, Holdings will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request.

REPORT OF INDEPENDENT AUDITORS

      To the Board of Directors and Stockholders of Seminis, Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Seminis, Inc. and its subsidiaries at September 30, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2 to the financial statements, all outstanding amounts borrowed under the Company’s syndicated credit facility must be repaid by December 31, 2003. In the event that the lenders of the credit facility do not renew or extend the final maturity date of the facility, the Company will be obligated to secure alternative sources of financing. There can be no assurance that such financing will be available and the inability to find such financing could have a material adverse impact on the future financial position and operating results of the Company.

      As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Accordingly, the Company ceased amortizing goodwill as of October 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

January 13, 2003, except as to
Note 17, for which the date
is September 5, 2003

SEMINIS, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,

	2002	2001

	(In thousands, except
	per share data)
ASSETS
Current assets
Cash and cash equivalents	$36,805	$22,323
Accounts receivable, less allowance for doubtful accounts of $12,344 and $12,094, respectively	140,315	141,691
Other receivable	—	20,612
Inventories	272,527	279,683
Prepaid expenses and other current assets	2,427	3,436

Total current assets	452,074	467,745
Property, plant and equipment, net	168,729	182,261
Goodwill, net	98,931	93,082
Intangible assets, net	61,872	76,582
Other assets	18,391	15,687

	$799,997	$835,357

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$28,532	$19,665
Current maturities of long-term debt	21,709	67,527
Accounts payable	38,179	45,423
Accrued liabilities	98,624	89,169

Total current liabilities	187,044	221,784
Long-term debt	228,293	248,898
Deferred income taxes	15,753	15,736
Minority interest in subsidiaries	1,902	1,721

Total liabilities	432,992	488,139

Commitments and contingencies (see Note 12)
Mandatorily Redeemable Stock
Class B Redeemable Preferred Stock, $.01 par value; 25 shares authorized as of September 30, 2002 and 2001; 25 shares issued and outstanding of September 30, 2002 and 2001.	29,500	27,500

Total mandatorily redeemable stock	29,500	27,500

Stockholders’ Equity
Class C Preferred Stock, $.01 par value; 14 shares authorized as of September 30, 2002 and 2001; 12 shares issued and outstanding as of September 30, 2002 and 2001 (Liquidation Value of $138.2 and $129.2 million at September 30, 2002 and 2001, respectively)	1	1
Class A Common Stock, $.01 par value; 211,000 shares authorized as of September 30, 2002 and 2001; 18,940 and 14,682 shares issued and outstanding as of September 30, 2002 and 2001, respectively	190	147
Class B Common Stock, $.01 par value; 67,000 shares authorized as of September 30, 2002 and 2001; 45,142 shares issued and outstanding as of September 30, 2002 and 2001.	452	452
Additional paid-in capital	699,255	707,816
Accumulated deficit	(324,558)	(340,644)
Accumulated other comprehensive loss	(37,835)	(48,054)

Total stockholders’ equity	337,505	319,718

	$799,997	$835,357

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,

	2002	2001	2000

	(In thousands, except per share data)
Net sales	$452,607	$449,895	$474,445
Cost of goods sold	171,892	232,067	237,105

Gross profit	280,715	217,828	237,340

Operating expenses
Research and development expenses	44,316	52,441	58,364
Selling, general and administrative expenses	174,854	191,113	222,632
Amortization of intangible assets	17,065	28,034	30,454

Total operating expenses	236,235	271,588	311,450

Gain on sale of assets	5,953	567	10,024

Income (loss) from operations	50,433	(53,193)	(64,086)

Other income (expense)
Interest income	1,270	1,341	3,872
Interest expense	(28,989)	(40,425)	(37,256)
Foreign currency gain (loss)	(2,177)	1,709	(5,374)
Minority interest	(1,187)	(1,436)	(1,157)
Other, net	(795)	(2,476)	(1,336)

	(31,878)	(41,287)	(41,251)

Income (loss) before income taxes	18,555	(94,480)	(105,337)
Income tax benefit (expense)	(2,469)	(39,975)	24,554

Net income (loss)	16,086	(134,455)	(80,783)
Preferred stock dividends	(14,018)	(13,986)	(8,624)
Additional capital contribution dividends	(4,670)	(4,338)	—

Net income (loss) available for common stockholders	$(2,602)	$(152,779)	$(89,407)

Net income (loss) available for common stockholders per common share, basic and diluted	$(0.04)	$(2.55)	$(1.49)

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Class C Preferred		Class A Common		Class B Common				Accumulated
	Stock		Stock		Stock		Additional		Other	Total
							Paid-in	Accumulated	Comprehensive	Stockholders’
	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Loss	Equity

	(In thousands)
Balance, September 30, 1999	4	$1	13,750	$138	46,074	$461	$610,464	$(125,406)	$(14,943)	$470,715

Comprehensive loss Net loss	—	—	—	—	—	—	—	(80,783)	—	(80,783)
Translation adjustment	—	—	—	—	—	—	—	—	(3,052)	(3,052)

										(83,835)
Conversion of shares	—	—	226	2	(226)	(2)	—	—	—	—
Issuance of Class C Preferred Stock	7	—	—	—	—	—	66,000	—	—	66,000
Dividends on Class B Redeemable Preferred Stock	—	—	—	—	—	—	(2,000)	—	—	(2,000)
Dividends on Class C Preferred Stock	1	—	—	—	—	—	—	—	—	—

Balance, September 30, 2000	12	1	13,976	140	45,848	459	674,464	(206,189)	(17,995)	450,880

Comprehensive loss Net loss	—	—	—	—	—	—	—	(134,455)	—	(134,455)
Translation adjustment	—	—	—	—	—	—	—	—	(30,059)	(30,059)

										(164,514)
Conversion of shares	—	—	706	7	(706)	(7)	—	—	—	—
Additional capital contribution	—	—	—	—	—	—	45,850	—	—	45,850
Dividends on additional capital contribution	—	—	—	—	—	—	(3,493)	—	—	(3,493)
Dividends on Class B Redeemable Preferred Stock	—	—	—	—	—	—	(2,000)	—	—	(2,000)
Dividends on Class C Preferred Stock	—	—	—	—	—	—	(8,989)	—	—	(8,989)
Restricted shares issuance	—	—	—	—	—	—	1,984	—	—	1,984

Balance, September 30, 2001	12	1	14,682	147	45,142	452	707,816	(340,644)	(48,054)	319,718

Comprehensive Income Net income	—	—	—	—	—	—	—	16,086	—	16,086
Translation adjustment	—	—	—	—	—	—	—	—	17,395	17,395
Equity adjustment for minimum pension liability	—	—	—	—	—	—	—	—	(7,176)	(7,176)

										26,305
Restricted share issuance	—	—	4,254	43	—	—	5,966	—	—	6,009
Options exercised	—	—	4	—	—	—	—	—	—	—
Dividends on additional capital contribution	—	—	—	—	—	—	(3,505)	—	—	(3,505)
Dividends on Class B Redeemable Preferred Stock	—	—	—	—	—	—	(2,000)	—	—	(2,000)
Dividends on Class C Preferred Stock	—	—	—	—	—	—	(9,022)	—	—	(9,022)

Balance, September 30, 2002	12	$1	18,940	$190	45,142	$452	$699,255	$(324,558)	$(37,835)	$337,505

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$16,086	$(134,455)	$(80,783)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	32,544	45,054	50,109
Deferred income tax	(266)	33,514	(37,459)
Provision for minority interest in subsidiary	1,187	1,436	1,157
Inventory write-down	16,937	73,850	58,948
Gain on sale of non-core business	(4,971)	—	—
Compensation expense for restricted stock	5,866	1,806	—
Other	1,515	5,468	786
Changes in assets and liabilities
Accounts receivable	3,212	15,138	(3,821)
Inventories	(5,866)	(23,209)	(102,484)
Prepaid expenses and other assets	(8,226)	(4,759)	8,663
Current income taxes	487	(3,069)	9,385
Accounts payable	(7,403)	(8,608)	1,999
Other liabilities	(13,029)	(15,654)	25,045

Net cash provided by (used in) operating activities	38,073	(13,488)	(68,455)

Cash flows from investing activities:
Purchases of fixed and intangible assets	(14,826)	(14,280)	(41,487)
Proceeds from disposition of assets	28,517	14,096	11,291
Proceeds from sale of business	17,551	—	9,712
Other	(258)	(448)	(1,751)

Net cash provided by (used in) investing activities	30,984	(632)	(22,235)

Cash flows from financing activities:
Proceeds from long-term debt issuances	1,855	1,424	97,184
Repayments of long-term debt	(67,869)	(33,670)	(81,356)
Net short-term borrowings (repayments)	7,606	(856)	15,307
Dividends paid	—	—	(1,500)
Issuance of Class C Preferred Stock	—	—	66,000
Savia capital contribution	—	45,850	—
Other	4	—	—

Net cash provided by (used in) financing activities	(58,404)	12,748	95,635

Effect of exchange rate changes on cash and cash equivalents	3,829	1,216	(1,534)

Increase (decrease) in cash and cash equivalents	14,482	(156)	3,411
Cash and cash equivalents, beginning of period	22,323	22,479	19,068

Cash and cash equivalents, end of period	$36,805	$22,323	$22,479

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Note 1 — Summary of Significant Accounting Policies

Description of Business

      Seminis, Inc. (the “Company”, “we”) is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. (“Savia”) and effectively began operations when it purchased Asgrow Seed Company (“Asgrow”) in December 1994.

Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior years’ financial statements to conform to fiscal year 2002 presentation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal year, including estimates and assumptions related to customer discounts and allowances. Actual results could differ from those estimates.

Revenue Recognition

      Product sales are recognized upon shipment of goods and are reduced by provisions for discounts and allowances based on the Company’s historical and anticipated experience.

Cash and Cash Equivalents

      The Company classifies as cash equivalents all highly liquid investments purchased with an original maturity of three months or less. The Company invests its excess cash in deposits with major international banks, in government securities and in money market accounts with financial institutions. Such investments are considered cash equivalents for purposes of reporting cash flows and bear minimal risk.

Accounts Receivable

      Accounts receivable are valued net of reserves for bad debts, discounts and allowances. Calculations of reserves are based on historical experience and anticipated market conditions and are adjusted as management determines necessary. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral. The Company’s diversified customer base limits the amount of credit exposure to any one customer.

      No customer accounts for more than 10% of accounts receivable or sales.

Inventories

      Inventories are stated at the lower of cost or estimated net realizable value. Costs for substantially all inventories are determined using the first-in, first-out (“FIFO”) method and include the cost of materials, direct labor and the applicable share of overhead costs. Unharvested crop-growing costs are included as part of inventory and represent costs incurred to plant and maintain seed crops which will be harvested during the subsequent fiscal year. Inventories are periodically reviewed and reserves established for deteriorated, excess and obsolete items.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Provisions for depreciation have been made using the straight-line and accelerated methods for financial reporting purposes and accelerated methods for tax purposes. Estimated useful lives generally range from 5 to 40 years for buildings and improvements and from 3 to 20 years for machinery and equipment.

Intangible Assets

      Intangible assets consist primarily of the excess of purchase price over the fair market value of net assets acquired in purchase acquisitions and the costs of acquired germplasm, patents and trademarks. The costs of acquired germplasm, patents and trademarks are being amortized over 10 to 20 years on an accelerated basis. Other intangibles are amortized over 3 to 10 years on a straight-line basis.

Goodwill

      Goodwill was amortized over 15 years on a straight-line basis. Upon adoption of SFAS No. 142, the Company has ceased amortization of its goodwill in fiscal year 2002.

Capitalized Software Costs

      Costs of computer software developed and obtained for internal use are capitalized and amortized over the respective license periods or expected useful lives, which range from three to five years. Capitalized computer software costs include external direct costs for licenses and services and payroll and payroll-related costs for employees who are directly associated with developing or installing such software.

Impairment of Long-Lived Assets

      The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying businesses, products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In fiscal year 2000, the Company recognized a $6,400 impairment write-down associated with its investment in LSL Plantscience. No other material impairments have been experienced.

Seedmen’s Errors and Omissions

      The Company maintains third party seedmen’s errors and omissions insurance covering claims by growers for losses incurred as a result of seed quality or errors arising in fulfilling customer orders. Such policies are subject to annual renewal and revision and have coverage limits, deductibles and other terms. Provisions are made for anticipated losses in excess of coverage amounts provided by insurance based on historical experience and expected resolution. The Company performs ongoing evaluations of such claims and adjusts reserves as necessary to reflect expected settlements.

Research and Development Expenses

      Research and development costs are charged to operations as incurred. Costs attributable to in-process research and development activities acquired in a purchase transaction are written-off at the date of acquisition.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      Deferred income taxes reflect temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts utilized for tax purposes. A valuation allowance is established against deferred tax assets when all or some portion of such assets is unlikely to be realized.

Foreign Currency Translation and Transactions

      The financial statements of the Company’s foreign subsidiaries are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are primarily translated at average monthly rates of exchange prevailing during the fiscal year. The resultant translation adjustments are included in accumulated other comprehensive loss as a separate component of stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

      Subsidiaries operating in highly inflationary economies or primarily using the United States dollar as their functional currency include gains and losses from foreign currency transactions and balance sheet translation adjustments in the consolidated statements of operations.

Financial Instruments

      The Company’s financial instruments consist primarily of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, debt and mandatorily redeemable securities. These balances are stated in the consolidated financial statements at amounts that approximate fair market value unless separately disclosed in the Notes to Consolidated Financial Statements.

Comprehensive Income

      Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income primarily consists of its reported net income or loss and changes in foreign currency translation adjustments and minimum pension liability adjustment during a period.

Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair market value of the Company’s stock and the amount an employee must pay to acquire the stock.

Derivative Instruments and Hedging Activities

      The Company accounts for derivative instruments and hedging activities in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company does not currently have any derivative instruments and therefore adoption of SFAS No. 133 did not have a material impact on the Company’s consolidated financial position or results of operations for fiscal year 2002.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Shipping and Handling Fees and Costs

      The Company accounts for shipping and handling fees and costs in accordance with the provisions of EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” EITF 00-10 requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and should be classified as revenue. It also states that a company may record shipping and handling costs in cost of sales. If such costs are significant and are not included in cost of sales (that is, if those costs are accounted for together or separately on other income statement line items), a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. Freight and handling charges of $4.3 million related to customer shipping were stated on a gross basis in selling expense with a corresponding $3.1 million of revenue stated in net sales in fiscal year 2002 and $1.4 million related to customer shipping were stated on a gross basis in selling expense with a corresponding $1.3 million of revenue stated in net sales in the fourth quarter of fiscal year 2001, respectively. In the prior reporting periods, these freight and handling charges were netted with the associated billing of these costs to the Company’s customers. Restatements of the prior periods to conform to EITF 00-10 were impractical because there was no system in place to capture this information in the past.

Supplementary Cash Flow Information

	For the Years Ended September 30,

	2002	2001	2000

Cash paid for interest	$25,407	$45,933	$31,890
Cash paid for income taxes	2,248	9,530	3,520
Supplemental non-cash transactions:
Class C Preferred Stock dividends	9,022	11,986	6,624
Class B Redeemable Preferred Stock dividends	2,000	2,000	500
Additional capital contribution dividends	3,505	4,338	—

      Effective January 2001, Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The syndicated bank agreement, however, precludes the payment of cash dividends.

Income (Loss) Per Common Share

      Income (loss) per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Basic income (loss) per common share is computed by dividing income (loss) available to common stockholders by the average number of common shares outstanding during each period. Income (loss) available to common stockholders represents reported net income less preferred dividends, accretion of redemption value for redeemable common stock and the excess of the repurchase price paid over the redemption value of redeemable common stock. Diluted income (loss) per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following table provides a reconciliation of income from continuing operations and sets forth the computation for basic and diluted income (loss) per share from continuing operations:

	For the Years Ended September 30,

	2002	2001	2000

Numerator for Basic and Diluted:
Income (loss) from continuing operations	$16,086	$(134,455)	$(80,783)
Preferred stock dividends	(11,022)	(13,986)	(8,624)
Additional capital contribution dividends	(3,505)	(4,338)	—
Contingent dividends payable	(4,161)	—	—

Loss from continuing operations available for common stockholders	$(2,602)	$(152,779)	$(89,407)

Denominator — Shares:
Weighted average common shares outstanding basic and diluted	62,074	59,824	59,824

Loss Per Common Share from Continuing Operations Available for Common Stockholders:
Basic and diluted	$(0.04)	$(2.55)	$(1.49)

      A total of 4.3, 2.1 and 1.1 million potential shares from options were excluded from the computation of diluted earnings per share for fiscal years 2002, 2001 and 2000, respectively, due to their antidilutive effect.

      Contingently payable dividends represent dividends that may potentially be payable to Savia if the Exchange Agreement described in Note 9 is not consummated. As part of this agreement, Savia agreed to forego dividends on Class C Preferred Stock and additional paid-in capital contributions effective July 1, 2002; however, such dividends would be payable if the exchange transaction is not completed and the agreement is terminated. These dividends have not been accrued but are included in the calculation of earnings per share in order to present the most dilutive result. On a pro forma basis, had the exchange transaction been completed as of July 1, 2002, income available for common stockholders would have been $1,559 and the weighted average common shares outstanding would have been increased by 9,417 shares, resulting in income per common share available for common stockholders of $0.02.

Recent Accounting Pronouncements

      SFAS No. 141, “Business Combinations,” was effective for the company on July 1, 2001. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations,” and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method.

      SFAS No. 142, “Goodwill and Other Intangible Assets,” was effective for the Company for fiscal years beginning after December 15, 2001, but was adopted early as of the beginning of fiscal year 2002. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. We have ceased the amortization of goodwill and other intangible assets due to our adoption of SFAS No. 142 and no impairment was required in fiscal year 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143, is effective for fiscal years beginning after June 15, 2002 and requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Management has not yet determined the impact, if any, of the adoption of this standard on the financial position or results of operation of the Company.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We will adopt SFAS No. 144 as of October 1, 2002. We do not expect SFAS No. 144 to have a material effect on our consolidated financial position, results of operations or cash flows.

      In May 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions,” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The Company believes this new standard will not have an impact on its business, consolidated financial position, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan.

      The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

      On November 25, 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002.

Note 2 — Liquidity

      As of September 30, 2000, we were not in compliance with certain covenants of our existing credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the credit facility or recapitalization of the company.

      On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

      In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

      We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended credit agreement; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt as of September 30, 2002.

      Although not impacting current liquidity, the Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company’s Class A common stock and Class B common stock (in each case other than Savia and its

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock). The exchange agreement was approved by the Company’s Board of Directors on July 3, 2002 and was approved by our stockholders on September 26, 2002. Although the exchange agreement was approved by the Stockholders at the Annual Meeting, it is subject to customary closing conditions and approvals by creditors of Savia and the Company. At this time, all of the closing conditions and approvals have not been satisfied and therefore, the exchange has not been consummated. The Company may not complete all of the transactions contemplated under the exchange agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B preferred stock and the consent of the lenders under the Company’s Syndicated Credit Facility.

      In December 2002, Savia, Seminis’ majority stockholder, announced that it signed a letter of intent with Fox Paine & Company LLC under which Fox Paine and certain Savia related parties will acquire all the outstanding shares of Seminis, Inc. (See Note 16). The proposed transaction is subject to numerous conditions; however, if completed, such a change in control would require the credit facility to be paid in full. It is anticipated that such a transaction would be funded by financing arranged by Fox Paine.

      Whereas we have met our obligations as well as covenant requirements under the amended credit facility through September 30, 2002, we must successfully execute a refinancing plan prior to December 31, 2003 in order to meet the final maturity of the facility. We will continue to pursue a refinancing plan, which may include negotiation of a new credit facility, and/or placement of new debt securities; however, there can be no assurances that we will be able to successfully complete the refinancing. Additionally, there can be no assurances that the Fox Paine transaction will be consummated. Failure to comply with existing covenants, which would make the Syndicated debt callable, or our inability to obtain adequate financing with reasonable terms prior to December 31, 2003 could have a material adverse impact on our business, results of operations or financial condition.

Note 3 — Global Restructuring and Optimization Plan

      In February 2000, we announced a cost-saving initiative designed to streamline operations, increase utilization of facilities and improve efficiencies. The first phase of the initiative, which commenced in fiscal year 2000 and focused on North American operations, was completed by the end of fiscal year 2001. In June 2001, we commenced the second phase, which was targeted at our global operations and expanded the phase to cover additional headcount reductions and to consolidate our facilities in Holland. The key elements to the Global Restructuring and Optimization Plan involve:

•	reorganizing our ten legacy seed companies into four geographical regions;

•	selling or consolidating certain operation and production facilities;

•	reducing headcount that results from the reorganization and from facility consolidation;

•	rationalizing our product portfolio;

•	implementing an advanced logistics management information system; and

•	divesting non-strategic assets.

      In connection with phase one of the Global Restructuring and Optimization Plan, we recorded pre-tax charges to operations of approximately $34.4 million for restructuring costs during fiscal year 2000 that included severance and other exit costs, inventory write-downs and costs associated with streamlining our products portfolio. Of this amount, $18.4 million was included in cost of goods sold for inventory write-downs. The remaining $16.0 million was included in selling, general and administrative expenses and consisted

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily of severance costs. The total phase one and initial phase two severance charges related to a planned 600-employee reduction worldwide in both operational and administrative groups.

      As part of the implementation of the expanded second phase of our Global Restructuring and Optimization Plan, we recorded a pre-tax charge of $12.0 million in selling, general and administrative expenses in the third quarter of fiscal year 2001. This charge primarily related to severance and related costs resulting from an additional planned 250-employee reduction worldwide in both operational and administrative groups. In fiscal year 2001, we also recorded non-cash inventory write-downs of $58.2 million in cost of goods sold in order to comply with more stringent seed quality standards and to further rationalize our product portfolio from 6,000 to 4,000 varieties. We believe we have established adequate reserves for all of the remaining costs and expenses related to our Global Restructuring and Optimization Plan.

      The remaining components of the restructuring accruals are as follows:

		Amounts	Balance at	Additional	Amounts	Balance at	Additional	Amounts	Balance at
	Charges	Incurred	September 30,	Charges	Incurred	September 30,	Charges	Incurred	September 30,
	2000	2000	2000	2001	2001	2001	2002	2002	2002

Severance and related expenses	$14.0	$(1.8)	$12.2	$12.0	$(12.3)	$11.9	$—	$(8.6)	$3.3
Inventory write downs	18.4	(18.4)	—	58.2	(58.2)	—	—	—	—
Other	2.0	(2.0)	—	—	—	—	—	—	—

Total	$34.4	$(22.2)	$12.2	$70.2	$(70.5)	$11.9	$—	$(8.6)	$3.3

      To date, there have been no material adjustments to amounts accrued under the plan. The remaining $3.3 million reserve balance is expected to be utilized in fiscal year 2003.

Note 4 — Inventories

      Inventories consist of the following at September 30, 2002 and 2001:

	2002	2001

Seed	$238,448	$246,250
Unharvested crop growing costs	27,199	25,857
Supplies	6,880	7,576

Total net inventories	$272,527	$279,683

      Inventories are presented net of reserves of $86,957 and $114,316 at September 30, 2002 and 2001, respectively. A non-recurring inventory write-down of approximately $58,200 was taken in fiscal year 2001 to rationalize the Company’s product portfolio and impose more stringent seed quality standards as part of the Global Restructuring and Optimization Plan.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Property, Plant and Equipment

      Property, plant and equipment consist of the following at September 30, 2002 and 2001:

	2002	2001

Land	$40,623	$42,383
Buildings and improvements	129,522	123,893
Machinery and equipment	61,478	67,518
Construction in progress	318	7,073

	231,941	240,867
Less: accumulated depreciation	(63,212)	(58,606)

	$168,729	$182,261

Note 6 — Intangible Assets

      Intangible assets at September 30, 2002 and 2001 consist of the following and are net of accumulated amortization for the respective fiscal years as parenthetically noted:

	2002	2001

Goodwill (net of $29,491 and $28,017)	$98,931	$93,082
Software costs (net of $20,697 and $14,603)	13,225	17,747
Trademarks (net of $7,772 and $6,980)	7,128	7,920
Germplasm (net of $71,431 and $64,044)	28,413	35,087
Other intangible assets (net of $12,847 and $10,109)	13,106	15,828

	$160,803	$169,664

      Changes in the net carrying amount of goodwill for the year ended September 30, 2002, are as follows:

Amount

Balance as of September 30, 2001	$93,082
Goodwill acquired during the period	—
Impairment losses	—
Translation adjustments and other	5,849

Balance as of September 30, 2002	$98,931

      Amortization expense on goodwill was $9,047 and $9,872 for the years ended September 30, 2001 and September 30, 2000, respectively.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As required by SFAS No. 142, the results for the prior years have not been restated. Had the Company accounted for its goodwill under SFAS No. 142 for all periods presented, the Company’s net income and loss per share would have been as follows:

	Year Ended

	September 30,	September 30,	September 30,
	2002	2001	2000

	(In thousands, except per share amounts)
Reported net loss	$(2,602)	$(152,779)	$(89,407)
Goodwill amortization, net of tax	—	9,047	9,872

Adjusted net loss	$(2,602)	$(143,732)	$(79,535)

Basic and diluted loss per share:
As reported	$(0.04)	$(2.55)	$(1.49)
Goodwill amortization	—	.15	.16

Adjusted basic and diluted loss per share	$(0.04)	$(2.40)	$(1.33)

Note 7 — Accrued Liabilities

      Accrued liabilities consist of the following at September 30, 2002 and 2001:

	2002	2001

Employee salaries and related benefits	$44,754	$34,504
Severance	3,269	11,936
Seedmen’s errors and omissions	4,072	3,595
Interest	412	1,184
Savia dividends	25,008	12,500
Income taxes payable	3,236	1,820
Other	17,873	23,630

	$98,624	$89,169

Note 8 — Long-Term Debt

      Long-term debt consists of the following at September 30, 2002 and 2001:

	2002	2001

Syndicated credit agreement borrowings	$229,732	$293,200
South Korean borrowings due in annual installments through 2007	1,738	1,956
GE Capital borrowings	14,174	16,077
Other borrowings	4,358	5,192

	250,002	316,425
Less current portion	(21,709)	(67,527)

	$228,293	$248,898

      Other borrowings consist of various domestic and foreign, government and non-government loans of less than $1,500 each, bearing interest annually at average rates of 8.79% through 2013 and 8.5% through 2007 for fiscal years 2002 and 2001, respectively.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of September 30, 2002, long-term debt maturities are as follows:

Year Ending September 30

2003	$21,709
2004	214,930
2005	2,713
2006	2,719
2007	2,397
Thereafter	5,534

$250,002

      In July 1999, the Company entered into a new credit agreement with Bank of Montreal and Harris Trust and Savings Bank providing for a $350,000 credit facility. The Company used a portion of the net proceeds of its initial public offering (Note 10) and funds available under the new credit facility to pay loan origination fees and repay indebtedness under its previous credit agreement. The Company’s $350,000 credit facility consists of a term loan in the amount of $200,000 and a revolving line of credit in the amount of $150,000. The term loan required semi-annual payments, with the remaining balance due and the revolving line of credit originally maturing on June 30, 2004.

      The July 1999 agreement contains a number of financial covenants, including net worth and indebtedness tests and limitations on its ability to make acquisitions, transfer or sell assets, create liens, pay dividends, enter into transactions with its affiliates or enter into a merger, consolidation or sale of substantially all of its assets. The agreement is secured by the intellectual property of Seminis and 100% of the shares of Seminis Vegetable Seeds, Inc., a wholly owned subsidiary of Seminis, Inc. and shares of some other international subsidiaries. The credit agreement provides for events of default typical of facilities of its type, as well as an event of default if Pulsar Internacional, S.A. de C.V., together with its affiliates, which includes Savia, fails to hold a majority of the board of directors or direct management of the Company or control at least 51% of the voting rights of the Company.

      In June 2000, the Company amended its credit agreement to provide for more relaxed financial covenant ratios as well as to allow for the needed expenses related to the Global Restructuring and Optimization Plan. The Company also entered into a security agreement with the lenders that collateralized certain receivables, general intangibles and inventory.

      As of September 30, 2000, we were not in compliance with certain covenants of our existing credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the credit facility or recapitalization of the company.

      On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing credit facility. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of June 30, 2002 to December 31,

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001, $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

      In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

      We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended credit agreement at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended credit agreement; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula based on the greater of the sum of the base rate and 3.5% or an interest rate that ranges from 9.0% to 10.25% to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $3.0 million and $9.5 million due in the third and fourth quarters of fiscal year 2003, respectively. The remaining outstanding amount totaling $212.2 million will be due in the first quarter of fiscal year 2004. Upon receipt of the amended credit agreement, long-term portions of borrowings were reclassified from current liabilities to long-term debt as of September 30, 2002.

      Loan origination fees of $3,611 were capitalized in fiscal year 1999 in connection with the July 1999 credit agreement, $2,222 were capitalized in fiscal year 2000 in connection with the amended credit agreement and $2,985 were capitalized in fiscal year 2001 in connection with the May 2001 amended credit agreement. The fees are being amortized to interest expense over the life of the agreement that expired on December 31, 2002. Fees related to the fifth amendment will be amortized over the life of the agreement, which will expire on December 31, 2003. Interest expense includes amortization of loan origination fees of $4,354, $3,075 and $843 in fiscal years 2002, 2001 and 2000, respectively.

      For the fiscal years ended September 30, 2002, 2001 and 2000, the Company incurred interest at a weighted-average rate of 8.90%, 11.19% and 8.70% per annum, respectively.

Note 9 — Capital Stock and Mandatorily Redeemable Equity Securities

Recapitalization

      In January 1999, the Board of Directors of Seminis, Inc., an Illinois corporation, authorized the reincorporation of the Company in Delaware. In conjunction with the reincorporation the holders of certain securities agreed to a plan for the recapitalization of the Company (the “Recapitalization”) to occur concurrently. The Recapitalization was effective June 18, 1999 and provided for the exchange of shares of the Illinois corporation for shares of the Delaware corporation as follows: (i) all preferred stock was exchanged for like preferred stock; (ii) all 6,772 shares of Class B Redeemable Common Stock (“Old Class B Redeemable Common Stock”) were converted into one-half the number of such shares of Class B Common Stock; (iii) all Class A Common Stock was exchanged for one-half the number of such shares of Class B Common Stock; and (iv) all options to purchase Class C Common Stock were exchanged for options to

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase Class A Common Stock. Immediately following the Recapitalization, the Company paid a 1-for-1 stock dividend to all holders of Class B Common Stock.

Initial Public Offering

      In July 1999, the Company completed an initial public offering of 13,750 shares of Class A Common Stock at an initial offering price of $15.00 per share, raising net proceeds of $191,700. The Company used the net proceeds of the offering and funds available under the new July 1999 credit facility to pay loan origination fees, repay indebtedness under the April 1999 credit agreement and $7,700 of a $20,000 intercompany advance from Savia. The remaining $12,300 of the intercompany advance was converted into 1.2 shares of Class C Preferred Stock.

Class A and B Redeemable Preferred Stock

      On October 1, 1995, the Company acquired Petoseed Co., Inc. (“Petoseed”) through a tax-free merger (the “Merger”) with George J. Ball, Inc. (“Ball”). As part of the transaction, Seminis issued 25 shares of Class A Redeemable Preferred Stock to the stockholders of Ball. Upon the completion of the Company’s initial public offering in July 1999, each share of Class A Redeemable Preferred Stock automatically converted into one share of Class B Redeemable Preferred Stock.

      The Class B Redeemable Preferred Stock has no voting rights. The Company pays quarterly dividends on all issued shares of Class B Redeemable Preferred Stock at a rate of 8% per year. Dividends are cumulative if unpaid and are added to the redemption value of the shares. The liquidation value of the shares is equal to the redemption value at any point in time. Class B Redeemable Preferred Stock is not redeemable at the option of the holder. The Company shall redeem all outstanding shares of the Class B Redeemable Preferred Stock on October 1, 2005.

Old Class B Redeemable Common Stock

      The Company also issued 18,091 shares of Old Class B Redeemable Common Stock to the Ball stockholders as part of the Ball Merger. In November 1997, Savia purchased 3,895 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $72,875 or $18.71 per share. In January 1998, the Company repurchased 11,319 shares of Old Class B Redeemable Common Stock from the former Ball stockholders for $211,824 or $18.71 per share. Such shares were canceled upon repurchase.

      Upon the Recapitalization in June 1999, each share of Old Class B Redeemable Common Stock automatically converted into one share of Class B Common Stock, however, upon the conversion, the Old Class B Redeemable Common Stock lost its redemption and accretion rights.

      The redemption price of the Old Class B Redeemable Common Stock accreted at an annual rate of approximately 6%. The redemption price was $7.48 per share on the June 18, 1999 conversion date.

Class A Common Stock

      The Company is authorized to issue up to 211,000 shares of Class A Common Stock. Upon completion of the Company’s initial public offering in July 1999, the Company issued 13,750 shares of Class A Common Stock. In addition, 4,677 shares were reserved for issuance of stock options. Class A Common Stock is entitled to one vote per share.

Class B Common Stock

      Following the Ball Merger, Savia owned all 30,000 outstanding shares of the Company’s Class B Common Stock. During fiscal year 1998, the Company issued 7,386 shares of Class B Common Stock for cash

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the amount of $138,200. The share price of $18.71 was based on the fair market value of the Company at the time of the transaction.

      In February 1999, the Company converted its convertible subordinated debt due Savia of $35,857 into 1,916 shares of Class B Common Stock at $18.71 per share. As part of the Company’s recapitalization in June 1999, 6,772 shares of Old Class B Redeemable Common Stock were effectively converted into the same number of shares of Class B Common Stock. Holders of the Class B Common Stock are entitled to three votes per share.

      In the fourth quarter of fiscal year 2001, 706 shares of Class B Common Stock were converted to Class A Common Stock and in the second quarter of fiscal year 2000, 226 shares of Class B Common Stock were converted to Class A Common Stock.

Class C Preferred Stock

      The Company is authorized to issue up to 14 shares of its Class C Preferred Stock. In December 1998, Savia made an equity investment in Seminis of $10,000 in exchange for 1 share of Class C Preferred Stock to finance the purchase of shares of Hungnong, which Seminis was obligated to purchase from the minority shareholders. In March 1999, Savia made an additional equity investment in Seminis of $20,000 in exchange for 2 shares of Class C Preferred Stock to finance working capital requirements. In July 1999, the Company converted $12,300 of an intercompany advance from Savia into 1.2 shares of Class C Preferred Stock. In April, May and June 2000, the company converted $22,000, $14,000 and $6,000, respectively, of intercompany advances from Savia into 2.2 shares, 1.4 shares and .6 shares of Class C Preferred Stock. In August and September 2000, Savia made additional equity investments of $10,000 and $14,000, respectively, in exchange for 1.0 shares and 1.4 shares of Class C Preferred Stock.

      Shares of Class C Preferred Stock have no voting rights and are redeemable at the option of the Company. Dividends accrue cumulatively at the rate of 10% per year and are payable quarterly. Dividends payable through January 2001 are payable by issuing additional fully paid and non-assessable shares of Class C Preferred Stock. Subsequently, the dividends are part of the accrued liabilities.

      The liquidation value of Class C Preferred Stock at September 30, 2002 and 2001, included $18,011 and $8,989, respectively, of accrued cash dividends classified in accrued liabilities.

Additional Capital Contributions

      In October and November 2000, the Company received additional capital contributions of $31.9 million and $14.0 million, respectively, from Savia to finance additional working capital requirements. Dividends were accrued at the rate of 10% per year.

      On October 1, 2002 the Board of Directors approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million to be converted to 4.67 shares of Class C Preferred Stock. Concurrently, the Board also adopted a resolution authorizing and directing an increase in the number of shares designated as Class C Redeemable PIK Preferred Stock from 14.4 shares to 16.7 shares.

Exchange Transaction

      The Company entered into an exchange agreement with its majority shareholder, Savia S.A. de C.V. as of July 1, 2002 to exchange all of its outstanding Seminis Class C Preferred Stock (including accrued PIK dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid cash dividends of $10.0 million into 37.7 million shares of Seminis Class A common stock. The remaining accrued and unpaid cash dividends on the Class C Preferred

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock of $15.0 million will remain due and payable and will be paid in cash by the Company in accordance with the terms of the exchange agreement. On July 3, 2002, the Company received an opinion from UBS Warburg that, as of such date, the number of shares of Class A common stock to be received by Savia in the exchange was fair from a financial point of view to the holders of the Company’s Class A common stock and Class B common stock (in each case other than Savia and its affiliates and other than holders of the Company’s Class B common stock that also hold shares of the Company’s Class B Redeemable preferred stock). The exchange agreement was approved by the Company’s Board of Directors on July 3, 2002 and was approved by our stockholders on September 26, 2002. Although the exchange agreement was approved by the Stockholders at the Annual Meeting, it is subject to customary closing conditions and approvals by creditors of Savia and the Company. At this time, all of the closing conditions and approvals have not been satisfied and therefore, the exchange has not been consummated. The Company may not complete all of the transactions contemplated under the exchange agreement until the conditions and approvals are obtained or waived, including the payment by the Company of the accrued and unpaid dividends on the Class B preferred stock and the consent of the lenders under the Company’s Syndicated Credit Facility.

Note 10 — Income Taxes

      Income (loss) from continuing operations before income taxes consists of the following:

	2002	2001	2000

U.S. operations	$(9,952)	$(98,826)	$(90,311)
Foreign operations	28,507	4,346	(15,026)

	$18,555	$(94,480)	$(105,337)

      The expense (benefit) for income taxes consists of the following:

	2002	2001	2000

Current:
Federal	$(5,909)	$—	$—
State	(441)	125	806
Foreign	9,085	6,336	12,099

	2,735	6,461	12,905

Deferred:
Federal	2,065	23,355	(32,466)
State	179	2,702	(2,824)
Foreign	(2,510)	7,457	(2,169)

	(266)	33,514	(37,459)

	$2,469	$39,975	$(24,554)

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2002 and 2001 are as follows:

	2002	2001

Deferred tax assets:
Accounts receivable	$2,887	$2,626
Inventories	13,644	23,411
Other accruals	6,546	12,338
Net operating loss and foreign tax credit carryforwards	58,864	59,135

Total deferred tax assets	81,941	97,510
Valuation allowances and reserves	(57,060)	(62,769)

Net deferred tax assets	24,881	34,741

Deferred tax liabilities:
Fixed and intangible assets	(19,183)	(28,640)
Accrued taxes on undistributed foreign earnings	(21,451)	(21,837)

Total deferred tax liabilities	(40,634)	(50,477)

	$(15,753)	$(15,736)

      Based upon an assessment of the net deferred tax assets in the United States and foreign jurisdictions, an increase in valuation allowance on the remaining deferred tax assets in the United States and The Netherlands was considered necessary during fiscal year 2001.

      The valuation allowance for deferred tax assets as of September 30, 2002 and 2001 was $57,060 and $62,769, respectively. The net change in the total valuation allowance for the years ended September 30, 2002 and 2001 was a decrease of $5,709 and an increase of $44,168, respectively. The decrease in 2002 consisted of partial utilization of NOLs in The Netherlands which had been fully reserved, utilization of a fully reserved NOL carryback in the United States based on a change in the tax law, offset by additional losses generated in the United States for which no benefit was recorded.

      The Company’s tax asset of $58,864 for net operating loss and foreign tax credit carryforwards include appropriate balances relating to a Netherlands net operating loss carryforward of $28,894 that has an indefinite life and a United States net operating loss carryforward of $83,971 which will expire in 2020 and 2022.

      To address cash flow needs in the United States, the repatriation strategy for earnings in Korea was changed during fiscal year 2001. Accordingly, United States tax was recorded for previously undistributed Korean earnings. The earnings for certain other foreign subsidiaries will only be repatriated to the United States to the extent the foreign taxes can be utilized as foreign tax credits against federal taxes.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The expense (benefit) for income taxes varies from income taxes based on the federal statutory rate as follows:

	2002	2001	2000

Income tax (benefit) at statutory Federal rate	$6,494	$(33,068)	$(36,868)
State and local income tax (benefit), net of Federal income tax effect	170	(168)	(1,312)
Research and other tax credits	(724)	(1,064)	(1,358)
Repatriated foreign earnings	—	23,739	—
Foreign earnings taxed at different rates	2,599	4,385	(2,051)
Net increase (decrease) in valuation allowances and reserves	(5,709)	44,168	11,521
Goodwill amortization	—	3,194	3,558
Other	(361)	(1,211)	1,956

	$2,469	$39,975	$(24,554)

Note 11 — Employee Benefits

Pension and Retirement Plans

      U.S. Plans. The Company maintains a Company-sponsored defined contribution savings plan covering eligible employees. Company contributions are based on a percentage of employee contributions and on employee salaries. Company contributions totaled $1,576, $2,428 and $2,499 in fiscal years 2002, 2001 and 2000, respectively. The Company also maintains a qualified profit sharing plan. Annual contributions are made at the discretion of the Company’s board of directors and totaled $514, $566 and $440 in fiscal years 2002, 2001 and 2000, respectively.

      Foreign Plans. In accordance with the local statutory requirements, the Company sponsors retirement and severance plans at several of its foreign locations. The Company has an accrual of $19,740 at September 30, 2002 and $11,531 at September 30, 2001 for anticipated payments to be made to foreign employees upon retirement or termination. The accrual in fiscal year 2002 included a $7,176 equity adjustment for minimum pension liability in Holland.

      The Company provides a defined-benefit pension plan in The Netherlands (the “Netherlands Plan”) as required by statute. The following provides a reconciliation of the benefit obligation, plan assets and funded status of the Netherlands Plan as of September 30, 2002 and 2001.

	2002	2001

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$41,679	$34,193
Service cost	2,204	1,393
Interest cost	2,450	2,265
Actuarial loss	315	3,019
Benefits paid	(942)	(844)
Plan participant contributions	166	—
Curtailment	(1,729)	—
Translation difference	3,245	1,653

Projected benefit obligation at end of year	47,388	41,679

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2001

Change in plan assets:
Fair value of plan assets at beginning of year	34,143	31,978
Actual return on plan assets	1,903	671
Contributions	1,835	1,035
Benefits paid	(942)	(844)
Translation difference	2,379	1,303

Fair value of plan assets at end of year	39,318	34,143

Funded status of plan	(8,070)	(7,536)
Unrecognized net loss	12,345	10,981
Unrecognized prior service cost	(1,946)	(3,322)

Prepaid pension asset	$2,329	$123

      The components of net pension expense of the Netherlands Plan, based on the most recent valuation dates, are as follows:

	2002	2001	2000

Service cost	$2,204	$1,393	$1,509
Interest cost	2,450	2,265	1,752
Actual gain on plan assets	(1,781)	(649)	(960)
Net amortization and deferral	(2,811)	(1,294)	(1,256)

	$62	$1,715	$1,045

      Assumptions used in the above calculations are as follows:

	2002	2001	2000

Weighted-average discount rate	5.5%	6.0%	6.3%
Rate of future compensation increases	5.8	5.5	5.5
Long-term rate of return on plan assets	8.0	8.0	8.0

Stock Option Plan

      In 1998, the Company adopted the Seminis 1998 Stock Option Plan (the “Stock Option Plan”) under which key employees and board of director members may be granted options to purchase shares of the Company’s authorized and issued Class A Common Stock. The board of directors reserved 3,677 shares for issuance under the plan. On September 26, 2002, during the annual meeting of stockholders, the stockholders approved an amendment to the Seminis, Inc. 1998 Stock Option Plan to increase the number of shares that may be granted under the Plan from 3,677 shares to 4,677 shares. In July 1998, the Board of Directors awarded options to acquire 267 shares by plan participants. During October 1999 and August 2000, 520 options and 432 options were issued at $7.63 and $1.56 per share, respectively. During October 2000 and August 2001, 513 options and 950 options were issued at $1.36 and $1.18 per share, respectively. During April 2002, 2,562 options were issued at $1.28 per share. Under the Stock Option Plan, the option exercise price is equal to fair market value at the date of grant.

      Options currently expire no later than ten years from the grant date and generally vest over four years. Proceeds received by the Company from exercises will be credited to common stock and additional paid-in capital.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Stock option plan activity during the three years ended September 30, 2002 was as follows:

	Available	Outstanding	Weighted
	Number	Number	Average
	of Shares	of Shares	Exercise Price

September 30, 1999	3,410	267	—
Grants	(952)	952	4.87
Exercises	—	—	—
Cancellations	135	(135)	13.02

September 30, 2000	2,593	1,084

Grants	(1,462)	1,462	1.24
Exercises	—	—	—
Cancellations	434	(434)	7.11

September 30, 2001	1,565	2,112

Additional authorized A shares	1,000	—	—
Grants	(2,562)	2,562	1.28
Exercises	4	(4)	1.33
Cancellations	248	(248)	3.83

September 30, 2002	255	4,422

      The following table summarizes information concerning currently outstanding and exercisable stock options:

	Number		Number
	Outstanding		Exercisable
	as of	Remaining	as of
Exercise Price	9/30/02	Contractual Life	9/30/02

$ 1.28	2,562	9.50 years	0
1.18	872	8.92 years	218
1.36	374	8.04 years	94
1.56	257	7.92 years	129
7.63	267	7.04 years	134
18.71	90	5.75 years	90

	4,422		665

      Pro forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted under the fair market value method of that statement. The weighted average fair value of options granted in fiscal year 2000 was $2.80 per share using the Black-Scholes option pricing model, assuming a weighted average risk-free interest rate of 6.03%, an expected life of five years and no projected dividend yields. Stock price volatility was 55% and 100% for the October 1999 and August 2000 grants, respectively. The weighted average fair value of options granted in fiscal year 2001 was $0.96 per share using the Black-Scholes options pricing model, assuming a weighted average risk-free interest rate of 5.04%, an expected life of five years and no projected dividend yields. The weighted average fair value of options granted in fiscal year 2002 was $0.98 per share using the Black-Scholes options pricing model, assuming a weighted average risk-free interest rate of 4.59%, an expected life of five years and no projected dividend yields. Stock price volatility was 100% for the October 2000, August 2001 and April 2002 grants.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of pro forma disclosures, the estimated fair market value of the options is amortized to expense over the options’ vesting periods. Stock-based compensation costs determined under the fair value method would have decreased net income by $769 ($0.01 per share) for the year ended September 30, 2002, and increased net loss by $622 ($0.01 per share) and $795 ($0.01 per share) for the years ended September 30, 2001 and 2000, respectively.

Stock Award Plan

      During the quarter ended June 29, 2001, the Company adopted a stock award plan that was approved by the shareholders on September 26, 2002. Certain key executives were awarded with Company shares that vest after meeting certain quarterly performance criteria over 18 months. Upon meeting each quarterly goal, the shares awarded were immediately vested. Total number of shares eligible to be awarded under this plan is 4.8 million. Performance targets were met, which resulted in an accrual of approximately $7.3 million and $2.6 million recorded in selling, general and administrative expenses based on current market value of Common Stock at the date the award was earned in fiscal year 2002 and 2001, respectively.

Note 12 — Commitments and Contingencies

Leases

      The Company leases land, buildings, machinery and equipment under operating leases. Rental expenses aggregated approximately $7,579, $9,461 and $11,973 in fiscal years 2002, 2001 and 2000, respectively.

      Minimum annual lease commitments under non-cancelable operating leases at September 30, 2002 are as follows:

Year Ending September 30,

2003	$5,102
2004	3,854
2005	2,557
2006	1,215
2007	474
Thereafter	254

$13,456

Contingencies

      The Company has been named as a defendant in various lawsuits arising out of alleged seedmen’s errors and omissions. The Company maintains third-party seedmen’s errors and omissions insurance covering these types of claims, thus policies are subject to annual renewal and revisions and house deductibles and coverage limits. An accrual for management’s estimate of exposure related to such claims has been recorded in the financial statements and is disclosed in Note 7. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

      Historically, resolution of asserted claims has been in line with management’s expectations.

Note 13 — Geographic Information

      The Company operates principally in one business segment consisting of the development, production and marketing of vegetable and fruit seeds. Revenues derived from sales to external customers attributed to

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s country of domicile, to individual countries representing more than 10% of the Company’s consolidated net sales and to all other foreign countries in total are summarized as follows:

	2002	2001	2000

Net sales:
United States	$144,295	$140,016	$138,774
Italy	38,368	37,933	41,789
South Korea	45,383	56,583	60,732
Spain	28,492	25,717	28,153
Mexico	28,245	27,809	22,578
Other foreign	167,824	161,837	182,419

Consolidated net sales	$452,607	$449,895	$474,445

      Long-lived assets other than financial instruments and deferred tax assets located in the Company’s country of domicile, located in individual foreign countries representing more than 10% of the Company’s consolidated long-lived assets and located in all other foreign countries in total in which the Company holds assets are summarized as follows:

	2002	2001

Long-lived assets:
United States	$138,814	$159,169
The Netherlands	29,191	32,724
South Korea	142,595	125,608
Other foreign	37,323	50,111

Consolidated long-lived assets	$347,923	$367,612

Note 14 — Related Parties

      Balances and transactions with related parties included in the consolidated financial statements are as follows:

      Pursuant to an agreement between our company and Bionova, a biotechnology and fresh produce company and a majority owned subsidiary of Savia, we paid Bionova for access to the results of Bionova’s biotechnology research. This agreement was terminated during the third quarter of fiscal year 2002. Research and development expenses included $662, $2,255 and $2,500 in fiscal year 2002, 2001 and 2000, respectively, in biotechnology research fees.

      In fiscal year 2002 and 2001, we had sales of $793 and $944, respectively, to Agrobionova, an affiliate of Savia and a receivable of $355 and $617 at September 30, 2002 and 2001, respectively. We also had sales of $296 to Bionova in fiscal year 2001 and a corresponding receivable of $296 at September 30, 2001.

      We have issued 10,830 shares of our Class C preferred stock to Savia for a total purchase price of $108.3 million. These shares accrue dividends quarterly at a rate of 10.0% per year. In October and November 2000, we received an additional $31.9 million and $14.0 million, respectively, of capital contributions from Savia. We have agreed to pay dividends on these contributions at the same rate as the Class C preferred stock. Through July 1, 2002, there were $25.0 million of accrued and unpaid dividends on the outstanding Class C preferred stock and additional capital contributions. We have also paid dividends of $12.7 million in the form of additional shares on the Class C preferred stock, which are classified as additional paid in capital.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On October 1, 2002 the Board of Directors approved the conversion of the Savia additional capital contribution and the associated paid in kind dividends that totaled $46.7 million to be converted to 4.67 shares of Class C Preferred Stock. Concurrently, the Board also adopted a resolution authorizing and directing an increase in the number of shares designated as Class C Redeemable PIK Preferred Stock from 14.4 shares to 16.7 shares.

Note 15 — Quarterly Financial Data (Unaudited)

      The seed business is highly seasonal. Generally, net sales are highest in the second fiscal quarter due to increased demand from northern hemisphere growers who plant seed in the early spring. Seminis recorded 33.7% of its fiscal year 2002 and 2001 net sales, during its second fiscal quarter. Seminis’ results in any particular quarter should not be considered indicative of those to be expected for a full year.

      The following table sets forth results of operations data for the last eight fiscal quarters.

	Quarter Ended

	Fiscal Year 2002				Fiscal Year 2001

	Dec. 28,	Mar. 29,	Jun. 28,	Sep. 30,	Dec. 29,	Mar. 30,	Jun. 29,	Sep. 30,

Net sales	$80,079	$152,309	$106,564	$113,655	$81,233	$151,514	$106,445	$110,703
Gross profit	49,793	95,851	64,983	70,088	48,271	92,155	10,238	67,164
Net income (loss) from continuing operations	(19,311)	25,654	4,264	5,479	(16,837)	4,879	(107,090)	(15,407)
Income (loss) from continuing operations available for common stockholders	(23,880)	20,993	(396)	681	(21,086)	216	(111,750)	(20,159)
Income (loss) from continuing operations available for common stockholders per common share, basic and diluted	(0.40)	0.34	(0.01)	0.01	(0.35)	—	(1.87)	(0.33)

Note 16 — Subsequent Event

December 2002

      On December 13, 2002, Savia, S.A. de C.V., Seminis’ majority stockholder, announced that it signed a letter of intent with Fox Paine & Company, LLC, a San Francisco based private equity firm, under which Fox Paine and certain Savia related parties will acquire all of the outstanding shares of Seminis, Inc. In response to the proposed transaction, the Company formed a special committee of the independent directors to evaluate the proposed transaction and its fairness and to make a recommendation to the full Board of Directors. The proposed transaction is subject to certain conditions, including the satisfactory completion of a review of the business and financial condition of Seminis by Fox Paine, the negotiation of definitive agreements covering the transactions contemplated under the letter of intent, the refinancing and incurrence of additional indebtedness of Seminis, the acquisition of the Seminis shares held by the public, the approval of the bank lenders of both Savia and its controlling stockholders, the obtaining of regulatory approvals, the approval of the Board of Directors of Seminis and Savia and the approval of the stockholders of Seminis and Savia.

      On December 17, 2002 and January 4, 2003, four purported class action lawsuits were filed relating to the above-described transaction. Three of these actions — Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097 and Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105 — were filed in the Delaware Court of Chancery (New Castle

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

County), while the fourth, Mark Rosales v. Seminis, Inc., Case No. CIV216255, was filed in California Superior Court (Ventura County). The Firth, Pozniak and Herranz complaints name as defendants Savia S.A. de C.V. (“Savia”) and Seminis, Inc. (“Seminis”), along with Seminis’ directors. The Rosales complaint names as a defendant Seminis and its directors. All four complaints purport to be brought on behalf of Seminis common stockholders or their successors. All four complaints allege that the above-described transaction, if consummated, would provide insufficient consideration to Seminis common stockholders and allege that the defendants breached their fiduciary duties in connection with the transaction. The complaints seek a preliminary and permanent injunction to enjoin the transaction and, in the event the transaction is consummated, rescission and damages. The defendants will vigorously defend these actions.

September 2003 — Unaudited

      On September 29, 2003, the exchange transaction described in Note 2 and the merger and related transactions described above were completed. As a result, Fox Paine, together with its affiliated and co-investors, acquired 75.1% of the outstanding shares of the Company’s common stock. In addition, the Company repaid all borrowings outstanding under its existing credit agreement, retired its Class B Redeemable Preferred Stock, borrowed $190.0 million under a new senior secured credit agreement, issued $190.0 million of ten-year, 10 1/4% senior subordinated notes and issued 50,000 shares of mandatorily redeemable paid in kind preferred stock along with warrants to purchase 3.9 million shares of the Company’s common stock for combined proceeds of $50.0 million.

Note 17 — Supplemental Guarantor/ Non-Guarantor Financial Information

      In connection with the transactions described in the first paragraph of Note 16, Seminis Vegetable Seeds, Inc. (“Seminis Vegetable”) will offer senior subordinated unsecured notes (the “Notes”) that will be fully and unconditionally guaranteed by Seminis and the wholly-owned domestic subsidiaries of Seminis Vegetable. All the guarantees are joint and several. The following table presents condensed consolidating financial information for Seminis, the parent company of Seminis Vegetable and a guarantor of the Notes; Seminis Vegetable, the issuer of the Notes and a wholly-owned subsidiary of Seminis; the wholly-owned domestic subsidiaries of Seminis Vegetable that guarantee the Notes; the foreign subsidiaries of Seminis Vegetable that do not guarantee the Notes; and consolidating adjustments. The following condensed consolidating balance sheets, statements of operations and statements of cash flows have been prepared as if Seminis accounted for its ownership of its subsidiaries using the equity method of accounting in accordance with the requirements for presentation of such information.

CONDENSED CONSOLIDATING BALANCE SHEETS

as of September 30, 2002

		Seminis		Subsidiary
	Seminis	Vegetable	Subsidiary	Non-
	(Parent)	(Issuer)	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$—	$24,063	$518	$12,224	$—	$36,805
Accounts receivable	—	43,307	3,703	93,305	—	140,315
Inventories	—	148,724	6,233	117,570	—	272,527
Prepaid expenses and other current assets	—	451	—	1,976	—	2,427

Total current assets	—	216,545	10,454	225,075	—	452,074
Property, plant and equipment, net	—	79,927	1,360	87,442	—	168,729
Investment in subsidiaries	274,158	303,191	—	—	(577,349)	—
Investment in unconsolidated companies	—	250	—	32	—	282
Goodwill, net	—	—	—	98,931	—	98,931
Intangible assets, net	—	39,140	—	22,732	—	61,872
Other assets	—	11,769	—	6,340	—	18,109

	$274,158	$650,822	$11,814	$440,552	$(577,349)	$799,997

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$—	$—	$28,532	$—	$28,532
Current maturities of long-term debt	—	12,798	141	8,770	—	21,709
Accounts payable	—	19,388	335	18,456	—	38,179
Accrued liabilities	25,100	16,950	274	56,300	—	98,624
Intercompany payables	(117,947)	115,689	13,564	(11,306)	—	—

Total current liabilities	(92,847)	164,825	14,314	100,752	—	187,044
Long-term debt	—	206,800	551	20,942	—	228,293
Deferred income taxes	—	5,039	565	10,149	—	15,753
Minority interest in subsidiaries	—	—	—	1,902	—	1,902

Total liabilities	(92,847)	376,664	15,430	133,745	—	432,992

Mandatorily redeemable stock	29,500	—	—	—	—	29,500

Total stockholders’ equity	337,505	274,158	(3,616)	306,807	(577,349)	337,505

	$274,158	$650,822	$11,814	$440,552	$(577,349)	$799,997

CONDENSED CONSOLIDATING BALANCE SHEETS

as of September 30, 2001

		Seminis		Subsidiary
	Seminis	Vegetable	Subsidiary	Non-
	(Parent)	(Issuer)	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$—	$9,315	$480	$12,528	$—	$22,323
Accounts receivable	—	35,259	3,570	102,862	—	141,691
Other receivable	—	—	—	20,612	—	20,612
Inventories	—	147,683	6,089	125,911	—	279,683
Prepaid expenses and other current assets	—	460	1	2,975	—	3,436

Total current assets	—	192,717	10,140	264,888	—	467,745
Property, plant and equipment, net	—	87,709	1,491	93,061	—	182,261
Investment in subsidiaries	261,834	323,720	—	—	(585,554)	—
Investment in unconsolidated companies	—	2,447	—	55	—	2,502
Goodwill, net	—	—	—	93,082	—	93,082
Intangible assets, net	—	49,943	—	26,639	—	76,582
Other assets	—	9,622	—	3,563	—	13,185

	$261,834	$666,158	$11,631	$481,288	$(585,554)	$835,357

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$—	$—	$19,665	$—	$19,665
Current maturities of long-term debt	—	50,236	124	17,167	—	67,527
Accounts payable	—	27,599	53	17,771	—	45,423
Accrued liabilities	12,481	17,530	331	58,827	—	89,169
Intercompany payables	(97,865)	95,719	13,800	(11,654)	—	—

Total current liabilities	(85,384)	191,084	14,308	101,776	—	221,784
Long-term debt	—	219,957	692	28,249	—	248,898
Deferred income taxes	—	(6,717)	613	21,840	—	15,736
Minority interest in subsidiaries	—	—	—	1,721	—	1,721

Total liabilities	(85,384)	404,324	15,613	153,586	—	488,139

Mandatorily redeemable stock	27,500	—	—	—	—	27,500

Total stockholders’ equity	319,718	261,834	(3,982)	327,702	(585,554)	319,718

	$261,834	$666,158	$11,631	$481,288	$(585,554)	$835,357

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

for the Year Ended September 30, 2002

		Seminis		Subsidiary
	Seminis	Vegetable	Subsidiary	Non-
	(Parent)	(Issuer)	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net sales	$—	$235,382	$8,796	$301,214	$(92,785)	$452,607
Cost of goods sold	—	108,456	6,566	149,655	(92,785)	171,892

Gross profit	—	126,926	2,230	151,559	—	280,715

Operating expenses
Research and development expenses	—	26,470	—	17,846	—	44,316
Selling, general and administrative expenses	—	78,425	1,544	94,885	—	174,854
Amortization of intangible assets	—	12,043	—	5,022	—	17,065

Total operating expenses	—	116,938	1,544	117,753	—	236,235

Gain on sale of assets	—	1,405	—	4,548	—	5,953

Income (loss) from operations	—	11,393	686	38,354	—	50,433

Other income (expense) Interest income	—	450	17	803	—	1,270
Interest expense	—	(23,086)	(97)	(5,806)	—	(28,989)
Foreign currency gain (loss)	—	(389)	—	(1,788)	—	(2,177)
Other, net	—	(3,241)	82	1,177	—	(1,982)
Equity from subsidiary	16,086	25,535	—	—	(41,621)	—

	16,086	(731)	2	(5,614)	(41,621)	(31,878)

Income (loss) before income taxes	16,086	10,662	688	32,740	(41,621)	18,555
Income tax benefit (expense)	—	5,424	(262)	(7,631)	—	(2,469)

Net income (loss)	16,086	16,086	426	25,109	(41,621)	16,086
Preferred stock dividends	(18,688)	—	—	—	—	(18,688)

Net income (loss) available for common stockholders	$(2,602)	$16,086	$426	$25,109	$(41,621)	$(2,602)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

for the Year Ended September 30, 2001

		Seminis		Subsidiary
	Seminis	Vegetable	Subsidiary	Non-
	(Parent)	(Issuer)	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net sales	$—	$216,621	$8,365	$325,092	$(100,183)	$449,895
Cost of goods sold	—	161,391	6,331	164,528	(100,183)	232,067

Gross profit	—	55,230	2,034	160,564	—	217,828

Operating expenses
Research and development expenses	—	29,636	—	22,805	—	52,441
Selling, general and administrative expenses	—	81,789	1,412	107,912	—	191,113
Amortization of intangible assets	—	12,733	—	15,301	—	28,034

Total operating expenses	—	124,158	1,412	146,018	—	271,588

Gain on sale of assets	—	(1,086)	—	1,653	—	567

Income (loss) from operations	—	(70,014)	622	16,199	—	(53,193)

Other income (expense)
Interest income	—	175	—	1,166	—	1,341
Interest expense	—	(34,118)	(86)	(6,221)	—	(40,425)
Foreign currency gain (loss)	—	(1,829)	—	3,538	—	1,709
Other, net	—	(139)	18	(3,791)	—	(3,912)
Equity from subsidiary	(134,455)	(1,925)	—	—	136,380	—

	(134,455)	(37,836)	(68)	(5,308)	136,380	(41,287)

Income (loss) before income taxes	(134,455)	(107,850)	554	10,891	136,380	(94,480)
Income tax benefit (expense)	—	(26,605)	(280)	(13,090)	—	(39,975)

Net income (loss)	(134,455)	(134,455)	274	(2,199)	136,380	(134,455)
Preferred stock dividends	(18,324)	—	—	—	—	(18,324)

Net income (loss) available for common stockholders	$(152,779)	$(134,455)	$274	$(2,199)	$136,380	$(152,779)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

for the Year Ended September 30, 2000

		Seminis		Subsidiary
	Seminis	Vegetable	Subsidiary	Non-
	(Parent)	(Issuer)	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Net sales	$—	$209,040	$10,982	$354,901	$(100,478)	$474,445
Cost of goods sold	—	153,412	7,058	177,113	(100,478)	237,105

Gross profit	—	55,628	3,924	177,788	—	237,340

Operating expenses
Research and development expenses	—	32,978	37	25,349	—	58,364
Selling, general and administrative expenses	—	93,992	3,204	125,436	—	222,632
Amortization of intangible assets	—	12,311	—	18,143	—	30,454

Total operating expenses	—	139,281	3,241	168,928	—	311,450

Gain (loss) on sale of assets	—	(935)	10,000	959	—	10,024

Income (loss) from operations	—	(84,588)	10,683	9,819	—	(64,086)

Other income (expense) Interest income	—	151	67	3,654	—	3,872
Interest expense	—	(28,028)	(201)	(9,027)	—	(37,256)
Foreign currency gain (loss)	—	1,272	(16)	(6,630)	—	(5,374)
Other, net	—	(151)	10	(2,352)	—	(2,493)
Equity from subsidiary	(80,783)	(2,611)	—	—	83,394	—

	(80,783)	(29,367)	(140)	(14,355)	83,394	(41,251)

Income (loss) before income taxes	(80,783)	(113,955)	10,543	(4,536)	83,394	(105,337)
Income tax benefit (expense)	—	33,172	(4,466)	(4,152)	—	24,554

Net income (loss)	(80,783)	(80,783)	6,077	(8,688)	83,394	(80,783)
Preferred stock dividends	(8,624)	—	—	—	—	(8,624)

Net income (loss) available for common stockholders	$(89,407)	$(80,783)	$6,077	$(8,688)	$83,394	$(89,407)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

for the Year Ended September 30, 2002

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by (used in) operating activities	$—	$11,343	$1,585	$25,145	$—	$38,073

Cash flows from investing activities:
Purchases of fixed and intangible assets	—	(2,947)	—	(11,879)	—	(14,826)
Proceeds from disposition of assets	—	1,388	—	27,129	—	28,517
Proceeds from sale of business	—	—	—	17,551	—	17,551
Other	—	700	—	(958)	—	(258)

Net cash provided by (used in) investing activities	—	(859)	—	31,843	—	30,984

Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	1,855	—	1,855
Repayment of long-term debt	—	(50,594)	(124)	(17,151)	—	(67,869)
Net short-term borrowings (repayments)	—	—	—	7,606	—	7,606
Net change in intercompany account	(4)	18,850	(1,423)	(17,423)	—	—
Capital contributions/dividends received (paid)	—	36,008	—	(36,008)	—	—
Other	4	—	—	—	—	4

Net cash provided by (used in) financing activities	—	4,264	(1,547)	(61,121)	—	(58,404)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,829	—	3,829

Increase (decrease) in cash and cash equivalents	—	14,748	38	(304)	—	14,482
Cash and cash equivalents, beginning of period	—	9,315	480	12,528	—	22,323

Cash and cash equivalents, end of period	$—	$24,063	$518	$12,224	$—	$36,805

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

for the Year Ended September 30, 2001

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by (used in) operating activities	$—	$(67,858)	$(2,385)	$56,755	$—	$(13,488)

Cash flows from investing activities:
Purchases of fixed and intangible assets	—	(4,746)	—	(9,534)	—	(14,280)
Proceeds from disposition of assets	—	5,303	—	8,793	—	14,096
Other	—	(25)	—	(423)	—	(448)

Net cash provided by (used in) investing activities	—	532	—	(1,164)	—	(632)

Cash flows from financing activities:
Proceeds from long-term debt	—	1,000	—	424	—	1,424
Repayment of long-term debt	—	(26,971)	(109)	(6,590)	—	(33,670)
Net short-term borrowings (repayments)	—	—	—	(856)	—	(856)
Savia capital contribution	45,850	—	—	—	—	45,850
Net change in intercompany account	(45,850)	102,612	2,785	(59,547)	—	—

Net cash provided by (used in) financing activities	—	76,641	2,676	(66,569)	—	12,748

Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,216	—	1,216

Increase (decrease) in cash and cash equivalents	—	9,315	291	(9,762)	—	(156)
Cash and cash equivalents, beginning of period	—	—	189	22,290	—	22,479

Cash and cash equivalents, end of period	$—	$9,315	$480	$12,528	$—	$22,323

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

for the Year Ended September 30, 2000

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(In thousands)
Net cash provided by (used in) operating activities	$—	$(25,791)	$(4,317)	$(38,347)	$—	$(68,455)

Cash flows from investing activities:
Purchases of fixed and intangible assets	—	(30,649)	(334)	(10,504)	—	(41,487)
Proceeds from disposition of assets	—	1,288	2,986	7,017	—	11,291
Proceeds from sale of business	—	—	9,712	—	—	9,712
Other	—	(1,238)	—	(513)	—	(1,751)

Net cash provided by (used in) investing activities	—	(30,599)	12,364	(4,000)	—	(22,235)

Cash flows from financing activities:
Proceeds from long-term debt	—	93,223	(96)	4,057	—	97,184
Repayment of long-term debt	—	(68,658)	—	(12,698)	—	(81,356)
Net short-term borrowings (repayments)	—	(2,514)	—	17,821	—	15,307
Net change in intercompany account	(64,500)	33,666	(8,393)	39,227	—	—
Preferred dividends paid	(1,500)	—	—	—	—	(1,500)
Issuance of Class C Preferred Stock	66,000	—	—	—	—	66,000

Net cash provided by (used in) financing activities	—	55,717	(8,489)	48,407	—	95,635

Effect of exchange rate changes on cash and cash equivalents	—	—	(44)	(1,490)	—	(1,534)

Increase (decrease) in cash and cash equivalents	—	(673)	(486)	4,570	—	3,411
Cash and cash equivalents, beginning of period	—	673	675	17,720	—	19,068

Cash and cash equivalents, end of period	$—	$—	$189	$22,290	$—	$22,479

SEMINIS, INC.

CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 27,	September 30,
	2003	2002

	(Unaudited)

	(In thousands, except
	per share data)
ASSETS
Current assets
Cash and cash equivalents	$28,130	$36,805
Accounts receivable, less allowances for doubtful accounts of $14,154 and $12,344, respectively	175,269	140,315
Inventories	266,150	272,527
Prepaid expenses and other current assets	4,329	2,427

Total current assets	473,878	452,074
Property, plant and equipment, net	163,564	168,729
Goodwill, net	102,706	98,931
Intangible assets, net	54,514	61,872
Other assets	20,035	18,391

	$814,697	$799,997

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$39,774	$28,532
Current maturities of long-term debt	219,454	21,709
Accounts payable	22,784	38,179
Accrued liabilities	97,218	98,624

Total current liabilities	379,230	187,044
Long-term debt	14,965	228,293
Deferred income taxes	18,740	15,753
Minority interest in subsidiaries	1,677	1,902

Total liabilities	414,612	432,992

Commitments and contingencies (see Note 8)
Mandatorily redeemable stock
Class B Redeemable Preferred Stock, $.01 par value; 25 shares authorized as of June 27, 2003 and September 30, 2002; 25 shares issued and outstanding as of June 27, 2003 and September 30, 2002	31,000	29,500

Total mandatorily redeemable stock	31,000	29,500

Stockholders’ equity
Class C Preferred Stock, $.01 par value; 17 and 14 shares authorized as of June 27, 2003 and September 30, 2002, respectively; 17 and 12 shares issued and outstanding as of June 27, 2003 and September 30, 2002, respectively (Liquidation Value of $191.9 and $138.2 million at June 27, 2003 and September 30, 2002, respectively)	1	1
Class A Common Stock, $.01 par value; 211,000 shares authorized as of June 27, 2003 and September 30, 2002; 19,013 and 18,940 shares issued and outstanding as of June 27, 2003 and September 30, 2002, respectively	190	190
Class B Common Stock, $.01 par value; 67,000 shares authorized as of June 27, 2003 and September 30, 2002; 45,142 shares issued and outstanding as of June 27, 2003 and September 30, 2002	452	452
Additional paid-in-capital	697,855	699,255
Accumulated deficit	(315,642)	(324,558)
Accumulated other comprehensive loss	(13,771)	(37,835)

Total stockholders’ equity	369,085	337,505

	$814,697	$799,997

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Nine Months
	Ended		Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(Unaudited)		(Unaudited)

	(In thousands, except per share data)
Net sales	$113,088	$106,564	$352,705	$338,952
Cost of goods sold	42,113	41,581	130,354	128,325

Gross profit	70,975	64,983	222,351	210,627

Operating expenses
Research and development expenses	12,564	10,973	34,942	32,483
Selling, general and administrative expenses	46,685	43,972	138,022	132,500
Amortization of intangible assets	4,014	4,236	11,907	12,538

Total operating expenses	63,263	59,181	184,871	177,521

Gain on sale of assets	366	448	1,457	5,723

Income from operations	8,078	6,250	38,937	38,829

Other income (expense)
Interest income	120	104	626	346
Interest expense	(8,920)	(7,186)	(24,361)	(21,530)
Foreign currency gain (loss)	151	2,838	180	(1,504)
Other, net	(930)	720	(483)	410

	(9,579)	(3,524)	(24,038)	(22,278)

Income (loss) before income taxes	(1,501)	2,726	14,899	16,551
Income tax benefit (expense)	(1,843)	1,538	(5,983)	(5,944)

Net income (loss)	(3,344)	4,264	8,916	10,607
Preferred stock dividends	(4,660)	(3,496)	(13,844)	(10,423)
Additional capital contribution dividends	—	(1,164)	—	(3,467)

Net loss available for common stockholders	$(8,004)	$(396)	$(4,928)	$(3,283)

Net loss available for common stockholders per common share, basic and diluted	$(0.12)	$(0.01)	$(0.08)	$(0.05)

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Class C		Class A		Class B				Accumulated
	Preferred Stock		Common Stock		Common Stock		Additional		Other	Total
							Paid-In	Accumulated	Comprehensive	Stockholders’
	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	Loss	Equity

	(In thousands)
Balance, September 30, 2002	12	$1	18,940	$190	45,142	$452	$699,255	$(324,558)	$(37,835)	$337,505

Comprehensive income
Net income (Unaudited)	—	—	—	—	—	—	—	8,916	—	8,916
Translation Adjustment (Unaudited)	—	—	—	—	—	—	—	—	24,064	24,064

										32,980
Conversion of additional capital
Contribution to Class C Preferred Stock (Unaudited)	5	—	—	—	—	—	—	—	—	—
Options Exercised (Unaudited)	—	—	73	—	—	—	100	—	—	100
Dividends on Redeemable Preferred Stock (Unaudited)	—	—	—	—	—	—	(1,500)	—	—	(1,500)

Balance, June 27, 2003 (Unaudited)	17	$1	19,013	$190	45,142	$452	$697,855	$(315,642)	$(13,771)	$369,085

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended

	June 27, 2003	June 28, 2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$8,916	$10,607
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,875	23,993
Gain on sale of fixed assets	(1,457)	(1,705)
Deferred income taxes	2,156	3,752
Provision for minority interest subsidiary	153	616
Inventory write-down	11,104	12,309
Gain on sale of non-core business	—	(4,018)
Compensation expense for restricted stock	—	4,359
Other	915	(4,066)
Changes in assets and liabilities:
Accounts receivable	(24,830)	(14,942)
Inventories	8,766	5,198
Prepaid expenses and other assets	(8,591)	(3,753)
Current income taxes	(63)	(3,953)
Accounts payable	(17,376)	(25,505)
Other liabilities	(6,158)	(448)

Net cash provided by (used in) operating activities	(3,590)	2,444

Cash flows from investing activities:
Purchases of fixed and intangible assets	(9,546)	(8,767)
Proceeds from disposition of assets	8,969	25,758
Proceeds from sale of non-core business	—	17,551
Other	(36)	(569)

Net cash provided by (used in) investing activities	(613)	33,973

Cash flows from financing activities:
Proceeds from long-term debt	686	1,636
Repayment of long-term debt	(16,754)	(56,902)
Net short-term borrowings	8,170	14,981
Other	100	—

Net cash used in financing activities	(7,798)	(40,285)

Effect of exchange rate changes on cash and cash equivalents	3,326	2,370

Decrease in cash and cash equivalents	(8,675)	(1,498)
Cash and cash equivalents, beginning of period	36,805	22,323

Cash and cash equivalents, end of period	$28,130	$20,825

The accompanying notes are an integral part of these consolidated financial statements.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Note 1 — Summary of Significant Accounting Policies

Description of Business

      Seminis, Inc. (“Seminis,” “we” or the “Company”) is the leading worldwide developer, producer and marketer of vegetable and fruit seeds. The Company is a majority-owned subsidiary of Savia, S.A. de C.V. (“Savia”) and effectively began operations when it purchased Asgrow Seed Company in December 1994.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its majority controlled and owned subsidiaries. Investments in unconsolidated entities, representing ownership interests between 20% and 50%, are accounted for using the equity method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior periods to conform to the current quarter presentation.

      Seminis generally operates on a 13 week quarter closing on the Friday closest to the natural calendar quarter, except for the fiscal year end, which closes on September 30.

      The unaudited consolidated financial statements included herein reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and the financial condition of the Company at the date of the interim balance sheet. The Company’s business is subject to seasonal fluctuation and, therefore, the results of operations for periods less than one year are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year as a whole.

Supplementary Cash Flow Information

	Nine Months Ended

	June 27,	June 28,
	2003	2002

	(Unaudited)
Cash paid for interest	$18,288	$18,993
Cash paid for income taxes	3,890	6,145
Supplemental non-cash transactions:
Class C Preferred Stock dividends	—	8,923
Class B Redeemable Preferred Stock dividends	1,500	1,500
Additional capital contribution dividends	—	3,467

      Effective January 2001, shares of Seminis Class C Preferred Stock and additional capital contribution accrue cash dividends at 10% per annum. The Company’s syndicated credit facility, however, precludes the payment of cash dividends. These dividends have not been accrued effective July 1, 2002 in accordance with an amended and restated exchange agreement by and between the Company and Savia, as further described in Note 2. As part of the amended and restated agreement, Savia agreed to forego dividends on its shares of Seminis Class C Preferred Stock and additional capital contributions effective July 1, 2002; however, such dividends would be payable if the transactions described in Note 2 are not completed and the amended and restated agreement is terminated.

Loss per Common Share

      Net loss per common share has been computed pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS” ) No. 128, “Earnings per Share.” Basic loss per common share is computed

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by dividing net loss available to common stockholders by the average number of common shares outstanding during each period. Net loss available to common stockholders represents reported net income (loss) less preferred and additional capital contribution dividends. Diluted net loss per common share reflects the potential dilution that could occur if dilutive securities and other contracts were exercised or converted into common stock or resulted in the issuance of common stock. The following table provides a reconciliation of net income (loss) and sets forth the computation for basic and diluted net loss per share available for common stockholders.

	Three Months Ended		Nine Months Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
Numerator for basic and diluted:
Net income (loss)	$(3,344)	$4,264	$8,916	$10,607
Preferred stock dividends	(500)	(3,496)	(1,500)	(10,423)
Additional capital contribution dividends	—	(1,164)	—	(3,467)
Contingent dividends payable	(4,160)	—	(12,344)	—

Net loss available for common stockholders	$(8,004)	$(396)	$(4,928)	$(3,283)

Denominator — shares:
Weighted average common shares outstanding (basic)	64,155	62,746	64,111	61,619
Add: potential common shares	—	—	—	—

Weighted average common shares outstanding (diluted)	64,155	62,746	64,111	61,619

Net loss available for common stockholders per common share:
Basic and diluted	$(0.12)	$(0.01)	$(0.08)	$(0.05)

      A total of 4.1 million potential shares from options were excluded from the computation of diluted earnings per share for the three and nine months ended June 27, 2003, due to their antidilutive effect. A total of 4.4 million potential shares from options were excluded from the computation of diluted earnings per share for the three and nine months ended June 28, 2002, due to their antidilutive effect.

      Contingently payable dividends represent dividends that may be payable to Savia if the exchange contemplated by the amended and restated exchange agreement described in Note 2 is not consummated. As part of the amended and restated exchange agreement, Savia agreed to forego dividends on its shares of Seminis Class C Preferred Stock and additional capital contributions effective July 1, 2002; however, such dividends would be payable if the transactions contemplated by the amended and restated exchange agreement are not completed and the amended and restated exchange agreement is terminated. These dividends have not been accrued but are included in the calculation of earnings per share.

Recent Accounting Pronouncements

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121 but retains many of its fundamental provisions. In addition, SFAS No. 144 expands the scope of discontinued operations to include more disposal transactions. We have adopted SFAS No. 144 as of October 1, 2002. The adoption of SFAS No. 144 did not have a material effect on our consolidated financial position, results of operations or cash flows.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequent Occurring Events and Transactions” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. Accordingly, SFAS No. 145 was adopted by the Company on October 1, 2002. Such adoption did not have an impact on our business, consolidated financial position, results of operations or cash flow.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).”

      SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be initially measured at fair market value and recognized when the liability is incurred. In periods subsequent to initial measurement, changes to the liability are measured using the credit-adjusted risk-free rate that was used in the initial measurement of the liability recorded. The cumulative effect of a change resulting from revisions either to the timing or the amount of estimated cash flow is recognized as an adjustment to the liability in the period of the change and charged to the same line items in the statement of operations used when the related costs were initially recognized. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan.

      The provisions of SFAS No. 146 are required to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized, depending on the nature of the exit or disposal activity and the timing of the related estimated cash flows.

      On November 25, 2002, the Financial Accounting Standards Board issued FASB Interpretation No. (“FIN” 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB interpretation No. 34.” FIN 45 clarifies the requirements of FASB Statement No. 5, “Accounting for Contingencies”, relating to the guarantor’s accounting for and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. Accordingly, the Company adopted FIN 45 during the quarter ended December 27, 2002. The Company has no guarantees that would require disclosure under FIN 45.

      In January 2003, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also requires disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. As we have elected not to change to the fair value based method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 will not have an impact upon our financial condition or results of operations.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin (“ARB”) No. 51.” This interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of this Interpretation are effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. The adoption of this Interpretation did not have a significant impact on the Company’s financial condition or results of operations.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) used for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The provisions of this Statement are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have significant impact on the Company’s financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. Upon adoption of this Statement, the Company will have to restate the carrying value of its mandatorily redeemable preferred stock to the present value of this obligation and reclassify this amount into liabilities on the balance sheet. Additionally, amounts previously accrued as dividends on the mandatorily redeemable preferred stock will be expensed in the statement of operation as interest expense.

Note 2 — Liquidity

      As of September 30, 2000, we were not in compliance with certain covenants of our existing syndicated credit facility, which gave the lenders the right to accelerate payment of all amounts outstanding under the facility. In December 2000, the lenders granted a waiver with respect to these covenants that extended through April 30, 2001, at which time any defaults would once again arise. As we did not expect to be in compliance with our covenants once the waiver expired, all outstanding borrowings under the syndicated credit facility were classified as a current liability as of September 30, 2000. In connection with granting the waivers, the lenders agreed to reschedule principal payments within fiscal year 2001. The lenders also accelerated the final maturity of the term loan and the termination date for the revolving credit commitments to June 30, 2002 from June 30, 2004. We were obligated to deliver a financial plan through September 30, 2002, which detailed cash flow projections on a monthly basis as well as proposed alternatives for the refinancing of the syndicated credit facility or recapitalization of the Company.

      On May 31, 2001, our lenders agreed with the financial plan that we submitted and agreed to restructure our existing syndicated credit facility. Upon receipt of the amended syndicated credit facility, long-term portions of borrowings were reclassified from current liabilities to long-term debt. Among other things, the amendment extended the final maturity of the syndicated credit facility from the previously agreed on date of June 30, 2002 to December 31, 2002, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Interim principal obligations under the amendment included $16.0 million due in the fourth quarter of fiscal year 2001 and $19.0 million, $4.0 million, $31.0 million and $9.0 million due in the first, second, third and fourth quarters of fiscal year 2002, respectively. All remaining amounts were due in the first quarter of fiscal year 2003.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In October 2001, we completed the sale of an office building in Seoul, South Korea, which generated net proceeds of approximately $20.0 million. We used $19.5 million of the proceeds to make the scheduled $19.0 million payment on the syndicated credit facility in October 2001. We also sold one of our non-core businesses in January 2002, which generated additional proceeds of approximately $17.6 million. We used $13.0 million of the proceeds to prepay our existing syndicated credit facility in January 2002 and utilized our operating cash flow to pay the remaining $18.0 million in June 2002.

      We met all required principal and interest payments during fiscal years 2002 and 2001 and were in compliance with all of our financial covenants under the amended syndicated credit facility at September 30, 2002. In October 2002, we paid an additional $5.0 million of principal as required by the amended syndicated credit facility; however, as of December 31, 2002, we had not completed a refinancing transaction in order to pay the remaining balance of $224.7 million. The lenders agreed to temporarily extend the term of the syndicated credit facility and in January 2003, a formal amendment was executed. Among other things, the amendment extended the final maturity of the syndicated credit facility from the previously agreed on date of December 31, 2002 to December 31, 2003, revised principal payment dates under the term loan, instituted a new grid pricing formula to determine interest on borrowings and revised covenant obligations. Outstanding interim principal obligations under the amendment included $6.0 million due in the fourth quarter of fiscal year 2003. The remaining outstanding amount totaling $210.6 million will be due in the first quarter of fiscal year 2004. We met all required principal and interest payments and were in compliance with all of our financial covenants at June 27, 2003 under the newly extended amendment. As all remaining amounts under the amended syndicated credit facility are due within one year, the $216.6 million of outstanding borrowings under the syndicated credit facility has been classified as a current liability as of June 27, 2003.

      On May 30, 2003, we and/or certain other parties entered into an amended and restated exchange agreement, a contribution agreement, an agreement and plan of merger, a stock purchase agreement and certain other related agreements pursuant to which an acquisition company was formed at the direction of Fox Paine & Company, LLC, a San Francisco based private equity firm, to acquire all of the outstanding shares of the Company’s common stock. Public holders of approximately 15.8 million shares of Seminis common stock will receive cash consideration of $3.78 per share in the merger. Immediately following the merger and related transactions, Fox Paine, its affiliates and co-investors will own approximately 75% of the shares of Seminis common stock outstanding following the completion of the transactions, and the remaining shares will be owned by certain affiliates of Alfonso Romo Garza, Seminis’ and Savia’s current Chairman and Chief Executive Officer, certain creditors of a Savia affiliate and nine members of Seminis and Savia management. Additionally, certain entities affiliated with Mr. Romo will receive co-investment rights to purchase, subject to certain conditions, up to 34% of the outstanding shares of Seminis common stock following the transactions. Following the merger and related transactions, the Company will be privately held and Seminis common stock will no longer be listed on The Nasdaq National Market. Seminis stockholders representing approximately 85% of the voting power represented by the outstanding shares of Seminis common stock currently entitled to vote have entered into a voting agreement to vote in favor of the merger.

      Prior to the consummation of the merger and pursuant to the terms of the amended and restated exchange agreement, Savia will exchange all of its outstanding shares of Seminis Class C preferred stock (including accrued Paid In Kind (“PIK”) dividends) having a principal value of $120.2 million, additional paid-in capital (including accrued PIK dividends) of $46.7 million and accrued and unpaid dividends for 37.7 million shares of Seminis Class A Common Stock and cash equal to $15.0 million plus interest at a rate of 10.0% per annum from July 1, 2002, less $3.0 million.

      Although we have met our obligations and covenant requirements under the amended syndicated credit facility through June 27, 2003, we must successfully execute a refinancing plan prior to December 31, 2003 in order to meet the final maturity of the facility. The consummation of the proposed transactions require the Company’s amended syndicated credit facility to be refinanced. It is anticipated that the proposed transactions

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

would be funded, in part, by financing arranged by the newly-formed acquisition company. There can be no assurances that the merger and related transactions will be consummated. Failure to comply with existing covenants in the amended syndicated credit facility, which would make the facility callable, or our inability to refinance the facility prior to December 31, 2003, could have a material adverse impact on our business, results of operations or financial condition.

Note 3 — Inventories

      Inventories consist of the following at June 27, 2003 and September 30, 2002:

	June 27,	September 30,
	2003	2002

	(Unaudited)
Seed	$236,622	$238,448
Unharvested crop growing costs	21,880	27,199
Supplies	7,648	6,880

Total net inventories	$266,150	$272,527

Note 4 — Goodwill

      Changes in the net carrying amount of goodwill for the period ended June 27, 2003, are as follows:

Amount

Balance as of September 30, 2002.	$98,931
Goodwill acquired during the period (unaudited)	304
Impairment losses (unaudited)	—
Translation adjustments and other (unaudited)	3,471

Balance as of June 27, 2003 (unaudited)	$102,706

      Goodwill acquired during the period resulted from the purchases of minority holdings of Selekta, a South African subsidiary, and Nath Sluis, an Indian subsidiary.

Note 5 — Intangibles

      The following table sets forth the Company’s intangible assets, at June 27, 2003 and September 30, 2002, which continue to be amortized:

	June 27, 2003			September 30, 2002

	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

	(Unaudited)	(Unaudited)	(Unaudited)
Amortizable intangible assets:
Germplasm	$101,948	$76,614	$25,334	$99,844	$71,431	$28,413
Software costs	35,984	25,585	10,399	33,922	20,697	13,225
Trademarks	14,900	8,306	6,594	14,900	7,772	7,128
Other intangibles	27,653	15,466	12,187	25,953	12,847	13,106

Total	$180,485	$125,971	$54,514	$174,619	$112,747	$61,872

      Amortization expense on intangible assets was $4.0 and $4.2 million for the three months ended June 27, 2003 and June 28, 2002, respectively; and $11.9 and $12.5 million for the nine months ended June 27, 2003 and June 28, 2002, respectively. Based on current information, estimated amortization expense for acquired

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

intangible assets for this fiscal year, and for each of the next four succeeding fiscal years, is expected to be approximately $15.8, $14.5, $13.5, $12.6 and $12.0 million, respectively.

Note 6 — Accrued Liabilities

      Accrued liabilities consist of the following at June 27, 2003 and September 30, 2002:

	June 27,	September 30,
	2003	2002

	(Unaudited)
Employee salaries and related benefits	$44,833	$44,754
Severance	555	3,269
Seedmen’s errors and omissions	5,291	4,072
Interest	387	412
Savia dividends and interest payable	26,548	25,383
Income taxes payable	3,075	3,236
Other	16,529	17,498

	$97,218	$98,624

Note 7 — Stock-Based Compensation

      The Company has a policy whereby all stock option grants are priced at fair market value on the date of grant. Under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

      In accordance with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures,” the following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of SFAS No. 123:

	For The Three		For The Nine
	Months Ended		Months Ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

	(Unaudited)		(Unaudited)
Net loss available for common stockholders, as reported	$(8,004)	$(396)	$(4,928)	$(3,283)
Compensation expense, net of tax	(182)	(258)	(547)	(578)

Pro forma net loss available for common stockholders	$(8,186)	$(654)	$(5,475)	$(3,861)

Net loss available for common stockholders per common share as reported:
Basic/diluted	$(0.12)	$(0.01)	$(0.08)	$(0.05)
Pro forma net loss available for common stockholders per common share:
Basic/diluted	$(0.13)	$(0.01)	$(0.09)	$(0.06)

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Contingencies

      In January 2002, melon growers in Costa Rica notified us that our Dorado melon seeds were infected with watermelon fruit blotch. Growers who purchased the infected Seminis seeds and growers whose crops were infected by the bacteria that spread from crops grown with the infected seeds have claimed damages against us. The claims by those growers who purchased Seminis seeds have been settled for approximately $5.8 million, of which, approximately $2.6 million was recovered under our errors and omissions insurance policy and the remainder of the settlement was paid by the Company by July 2002. The claims by the growers with infected crops total approximately $4.7 million and we believe these claims are covered under our general liability insurance policy. We have finalized a settlement of nearly all of these claims. Our general liability insurance carrier continues to deny coverage, and we are continuing to negotiate with them on this matter. In the event we cannot finalize the settlement with our general liability insurance carrier, we plan to seek all legal remedies and redress available to us against the carrier.

      In early 2000, we filed a suit against Dietrich Schmidt, the former president of Seminis and the current president of United Genetics, a competitor of ours, United Genetics and two former Seminis breeders, Ken Owen and Wei Ouyang, for trade secret misappropriation and breach of contract. Schmidt filed a counterclaim for defamation against us. We were unsuccessful on our claims for trade secret misappropriation and breach of contract and Schmidt was successful on his counterclaim, with the court awarding him $1 in nominal damages. The court subsequently awarded Schmidt, Owen and Ouyang their attorneys’ fees. We have appealed certain aspects of the judgment, including the fee award. The appeal is still pending and is not expected to be decided until late 2003.

      Between December 17, 2002 and January 31, 2003, five purported class action lawsuits were filed relating to the proposed transaction under which Fox Paine and several Savia-related parties would acquire all of the outstanding shares of Seminis. Four of these actions — Garry Firth v. Alfonso Romo Garza, et al., Civil Action No. 20085, Boris Pozniak v. Alfonso Romo Garza, et al., Civil Action No. 20097, Pablo Herranz v. Seminis, Inc., et al., Civil Action No. 20105 and Haven Capital Management v. Seminis, Inc., et al., Civil Action No. 20140-NC were filed in the Delaware Court of Chancery (New Castle, County), while the fifth, Mark Rosales v. Seminis, Inc., Case No. CIV216255, was filed in California Superior Court (Ventura County). In February 2003, the Firth, Pozniak, Herranz and Haven Capital cases were consolidated into one proceeding entitled In re Seminis, Inc. Shareholders’ Litigation, Consolidated C.A. No. 20140-NC and the Haven Capital complaint was designated as the operative complaint in the consolidated lawsuit. That complaint names as defendant’s Savia, Seminis and Seminis’ directors. The Rosales (California) complaint names as defendants Seminis and its directors. Both the Delaware consolidated action and the Rosales action purport to be brought on behalf of Seminis common stockholders or their successors. Both of these actions-which were brought prior to the public announcement of Seminis entering into the merger agreement-allege that the merger, if consummated, would provide insufficient consideration to Seminis common stockholders and allege that the defendants breached their fiduciary duties in connection with the transaction. The complaints seek a preliminary and permanent injunction to enjoin the transaction and, in the event the transaction is consummated, rescission and damages. No provision for loss has been made in the accompanying consolidated financial statements, as the probability of an unfavorable outcome and the amount of loss, if any, are not determinable at this time.

      During the last months of fiscal year 2002, Seminis’ subsidiary in Spain sold Boludo tomato seed to growers in the Canary Islands of Spain. Subsequently, some fields planted with this seed showed symptoms of the bacteria, Clavibacter michiganses, which can be seed borne, among other possible sources. Seminis has been conducting an investigation of the seeds and until July 31, 2003, all Seminis seed used in these fields that had been tested, tested negative for the presence of the bacteria. Spanish authorities requested an analysis of all seed lots sold in the Canary Islands. On July 31, 2003, Seminis was notified that after analyzing 89 lots of Boludo seed, a single seed lot tested positive for the presence of the bacteria. Seminis believes that other

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

factors that may cause the disease were present at the time of the infection, and could be responsible for, or contributing factors to, the presence of the bacteria and damage to the crops. These factors include, but are not limited to: poor sanitary practices in the growers’ fields (failure to remove debris from prior harvests); bacteria from sources other than Seminis that remained in the fields from prior seasons; the practice of grafting, which can magnify the effects of small outbreaks and weaken the crops; failure to properly rotate crops from season to season; and third-party isolates (different strains) of the disease that may have been present. Seminis continues to investigate this matter vigorously, in particular investigating the single positive test result, which is inconsistent with the findings of all of the other independent laboratories’ test results for Seminis seed lots. Seminis does not believe that its Boludo tomato seeds sold in the Canary Islands caused any bacterial damage. Notwithstanding the foregoing, tomato growers may initiate legal claims against the Company alleging that Seminis seeds were the source of the bacteria and claiming significant damages and Seminis cannot predict the outcome of any such claims, if initiated.

      We are involved from time to time as a defendant in various other lawsuits arising in the normal course of business. We believe that no current claims, individually or in the aggregate, will have a material adverse effect on our business, results of operations or financial condition.

Note 9 — Supplemental Guarantor/ Non-Guarantor Financial Information

      In connection with the transactions described in this prospectus, Seminis Vegetable Seeds, Inc. (“Seminis Vegetable”) will offer senior subordinated unsecured notes (the “Notes”) that will be fully and unconditionally guaranteed by Seminis and the wholly-owned domestic subsidiaries of Seminis Vegetable. All the guarantees are joint and several. The following table presents condensed consolidating financial information for Seminis, the parent company of Seminis Vegetable and a guarantor of the Notes; Seminis Vegetable, the issuer of the Notes and a wholly-owned subsidiary of Seminis; the wholly-owned domestic subsidiaries of Seminis Vegetable that guarantee the Notes; the foreign subsidiaries of Seminis Vegetable that do not guarantee the Notes; and consolidating adjustments. The following condensed consolidating balance sheets, statements of operations and statements of cash flows have been prepared as if Seminis accounted for its ownership of its subsidiaries using the equity method of accounting in accordance with the requirements for presentation of such information.

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

as of June 27, 2003

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$—	$19,811	$549	$7,770	$—	$28,130
Accounts receivable	—	52,138	1,636	121,495	—	175,269
Inventories	—	135,593	7,469	123,088	—	266,150
Prepaid expenses and other current assets	—	1,741	—	2,588	—	4,329

Total current assets	—	209,283	9,654	254,941	—	473,878
Property, plant and equipment, net	—	76,815	227	86,522	—	163,564
Investment in subsidiaries	292,612	334,441	—	—	(627,053)	—
Investment in unconsolidated companies	—	250	—	37	—	287
Goodwill, net	—	—	—	102,706	—	102,706
Intangible assets, net	—	32,575	—	21,939	—	54,514
Other assets	—	12,959	—	6,789	—	19,748

	$292,612	$666,323	$9,881	$472,934	$(627,053)	$814,697

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$—	$—	$39,774	$—	$39,774
Current maturities of long-term debt	—	196,703	155	22,596	—	219,454
Accounts payable	—	5,205	54	17,525	—	22,784
Intercompany payables	(132,482)	143,830	11,894	(23,242)	—	—
Accrued liabilities	25,009	15,132	137	56,940	—	97,218

Total current liabilities	(107,473)	360,870	12,240	113,593	—	379,230
Long-term debt	—	10,125	432	4,408	—	14,965
Deferred income taxes	—	2,716	476	15,548	—	18,740
Minority interest in subsidiaries	—	—	—	1,677	—	1,677

Total liabilities	(107,473)	373,711	13,148	135,226	—	414,612

Mandatorily redeemable stock	31,000	—	—	—	—	31,000

Total stockholders’ equity	369,085	292,612	(3,267)	337,708	(627,053)	369,085

	$292,612	$666,323	$9,881	$472,934	$(627,053)	$814,697

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

as of September 30, 2002

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$—	$24,063	$518	$12,224	$—	$36,805
Accounts receivable	—	43,307	3,703	93,305	—	140,315
Inventories	—	148,724	6,233	117,570	—	272,527
Prepaid expenses and other current assets	—	451	—	1,976	—	2,427

Total current assets	—	216,545	10,454	225,075	—	452,074
Property, plant and equipment, net	—	79,927	1,360	87,442	—	168,729
Investment in subs	274,158	303,191	—	—	(577,349)	—
Investment in unconsolidated companies	—	250	—	32	—	282
Goodwill, net	—	—	—	98,931	—	98,931
Intangible assets, net	—	39,140	—	22,732	—	61,872
Other assets	—	11,769	—	6,340	—	18,109

	$274,158	$650,822	$11,814	$440,552	$(577,349)	$799,997

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$—	$—	$28,532	$—	$28,532
Current maturities of long-term debt	—	12,798	141	8,770	—	21,709
Accounts payable	—	19,388	335	18,456	—	38,179
Accrued liabilities	25,100	16,950	274	56,300	—	98,624
Intercompany payables	(117,947)	115,689	13,564	(11,306)	—	—

Total current liabilities	(92,847)	164,825	14,314	100,752	—	187,044
Long-term debt	—	206,800	551	20,942	—	228,293
Deferred income taxes	—	5,039	565	10,149	—	15,753
Minority interest in subsidiaries	—	—	—	1,902	—	1,902

Total liabilities	(92,847)	376,664	15,430	133,745	—	432,992

Mandatorily redeemable stock	29,500	—	—	—	—	29,500

Total stockholders’ equity	337,505	274,158	(3,616)	306,807	(577,349)	337,505

	$274,158	$650,822	$11,814	$440,552	$(577,349)	$799,997

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

for the Nine Months Ended June 27, 2003

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
Net sales	$—	$197,050	$4,674	$250,846	$(99,865)	$352,705
Cost of goods sold	—	90,361	3,679	136,179	(99,865)	130,354

Gross profit	—	106,689	995	114,667	—	222,351

Operating expenses
Research and development expenses	—	18,580	—	16,362	—	34,942
Selling, general and administrative expenses	—	61,266	1,242	75,514	—	138,022
Amortization of intangible assets	—	8,619	—	3,288	—	11,907

Total operating expenses	—	88,465	1,242	95,164	—	184,871

Gain (loss) on sale of assets	—	(580)	712	1,325	—	1,457

Income (loss) from operations	—	17,644	465	20,828	—	38,937

Other income (expense) Interest income	—	232	7	387	—	626
Interest expense	—	(20,073)	(61)	(4,227)	—	(24,361)
Foreign currency gain (loss)	—	(1,286)	—	1,466	—	180
Other, net	—	144	17	(644)	—	(483)
Equity from subsidiary	8,916	16,538	—	—	(25,454)	—

Total other income (expense)	8,916	(4,445)	(37)	(3,018)	(25,454)	(24,038)

Income (loss) before income taxes	8,916	13,199	428	17,810	(25,454)	14,899
Income tax benefit (expense)	—	(4,283)	(80)	(1,620)	—	(5,983)

Net income (loss)	8,916	8,916	348	16,190	(25,454)	8,916
Preferred stock dividends	(13,844)	—	—	—	—	(13,844)

Net income (loss) available for common stockholders	$(4,928)	$8,916	$348	$16,190	$(25,454)	$(4,928)

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

for the Nine Months Ended June 28, 2002

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
Net sales	$—	$177,341	$4,963	$228,254	$(71,606)	$338,952
Cost of goods sold	—	92,610	3,734	103,587	(71,606)	128,325

Gross profit	—	84,731	1,229	124,667	—	210,627

Operating expenses
Research and development expenses	—	19,113	—	13,370	—	32,483
Selling, general and administrative expenses	—	58,971	1,052	72,477	—	132,500
Amortization of intangible assets	—	8,860	—	3,678	—	12,538

Total operating expenses	—	86,944	1,052	89,525	—	177,521

Gain on sale of assets	—	2,007	—	3,716	—	5,723

Income (loss) from operations	—	(206)	177	38,858	—	38,829

Other income (expense)
Interest income	—	81	13	252	—	346
Interest expense	—	(17,145)	(74)	(4,311)	—	(21,530)
Foreign currency gain (loss)	—	(460)	—	(1,044)	—	(1,504)
Other, net	—	(2,559)	16	2,953	—	410
Equity from subsidiary	10,607	30,166	—	—	(40,773)	—

Total other income (expense)	10,607	10,083	(45)	(2,150)	(40,773)	(22,278)

Income (loss) before income taxes	10,607	9,877	132	36,708	(40,773)	16,551
Income tax benefit (expense)	—	730	(77)	(6,597)	—	(5,944)

Net income (loss)	10,607	10,607	55	30,111	(40,773)	10,607
Preferred stock dividends	(13,890)	—	—	—	—	(13,890)

Net income (loss) available for common stockholders	$(3,283)	$10,607	$55	$30,111	$(40,773)	$(3,283)

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

for the Nine Months Ended June 27, 2003

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
Net cash provided by (used in) operating activities	$—	$(7,712)	$152	$3,970	$—	$(3,590)

Cash flows from investing activities:
Purchases of fixed and intangible assets	—	(4,211)	(45)	(5,290)	—	(9,546)
Proceeds from disposition of assets	—	1,161	1,851	5,957	—	8,969
Other	—	750	—	(786)	—	(36)

Net cash provided by (used in) investing activities	—	(2,300)	1,806	(119)	—	(613)

Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	686	—	686
Repayment of long-term debt	—	(12,771)	(104)	(3,879)	—	(16,754)
Net short-term borrowings	—	—	—	8,170	—	8,170
Net change in intercompany account	(100)	10,992	(1,823)	(9,069)	—	—
Capital contributions/dividends received (paid)	—	7,539	—	(7,539)	—	—
Other	100	—	—	—	—	100

Net cash provided by (used in) financing activities	—	5,760	(1,927)	(11,631)	—	(7,798)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,326	—	3,326

Increase (decrease) in cash and cash equivalents	—	(4,252)	31	(4,454)	—	(8,675)
Cash and cash equivalents, beginning of period	—	24,063	518	12,224	—	36,805

Cash and cash equivalents, end of period	$—	$19,811	$549	$7,770	$—	$28,130

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

for the Nine Months Ended June 28, 2002

		Seminis
	Seminis	Vegetable	Subsidiary	Subsidiary
	(Parent)	(Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated

	(Unaudited)
	(In thousands)
Net cash provided by (used in) operating activities	$—	$(6,964)	$1,510	$7,898	$—	$2,444

Cash flows from investing activities:
Purchases of fixed and intangible assets	—	(1,215)	—	(7,552)	—	(8,767)
Proceeds from disposition of assets	—	1,167	—	24,591	—	25,758
Proceeds from sale of non-core business	—	—	—	17,551	—	17,551
Other	—	—	—	(569)	—	(569)

Net cash provided by (used in) investing activities	—	(48)	—	34,021	—	33,973

Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	1,636	—	1,636
Repayment of long-term debt	—	(43,218)	(92)	(13,592)	—	(56,902)
Net short-term borrowings	—	—	—	14,981	—	14,981
Net change in intercompany account	—	13,498	(1,410)	(12,088)	—	—
Capital contributions/dividends received (paid)	—	36,068	—	(36,068)	—	—

Net cash provided by (used in) financing activities	—	6,348	(1,502)	(45,131)	—	(40,285)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	2,370	—	2,370

Increase (decrease) in cash and cash equivalents	—	(664)	8	(842)	—	(1,498)
Cash and cash equivalents, beginning of period	—	9,315	480	12,528	—	22,323

Cash and cash equivalents, end of period	$—	$8,651	$488	$11,686	$—	$20,825

SEMINIS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Subsequent Events

      On September 29, 2003, the exchange, merger and other related transactions described in Note 2 were completed. As a result, Fox Paine, together with its affiliated and co-investors, acquired 75.1% of the outstanding shares of the Company’s common stock. In addition, the Company repaid all borrowings outstanding under its existing credit agreement, retired its Class B Redeemable Preferred Stock, borrowed $190.0 million under a new senior secured credit agreement, issued $190.0 million of ten-year, 10 1/4% senior subordinated notes and issued 50,000 shares of mandatorily redeemable paid in kind preferred stock along with warrants to purchase 3.9 million shares of the Company’s common stock for combined proceeds of $50.0 million.

Seminis Vegetable Seeds, Inc.

Offer to Exchange

10 1/4% Senior Subordinated Notes due 2013

PROSPECTUS

                               , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Seminis Vegetable Seeds, Inc. and Petoseed International, Inc.

Applicable Laws of California

      Seminis Vegetable Seeds, Inc. (“Seminis Vegetable”), the issuer of the 10 1/4% Senior Subordinated Notes due 2013, and Petoseed International, Inc. (“Petoseed”), a direct subsidiary of Seminis Vegetable and a guarantor of the 10 1/4% Senior Subordinated Notes due 2013, are incorporated under the laws of California. Sections 317(a) and (b) of the California General Corporations Law (the “CGCL”) permits a corporation to indemnify any present or former officer, director, employee or other agent of the corporation (“agent”) who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative proceeding (“proceeding”) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred if that person acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful.

      As permitted by Section 317(c) of the CGCL, in respect of any proceeding by or in right of the corporation to procure a judgment in its favor, a corporation may indemnify any agent’s expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if he or she acted (i) in good faith and (ii) in a manner he or she believed to be in the best interests of the corporation and its shareholders. Indemnification shall not be made in respect of any claim, issue or matter as to which an officer or director has been found liable to the corporation in the performance of his or her duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application, that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses.

      Section 317(f) of the CGCL provides that in the case that an agent has been successful on the merits in defense of any proceeding described in the preceding paragraphs or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the person in connection therewith.

      The right of indemnification under Section 317 of the CGCL shall not be deemed exclusive of any additional rights to indemnification that may be granted by any by-law, agreement, vote of shareholders or disinterested directors, or authorized in the articles of the corporation.

      As permitted by the CGCL, the by-laws of Petoseed provide that Petoseed may indemnify any director, officer, agent or employee to the fullest extent permitted under the CGCL. Additionally, pursuant to its by-laws, Petoseed may purchase and maintain insurance for any director, officer, agent or employee whether or not Petoseed would have the power to indemnify any such person.

Seminis, Inc.

Applicable Laws of Delaware

      Seminis, Inc. (“Holdings”), the direct parent corporation of Seminis Vegetable and a guarantor of the 10 1/4% Senior Subordinated Notes due 2013, is incorporated under the laws of Delaware. Sections 145(a) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify officers, directors, employees and agents of the corporation (“person”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by them in connection with any specified acts, suits or proceedings whether civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, if they had no reasonable cause to believe that their conduct was unlawful.

      Section 145(b) of the DGCL provides that the corporation may indemnify a person who is a party to any proceeding by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action. Indemnification shall not be made where such person has been found liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

      Under Section 145(c) of the DGCL, a corporation shall indemnify a person that has been successful on the merits or otherwise in defense of any proceeding described in the preceding paragraphs, or in defense of any claim, issue or matter therein. Such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      The right to indemnification and to receive payment of expenses incurred under the DGCL is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      As permitted by the DGCL, the Certificate of Incorporation and by-laws of Holdings (the “Certificate”) provides that a director of Holdings shall not be personally liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition, as permitted by the DGCL, the Certificate provides that any present or former director, officer, employee or agent of Holdings or a person serving at the request of Holdings as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise shall be held harmless by Holdings to the fullest extent permitted by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however that, except in limited circumstances, Holdings shall indemnify any such person seeking indemnification in connection with a proceeding initiated by the such person only if such proceeding was authorized by the Board.

      Holdings maintains insurance to protect itself and any director, officer, employee or agent of Holdings or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation against any such expense, liability or loss incurred in their capacity as such, whether or not Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL.

PGI Alfalfa, Inc. and Baxter Seed Co., Inc.

      PGI Alfalfa, Inc. and Baxter Seed Co., Inc. (“Baxter”), subsidiaries of Seminis Vegetable and guarantors of the 10 1/4% Senior Subordinated Notes due 2013, are incorporated under the laws of Iowa and Texas, respectively. Each of Iowa and Texas have similar statutory provisions allowing for the indemnification of directors and officers. The by-laws of Baxter provide that Baxter’s board of directors may authorize Baxter to pay expenses incurred by, or satisfy a judgment or fine rendered or levied against present or former directors, officers or employees.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit No.	Document Description

2.1	Agreement and Plan of Merger by and among Seminis, Inc., Seminis Acquisition LLC, Seminis Merger Corp., and Fox Paine & Co., LLC, dated as of May 30, 2003.
2.2	Stock Purchase Agreement by and among Fox Paine Seminis Holdings., LLC Banca Afirme, SA., Instiucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, Under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Seminis Acquisition LLC and Seminis Merger Corp., dated as of May 30, 2003.
2.3	Amended and Restated Exchange Agreement by and between Seminis, Inc. and Savia, S.A. de C.V. dated as of May 30, 2003.

Exhibit No.	Document Description

2.4	Contribution Agreement by and among Seminis Acquisition LLC, Savia, S.A. de C.V., Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Conjunto Administrativo Integral, S.A. de C.V., Desarrollo Consolidado de Negocios, S.A. de C.V., Emprima, S.A. de C.V., Park Financial Group, Ltd (BVI), Alfonso Romo Garza and Certain Members of Seminis and Savia Management, dated as of May 30, 2003.
2.5	Amendment to Contribution Agreement, dated as of September 29, 2003, by and among Seminis Acquisition LLC, Savia, S.A. de C.V., Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, Under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Conjunto Administrativo Integral, S.A. de C.V., Desarrollo Consolidado de Negocios, S.A. de C.V., Emprima, S.A. de C.V., Park Financial Group, Ltd (BVI), Alfonso Romo Garza and Certain Members of Seminis and Savia Management.*
3.1	Articles of Incorporation of Seminis Vegetable Seeds, Inc.*
3.2	By-laws of Seminis Vegetable Seeds, Inc.*
3.3	Amended and Restated Certificate of Incorporation of Seminis, Inc.*
3.4	By-laws of Seminis, Inc.*
3.5	Certificate of Designation of Preferences and Rights of Class C Redeemable Preferred Stock of Seminis, Inc.*
3.6	Articles of Incorporation of Petoseed International, Inc.*
3.7	By-laws of Petoseed International, Inc.*
3.8	Articles of Incorporation of PGI Alfalfa, Inc.*
3.9	By-laws of PGI Alfalfa, Inc.*
3.10	Articles of Incorporation of Baxter Seed Co., Inc.*
3.11	By-laws of Baxter Seed Co., Inc.*
4.1	Indenture, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis, Inc., Petoseed International, Inc., PGI Alfalfa, Inc., and Baxter Seed Co., Inc. and Wells Fargo Bank, National Association for the 10 1/4% Senior Subordinated Notes due 2013.
4.2	Registration Rights Agreement, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc. and Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp., and Rabo Securities USA, Inc.
4.3	Form of Global Note for 10 1/4% Senior Subordinated Notes due 2013 of Seminis Vegetable Seeds, Inc. (contained as an exhibit to Exhibit 4.1 hereto).
4.4	Form of Exchange Agent Agreement by and among Seminis Vegetable Seeds, Inc., Seminis, Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc. and Wells Fargo Bank, National Association.*
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the 10 1/4% Senior Subordinated Notes due 2013 being registered.*
10.1	New Senior Secured Credit Facility by and among Seminis, Vegetables Inc. as the borrower, Seminis, Inc. as the parent guarantor, Citicorp North America, Inc. as administrative agent, CIBC World Markets Corp. and Rabobank International as co-documentation agents, Harris Trust and Savings Bank as syndication agent and Citigroup Global Markets Inc. together with Harris Trust and Savings Bank as joint lead arrangers and joint bookrunners consisting of a $60.0 million revolving loan and a $190.0 million term loan, dated as of September 29, 2003.
10.2	Amended and Restated Stockholders’ Agreement, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc., Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp., and Rabo Securities USA, Inc.*

Exhibit No.	Document Description

10.3	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Alfonso Romo.
10.4	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Bruno Ferrari.
10.5	Amendment, dated August 7, 2003, to the Employment Agreement, made May 30, 2003, between Seminis, Inc. and Bruno Ferrari.
10.6	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Mateo Mazal.
10.7	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Bernardo Jimenez.
10.8	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Gaspar Alvarez.
10.9	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Jose Manuel Madero.
10.10	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Charles Edward Green.
11.1	Computation of Per Share Earnings.*
12.1	Computation of Consolidated Ratios of Earnings to Fixed Charges (set forth on pages 14 and 49 of the prospectus forming part of this registration statement).*
21.1	Subsidiaries of Registrants.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Milbank, Tweed, Hadley & McCloy (included in exhibit 5.1).
24.1	Powers of Attorney (included in the signature page to this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99.1	Form of Letter of Transmittal and Notice of Guaranteed Delivery.*
99.2	Form of Letter to Registered Holders.*
99.3	Form of Letter to the Depository Trust Company Participants.*
99.4	Form of Letter to Clients.*
99.5	Form of Instruction to Registered Holder from Beneficial Owner.*

*To be filed by amendment.

      (b) Financial Statement Schedules

           Not applicable.

Item 22.	Undertakings

      (a) The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, California, on the 13th day of November, 2003.

SEMINIS VEGETABLE SEEDS, INC.

By:	/s/ ALFONSO ROMO GARZA

Title: President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfonso Romo Garza, Bernardo Jimenez Barrera, Gaspar Alvarez Martinez his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFONSO ROMO GARZA Alfonso Romo Garza	President and Chief Executive Officer (Principal Executive Officer)	November 13, 2003

/s/ BERNARDO JIMENEZ BARRERA Bernardo Jimenez Barrera	Executive Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer and Director)	November 13, 2003

/s/ GASPAR ALVAREZ MARTINEZ Gaspar Alvarez Martinez	Vice President, Finance and Worldwide Corporate Comptroller (Principal Accounting Officer)	November 13, 2003

/s/ BRUNO FERRARI Bruno Ferrari	Director	November 13, 2003

      Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, California, on the 13th day of November, 2003.

SEMINIS, INC.

By:	/s/ ALFONSO ROMO GARZA

Title: President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfonso Romo Garza, Bernardo Jimenez Barrera, Gaspar Alvarez Martinez his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFONSO ROMO GARZA Alfonso Romo Garza	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Director)	November 13, 2003

/s/ BERNARDO JIMENEZ BARRERA Bernardo Jimenez Barrera	Executive Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer and Director)	November 13, 2003

/s/ GASPAR ALVAREZ MARTINEZ Gaspar Alvarez Martinez	Vice President, Finance and Worldwide Corporate Comptroller (Principal Accounting Officer)	November 13, 2003

/s/ W. DEXTER PAINE, III W. Dexter Paine, III	Vice Chairman of the Board of Directors	November 13, 2003

/s/ BRUNO FERRARI Bruno Ferrari	Director	November 13, 2003

/s/ SAUL A. FOX Saul A. Fox	Director	November 13, 2003

Signature	Title	Date

/s/ EUGENIO GARZA Eugenio Garza	Director	November 13, 2003

/s/ KEVIN SCHWARTZ Kevin Schwartz	Director	November 13, 2003

      Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, California, on the 13th day of November, 2003.

PETOSEED INTERNATIONAL, INC.

By:	/s/ ALFONSO ROMO GARZA

Title: President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfonso Romo Garza, Bernardo Jimenez Barrera, Gaspar Alvarez Martinez his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFONSO ROMO GARZA Alfonso Romo Garza	President (Principal Executive Officer)	November 13, 2003

/s/ BERNARDO JIMENEZ BARRERA Bernardo Jimenez Barrera	Executive Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2003

/s/ GASPAR ALVAREZ MARTINEZ Gaspar Alvarez Martinez	Vice President, Finance and Worldwide Corporate Comptroller and Director (Principal Accounting Officer and Director)	November 13, 2003

/s/ BRUNO FERRARI Bruno Ferrari	Director	November 13, 2003

      Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, California, on the 13th day of November, 2003.

PGI ALFALFA, INC.

By:	/s/ ALFONSO ROMO GARZA

Title: President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfonso Romo Garza, Bernardo Jimenez Barrera, Gaspar Alvarez Martinez his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFONSO ROMO GARZA Alfonso Romo Garza	President (Principal Executive Officer)	November 13, 2003

/s/ BERNARDO JIMENEZ BARRERA Bernardo Jimenez Barrera	Executive Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2003

/s/ GASPAR ALVAREZ MARTINEZ Gaspar Alvarez Martinez	Vice President, Finance, Worldwide Corporate Comptroller and Director (Principal Accounting Officer and Director)	November 13, 2003

/s/ FRANCO CAMPANA Franco Campana	Director	November 13, 2003

/s/ BRUNO FERRARI Bruno Ferrari	Director	November 13, 2003

/s/ MATEO MAZAL Mateo Mazal	Director	November 13, 2003

/s/ JULIET L. REAM Juliet L. Ream	Director	November 13, 2003

      Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxnard, California, on the 13th day of November, 2003.

BAXTER SEED COMPANY

By:	/s/ MICHAEL A. KEY

Title: President

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Michael A. Key, Bernardo Jimenez Barrera, Gaspar Alvarez Martinez his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL A. KEY Michael A. Key	President and Director (Principal Executive Officer and Director)	November 13, 2003

/s/ BERNARDO JIMENEZ BARRERA Bernardo Jimenez Barrera	Executive Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2003

/s/ GASPAR ALVAREZ MARTINEZ Gaspar Alvarez Martinez	Vice President, Finance, Worldwide Corporate Comptroller and Director (Principal Accounting Officer and Director)	November 13, 2003

/s/ BRUNO FERRARI Bruno Ferrari	Director	November 13, 2003

/s/ JULIET L. REAM Juliet L. Ream	Director	November 13, 2003

EXHIBIT INDEX

Exhibit No.	Document Description

2.1	Agreement and Plan of Merger by and among Seminis, Inc., Seminis Acquisition LLC, Seminis Merger Corp., and Fox Paine & Co., LLC, dated as of May 30, 2003.
2.2	Stock Purchase Agreement by and among Fox Paine Seminis Holdings., LLC Banca Afirme, SA., Instiucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, Under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Seminis Acquisition LLC and Seminis Merger Corp., dated as of May 30, 2003.
2.3	Amended and Restated Exchange Agreement by and between Seminis, Inc. and Savia, S.A. de C.V. dated as of May 30, 2003.
2.4	Contribution Agreement by and among Seminis Acquisition LLC, Savia, S.A. de C.V., Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Conjunto Administrativo Integral, S.A. de C.V., Desarrollo Consolidado de Negocios, S.A. de C.V., Emprima, S.A. de C.V., Park Financial Group, Ltd (BVI), Alfonso Romo Garza and Certain Members of Seminis and Savia Management, dated as of May 30, 2003.
2.5	Amendment to Contribution Agreement, dated as of September 29, 2003, by and among Seminis Acquisition LLC, Savia, S.A. de C.V., Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, Under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), Conjunto Administrativo Integral, S.A. de C.V., Desarrollo Consolidado de Negocios, S.A. de C.V., Emprima, S.A. de C.V., Park Financial Group, Ltd (BVI), Alfonso Romo Garza and Certain Members of Seminis and Savia Management.*
3.1	Articles of Incorporation of Seminis Vegetable Seeds, Inc.*
3.2	By-laws of Seminis Vegetable Seeds, Inc.*
3.3	Amended and Restated Certificate of Incorporation of Seminis, Inc.*
3.4	By-laws of Seminis, Inc.*
3.5	Certificate of Designation of Preferences and Rights of Class C Redeemable Preferred Stock of Seminis, Inc.*
3.6	Articles of Incorporation of Petoseed International, Inc.*
3.7	By-laws of Petoseed International, Inc.*
3.8	Articles of Incorporation of PGI Alfalfa, Inc.*
3.9	By-laws of PGI Alfalfa, Inc.*
3.10	Articles of Incorporation of Baxter Seed Co., Inc.*
3.11	By-laws of Baxter Seed Co., Inc.*
4.1	Indenture, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis, Inc., Petoseed International, Inc., PGI Alfalfa, Inc., and Baxter Seed Co., Inc. and Wells Fargo Bank, National Association for the 10 1/4% Senior Subordinated Notes due 2013.
4.2	Registration Rights Agreement, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc. and Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp., and Rabo Securities USA, Inc.
4.3	Form of Global Note for 10 1/4% Senior Subordinated Notes due 2013 of Seminis Vegetable Seeds, Inc. (contained as an exhibit to Exhibit 4.1 hereto).
4.4	Form of Exchange Agent Agreement by and among Seminis Vegetable Seeds, Inc., Seminis, Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc. and Wells Fargo Bank, National Association.*

Exhibit No.	Document Description

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the 10 1/4% Senior Subordinated Notes due 2013 being registered.*
10.1	New Senior Secured Credit Facility by and among Seminis, Vegetables Inc. as the borrower, Seminis, Inc. as the parent guarantor, Citicorp North America, Inc. as administrative agent, CIBC World Markets Corp. and Rabobank International as co-documentation agents, Harris Trust and Savings Bank as syndication agent and Citigroup Global Markets Inc. together with Harris Trust and Savings Bank as joint lead arrangers and joint bookrunners consisting of a $60.0 million revolving loan and a $190.0 million term loan, dated as of September 29, 2003.
10.2	Amended and Restated Stockholders’ Agreement, dated as of September 29, 2003, by and among Seminis Vegetable Seeds, Inc., Seminis Inc., Petoseed International, Inc., PGI Alfalfa, Inc., Baxter Seed Co., Inc., Citigroup Global Markets Inc., CIBC World Markets Corp., Harris Nesbitt Corp., and Rabo Securities USA, Inc.*
10.3	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Alfonso Romo.
10.4	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Bruno Ferrari.
10.5	Amendment, dated August 7, 2003, to the Employment Agreement, made May 30, 2003, between Seminis, Inc. and Bruno Ferrari.
10.6	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Mateo Mazal.
10.7	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Bernardo Jimenez.
10.8	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Gaspar Alvarez.
10.9	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Jose Manuel Madero.
10.10	Employment Agreement, dated as of May 30, 2003, between Seminis, Inc. and Charles Edward Green.
11.1	Computation of Per Share Earnings.*
12.1	Computation of Consolidated Ratios of Earnings to Fixed Charges (set forth on pages 14 and 49 of the prospectus forming part of this registration statement).*
21.1	Subsidiaries of Registrants.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Milbank, Tweed, Hadley & McCloy (included in exhibit 5.1).
24.1	Powers of Attorney (included in the signature page to this Registration Statement).
25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99.1	Form of Letter of Transmittal and Notice of Guaranteed Delivery.*
99.2	Form of Letter to Registered Holders.*
99.3	Form of Letter to the Depository Trust Company Participants.*
99.4	Form of Letter to Clients.*
99.5	Form of Instruction to Registered Holder from Beneficial Owner.*

*To be filed by amendment.